                                                       Registration No. 33-96716

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               AMENDMENT NO. 1 TO

                        POST-EFFECTIVE AMENDMENT NO. 4 TO

                                    Form S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
               (Exact name of registrant as specified in charter)

                         New York                                                                      7011
(State or other jurisdiction of incorporation or organization)                  (Primary Standard Industrial Classification Code)

             16-1485632                                                                 100 Corporate Woods
----------------------------------------                                             Rochester, New York 14623
        (IRS Employer ID No.)                                                             (716) 272-2300
                                                                                     -------------------------
                                                                                     (Address, including zip code, and telephone
                                                                                     number, including area code of registrant's
                                                                                     principal executive offices)

                               Essex Partners Inc.
                            John E. Mooney, President
                               100 Corporate Woods
                            Rochester, New York 14623
                                 (716) 272-2300
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:
                             Thomas E. Willett, Esq.
                           Harris Beach & Wilcox, LLP
                              130 East Main Street
                            Rochester, New York 14604
                                 (716) 232-4440

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____.

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a), may determine.

                      Essex Hospitality Associates IV L.P.


                      Post-Effective Amendment No. 4 Dated
                            May ,1997 to Prospectus
                             Dated November 24, 1995



THIS AMENDMENT IS INTENDED TO MODIFY, AND MUST BE USED IN CONJUNCTION WITH, THE PROSPECTUS OF ESSEX HOSPITALITY ASSOCIATES IV L.P. (THE "PARTNERSHIP") DATED NOVEMBER 24, 1995 INCLUDED HEREIN IMMEDIATELY FOLLOWING THE PRIOR PERFORMANCE TABLES. THE PROSPECTUS MUST BE READ IN CONJUNCTION WITH THIS AMENDMENT NO. 4.


This discussion contains forward-looking statements that involve substantial risks and uncertainties. When used in the Prospectus, the words "anticipate", "believe", "estimate", "expect" and similar expressions as they relate to the Partnership or its management are intended to identify such forward-looking statements. The Partnership's actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements as a results of, among other things, the factors set forth in the section entitled "RISK FACTORS".

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The Partnership was formed on August 30, 1995. Since its formation, the Partnership has been involved in raising capital pursuant to the Public Offering, and the acquisition and construction of properties. The Partnership is currently offering up to $6,000,000 of Subordinated Notes and up to $5,000,000 of Units for sale to investors pursuant to the Prospectus and, while the Partnership may also offer up to $10,000,000 of Mortgage Notes, no Mortgage Notes have been offered or sold. Gross offering proceeds of up to $21,000,000 may be raised through the Public Offering. Through April 23, 1997, the Partnership has received gross offering proceeds of $7,471,000, including $5,200,000 from the sale of Subordinated Notes and $2,271,000 from the sale of Units.

The Partnership acquired a site in Solon, Ohio in December, 1995 and began construction of a 103-room Hampton Inn in the fall of 1996. The Solon property is situated on approximately 2.28 acres, owned in fee by the Partnership with no encumbrances. The Hampton Inn is expected to open by mid-summer, 1997. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- Solon Property." The Partnership had originally intended to build a Hampton Inn & Suites in Solon, however, the construction cost of the Hampton Inn & Suites was too high relative to the room rates that could be charged in the Solon area. Based on its knowledge of the Solon market, the General Partner believed a Hampton Inn could be built and operated more successfully. The General Partner secured approval from the Hampton Inn franchisor to change brand designations. The Solon property is expected to cost about $6,900,000, including the cost of the land, cost of construction, cost of furnishings, construction period interest, financing costs (debt and equity) and all soft costs such as architectural costs, engineering, franchise fee and working capital. The General Partner is in the process of securing External Financing for the Solon property. No External Financing source has issued a commitment to lend funds to the Partnership for construction or permanent financing of the hotel. The Partnership currently does not have sufficient funds to complete construction of the Solon property. Although additional funding is not assured, based on the rate funds are being raised, the timing of construction, and the expected availability of External Financing, the Partnership anticipates sufficient funds will be available to pay for construction and for future property acquisitions when required. See "THE PARTNERSHIP'S BUSINESS" and "RISK FACTORS."

The Partnership acquired a site in Warwick, Rhode Island in December, 1995, upon which it intended to build a 80-92 room Homewood Suites hotel. The Warwick property is situated on approximately 2.54 acres, owned in fee by the Partnership with no encumbrances See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- Warwick Property." During 1996, the project was delayed. The Partnership learned that additional new hotels are planned for the area of the Partnership's site which would be directly competitive with the Partnership's hotel. The Partnership is reviewing the market for the Warwick area to determine if the demand exists to support the additional hotel rooms before proceeding with construction. The Partnership expects to have the results of the market study within the next two months, and will be determining whether to proceed with the Warwick Homewood Suites by the end of the second quarter. If the Partnership decides not to construct the Homewood Suites in Warwick, the Partnership intends to sell the Warwick site and specify at least one more site for development by the Partnership.

In 1996, the Partnership also purchased a 12.5 limited partnership units in Essex Glenmaura for $1,250,000 ($100,000 per unit), for a limited partnership equity interest of 54%. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- The Essex Glenmaura Investment." Essex Glenmaura built a 120-room, three story Courtyard by Marriott hotel outside of Scranton, Pennsylvania. The Essex Glenmaura property opened in September, 1996. The total cost of the project was $8.7 million, including the cost of the land, cost of construction, cost of furnishings, construction period interest, financing costs (debt and equity) and all soft costs such as architectural costs, engineering, franchise fee and working capital. The project was funded with $2,300,000 of Partner equity, $1,500,000 of unsecured notes and a $5,000,000 first mortgage loan from GMAC Commercial Mortgage Corporation. The term of the first mortgage loan is for four years with a one year extension available if the specified debt service coverage is attained. Monthly payments of interest only accrue at 3% over the LIBOR rate for the first year. Principal and interest payments are due thereafter based on a twenty-five year loan amortization. Starting in the second year of the loan, the Essex Glenmaura will be required to maintain a replacement reserve escrow at 4% of room revenues.

The General Partner is evaluating other potential sites to be acquired by the Partnership, however, it has not identified any additional property for acquisition. See "RISK FACTORS."


DESCRIPTION OF THE HOTEL CONCEPTS

Courtyard by Marriott
---------------------
There are currently 300 Courtyard by Marriott hotels open and operating. According to the Franchisor the average occupancy rate system-wide was 78.1% and the average daily room rate was $77.37 in 1996. These results compared favorably to those experienced by the mid-price segment with food and beverage, which reported an average occupancy rate of 63.7% and an average daily room rate of $61.91 in 1996. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Courtyard by Marriott."

For franchise applications submitted after June 30, 1996, the franchise application fee was increased to the greater of $40,000 or $400 per room, the royalty fee was increased to 5.5% of gross room revenues and a pre-opening fee of up to $60,000 will be charged. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Fairfield Inn by Marriott
-------------------------
There currently are 282 Fairfield Inn hotels open and operating. According to the Franchisor the average occupancy rate system-wide was 73.0% and the average daily room rate was $52.18 in 1996. These results compared favorably to those experienced by the economy segment which reported an average occupancy rate of 62.6% and an average daily room rate of $51.01 in 1996. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Fairfield Inn by Marriott."

For franchise applications submitted after June 30, 1996, a pre-opening fee of up to $21,000 will be charged. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Hampton Inn
-----------
Started in 1984, there were 620 Hampton Inns open and operating as of December 31, 1996. According to the Franchisor system-wide occupancy rates averaged 72.1% and the average daily room rate was $60.84 in 1996. For 1996, the midscale hotel segment not offering food and beverage reported an average occupancy rate of 68.5% and an average daily room rate of $56.67. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Hampton Inn."

Effective April 1, 1996, the franchise application fee was increased to the greater of $45,000 or $45 per room. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Homewood Suites
---------------
As of December 31, 1996 there were 37 Homewood Suites open and operating. According to the Franchisor system-wide occupancy rates averaged 73.2% and the average daily room rate was $90.40 in 1996. This compared to hotels in the upscale hotel segment which reported an average occupancy rate of 68.4% and an average daily room rate of $85.84 in 1996, and the upper tier of the extended stay hotel segment which reported an average occupancy rate of 81.5% and an average daily room rate of $88.95. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Homewood Suites."

Effective April 1, 1996, the franchise application fee was increased to the greater of $45,000 or $45 per room. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Hampton Inn & Suites
--------------------
There were 16 Hampton Inn & Suites open and operating as of December 31, 1996. According to the Franchisor system wide occupancy rates averaged 63.9% and the average daily room rate was $73.41 in 1996. For 1996, the midscale hotel segment not offering food and beverage reported an average occupancy rate of 68.5% and an average daily room rate of $56.67. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Hampton Inn & Suites."

Effective April 1, 1996, the franchise application fee was increased to the greater of $45,000 or $45 per room. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Microtel Inn
------------
There were 28 Microtel Inns open and operating as of December 31, 1996. According to the Franchisor system wide occupancy rates averaged 68.6% and the average daily room rate was $38.37 in 1996. This compared to 1996 results for the budget hotel sector which reported an average occupancy rate of 61.7% and an average daily room rate of $38.48. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Microtel Hotel."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion analyzes the consolidated financial statements of the Partnership as of December 31, 1996, which are attached. Since the Partnership owns greater than 50% of Essex Glenmaura L.P., the consolidated financial statements include all of the assets, liabilities and operating results of Essex Glenmaura L.P. as well as the assets, liabilities and operating results of the Partnership.

In 1996, consolidated total assets of the Partnership increased $10,300,000. The increase was caused by several factors. Net investment in real estate increased $7,800,000, $7,500,000 of which was from the construction of the Courtyard by Marriott hotel by Essex Glenmaura, and the additional $300,000 from development activities by the Partnership. Cash and cash equivalents increased $1,900,000 from proceeds of the Partnership's offering of Subordinated Notes and Units. Debt issuance costs increased $489,000, $295,000 from costs incurred in the Partnership's offering of Subordinated Notes, and $194,000 of costs associated with obtaining the financing for the Essex Glenmaura property. Partnership consolidated liabilities increased $10,000,000, for several reasons. Subordinated Notes payable increased $3,200,000 from the issuance of Subordinated Notes payable in the Partnership's offering. Notes payable increased $1,500,000, representing the notes payable issued by Essex Glenmaura. The construction loan payable of $4,300,000 represents construction financing on the Courtyard by Marriott hotel, which was replaced by the $5,000,000 of permanent first mortgage financing from GMAC Commercial Mortgage Corporation in February, 1997. Accounts payable increased $440,000, primarily from outstanding construction invoices. Since most construction activities commenced in 1996, the accounts payable at the end of 1995 was much smaller. As Essex Glenmaura is consolidated with the Partnership, the $640,000 minority interest of Essex Glenmaura is presented separately in the Partnership's balance sheet. Limited partners' equity increased $287,000 in 1996 from proceeds of the Partnership's public offering of the Units, net of syndication costs and Partners' Notes, and from the consolidation of the Partnership's interest in Essex Glenmaura L.P. In 1996, $1,500,000 Units were issued, which was offset by a decrease of $70,000 in Partners' Notes, syndication costs of $170,000 and $114,000 of Distributions to Partners. The consolidated net loss for the Partnership for 1996 of $867,000 also decreased partners' equity.

The Partnership incurred a consolidated net loss of $867,000 in 1996. The primary revenue source was room revenues of $394,000 from Essex Glenmaura, which was the only hotel in operation in 1996. Expenses in 1996, before interest and depreciation, totaled $886,000, for a loss from operations before interest, depreciation and amortization of $403,000.

As a result of the two month delay in opening caused by unanticipated construction delays, Essex Glenmaura incurred significant expenses prior to opening the hotel. The hotel was originally anticipated to open in July, 1996. Employees were hired and activities planned anticipating the opening in July. With the two month delay in opening, payroll costs of over $140,000 were incurred prior to opening. In total, costs of over $300,000 (including payroll, pre-opening advertising, employee training and initial supplies purchases) were incurred by Essex Glenmaura prior to opening the hotel in September.

The Partnership's consolidated interest expense, net of interest income was $475,000, representing interest incurred by Essex Glenmaura after opening in September, and interest on the proceeds from the Subordinated Notes which were not used for construction in 1996. Interest on debt proceeds, primarily from the construction loan used in construction in 1996 was capitalized. Depreciation and amortization expenses totaled $346,000, for a net loss of $1,223,000 before allocating $357,000 of the net loss to the minority interest in Essex Glenmaura. The consolidated net loss for the Partnership was $867,000. With the Courtyard open for all of 1997, and the expected Solon Hampton Inn opening around the middle of 1997, consolidated revenues for 1997 are expected to increase by 500% over 1996. Significant cash flow from operations is expected to be generated in 1997 as well.

EXPERTS

The consolidated financial statements of Essex Hospitality Associates IV L.P. and subsidiary as of and for the year ended December 31, 1996 and as of and for the period from August 30, 1995 (date of inception) through December 31, 1995 and the financial statements of Essex Partners Inc. as of and for the years ended December 31, 1996 and 1995 have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

TAX CONSIDERATIONS

Discussion of Tax Consequences of Owning Limited Partnership Units
------------------------------------------------------------------
Tax Status of the Partnership
On December 18, 1996 the IRS revised and published in final form the "Check the Box" regulations. Those regulations were issued in proposed form on May 13, 1996. See, generally, Treas. Reg. Sections 301.7701-1,-2 and -3. The "Check the Box" regulations were effective as of January 1, 1997 and provide that an entity shall be a partnership if it: (1) has at least two members; (2) is a "business entity"; and (3) is not a "corporation."

As of January 1, 1997 the Partnership had more than two members.

A "business entity" is any recognized income tax entity that is not a trust under Treas. Reg. Section 301.7701-4 and that is not otherwise subject to special treatment under the Internal Revenue Code of 1986 ("Tax Code"). An example of an entity subject to special treatment under the Tax Code is a real estate mortgage investment conduit (or REMIC). Harris Beach & Wilcox, LLP is of the opinion that the Partnership is a recognized income tax entity, is not classified as a trust by Treas. Reg. Section 301.7701-4, and is not otherwise subject to special treatment under the Tax Code. Accordingly, Harris Beach & Wilcox, LLP is of the opinion that the Partnership is a "business entity."

A "corporation" is a business entity that meets at least one of eight criteria. The only relevant criterion are: (1) a business entity organized under a State law and described by the statute as incorporated, a corporation, a joint-stock company, a joint-stock association, a body corporate, or a body politic; (2) a business entity that is taxable as a corporation under a provision of the Tax Code other than section 7701(a)(3); and (3) an "association" as defined in Treas. Reg. Section 301.7701-3.

The Partnership was formed as a limited partnership under New York law. Accordingly, it does not meet criteria (1) for treatment as a corporation. Harris Beach & Wilcox, LLP is of the opinion that the Partnership is not taxable as a corporation under a provision of the Tax Code other than section 7701(a)(3). Treas. Reg. Section 301.7701-3 provides that the Partnership can elect (that is, check the box) to be taxed as a corporation but, in the absence of an election, it shall be taxed as a partnership.

The General Partner has represented that it will not elect to have the Partnership taxed as a corporation pursuant to Treas. Reg. Section 301-7701-3. Based on the foregoing analysis and opinions, and the General Partner's representation, Harris Beach & Wilcox, LLP is of the opinion that the Partnership is properly classified as a partnership as of the taxable year commencing January 1, 1997. See "TAX CONSIDERATIONS--Discussion of Tax Consequences of Owning Limited Partnership Units--Tax Status of the Partnership."

At Risk Rules
The Partnership's purchase of the Solon Property and the Warwick Property was financed with funds raised from the sale of Units and Subordinated Notes, as was the construction costs of the Hampton Inn being built on the Solon Property. However, Essex Glenmaura L.P. financed the 120-room Courtyard by Marriott Hotel with a $5,000,000 first mortgage loan from GMAC Commercial Mortgage Corporation (the "Glenmaura GMAC Loan") and a $1,500,000 loan from approximately 45 investors (the "Glenmaura Subordinated Loan"). The terms of the Glenmaura Subordinated Loan are similar to the terms of the Subordinated Notes. The Glenmaura GMAC Loan allows the lender only limited recourse against the General Partner and no recourse against the Limited Partners. The Glenmaura Subordinated Loan is guaranteed by the General Partner.

The Partnership owns 54% of Essex Glenmaura L.P. Harris Beach & Wilcox, LLP is of the opinion that the Glenmaura GMAC Loan, more likely than not, is without recourse to the General Partner, that GMAC Commercial Mortgage Corporation is actively engaged in the business of lending money and that each Partner may deduct his or her pro-rata share of 54% of the Glenmaura GMAC Loan. See "TAX CONSIDERATIONS--At Risk Rules."

Interest
Harris Beach & Wilcox, LLP is of the opinion that each Partner will be entitled to deduct his or her pro-rata share of 54% of the interest accrued by Essex Glenmaura L.P. with respect to the Glenmaura GMAC and Glenmaura Subordinated Loans, subject to the passive loss limitation. See "TAX
CONSIDERATIONS--"Interest and The Passive Loss Rule."

                          INDEX TO FINANCIAL STATEMENTS

Financial Statements of the General Partner

- Independent Auditors' Report                                                                 F-1
- Balance Sheets as of December 31, 1996 and 1995                                              F-2
- Statements of Income and Changes in Retained Earnings for
      the years ended December 31, 1996 and 1995                                               F-3
- Statements of Cash Flows for years ended December 31, 1996 and 1995                          F-4
- Notes to Financial Statements                                                                F-6

Financial Statements of the Partnership

- Independent Auditors' Report                                                                 F-13
- Consolidated Balance Sheets as of December 31, 1996 and 1995                                 F-14
- Consolidated Statements of Operations for the year ended December 31, 1996
      and for the period August 30, 1995 (date of inception) through December 31, 1995         F-15
- Consolidated Statements of Changes in Partners' Capital for the year ended
      December 31, 1996 and for the period August 30, 1995 (date of inception)
      through December 31, 1995                                                                F-16
- Consolidated Statements of Cash Flows for the year ended December 31, 1996 and for
      the period August 30, 1995 (date of inception) through December 31, 1995                 F-17
- Notes to Consolidated Financial Statements                                                   F-19

                               ESSEX PARTNERS INC.
                          (A Wholly Owned Subsidiary of
                          Essex Investment Group, Inc.)

                              Financial Statements

                           December 31, 1996 and 1995

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report





The Board of Directors of
Essex Partners Inc.:


We have audited the accompanying balance sheets of Essex Partners Inc. (a wholly owned subsidiary of Essex Investment Group, Inc.) as of December 31, 1996 and 1995, and the related statements of income and changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Essex Partners Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


KPMG Peat Marwick, LLP


Rochester, New York
February 21, 1997

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                                 Balance Sheets

                           December 31, 1996 and 1995


           Assets                                               1996           1995
           ------                                               ----           ----
        Current assets:
           Cash and cash equivalents                            $   84,643    915,433
           Advances receivable from partnerships                   815,825    355,546
           Prepaid and other                                         5,682     33,391
                                                                ----------  ---------

                     Total current assets                          906,150  1,304,370

        Noncurrent receivables from partnerships                   533,825    210,927
        Investments in partnerships                                506,224    415,257
        Deferred tax asset                                          48,000     48,000
        Office furniture and equipment, less accumulated
           depreciation of $74,560 in 1996 and $49,162 in 1995      87,479    100,466
                                                                ----------  ---------

                                                                $2,081,678  2,079,020
                                                                ==========  =========

           Liabilities and Stockholder's Investment

        Current liabilities:
           Accounts payable and accrued expenses                    40,504    185,380
           Due to affiliates, net                                  216,006        -
                                                                ----------  ---------

                      Total current liabilities                    256,510    185,380

        Accrued partnership contributions                           91,770    163,542
                                                                ----------  ---------

                                                                   348,280    348,922
                                                                ----------  ---------

        Commitments and contingencies (note 6)

        Stockholder's investment:
           Common stock, par value $.01, authorized 2,000,000
              shares; 100 shares issued and outstanding                  1          1
           Paid-in capital                                             999        999
           Retained earnings                                     1,732,398  1,729,098
                                                                ----------  ---------

                      Total stockholder's investment             1,733,398  1,730,098
                                                                ----------  ---------

                                                                $2,081,678  2,079,020
                                                                ==========  =========

 See accompanying notes to financial statements.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

              Statements of Income and Changes in Retained Earnings

                 For the years ended December 31, 1996 and 1995



                                                             1996         1995
                                                             ----         ----
Revenues:
  Organization, property acquisition, disposition
    and development fees                                 $   652,156    1,269,313
  Management and administrative fees                       1,139,551      995,237
  Equity income (loss) of partnerships                       (11,290)      29,752
                                                         -----------    ---------

         Total revenues                                    1,780,417    2,294,302
                                                         -----------    ---------

Operating expenses:
  Personnel                                                1,136,218    1,192,018
  Office operations                                          170,883      151,749
  Occupancy                                                  143,666      117,711
  Sales and marketing                                         51,280      164,217
  Professional fees                                           57,594       51,626
  Provision for losses on receivables from partnerships      210,653      155,212
                                                         -----------    ---------

         Total operating expenses                          1,770,294    1,832,533
                                                         -----------    ---------

         Income from operations                               10,123      461,769
                                                         -----------    ---------

Other income (expense):
  Interest income                                             75,920       30,942
  Interest expense                                           (80,743)    (102,282)
  Loss on sale of hotel franchise rights                         -       (150,000)
                                                         -----------    ---------

                                                              (4,823)    (221,340)
                                                         -----------    ---------
         Income before income taxes
            and extraordinary item                             5,300      240,429

Income taxes                                                   2,000      111,000
                                                         -----------    ---------

         Income before extraordinary item                      3,300      129,429

Extraordinary item - gain on forgiveness of debt,
  net of income tax expense of $40,000                           -         60,000
                                                         -----------    ---------

         Net income                                            3,300      189,429

Retained earnings, beginning of year                       1,729,098    1,552,069
Adjustment pursuant to tax sharing arrangement                   -        137,600
Dividend to parent                                               -       (150,000)
                                                         -----------    ---------

Retained earnings, end of year                           $ 1,732,398    1,729,098
                                                         ===========    =========

See accompanying notes to financial statements.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                            Statements of Cash Flows

                 For the years ended December 31, 1996 and 1995


                                                             1996        1995
                                                             ----        ----
Cash flows from operating activities:
   Net income                                            $     3,300    189,429
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity (income) loss of partnerships                 11,290    (29,752)
         Depreciation                                         25,397     23,328
         Provision for losses on receivables from
            partnerships                                     210,653    155,212
         Loss on sale of hotel franchise rights                  -      150,000
         Deferred income taxes                                   -      (48,000)
         Adjustment pursuant to tax sharing arrangement          -      137,600
         Extraordinary gain on forgiveness of debt               -     (100,000)
         Cash provided (used) by changes in:
            Prepaid and other current assets                  27,709    (24,920)
            Accounts payable and accrued expenses           (144,876)   166,896
            Accrued partnership contributions                (71,772)    (9,026)
                                                         -----------    -------

         Net cash provided by operating activities            61,701    610,767
                                                         -----------    -------

Cash flows from investing activities:
   Advances to partnerships, net                            (993,830)  (116,849)
   Investments in partnerships                              (242,500)  (112,219)
   Distributions from partnerships                           140,243     54,831
   Purchase of office furniture and equipment                (12,410)   (25,516)
   Proceeds from sale of hotel franchise rights                  -      225,000
                                                         -----------    -------

         Net cash provided by (used in)
            investing activities                          (1,108,497)    25,247
                                                         -----------    -------

Cash flows from financing activities:
   Advances from affiliates, net                             216,006     87,038
   Repayment of debt                                             -     (175,000)
   Dividend to parent                                            -     (150,000)
                                                         -----------    -------

         Net cash provided by (used in)
            financing activities                             216,006   (237,962)
                                                         -----------    -------

         Net increase (decrease) in cash and
            cash equivalents                                (830,790)   398,052

Cash and cash equivalents, beginning of year                 915,433    517,381
                                                         -----------    -------

Cash and cash equivalents, end of year                   $    84,643    915,433
                                                         ===========    =======

                                                                     (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                       Statements of Cash Flows, Continued


                                                             1996          1995
                                                             ----          ----
Supplemental disclosure of cash flow information:
   Cash paid during the year for interest                  $86,859       102,282
                                                           =======       =======


 See accompanying notes to financial statements.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements

                           December 31, 1996 and 1995


(1)  Description of Business and Summary of Significant Accounting Policies

     Essex Partners Inc. (the Company) is the managing general partner of real estate partnerships. In addition to revenues earned as an investor, the Company receives management, administrative, development and other fees for services rendered to the partnerships.

     The Company's parent, Essex Investment Group, Inc. (Essex), is an integrated financial services and real estate company that develops and markets a broad range of investment and insurance products and services for individuals, businesses and individual pension accounts.

     Cash Equivalents

     Cash equivalents consist of money market accounts.

     Investments in Partnerships

     Investments in partnerships are accounted for by the equity method. Any initial partnership capital contribution required by the Company which is payable out of future distributions to the Company is accrued.

     Income Taxes

     Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

     The Company is included in the consolidated federal and combined New York State income tax returns of Essex. Essex allocates current federal and state income taxes on a prorata basis to only its subsidiaries which have taxable income. Any difference between current income taxes determined on a separate company basis in accordance with the asset and liability method and the amount allocated to the Company by Essex is reflected as an adjustment of retained earnings.






                                       F-6                           (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(1) Description of Business and Summary of Significant Accounting Policies (continued)

     Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  Partnership Investments and Advances Receivable

     The Company is a general partner in partnerships which primarily own and operate hotels, apartment buildings and manufactured home communities. The Company also earns fees in connection with providing organization, financing, acquisition, development, management, administration and due diligence services to those partnerships. Such fees totaled $1,726,426 in 1996 and $2,192,192 in 1995.

     The Company makes operating advances to those partnerships as well as in connection with the acquisition and construction of real estate. Such receivables, which are generally due on demand and unsecured, are summarized as follows at December 31, 1996 and 1995:

            Partnership                                1996      1995
            -----------                                ----      ----
        Essex - Ashford River Oaks L.P.:
        Mortgage note                              $  270,000      -
        Advances                                      472,372  267,086
        Essex Microtel LeRay L.P.                     313,084      -
        Essex Geneseo Associates L.P.                 173,293  101,211
        Essex Albion Credits L.P.                         -    168,107
        Others                                        360,901  270,069
                                                   ----------  -------
                                                    1,589,650  806,473

        Less allowance for uncollectible advances     240,000  240,000
                                                   ----------  -------
                                                    1,349,650  566,473

        Less current portion                          815,825  355,546
                                                   ----------  -------

                                                   $  533,825  210,927
                                                   ==========  =======




                                        F-7                          (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(2)  Partnership Investments and Advances Receivable (continued)

     Essex - Ashford River Oaks L.P. (River Oaks) owns and operates a 300-site manufactured home community in Springfield, Illinois which the Company began managing in September 1995. River Oaks has experienced deficit operating cash flow. The Company has advanced $742,372 to fund operations, debt service requirements and capital improvements. During 1996, the Company secured $270,000 of the $742,372 advance with a second mortgage. The mortgage is receivable on demand with interest only due monthly at prime plus 1% per annum (9.25% at December 31, 1996). Although no repayment terms have been set, management of the Company expects to receive repayment of substantially all amounts in 1997 upon completion of a securitized debt offering by River Oaks. Summarized financial information for River Oaks as of and for the years ended December 31, 1996 and 1995 follows:

                              1996          1995
                              ----          ----
        Assets            $ 2,530,000    2,978,000
        Liabilities         2,380,000    2,660,000
        Partners capital      150,000      318,000
        Revenue               370,000      389,000
        Net loss             (168,000)    (157,000)

     The Company also guarantees certain indebtedness of River Oaks (see note
     6).

     Essex Microtel LeRay L.P. (LeRay) owns and operates a 100-room Microtel hotel located in LeRay, New York. During 1996, the Company advanced $313,084 to LeRay, primarily to reduce outstanding mortgage debt. No repayment terms have been set and management of the Company does not expect to receive repayment until ultimate disposition of the property. Summarized financial information for LeRay as of and for the years ended December 31, 1996 and 1995 follows:


                              1996          1995
                              ----          ----
        Assets            $ 2,170,000    2,240,000
        Liabilities         1,780,000    1,629,000
        Partners capital      390,000      611,000
        Revenue               577,000      698,000
        Net loss             (221,000)    (128,000)

(3)  Hotel Franchise Rights

     In 1994, the Company purchased rights to 15 Microtel hotel franchises for $375,000 in exchange for cash of $100,000 and a noninterest-bearing note payable for $275,000. During 1995, the Company sold one franchise right for $25,000 to an affiliate and the remaining 14 rights were resold to the franchiser for $200,000, resulting in a loss of $150,000. The Company repaid $175,000 of the related noninterest-bearing note payable and the remaining $100,000 was forgiven, resulting in an extraordinary gain of $60,000, net of the related income tax effect of $40,000.

                                        F-8                          (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements

(4)  Related Party Transactions

     The Company provides management and administrative services under contracts with several other entities owned by officers of Essex, earning fees of $65,281 in 1996 and $72,358 in 1995.

     Essex allocated interest expense to the Company of $80,743 in 1996 and $102,282 in 1995.

(5)  Income Taxes

     Total income taxes for 1996 and 1995 were allocated as follows:


                                 1996     1995
                                 ----     ----
        Income from operations  $2,000  111,000
        Extraordinary item         -     40,000
                                ------  -------
                                $2,000  151,000
                                ======  =======

     The components of income tax expense attributable to income from operations are as follows:

                     Current   Deferred    Total
                     -------   --------    -----
        1996:
           Federal  $  1,500        -       1,500
           State         500        -         500
                    --------    -------   -------
                    $  2,000        -       2,000
                    ========    =======   =======

        1995:
           Federal   119,800    (38,500)   81,300
           State      39,200     (9,500)   29,700
                    --------    -------   -------
                    $159,000    (48,000)  111,000
                    ========    =======   =======






                                        F-9                          (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(5)  Income Taxes (continued)

     The difference between income tax expense and the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes and extraordinary item is primarily attributable to state income taxes.

     In 1996 and 1995, Essex allocated $2,000 and $21,400 of consolidated current income tax expense to the Company pursuant to the inter-company tax sharing arrangement. The difference between current income taxes allocated to the Company under the tax sharing arrangement in 1995 and the amount reflected above in accordance with the asset and liability method is reflected in the accompanying statement of changes in retained earnings as adjustments to retained earnings.

     At both December 31, 1996 and 1995 the deferred tax asset of $96,000 results from temporary differences related to the allowance for uncollectible receivables from partnerships, less a valuation allowance of $48,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and estimates of future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance at December 31, 1996.








                                        F-10                         (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(6)  Commitments and Contingencies

     As the general partner in several partnerships, the Company may, subject to partnership agreement restrictions, be held liable for all recourse debt and obligations of such partnerships to the extent that the obligations are not otherwise funded. The amounts of such contingent liabilities include guarantees of the following partnership obligations at December 31, 1996:


        Essex - Ashford River Oaks L.P.

        Subordinated notes payable to private investors, secured by
        a third mortgage on the property                                       $1,000,000

        Mortgage payable to bank, secured by a first mortgage on
        the property                                                              600,000

        Essex Microtel Lehigh L.P.

        Mortgage payable to bank, secured by a first mortgage on
        the property                                                            2,600,000

        Essex Geneseo Associates L.P.

        Mortgage payable to bank, secured by a first mortgage on
        the property                                                            2,983,350

        Essex Real Estate Partnership Notes

        Mortgage notes payable, secured by first mortgage on certain
        properties                                                                976,000

        Essex Glenmaura L.P.

        Subordinated notes payable to private investors, secured by
        a second mortgage on the property                                       1,500,000

        Essex Mobile Home Properties IX L.P.

        Subordinated notes payable to private investors, secured by
        a second mortgage on the property                                       1,200,000

        Greenport L.L.C

        Mortgage payable to bank, secured by a first mortgage on the property     135,000

                                        F-11                         (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(6)  Commitments and Contingencies (continued)

     In February 1997, the Company guaranteed a $5,000,000 mortgage payable to a bank for Essex Glenmaura L.P. The loan is secured by a first mortgage on the property.

     Although there is no current plan or intention to do so, the capital of the Company is available for withdrawal by Essex. Summarized consolidated financial information for Essex as of and for the years ended December 31, 1996 and 1995 follows:

                                         1996        1995
                                         ----        ----
        Assets                      $ 6,400,000  5,100,000
        Liabilities                   5,200,000  4,700,000
        Total stockholders' equity    1,200,000    400,000
        Revenue                      13,900,000  9,200,000
        Net income                      400,000    300,000

     The Company guarantees a term note payable of Essex to a bank of $645,000 at December 31, 1996.

                          Independent Auditors' Report

The Partners
Essex Hospitality Associates IV L.P.:


We have audited the accompanying consolidated balance sheets of Essex Hospitality Associates IV L.P. (a New York limited partnership) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in partners' capital and cash flows for the year ended December 31, 1996 and for the period from August 30, 1995 (date of inception) through December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essex Hospitality Associates IV L.P. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996 and for the period from August 30, 1995 (date of inception) through December 31, 1995, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Rochester, New York
March 17, 1996

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                           Consolidated Balance Sheets

                           December 31, 1996 and 1995

           Assets                                      1996        1995
           ------                                      ----        ----
Investment in real estate, at cost:
   Land                                             $ 2,492,195  1,400,435
   Land improvements                                    271,348       -
   Buildings                                          4,961,102       -
   Furniture, fixtures and equipment                  1,280,352       -
   Construction in progress                             469,487     26,250
                                                      9,474,484  1,426,685
   Less accumulated depreciation                        231,420       -
                                                    -----------  ---------

          Net investment in real estate               9,243,064  1,426,685

Cash and cash equivalents                             2,515,685    628,864
Due from affiliates                                      81,500       -
Other assets                                            147,512      5,153
                                                    -----------  ---------

Deferred costs:
   Debt issuance                                        743,075    253,841
   Franchise fees                                       128,000     80,000
                                                    -----------  ---------
                                                        871,075    333,841
   Less accumulated amortization                        191,324       -
                                                    -----------  ---------

          Net deferred costs                            679,751    333,841
                                                    -----------  ---------

                                                    $12,667,512  2,394,543
                                                    ===========  =========

Liabilities and Partners' Capital

Liabilities:
   Accounts payable - construction                  $   335,914    155,400
   Other accounts payable and accrued expenses          258,724       -
   Due to affiliate                                        -       64,495
   Construction loan payable                          4,294,243       -
   Notes payable                                      1,500,000       -
   Subordinated notes payable                         4,920,000  1,744,000
                                                     ----------  ---------

          Total liabilities                          11,950,249  1,963,895
                                                     ----------  ---------

Minority interest in partnership                        641,368       -
                                                    -----------  ---------

Commitments and contingencies (notes 4 and 5)

Partners' capital                                       882,514    519,895
    Less notes receivable from partners                 165,251     89,247
                                                    -----------  ---------

          Net partners' capital                         717,263    430,648
                                                    -----------  ---------

                                                    $12,667,512  2,394,543
                                                    ===========  =========

See accompanying notes to consolidated financial statements.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                      Consolidated Statements of Operations

                        Year ended December 31, 1996 and
    period from August 30, 1995 (date of inception) through December 31, 1995



                                                                 1996       1995
                                                                 ----       ----
Revenue:
   Rooms                                                     $   394,134      -
   Food and beverage                                              54,048      -
   Telephone and other commissions                                34,880      -
                                                             -----------   -------

                                                                 483,062      -
                                                             -----------   -------

Operating expenses:
   Rooms                                                         249,766      -
   Administrative                                                155,429      -
   Food and beverage                                             128,541      -
   Marketing                                                      89,240      -
   Repairs and maintenance                                        82,573      -
   Utilities                                                      28,822      -
   Management fees to affiliate                                   25,338      -
   Telephone and other commissions                                19,869      -
   Royalty fees                                                   15,766      -
   Insurance                                                      12,058      -
   Property taxes                                                  6,569      -
   Miscellaneous                                                  72,214      -
                                                             -----------   -------

                                                                 886,185      -
                                                             -----------   -------

         Loss from operations before interest, depreciation
            and amortization                                    (403,123)     -

Interest:
   Income                                                         74,202      -
   Expense                                                      (548,788)     -
Depreciation and amortization                                   (345,756)
                                                             -----------   -------

         Loss before minority interest in loss of
            partnership                                       (1,223,465)     -

Minority interest in loss of partnership                         356,524      -
                                                             -----------   -------

         Net loss                                            $  (866,941)     -
                                                             ===========   =======

See accompanying notes to consolidated financial statements.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

             Consolidated Statements of Changes in Partners' Capital

                   Year Ended December 31, 1996 and Period for
          August 30, 1995 (date of inception) through December 31, 1995

                                                                                  Net
                                       Partners' Capital            Notes      Partners'
                               General     Limited       Total    Receivable    Capital
                               -------     -------       -----    ----------   ---------

Balance at August 30, 1995
   (date of inception)       $     -            -            -          -           -

Capital contributions            6,574      650,898      657,472    (89,247)     568,225

Syndication costs                  -       (137,477)    (137,477)       -       (137,477)

Return of original limited
   partners contribution           -           (100)        (100)       -           (100)
                              ----------   --------   ----------   --------   ----------

Balance at December 31, 1995     6,574      513,321      519,895    (89,247)     430,648

Capital contributions           15,120    1,496,830    1,511,950    (76,004)   1,435,946

Syndication costs                  -       (168,799)    (168,799)       -       (168,799)

Distributions to partners       (1,136)    (112,455)    (113,591)       -       (113,591)

Net loss                        (8,669)    (858,272)    (866,941)       -       (866,941)
                              ----------   --------   ----------   --------   ----------

Balance at December 31, 1996  $ 11,889      870,625      882,514   (165,251)     717,263
                              ========   ==========   ==========   ========   ==========


See accompanying notes to consolidated financial statements.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                      Consolidated Statements of Cash Flows

                        Year ended December 31, 1996 and
    period from August 30, 1995 (date of inception) through December 31, 1995

                                                                 1996        1995
                                                                 ----        ----
Cash flows from investing activities:
   Cash received from customers                              $   444,876          -
   Cash paid to suppliers and employees                         (717,237)         -
   Interest received                                              55,016          -
   Interest paid                                                (519,717)         -
                                                             -----------   ----------

                     Net cash used in operating
                         activities                             (737,062)
                                                             -----------   ----------

Cash flows used in investing activities:
   Investment in real estate                                  (6,094,996)  (1,276,438)
   Cash acquired with acquisition of controlling interest
      in partnership                                             248,522          -
   Other assets - deposits                                       (34,528)         -
   Franchise fees paid                                               -        (80,000)
                                                             -----------   ----------

                     Net cash used in investing activities    (5,881,002)  (1,356,438)
                                                             -----------   ----------

Cash flows from financing activities:
   Proceeds from construction loan                             4,294,243          -
   Proceeds from issuance of subordinated notes payable        3,176,000    1,744,000
   Debt issuance costs                                          (418,800)    (192,737)
   Proceeds from offering of limited partnership units         1,435,946      568,225
   Proceeds from offering of subsidiary limited partnership
      units, net                                                 303,277          -
   Syndication costs                                            (172,190)    (134,086)
   Distributions to partners                                    (113,591)         -
   Return of original partner's contribution                         -           (100)
                                                             -----------   ----------

                  Net cash provided by financing activities    8,504,885    1,985,302
                                                             -----------   ----------

                  Net increase in cash and cash
                         equivalents                           1,886,821      628,864

Cash and cash equivalents - beginning of period                  628,864          -
                                                             -----------   ----------

Cash and cash equivalents - end of period                    $ 2,515,685      628,864
                                                             ===========   ==========


                                                                     (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                Consolidated Statements of Cash Flows (continued)

                For the Years ended December 31, 1996 and period from August 30, 1995 (date of inception) through December 31, 1995


                                                                 1996        1995
                                                                 ----        ----
Reconciliation of net income to net cash used in
   operating activities:
      Net loss                                                 $  (866,941)      -
      Adjustments to reconcile net loss to net
         cash used in operating activities:
            Depreciation and amortization                          345,756       -
            Minority interest in net loss of partnership          (356,524)      -
            Change in:
               Other assets                                        (72,896)      -
               Accounts payable and accrued expenses               213,543       -
                                                               -----------   -------

                 Net cash used in operating
                     activities                                $  (737,062)      -
                                                               ===========   =======

Supplemental schedule of noncash investing and financing
   activities:
       Net assets acquired with acquisition of controlling
          interest in partnership:
              Investment in real estate                        $ 2,243,340       -
              Cash                                               1,498,522       -
              Deferred costs and other assets                      518,749       -
              Debt                                              (1,500,000)      -
              Other liabilities                                   (493,497)      -
              Minority interest                                $(1,017,114)      -
                                                               ===========   =======

       Obligations incurred in connection with construction
          in progress                                          $   180,514   150,247
                                                               ===========   =======

       Debt issuance and syndication costs due to affiliate $          -      64,495
                                                               ===========   =======

       Notes received from general and limited partners        $    76,004    89,247
                                                               ===========   =======


See accompanying notes to consolidated financial statements.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995


(1)  Organization

     Essex Hospitality Associates IV L.P. (the Partnership) is a New York limited partnership formed on August 30, 1995 for the purpose of acquiring land and constructing, owning and operating a series of hotels. The Partnership may also invest in and lend funds to other partnerships that own hotels. The Partnership is financing its activities through a public offering of notes and limited partnership units. The Partnership's general partner is Essex Partners Inc. (Essex Partners), a subsidiary of Essex Investment Group, Inc. (Essex).

     The Partnership has acquired land in order to construct and operate hotels. In December 1995, land was purchased in Solon, Ohio and Warwick, Rhode Island in anticipation of the construction of a Hampton Inn and Suites hotel and a Homewood Suites hotel, respectively. Construction was delayed at both sites as a result of higher than projected construction costs and change in market conditions. The Solon site is now under construction for a Hampton Inn hotel while plans for the Warwick site have not yet been resolved.

     In January 1996, the Partnership acquired a 54% limited partnership interest in Essex Glenmaura L.P. (Glenmaura) through the purchase of 12.5 limited partnership units for $1,250,000. The purchase price was equal to the prorata portion of the fair value of the net assets acquired. Glenmaura owns and operates a Courtyard by Marriott hotel near Scranton, Pennsylvania. Construction of the hotel was completed during 1996 and operations began on September 4, 1996.

     A general description of the allocation of Partnership income, loss, and distributions follows. For a more comprehensive description see the Partnership Agreement.

          Allocations of income from operations will be allocated 99% to the limited partners and 1% to the general partner until the amount allocated to the limited partners equals the cumulative annual return of 8% of their contribution. Any remaining income from operations is allocated 80% to the limited partners and 20% to the general partner. Income on the sale of any or all of the hotels is allocated 99% to the limited partners until each limited partner has been allocated income in an amount equal to his or her pro rata share of the nondeductible syndication expenses and sales commissions and 1% to the general partner. Thereafter, income on the sale of any or all the hotels is allocated in the same manner as income from operations.


                                         F-19                        (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(1)  Organization (continued)

          Allocations of losses from operations will be allocated 80% to the limited partners and 20% to the general partner in the amounts sufficient to offset all income which was allocated 80% to the limited partners. Thereafter, operating losses are allocated 99% to the limited partners and 1% to the general partner. Loss on the sale of any or all of the hotels will be first allocated in the same manner as losses from operations, except that the allocation of such loss would be made prior to allocations of income from operations. All other losses are allocated 99% to the limited partners and 1% to the general partner.

          Cash distributions will initially be made 99% to the limited partners and 1% to the general partner. After the limited partners have received a cumulative annual return of 8% of their contribution, additional distributions may then be made 80% to the limited partners and 20% to the general partner. Distributions of the net proceeds of sale or refinancing of any or all hotels will be made 1% to the general partner and 99% to the limited partners pro rata in accordance with the number of units held by each limited partner until the limited partners have received distributions from sale or refinance of hotels equal to $1,000 per unit. Thereafter, distributions shall next be made 1% to the general partner and 99% to the limited partners until each limited partner has received any unpaid cumulative return accrued through the date of the distribution. Additional distributions will then be made 20% to the general partner and 80% to the limited partners.

     Essex Partners and its affiliates are receiving substantial fees in connection with the offering of notes and limited partnership units. Additional fees will be paid to them in connection with the acquisition, development and operation of the hotels and management of the Partnership (see note 5).

     In accordance with the Partnership agreement, the ratio of gross proceeds from the offering of limited partnership units to total gross proceeds from the public offering of notes and limited partnership units prior to the termination of the offering may not be less than .15 to 1. At December 31, 1996, that ratio was .31 to 1.

(2)  Summary of Significant Accounting Policies

     Basis of Accounting

     The financial statements of the Partnership were prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Partnership and Glenmaura. All significant intercompany transactions and balances have been eliminated in consolidation.


                                        F-20                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(2)  Summary of Significant Accounting Policies (continued)

     Investment in Real Estate

     Investment in real estate is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as each hotel commences operations.

     Cash and Cash Equivalents

     Cash investments with maturities of three months or less at the time of purchase are considered to be cash equivalents.

     Deferred Costs

     Costs of issuing the subordinated notes payable are being amortized on a straight-line basis over the term of the notes.

     Franchise fees paid for the right to own and operate the hotels will be amortized on a straight-line basis over the term of each franchise agreement, as each hotel commences operations.

     Syndication Costs

     Selling commissions and legal, accounting, printing and other filing costs totaling $306,276 related to the offering of the limited partnership units were charged against the proceeds of the public offering.

     Income Taxes

     No provision for income taxes has been provided since any liability is the individual responsibility of the partners.

     Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires the managing general partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

(3)  Debt

     Construction Loan

     Glenmaura received construction financing from a bank in the amount of $4,500,000, of which $4,294,243 has been drawn as of December 31, 1996. The term is for twelve months and requires monthly payments of interest only at a rate of 2.5% over the LIBOR rate (7.875% at December 31, 1996). The loan is guaranteed by Essex Partners and collateralized by the related hotel property. Additionally, covenants require minimum net worth and limit distributions.

                                        F-21                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(3)  Debt (continued)

     Construction Loan (continued)

     On February 28, 1997, Glenmaura obtained permanent financing from GMAC Corporation for $5,000,000, the proceeds of which were used to repay the construction loan. The term of the loan will be for four years with a one year extension available if certain debt service coverage is attained. Monthly payments of interest only will be due at 3% over the LIBOR rate for the first year. Principal and interest payments are due thereafter. The commitment fee is $50,000 (1% of the loan proceeds) with 50% of the fee due upon acceptance of the commitment. The additional 50% is payable at closing. The loan will be collateralized by the real and personal property and certain other assets.

     Notes Payable

     Glenmaura has $1,500,000 of unsecured notes requiring monthly payments of interest only at 10.5% through June 1, 1998, at which time all principal will be due unless Glenmaura exercises its two one-year extensions at extension fees ranging from one-half to one percent. Glenmaura also has the right to prepay the notes at face value. Essex Partners guarantees payment of principal and interest on the notes.

     Subordinated Notes Payable

     Subordinated notes payable of the Partnership of $4,920,000 bear interest at a rate of 10.5% per annum, payable monthly, and mature December_31, 2001, unless extended by the Partnership to December_31, 2002 upon payment of an extension fee equal to .5% of the principal amount of the notes outstanding. The notes are issued as unsecured obligations of the Partnership.

     In 1996, interest of $193,354, was capitalized in investments in real estate as the notes were used to finance construction of the hotels. No interest was capitalized in 1995.

                                        F-22                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(4)  Franchise Fees

     In 1995, the Partnership entered into license agreements with Promus Corporation (Promus) to operate a Homewood Suites hotel in Warwick, Rhode Island and a Hampton Inn and Suites hotel in Solon, Ohio site. An initial franchise fee of $40,000 was paid for each hotel. In addition, for each hotel, the Partnership will be required to pay Promus a monthly royalty fee of 4% of gross rooms revenues, a monthly marketing/reservation fee of 4% of gross rooms revenue, an initial software license fee of $3,000 plus $85 per guest room with a monthly maintenance charge of $200 to $400 per month, and a monthly amount equal to any sales tax or similar tax imposed on Promus on payments received under the license agreement. During 1996 Promus approved the conversion of the Solon, Ohio agreement to a Hampton_Inn.

     Promus requires the Partnership to establish a capital reserve escrow account based on a percentage of gross revenues generated by each hotel which will be used for product quality requirements of the hotel. Cumulative funding of the reserve for the first five years increases from 1% to 5% of gross revenues and stabilizes at 5% for the term of the agreement. The Promus franchise agreements impose certain restrictions on the transfer of limited partnership units. Promus restricts the sale, pledge or transfer of units in excess of 25% without their consent.

     Glenmaura has a franchise agreement with Marriott International, Inc. Under the terms of the agreement, Glenmaura paid an initial franchise fee of $48,000 in 1995. The term and amortization period of the franchise agreement is twenty years, with an option to renew for an additional ten-year period. Glenmaura is required to pay a monthly royalty fee in an amount equal to 4% of gross room rentals for the first two years of operations and 5% during the remainder of the term of the agreement, a marketing fee of 2 - 3% gross revenues, a reservation system fee and a property management system fee. In 1996, fees totaled $15,766.


                                        F-23                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements

(5)  Related Party Transactions

     A summary of fees earned by Essex Partners or its affiliates from the Partnership and Glenmaura in 1996 and 1995 follows:


          Type of Fee                   Amount of Fee                      1996              1995
          -----------                   -------------                      ----              ----
       Selling Commission         Up to $80 per limited partnership
                                  unit and $55 per $1,000 note sold     $ 289,063           147,154

       Organization and           3.4% of the gross proceeds
          Offering Fee            of the offering                         158,876            81,423

       Offering and               Up to $40,000 if proceeds of
          Organization Fee        the offering of limited partnership
          - Glenmaura             units is $4,000,000, reduced by
                                  any selling commissions paid             16,000               -

       Acquisition Fee            $110,000 per hotel site                     -             220,000

       Development Fee            $160,000 per hotel, plus 5% of the
                                  total cost of the hotel in excess of
                                  $2.7 million (not to exceed $325,000
                                  per hotel)                              108,000              -

       Development Fee            $285,000 (less $171,000 paid prior
          - Glenmaura             to the Partnership's purchase of a
                                  controlling interest of Glenmaura)      114,000              -

       Property
          Management Fee          4.5% of gross operating revenues
                                  from the hotels                          21,718              -

       Partnership
          Management Fee          .75% to 1.25% of gross operating
                                  revenues from the hotels                  3,620              -

       Accounting Fee             $800 per month                            3,200              -
                                                                      -----------         ---------

                                                                      $   714,477           448,577
                                                                      ===========         =========

                                       F-24                          (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(5)  Related Party Transactions (continued)

     The above fees are reflected in the accompanying financial statements as follows:

                                                 1996       1995
                                                 ----       ----
        Balance sheets:
        Investment in real estate              $222,000  220,000
        Deferred debt issuance costs            282,664  155,216
        Partners' capital - syndication costs   165,275   73,361
                                               --------  -------
                                               $669,939  448,577
                                               ========  =======
        Statements of operations:
        Management fees to affiliate             25,338      -
        Administrative expense                    3,200      -
        Miscellaneous expense                    16,000      -
                                               --------  -------

                                               $ 44,538      -
                                               ========  =======

     Organization and offering fees are allocated to syndication costs and debt issuance costs based on the pro-rata share of limited partners' units and notes payable to the total offering.

     In 1995, the Partnership paid a $110,000 acquisition fee in connection with the Warwick, Rhode Island site. As it is unlikely that a hotel will be constructed on the Warwick site, the amount of the fee is included in due from affiliates at December 31, 1996.

     Under the terms of the Partnership agreement, Essex Partners or its affiliates will also earn other fees as follows:

         Type of Fee                Amount of Fee
         -----------                -------------
        Investor Relations Fee  .25% of the gross proceeds of the offering payable annually in 1998 through 2001

        Refinancing Fee         1% of the gross proceeds of re-financing any or all of
                                the hotels

        Sales Fee               3% of the gross sale price of any or all of the hotels
                               (excluding the Glenmaura hotel which is 2.5%)


                                        F-25                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(5)  Related Party Transactions

     Glenmaura has made a non-refundable deposit of $55,000 pursuant to an option to purchase a second parcel of land (the Second Project) adjacent to the Project for purposes of constructing a second hotel. The option agreement expired in December of 1996 but is currently being renegotiated. In the event that Essex Partners elects to proceed with the Second Project on behalf of Glenmaura, Essex Partners will receive additional compensation related to the acquisition of the second parcel, construction of the Second Project and securing additional equity and debt financing to fund such activities. Such compensation will include an acquisition fee equal to $50,000 for its services related to the acquisition of the second parcel and a development fee up to $150,000 plus 3% of total construction, site development and fixtures, furniture and equipment costs. In addition, as compensation for arranging construction and permanent financing, Essex Partners may receive a financing fee equal to 1% of the gross proceeds of the financing.

     The Partnership will also be subject to a number of conflicts of interest arising from its relationships with the general partner, its owners and affiliates and due to other activities and entities in which the general partner and its affiliates have or may have a direct or indirect financial interest.

                            PRIOR PERFORMANCE TABLES

                       ESSEX PARTNERS INC. AND AFFILIATES

                                  INTRODUCTION


Essex Partners Inc. has been a general partner in eleven real estate syndications with investment objectives similar to the Partnership. The prior partnerships were organized to provide capital appreciation and cash distributions from investments in hotels. These syndications are:


                       Essex Microtel 1989 L.P.
                       Essex Microtel Associates L.P.
                       Essex Microtel Lehigh L.P.
                       Essex Microtel LeRay L.P.
                       Hagel-Essex Microtel L.P.
                       Essex Microtel Carrier Circle L.P.
                       Essex Charleston Associates L.P.
                       Essex Microtel Associates II L.P.
                       Essex Knoxville Associates L.P.
                       Essex Hospitality Associates III L.P.
                       Essex Glenmaura L.P.


Nine of the above partnerships involved construction of new facilities. Essex Microtel Lehigh L.P. purchased a hotel that had been in operation for fifteen months. Essex Microtel LeRay L.P. purchased a hotel after construction was completed but before operations began.

This offering is the fourth publicly registered program sponsored by Essex Partners Inc. or its affiliates.

                                     TABLE I

                          ESSEX PARTNERS AND AFFILIATES

                    EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)



      Table I sets forth information with respect to the offerings of real estate limited partnership interests with similar investment objectives as the Partnership in which Essex Partners or affiliates acted as general partners and which closed in the three year period ending December 31, 1996.

                                     TABLE I

                              ESSEX AND AFFILIATES

                    EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)

                                                    Essex                           Essex                   Essex Hospitality
                                              Glenmaura L.P. (6)             Glenmaura L.P. (6)          Associates III L.P. (5)
                                              ------------------             ------------------          -----------------------
Dollar amount offered                       2,500,000                      1,500,000                     13,986,320
Dollar amount raised                        2,300,000        92.0%         1,500,000      100.0%         13,986,320     100.0%

Less offering expenses:
  Selling commissions paid
    to affiliates                              12,000         0.5%            60,000        4.0%            856,000       6.1%
  Organizational and syndication
    expenses (1)                               15,400         0.7%            34,500        2.3%            767,000       5.5%
                                           ----------       -----         ----------      -----         -----------     -----

Available for investment                   $2,272,600        98.8%        $1,405,500       93.7%        $12,363,320      88.4%

Acquisition and Development costs:
  Pre-paid items and fees related
    to purchase of property                        --        --                   --       --                    --      --
  Cash downpayment (2)                             --        --            1,033,600       68.9%          1,366,000       9.8%
  Acquisition and Developer fees:
    Paid to affiliates                        256,500        11.2%           225,000       15.0%            870,000       6.2%
    Paid to non-affiliates                         --        --                   --       --                    --      --
  Other acquisition and development
    expenses (2)                            2,009,100        87.4%           143,900        9.6%          9,442,000      67.5%
                                           ----------       -----         ----------      -----         -----------     -----

Total acquisition cost                     $2,265,600        98.5%        $1,402,500       93.5%        $11,678,000      83.5%

Non-recurring management and
  organization fees to affiliates               7,000         0.3%                --       --                    --      --
Other requirements (3)                             --        --                3,000        0.2%            685,320       4.9%
                                           ----------       -----         ----------      -----         -----------     -----

Total                                      $2,300,000       100.0%        $1,500,000      100.0%        $13,986,320     100.0%

Purchase price (including
  brokerage fees)                           8,381,000                      8,381,000                     11,679,000

Percent leverage (4)                             77.6%                          77.6%                          85.6%

Date offering began                          05/25/95                       05/10/95                       11/17/93
Length of offering (months)                       N/A                              2                             22

                                     TABLE I

                              ESSEX AND AFFILIATES

                   EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)

                                                  Essex Knoxville               Essex Knoxville               Essex Knoxville
                                                Associates L.P. (7)           Associates L.P. (7)           Associates L.P. (7)
                                                -------------------           -------------------           -------------------

Dollar amount offered                          1,000,000                     2,000,000                       500,000
Dollar amount raised                           1,000,000    100.0%           2,000,000     100.0%            500,000    100.0%

Less offering expenses:
  Selling commissions paid
    to affiliates                                 20,000      2.0%             100,000       5.0%             27,500      5.5%
  Organizational and syndication
    expenses (1)                                  15,900      1.6%              39,800       2.0%             13,000      2.6%
                                              ----------    -----           ----------     -----            --------    -----
Available for investment                      $  964,100     96.4%          $1,860,200      93.0%           $459,500     91.9%

Acquisition and Development costs:
  Pre-paid items and fees related
    to purchase of property                           --     --                     --      --                    --     --
  Cash downpayment (2)                           430,000     43.0%                  --      --                    --     --
  Acquisition and Developer fees:
    Paid to affiliates                           200,000     20.0%                  --      --                    --     --
    Paid to non-affiliates                            --     --                     --      --                    --     --
  Other acquisition and development
    expenses (2)                                 304,100     30.4%           1,820,700      91.0%            396,600     79.3%
                                              ----------    -----            ---------     -----            --------    -----
Total acquisition cost                        $  934,100     93.4%          $1,820,700      91.0%           $396,600     79.3%

Non-recurring management and
  organization fees to affiliates                 30,000      3.0%              25,000       1.3%             25,000      5.0%
Other requirements (3)                                --     --                 14,500       0.7%             37,900      7.6%
                                              ----------    -----           ----------     -----            --------    -----
Total                                         $1,000,000    100.0%          $2,000,000     100.0%           $500,000    100.0%

Purchase price (including
  brokerage fees)                              3,118,000                     3,118,000                     3,118,000

Percent leverage (4)                                80.2%                         80.2%                         80.2%

Date offering began                             12/03/92                      06/22/93                      05/24/94
Length of offering (months)                           13                             6                             2

                                     TABLE I

                              ESSEX AND AFFILIATES

                   EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)

                                                 Essex Real Estate
                                               Partnership Notes (8)
                                             -------------------------
Dollar amount offered                        976,000
Dollar amount raised                         976,000           100.0%

Less offering expenses:
  Selling commissions paid
    to affiliates                             48,800             5.0%
  Organizational and syndication
    expenses (1)                              27,200             2.8%
                                            --------           -----
Available for investment                    $900,000            92.2%

Acquisition and Development costs:
  Pre-paid items and fees related
    to purchase of property                       --            --
  Cash downpayment (2)                            --            --
  Acquisition and Developer fees:
    Paid to affiliates                            --            --
    Paid to non-affiliates                        --            --
  Other acquisition and development
    expenses (2)                              95,000             9.7%
                                            --------           -----
Total acquisition cost                      $ 95,000             9.7%

Non-recurring management and
  organization fees to affiliates                 --            --
Other requirements (3)                       805,000            82.5%
                                            --------           -----
Total                                       $976,000           100.0%

Purchase price (including
  brokerage fees)                                 --

Percent leverage (4)                              --

Date offering began                         03/01/95
Length of offering (months)                        2

                                     TABLE I

                          ESSEX PARTNERS AND AFFILIATES

                    EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)



      (1) Includes any legal, accounting, blue sky and publication costs as well as other fees incurred with the offering.

      (2) The cash downpayment represents the land cost. Proceeds used in property construction are included in other acquisition and development expenses.

      (3) Includes amounts of working capital reserves and other carrying costs.

      (4) For each partnership, percent leverage equals: (i) the total amount of mortgages and other financing outstanding on the property owned by the partnership, divided by (ii) the purchase price.

      (5) Both limited partnership interests and debt were included in the offerings by Essex Charleston Associates L.P. and Essex Hospitality Associates III L.P..

      (6) Essex Glenmaura L.P. was financed through two offerings, an equity offering of $2,500,000 and a note offering of $1,500,000. Each offering is presented separately in Table I.

      (7) Essex Knoxville L.P. was financed through three offerings, an equity offering of $1,000,000, a mortgage note offering of $2,000,000 and a note offering of $500,000. Each offering is presented separately in Table I.

      (8) The Essex Real Estate Notes offering raised debt financing for three real estate partnerships, Essex Microtel Associates L.P. and Essex Microtel LeRay, which own hotel properties and Essex Geneseo Associates, which owns non-hotel property. Of the total amount raised, $434,000 was used for Essex Microtel Associates L.P. to replace existing debt, $217,000 was used for Essex Microtel LeRay L.P. to replace existing debt and provide working capital and $325,000 was for Essex Geneseo Associates to replace existing debt and complete construction of two apartment buildings.

                                    TABLE II

                       ESSEX PARTNERS INC. AND AFFILIATES

                             COMPENSATION TO SPONSOR

                     (THREE YEARS ENDING DECEMBER 31, 1996)



      Table II provides information as to the cumulative compensation paid to sponsors for a three year period ending December 31, 1996 (or from partnership inception, if later) from both offering proceeds and property operations.

      None of the programs for which information is presented in Table II has been liquidated and there have been no sales or maturities of any of the program's investments.

                                    TABLE II

                       ESSEX PARTNERS INC. AND AFFILIATES

                            COMPENSATION TO SPONSOR

                     (CUMULATIVE THROUGH DECEMBER 31, 1996)

                                                                         Essex Hospitality   Essex Knoxville  Essex Microtel
                                                            Essex          Associates III   Associates L.P.   Associates II
                                                        Glenmaura L.P.        L.P. (1)           (2)               L.P.
                                                        --------------   -----------------  ----------------  --------------
Date offering commenced                                         var           11/17/93              var          11/18/92
Dollar amount raised                                      3,800,000         13,986,320        3,500,000        10,487,000

Amount paid to sponsor from proceeds of offering:
 Underwriting fees                                           83,300            477,000           32,500                --
 Acquisition and development fees
  - real estate commissions                                      --                 --               --                --
  - advisory fees                                           481,500            514,000          100,000                --
  - other                                                        --                 --               --                --
 Organization fees                                           24,000            270,000               --                --
 Other                                                       10,000                 --           25,000                --

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                   (358,350)           223,800          379,800           800,800
Amount paid to sponsor from operations:
   Property management fees                                  24,900            326,400          127,000           452,200
   Partnership management fees                                3,600             79,700           37,000           127,200
   Reimbursements                                                --                 --               --                --
   Leasing commissions                                           --                 --               --                --
   Other                                                         --                 --               --                --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                           --                 --               --                --
  - cash                                                         --                 --               --                --
  - notes                                                        --                 --               --                --

Amount paid to sponsor from property sales
 and refinancing:                                                --                 --               --                --
  - Real estate commissions                                      --                 --               --                --
  - Incentive fees                                               --                 --               --                --
  - Other                                                        --                 --               --                --

                                    TABLE II

                       ESSEX PARTNERS INC. AND AFFILIATES

                             COMPENSATION TO SPONSOR

                     (CUMULATIVE THROUGH DECEMBER 31, 1996)

                                                                                       Essex Microtel
                                                                   Essex Charleston    Carrier Circle  Essex Microtel
                                                                     Associates L.P.        L.P.       Associates L.P.
                                                                   -----------------   --------------  ---------------

Date offering commenced                                                  8/27/92              var         06/19/90
Dollar amount raised                                                   3,390,000        3,400,000        3,083,000

Amount paid to sponsor from proceeds of offering:
 Underwriting fees                                                            --               --               --
 Acquisition and development fees
  - real estate commissions                                                   --               --               --
  - advisory fees                                                         10,000               --               --
  - other                                                                     --               --               --
 Organization fees                                                            --               --               --
 Other                                                                        --               --               --

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                                 444,700          380,500          983,500
Amount paid to sponsor from operations:
   Property management fees                                              141,700          109,000          148,500
   Partnership management fees                                            39,300           44,100           26,600
   Reimbursements                                                             --               --               --
   Leasing commissions                                                        --               --               --
   Other                                                                      --               --               --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                                        --               --               --
  - cash                                                                      --               --               --
  - notes                                                                     --               --               --

Amount paid to sponsor from property sales
 and refinancing:                                                             --               --               --
  - Real estate commissions                                                   --               --               --
  - Incentive fees                                                            --               --               --
  - Other                                                                     --               --               --

                                    TABLE II
                       ESSEX PARTNERS INC. AND AFFILIATES
                            COMPENSATION TO SPONSOR
                     (CUMULATIVE THROUGH DECEMBER 31, 1996)





                                                       Essex Microtel      Hagel-Essex     Essex Microtel
                                                          LeRay L.P.           L.P.          Lehigh L.P.
                                                      -----------------   --------------  ---------------
Date offering commenced                                    10/19/90          03/29/91               var
Dollar amount raised                                      1,531,254         1,012,750        $3,161,480

Amount paid to sponsor from proceeds of offering:
 Underwriting fees                                               --                --                --
 Acquisition and development fees
  - real estate commissions                                      --                --                --
  - advisory fees                                                --                --                --
  - other                                                        --                --                --
 Organization fees                                               --                --                --
 Other                                                           --                --                --

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                   (204,435)          409,200           550,300
Amount paid to sponsor from operations:
   Property management fees                                      --                --           126,000
   Partnership management fees                               10,265            36,500            38,400
   Reimbursements                                                --                --                --
   Leasing commissions                                           --                --                --
   Other                                                         --                --                --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                           --                --                --
  - cash                                                         --                --                --
  - notes                                                        --                --                --

Amount paid to sponsor from property sales
 and refinancing:                                                --                --                --
  - Real estate commissions                                      --                --                --
  - Incentive fees                                               --                --                --
  - Other                                                        --                --                --

                                    TABLE II
                       ESSEX PARTNERS INC. AND AFFILIATES
                            COMPENSATION TO SPONSOR
                     (CUMULATIVE THROUGH DECEMBER 31, 1996)




                                                       Essex Microtel        Other
                                                          1989 L.P.       Programs (3)
                                                          ---------       ------------

Date offering commenced                                      var
Dollar amount raised                                     $2,687,000        7,346,460

Amount paid to sponsor from proceeds of offering:
 Underwriting fees                                               --          512,100
 Acquisition and development fees
  - real estate commissions                                      --               --
  - advisory fees                                                --          285,000
  - other                                                        --               --
 Organization fees                                               --          107,200
 Other                                                           --           60,000

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                    480,800           68,500
Amount paid to sponsor from operations:
   Property management fees                                 137,700            9,000
   Partnership management fees                               38,400              900
   Reimbursements                                                --               --
   Leasing commissions                                           --               --
   Other                                                         --               --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                           --               --
  - cash                                                         --               --
  - notes                                                        --               --

Amount paid to sponsor from property sales
 and refinancing:                                                --
  - Real estate commissions                                      --               --
  - Incentive fees                                               --               --
  - Other                                                        --               --

                                    TABLE II

                       ESSEX PARTNERS INC. AND AFFILIATES

                             COMPENSATION TO SPONSOR

                     (CUMULATIVE THROUGH DECEMBER 31, 1996)



      (1) Essex Hospitality Associates III opened one of its three properties in September, 1994. The remaining properties opened in 1995.

      (2) Essex Knoxville Associates had three offerings. The first commenced in December, 1992 and raised $1,000,000 in equity financing. The second commenced in June, 1993 and raised $2,000,000 in first mortgage financing. The final offering commenced May, 1994 and raised $500,000 in unsecured notes.

      (3) This category includes all other programs syndicated by Essex Partners from 1994 through 1996.

                                    TABLE III

                          ESSEX PARTNERS AND AFFILIATES

                       OPERATING RESULTS OF PRIOR PROGRAMS

                           (Through December 31, 1996)




          Table III presents operating information from the opening of the property through December 31, 1996 for the programs in which Essex Partners or affiliates acted as general partners and which closed in the five year period ending December 31, 1996.

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                      --------------------------------------------------------
                                                                                       ESSEX MICROTEL ASSOCIATES II L.P.
                                                                      --------------------------------------------------------
                                                                          1992      1993
                                                                           (1)    (3 MOS)        1994        1995        1996
Gross Revenues                                                             --       272.7     2,569.6      2,925.5     2,959.8
Profit on sale of properties                                               --          --          --           --          --
Less: operating expenses                                                  2.5       308.9     1,693.2      1,803.9     1,868.7
                                                                     --------    --------     -------      -------     -------
Operating income (loss)                                                  (2.5)      (36.2)      876.4      1,121.6     1,091.1

Less: interest expense                                                     --       372.7       785.8        785.8       785.8
      depreciation                                                         --       255.1       676.1        687.0       690.0
                                                                     --------    --------     -------      -------     -------
Net income (loss)                                                        (2.5)     (664.0)     (585.5)      (351.2)     (384.7)

Cash generated from operations                                           (0.4)     (452.2)      135.2        378.3       275.4
Cash generated from sales                                                  --          --          --           --          --
Cash generated from financing activities                              3,707.6     5,304.0       (78.0)      (312.9)     (341.9)
Plus:cash distributions                                                    --       100.2       273.5        315.5       341.9
                                                                      --------------------------------------------------------
Cash generated from operations, sales and financing                   3,707.2     4,952.0       330.7        380.9       275.4

Less: cash distributions to investors
      --from operating cash flow                                           --          --       135.2        315.5       341.9
      --from sales and financing activities                                --       100.2       138.3           --          --
      --from other                                                         --          --          --           --          --
                                                                      --------------------------------------------------------
Cash generated (deficiency) after cash distributions                  3,707.2     4,851.8        57.2         65.4       (66.5)
Less: special items - capital improvements                           (1,051.5)   (6,830.8)     (422.4)       (75.0)      (40.2)
                                                                      --------------------------------------------------------
Cash generated (deficiency) after cash                                2,655.7    (1,979.0)     (365.3)        (9.6)     (106.6)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)                     -- from operation           (0.9)     (252.6)     (222.7)      (133.6)     (146.3)
                                             -- from recapture             --          --          --           --          --
  Capital gain                                                             --          --          --           --          --
Cash distributions to investors
  Source: (on a GAAP basis)                  -- investment income          --          --          --           --          --
                                             -- return of capital          --          --       104.0        120.0       130.0
  Source: (on a cash basis)                  -- sales                      --          --          --           --          --
                                             -- financing activities       --          --        52.6           --          --
                                             -- operations                 --          --        51.4        120.0       130.0
                                             -- other                      --          --          --           --          --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program)                                                           100%
                                                                      --------------------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                                    ----------------------------------------------
                                                                                            ESSEX HOSPITALITY ASSOCIATES III (2)
                                                                                    ----------------------------------------------

                                                                                         1993        1994
                                                                                          (1)      (3 MOS)       1995       1996
                                                                                    ----------------------------------------------
Gross Revenues                                                                            --         128.7     2,498.8     3,741.1
Profit on sale of properties                                                              --            --          --       (67.2)
Less: operating expenses                                                                  --         167.1     1,849.4     2,664.9
                                                                                     --------      -------     -------     -------
Operating income (loss)                                                                   --         (38.4)      649.4     1,008.9

Less: interest expense                                                                    --         242.4       750.4     1,000.0
      depreciation                                                                        --         151.3       483.4       667.1
                                                                                     --------      -------     -------     -------
Net income (loss)                                                                         --        (432.0)     (584.5)     (658.1)
Cash generated from operations                                                            --        (299.6)      (67.9)      239.6
Cash generated from sales                                                                                                       --
Cash generated from financing activities                                             1,593.0       7,026.1     3,258.6      (281.2)
Plus:cash distributions                                                                   --          62.3       314.4       423.3
                                                                                     ---------------------------------------------
Cash generated from operations, sales and financing                                  1,593.0       6,788.8     3,505.2       381.7

Less: cash distributions to investors
      --from operating cash flow                                                          --            --          --       239.6
      --from sales and financing activities                                               --          62.3       314.4       183.7
      --from other                                                                        --            --          --          --
                                                                                     --------------------------------------------
Cash generated (deficiency) after cash distributions                                 1,593.0       6,726.5     3,190.8       (41.6)
Less: special items - capital improvements                                            (575.4)     (5,195.2)   (5,615.9)      (54.4)
                                                                                     --------------------------------------------
Cash generated (deficiency) after cash                                               1,017.6       1,531.3    (2,425.1)      (96.0)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)                     -- from operations                           --        (202.4)       (146.6)   (165.1)
                                             -- from recapture                            --            --          --          --
  Capital gain                                                                            --            --          --          --
Cash distributions to investors
  Source: (on a GAAP basis)                  -- investment income                         --            --          --
                                             -- return of capital                         --          29.2        78.9       106.2
  Source: (on a cash basis)                  -- sales                                     --            --          --          --
                                             -- financing activities                      --          29.2        78.9        46.1
                                             -- operations                                --            --          --          --
                                             -- other                                     --            --          --          --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                              99%
                                                                                     --------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)


                                                                      ESSEX KNOXVILLE ASSOCIATES L.P.         ESSEX HOSPITALITY
                                                                      -------------------------------        ASSOCIATES IV L.P. (3)
                                                                                                             ----------------------




                                                                     1993    1994
                                                                     (1)    (5 MOS)     1995        1996          1995       1996
                                                               ------------------------------------------    ---------------------
Gross Revenues                                                       8.8     350.7    1,053.8     1,078.2          --          483
Profit on sale of properties                                          --        --         --          --          --           --
Less: operating expenses                                             0.5     237.1      658.9       696.1          --        886.2
                                                                 -------  --------    -------     --------   ---------    --------
Operating income (loss)                                              8.3     113.6      394.9       382.1          --       (403.1)

Less: interest expense                                                --     137.5      270.0       270.0          --        474.6
      minority interest                                               --        --         --          --          --        356.5
      depreciation                                                   8.9     145.7      252.1       218.9          --        345.8
                                                                 -------  --------    -------     --------   ---------    --------
Net income (loss)                                                   (0.6)   (169.5)    (127.2)     (106.8)         --       (866.9)
Cash generated from operations                                       7.8     (27.7)     149.6       117.6          --       (737.1)
Cash generated from sales                                             --        --        --          --           --           --
Cash generated from financing activities                         2,757.4     397.7     (132.5)     (122.0)    1,985.3      8,504.9
Plus:cash distributions                                               --      30.0      121.0       123.2          --        113.6
                                                                 ----------------------------------------    ---------------------
Cash generated from operations, sales and financing              2,765.2     400.0      138.1       118.8     1,985.3      7,881.4

Less: cash distributions to investors
      --from operating cash flow                                      --        --      121.0       123.2          --           --
      --from sales and financing activities                           --      30.0         --          --          --        113.6
      --from other                                                    --        --         --          --          --           --
                                                                 ----------------------------------------    ---------------------
Cash generated (deficiency) after cash distributions             2,765.2     370.0       17.1        (4.4)    1,985.3      7,767.8
Less: special items - capital improvements                        (763.2) (2,323.7)      (1.7)      (22.0)   (1,356.4)    (5,881.0)
                                                                 ----------------------------------------    ---------------------
Cash generated (deficiency) after cash                           2,002.0  (1,953.6)      15.4       (26.5)      628.9      1,886.8
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)          -- from operations                (0.6)   (169.5)    (127.2)     (106.8)         --       (403.7)
                                  -- from recapture                   --        --         --          --          --           --
  Capital gain                                                        --        --         --          --          --           --
Cash distributions to investors
  Source: (on a GAAP basis)       -- investment income                --        --         --          --          --           --
                                  -- return of capital                --      30.0      121.0       123.2          --         52.9
  Source: (on a cash basis)       -- sales                            --        --         --          --          --           --
                                  -- financing activities             --      30.0         --          --          --         52.9
                                  -- operations                       --        --         --          --          --            0
                                  -- other                            --        --         --          --          --           --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                     100%                     100%
                                                                 ----------------------------------------    ---------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                     ----------------------------------------------
                                                                             ESSEX MICROTEL ASSOCIATES L.P.
                                                                     ----------------------------------------------

                                                                      1992      1993       1994     1995       1996
                                                                     ----------------------------------------------
Gross Revenues                                                       745.4      832.5     892.0     923.6     969.5
Profit on sale of properties                                            --        --        --        --        --
Less: operating expenses                                             564.1      599.9     603.6     616.5     593.7
                                                                     -----     ------    ------    ------    ------
Operating income (loss)                                              181.4      232.6     288.4     307.1     375.8

Less: interest expense                                                41.6       46.5      47.2      43.3      44.4
      depreciation                                                   155.4      145.4     125.3     115.7     117.9
                                                                     -----     ------    ------    ------    ------
Net income (loss)                                                    (15.7)      40.8     115.9     148.1     213.4

Cash generated from operations                                       195.2      167.1     261.2     268.6     319.5
Cash generated from sales                                               --         --        --        --        --
Cash generated from financing activities                             125.0     (226.3)   (240.0)   (256.3)   (266.5)
Plus:cash distributions                                              406.4      227.1     240.0     252.0     279.8
                                                                     ----------------------------------------------
Cash generated from operations, sales and financing                  726.6      167.9     261.2     264.3     332.8

Less: cash distributions to investors
      --from operating cash flow                                     144.2      179.7     240.0     252.0     279.8
      --from sales and financing activities                          262.2       47.4        --        --        --
      --from other                                                      --         --        --        --        --
                                                                     ----------------------------------------------
Cash generated (deficiency) after cash distributions                 320.2      (59.2)     21.2      24.3      53.0
Less: special items - capital improvements                          (463.4)     (12.9)     (5.3)     (8.9)    (26.7)
                                                                     ----------------------------------------------
Cash generated (deficiency) after cash                              (143.1)     (72.2)     15.9      15.4      26.3
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)         -- from operations                   (5.1)     13.2      37.6      48.0      69.2
                                 -- from recapture                      --        --        --        --        --
  Capital gain                                                          --        --        --        --        --
Cash distributions to investors
  Source: (on a GAAP basis)      -- investment income                   --        --        --        --        --
                                 -- return of capital                131.8       73.7      77.8      81.7     90.8
  Source: (on a cash basis)      -- sales                               --        --        --        --        --
                                 -- financing activities              85.0       15.4       --        --        --
                                 -- operations                        46.8       58.3      77.8      81.7     90.8
                                 -- other                               --        --        --         --       --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                               100%
                                                                     ----------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                          -----------------------------------------------------
                                                                                          ESSEX CHARLESTON ASSOCIATES L.P.
                                                                          -----------------------------------------------------
                                                                              1992         1993
                                                                               (1)        (8 MOS)    1994      1995      1996
                                                                          -----------------------------------------------------
Gross Revenues                                                                 13.3        483.2     829.1     866.0     916.0
Profit on sale of properties                                                     --           --        --        --        --
Less: operating expenses                                                        2.2        339.3     577.1     578.0     629.1
                                                                          ---------     --------    ------   -------    ------
Operating income (loss)                                                        11.1        143.9     252.0     288.0     286.9

Less: interest expense                                                           --        116.7     175.0     175.0     175.0
      depreciation                                                             12.8        167.1     239.1     202.9     177.6
                                                                          ---------     --------    ------    ------    ------
Net income (loss)                                                              (1.7)      (139.9)   (162.1)    (89.9)    (65.7)

Cash generated from operations                                                 10.4         (5.4)       84     118.5     113.5
Cash generated from sales                                                        --           --        --        --        --
Cash generated from financing activities                                    2,539.0        456.2     (68.0)   (106.4)   (110.0)
Plus:cash distributions                                                          --         25.0      68.0     106.4     111.1
                                                                          ----------------------------------------------------
Cash generated from operations, sales and financing                         2,549.4        475.8      84.0     118.5     114.6

Less: cash distributions to investors
      --from operating cash flow                                                 --           --      68.0     106.4     111.1
      --from sales and financing activities                                      --         25.0        --        --        --
      --from other                                                               --           --        --        --        --
                                                                          ----------------------------------------------------
Cash generated (deficiency) after cash distributions                        2,549.4        450.8      16.0      12.1       3.5
Less: special items - capital improvements                                   (901.0)    (2,065.2)    (16.3)    (10.6)    (25.4)
                                                                          ----------------------------------------------------

Cash generated (deficiency) after cash                                      1,648.4     (1,614.4)     (0.3)      1.5     (21.9)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)                       -- from operations              (1.1)       (84.9)    (98.3)    (54.6)    (39.9)
                                               -- from recapture                 --           --        --        --        --
  Capital gain                                                                   --           --        --        --        --
Cash distributions to investors
  Source: (on a GAAP basis)                    -- investment income              --           --        --        --        --
                                               -- return of capital              --         15.2      41.3      64.6      67.4
  Source: (on a cash basis)                    -- sales                          --           --        --        --        --
                                               -- financing activities           --         15.2        --        --        --
                                               -- operations                     --           --      41.3      64.6      67.4
                                               -- other                          --           --        --        --        --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                          100%
                                                                          ----------------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)


                                                                       -------------------------------------------------
                                                                                 ESSEX MICROTEL CARRIER CIRCLE L.P.
                                                                       -------------------------------------------------

                                                                        1992
                                                                       (2 MOS)       1993      1994      1995      1996

Gross Revenues                                                         101.7        846.1     967.9     925.4     948.4
Profit on sale of properties                                              --        (36.4)       --        --        --
Less: operating expenses                                                88.2        560.3     615.5     587.9     634.1
                                                                        ----        -----     -----     -----     -----
Operating income (loss)                                                 13.5        249.5     352.4     337.6     314.3

Less: interest expense                                                  37.0        225.5     225.5     225.5     226.5
      depreciation                                                      77.2        247.6     218.2     197.5     187.5
                                                                        ----        -----     -----     -----     -----
Net income (loss)                                                     (100.6)      (223.7)    (91.3)    (85.4)    (99.7)

Cash generated from operations                                         (13.9)        40.1     125.7     123.2      53.7
Cash generated from sales                                                 --         66.0        --        --        --
Cash generated from financing activities                             3,153.5        (66.3)   (105.0)   (117.1)    (55.1)
Plus:cash distributions                                                   --         66.3     105.0     117.1      91.5
                                                                     --------------------------------------------------
Cash generated from operations, sales and financing                  3,139.5        106.1     125.8     123.2      90.1

Less: cash distributions to investors
      --from operating cash flow                                          --         40.1      67.0     117.1      91.5
      --from sales and financing activities                               --         26.2      38.0        --        --
      --from other                                                        --           --        --        --        --
                                                                     --------------------------------------------------
Cash generated (deficiency) after cash distributions                 3,139.5         39.8      20.8       6.1      (1.4)
Less: special items - capital improvements                          (3,116.6)        (2.2)    (30.1)    (16.9)    (28.2)
                                                                     --------------------------------------------------
Cash generated (deficiency) after cash                                  22.9         37.6      (9.3)    (10.7)    (29.6)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)           -- from operations                  (75.8)      (168.5)    (68.8)    (64.4)    (75.1)
                                   -- from recapture                      --           --        --        --        --
  Capital gain                                                            --           --        --        --        --
Cash distributions to investors
  Source: (on a GAAP basis)        -- investment income                   --           --        --        --
                                   -- return of capital                   --         50.0      79.1      88.2      68.9
  Source: (on a cash basis)        -- sales                               --         19.7      28.6        --        --
                                   -- financing activities                --           --        --        --        --
                                   -- operations                          --         30.2      50.5      88.2      68.9
                                   -- other                               --           --        --        --        --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                    98%
                                                                     --------------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)


                                                                          --------------------------------------------------------
                                                                                           ESSEX MICROTEL 1989 L.P.
                                                                          --------------------------------------------------------


                                                                           1992         1993        1994         1995       1996
                                                                          --------------------------------------------------------
Gross Revenues                                                            1,148.2      1,105.3     1,036.0     1,025.0     1,058.9
Profit on sale of properties                                                   --           --          --          --          --
Less: operating expenses                                                    644.6        660.3       634.5       636.4       625.3
                                                                            -----        -----       -----       -----       -----
Operating income (loss)                                                     503.6        445.0       401.5       388.5       433.6

Less: interest expense                                                      271.0        292.1       290.4       288.5       260.1
      depreciation                                                          172.5        190.7       192.2       168.7       152.7
                                                                            -----        -----       -----       -----       -----
Net income (loss)                                                            60.1        (37.8)      (81.1)      (68.8)       20.8

Cash generated from operations                                              218.1        156.0        97.0       104.2       161.3
Cash generated from sales                                                      --           --          --          --          --
Cash generated from financing activities                                   (253.9)      (134.6)     (112.7)      (75.0)     (106.5)
Plus:cash distributions                                                     795.5        121.2        97.8        58.2        78.2
                                                                          --------------------------------------------------------

Cash generated from operations, sales and financing                         759.7        142.6        82.1        87.3       133.0

Less: cash distributions to investors
      --from operating cash flow                                            253.9        121.2        97.8        58.2        78.2
      --from sales and financing activities                                 541.6           --          --          --          --
      --from other                                                             --           --          --          --          --
                                                                          --------------------------------------------------------

Cash generated (deficiency) after cash distributions                        (35.8)        21.3       (15.7)       29.2        54.9
Less: special items - capital improvements                                  (13.8)        (8.6)      (14.2)      (10.3)      (33.3)
                                                                          --------------------------------------------------------
Cash generated (deficiency) after cash                                      (49.6)        12.7       (29.8)       18.8        21.5
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)                         -- from operations          40.1        (25.2)      (54.1)      (45.8)       13.9
                                                 -- from recapture             --           --          --          --          --
  Capital gain                                                                 --           --          --          --          --
Cash distributions to investors
  Source: (on a GAAP basis)                      -- investment income          --           --          --          --          --
                                                 -- return of capital       530.3         80.8        65.2        38.8        52.1
  Source: (on a cash basis)                      -- sales                      --           --          --          --          --
                                                 -- financing activities    361.1           --          --          --          --
                                                 -- operations              169.3         80.8        65.2        38.8        52.1
                                                 -- other                      --           --          --          --          --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                              100%
                                                                          --------------------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                    ---------------------------------------------------------
                                                                                       ESSEX MICROTEL LEHIGH L.P.
                                                                     ---------------------------------------------------------
                                                                       1992         1993       1994         1995        1996
                                                                     ---------------------------------------------------------
Gross Revenues                                                       1,144.7      1,164.8     1,121.6     1,105.5     1,074.3
Profit on sale of properties                                              --           --          --          --          --
Less: operating expenses                                               690.4        716.6       707.3       683.1       698.6
                                                                     -------      -------     -------     -------     -------
Operating income (loss)                                                454.3        448.1       414.3       422.4       375.7

Less: interest expense                                                 185.0        223.3       234.2       252.1       268.4
      depreciation                                                     162.1        176.0       166.2       169.5       193.4
                                                                     -------      -------     -------      ------     -------
Net income (loss)                                                      107.2         48.9        13.9         0.7       (86.2)

Cash generated from operations                                         258.1        225.2       170.8       194.3       101.2
Cash generated from sales                                                 --           --          --          --          --
Cash generated from financing activities                              (233.8)      (192.1)     (189.9)     (193.3)      (72.1)
Plus:cash distributions                                                662.2        139.7       143.1       139.9        76.5
                                                                     --------------------------------------------------------
Cash generated from operations, sales and financing                    686.5        172.9       124.1       140.8       105.7

Less: cash distributions to investors
      --from operating cash flow                                       233.8        139.7       143.1       139.9        76.5
      --from sales and financing activities                            428.4           --          --          --          --
      --from other                                                                     --          --          --          --
                                                                     --------------------------------------------------------
Cash generated (deficiency) after cash distributions                    24.3         33.1       (19.0)        1.0        29.2
     Less: special items - capital improvements                        (21.0)       (23.4)      (15.8)      (23.2)      (41.5)
                                                                     --------------------------------------------------------
Cash generated (deficiency) after cash                                   3.3          9.7       (34.8)      (22.2)      (12.3)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)               -- from operations               57.2         26.1         7.4         0.4       (46.0)
                                       -- from recapture                  --           --          --          --          --
  Capital gain                                                            --           --          --          --          --
Cash distributions to investors
  Source: (on a GAAP basis)            -- investment income               --           --          --          --          --
                                       -- return of capital            353.2         74.5        76.3        74.6        40.8
  Source: (on a cash basis)            -- sales                           --           --          --          --          --
                                       -- financing activities         228.5           --          --          --          --
                                       -- operations                   124.7         74.5        76.3        74.6        40.8
                                       -- other                           --           --          --          --          --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                         100%
                                                                     --------------------------------------------------------

                                   TABLE III

                         ESSEX PARTNERS AND AFFILIATES

                   OPERATING RESULTS OF PRIOR PROGRAMS (000)

                          (Through December 31, 1996)

                                                          ESSEX GLENMAURA L.P.
                                                               1995
                                                                (1)                            1996
                                                                ---                            ----

Gross Revenues                                                    2.4                            486.3
Profit on sale of properties                                       -                                -
Less: operating expenses                                          2.4                            864.6
Operating income (loss)                                          (0.0)                          (378.3)

Less: interest expense                                            5.5                            162.8
      depreciation                                                 -                             273.5
Net income (loss)                                                (5.5)                          (814.6)

Cash generated from operations                                   (5.6)                          (381.3)
Cash generated from sales                                          -                                -
Cash generated from financing activities                       2068.6                           5784.3
Plus:cash distributions                                            -                                -
                                                               ------                           ------
Cash generated from operations, sales and financing            2063.0                           5403.1

Less: cash distributions to investors
      --from operating cash flow                                   -                                -
      --from sales and financing activities                        -                                -
      --from other                                                 -                                -
                                                               ------                           ------
Cash generated (deficiency) after cash distributions           2063.0                           5403.1
Less: special items - capital improvements                    (1814.5)                         (5623.4)
                                                               ------                           ------
Cash generated (deficiency) after cash                          248.5                           (220.4)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss) -- from operations                      (5.8)                          (370.3)
                         -- from recapture                         -                                -
  Capital gain                                                     -                                -
Cash distributions to investors
  Source: (on a GAAP basis)-- investment income                    -                                -
                           -- return of capital                   0.0                              0.0
  Source: (on a cash basis)-- sales                                -                                -
                           -- financing activities                 -                                -
                           -- operations                          0.0                              0.0
                           -- other                                -                                -
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                100.0%


 NOTES


 (1) These partnerships participated in fundraising and construction activities in the year indicated. The properties owned by the partnerships opened in the following year. If the property operated for less than twelve months in its first year of operations, the number of months the property was open is noted.

 (2) There are three properties in Essex Hospitality Associates III L.P. The first opened in September, 1994, the second in April, 1995 and the third in September, 1995. The first full year of operations for all properties is 1996.

 (3) Essex Hospitality Associates IV is still in the fund raising and development stage. Only one property was open in 1996, and it was a hotel which opened in September, 1996 owned by a partnership in which Essex Hospitality Associates IV owns a majority interest.

                                    TABLE IV

                       ESSEX PARTNERS INC. AND AFFILIATES

                          RESULTS OF COMPLETED PROGRAMS







    Table IV presents a summary of operating and disposition results of the prior partnerships sponsored by either Essex Partners or affiliates which have sold all their properties as of December 31, 1996. Table IV presents tax, cash distributions and holding period information with respect to the disposition of such properties.

    As of December 31, 1996, no hotel properties have been sold.

                                     TABLE V

                          ESSEX PARTNERS AND AFFILIATES

                        SALES AND DISPOSALS OF PROPERTIES


    Table V presents information on the sales or dispositions of property for the three years ending December 31, 1996 by programs in which Essex Partners or affiliates acted as general partners and that have similar investment objectives to the Partnership.


    As of December 31, 1996, no hotel properties have been sold or disposed of.

                                    TABLE VI

                          ESSEX PARTNERS AND AFFILIATES

                     ACQUISITIONS OF PROPERTIES BY PROGRAMS





     Table VI presents information with respect to the acquisition and development of properties during the three year period ending December 31, 1996 by programs in which Essex Partners or affiliates acted as general partners.

                          ESSEX PARTNERS AND AFFILIATES

                     ACQUISITIONS OF PROPERTIES BY PROGRAMS

                     (THREE YEARS ENDING DECEMBER 31, 1996)

                                                                                     Essex Glenmaura
                                           Essex Hospitality Associates III L.P.           L.P.
                                           -------------------------------------           ----
 Name                                 Microtel          Hampton Inn      Microtel        Courtyard

 Location                            Birmingham,        Rochester,      Chattanooga,     Scranton, PA
                                         AL                NY               TN

 Type of property                       hotel            hotel            hotel             hotel

 Number of units                          102              118              100              120

 Date of purchase                    12/30/93          6/28/94         12/30/94          7/07/95

 Debt financing                     2,800,000        4,100,000        3,100,000        5,400,000

 Cash downpayment                     145,000        1,141,000          145,000        2,981,000

 Contract purchase price plus
   acquisition fee (1)              2,812,000        4,989,000        3,103,000        7,541,000

 Other cash expenditures
   expensed (2)                        54,000          112,000           62,000          401,000

 Other cash expenditures
   capitalized (3)                    133,000          252,000          142,000          439,000

 Total acquisition cost             2,999,000        5,353,000        3,307,000        8,381,000

                                    TABLE VI

                              ESSEX AND AFFILIATES

                     ACQUISITIONS OF PROPERTIES BY PROGRAMS

 (1) For projects involving construction of new facilities, the contract purchase price includes the cost of the land, the building construction cost, cost for furniture and fixtures, architectural and engineering costs and the costs of any permits.

 (2) For projects involving construction of new facilities, the other cash expenditures expensed includes any operating supplies, utilities costs and payroll costs incurred prior to the opening of the property.

 (3) For projects involving construction of new facilities, the other cash expenditures capitalized includes taxes, insurance and interest costs during construction, opening linen inventory, any travel costs and the initial franchise fee.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.

                            $1,980,000 Consisting of
    Mortgage Notes, 10.5% Subordinated Notes, and Limited Partnership Units
                    (Minimum Amount Needed to Break Escrow)

Essex Hospitality Associates IV L.P. (the "Partnership") is a newly-organized New York limited partnership formed to acquire undeveloped land in the eastern United States and construct and operate a series of hotels (collectively, the "Hotels," and individually, "Hotel," as more particularly described in the Glossary), which may be operated under one or more, or a combination of one or more, of the following hotel franchises: Courtyard by Marriott(R), Fairfield Inn(R) by Marriott, Hampton Inn(R), Homewood Suites(R), Hampton Inn & Suites(SM), or Microtel Inn ("Microtel(R)") hotels (collectively, the "Potential Franchises"), as well as other franchises, which may be specified by the General Partner in its sole discretion. The Hotels will be constructed and operated on land acquired by the Partnership pursuant to franchises or licenses to be obtained from the Potential Franchises or from such other franchises as may be specified by the General Partner. As of the date of this Prospectus, the Partnership has identified two sites for acquisition and the construction thereon of a Homewood Suites(R) hotel and a Hampton Inn & Suites(SM) hotel. The Partnership will also acquire a limited partnership interest in Essex Glenmaura L.P. ("Essex Glenmaura"), a New York limited partnership in which the General Partner is also the general partner, that intends to construct and operate a Courtyard by Marriott(R) hotel. The Partnership may also loan funds on a secured basis to other entities engaged in the business of owning and operating hotels and motels. See "ESTIMATED USE OF PROCEEDS." The general partner of the Partnership is Essex Partners Inc. (the "General Partner"). The minimum amount needed to break escrow is $1,980,000 ("Minimum Offering Amount"). In order for the Partnership to maintain its maximum permitted leverage requirement of .85 to 1.0, See "PROSPECTUS SUMMARY -- The Offering of Subordinated Notes," at least $304,000, including the principal amount of any Partner Notes (as hereafter defined), of the Minimum Offering Amount must be proceeds from the sale of Units. See "THE OFFERING -- Volume and Timing Discounts."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ESSEX CAPITAL MARKETS INC.
               The date of this Prospectus is November 24, 1995.

For information on matters occurring since the date of this Prospectus, see the Supplement(s), if any, included herewith.

         The Partnership is seeking to raise a maximum amount of $21,000,000 ("Maximum Offering Amount"). The Partnership will sell a combination of up to $5,000,000 of Limited Partnership Units (the "Units"), up to $10,000,000 of the Partnership's notes secured by first mortgage liens on Hotels, together with improvements thereon (the "Mortgage Notes"), and up to $6,000,000 of the Partnership's subordinated notes (the "Subordinated Notes"). Subject to certain limitations described more fully herein, the Mortgage Notes will be secured by a first mortgage lien on certain real property of the Partnership and, in the event the Partnership leases or subleases real property, by a leasehold mortgage in the Partnership's interest in the real property and improvements thereon. See "DESCRIPTION OF THE NOTES -- Security for the Notes." The relative value of a leasehold mortgage may be less than that of a fee mortgage. See "RISK FACTORS -- Financing Related Risks -- Security for Mortgage Notes may be Reduced or Eliminated if Land or Leased or Subleased." The Mortgage Notes and the Subordinated Notes will be referred to herein collectively, as the "Notes." The minimum investment is $5,000, or $2,000 for IRAs, Keogh and qualified plans, in each case without taking into account any available timing discounts. Investors may invest in a combination of Units and Notes. The General Partner will accept or reject subscriptions for Units or Notes within four business days after its receipt by the Partnership. In the event a subscription is rejected or the Minimum Offering Amount is not sold, subscribers will be refunded 100% of their investment, plus interest. SEE "THE OFFERING." The Offering will terminate 24 months from the date of this Prospectus unless sooner terminated as provided herein. See "THE OFFERING -- Subscription." The Offering Termination Date (as herein defined) may not be extended.

THIS OFFERING INVOLVES CERTAIN RISKS INCLUDING THE FOLLOWING (SEE "RISK FACTORS" AT PAGE 41).

         - Only two properties have been identified for acquisition and only two franchises have been identified for development. The Partnership does not currently own any properties and has obtained no commitment for a franchise.

         -        Total reliance on the General Partner.

         - Minimum Offering Amount is insufficient to complete a Hotel without additional funding of between $6.6 million and $7.0 million. If sufficient additional funding is not obtained, the proceeds from a mortgage foreclosure would be insufficient to repay the principal amount of the Mortgage Notes, and Limited Partners and Holders of Notes, could lose the entire amount of their investment.

         - Front-End Fees are non-refundable and are payable out of proceeds of the offering. Approximately 33.2% of the gross proceeds from the Minimum Offering Amount and 15.2% from the Maximum Offering Amount will be payable as Front-End Fees.

         - Mortgage Notes, Subordinated Notes and Units are subject to material restrictions on transfer and no public market in the Mortgage Notes, Subordinated Notes or Units is expected to develop.

         - Limited net worth of General Partner (approximately $1,700,000 as of July 31, 1995) is substantially less than the potential liabilities of the General Partner to the Partnership and to other limited partnerships for which it acts as a general partner.

         -        Risks relating to construction of the Hotels.

         - High leverage and debt service obligations substantially in advance of the opening of the first Hotel.

         - Substantial fees are payable to the General Partner and its affiliates whether or not the Partnership's business objectives are realized. In addition to the payment of Front End Fees, management and other fees are payable to the General Partner and its affiliates.

         - General Partner's and Trustee's liabilities are limited and they are relieved of certain fiduciary duties that they would otherwise have under applicable law, requiring investors to prove bad faith or gross negligence to recover damages in a legal action against them.

         - Cash distributions to Partners and repayment of the Notes will depend upon future Partnership performance and investors could lose the entire amount of their investment if the Partnership is unable to operate profitably.


ADDITIONAL RISKS ASSOCIATED WITH THE NOTES

         - The General Partner is not personally liable for repayment of the Notes.

         - The mortgages securing repayment of the Mortgage Notes may be inadequate or set aside in bankruptcy.

         -        There is no sinking fund for retirement of the Notes.

         - Portions of the collateral underlying the Mortgage Notes may be released in certain circumstances.

         - The Subordinated Notes will be subordinated to the Mortgage Notes and External Financing, there is no limit or restriction on the amount of such indebtedness to which the Subordinated Notes may be subordinated.

         - A single trustee has been named for both the Subordinated Notes and the Mortgage Notes and such trustee would have a conflicting interest in the event of default, as a result of which it might be required to resign as trustee.

ADDITIONAL RISKS ASSOCIATED WITH THE UNITS

         - The Partnership must pay amounts due under the Notes before Partners are entitled to receive distributions from the Partnership. There can be no assurance as to when a Partner will begin to receive distributions.

         - Foreclosure of the mortgages could create taxable income for Partners with no cash distribution to pay the tax.

=======================================================================================
                              Price to        Selling                 Proceeds to
                              Public[1]       Commissions[1][3]       Partnership[2][3]
=======================================================================================
Per Mortgage Note           $     1,000       $        55             $       945
Per Subordinated Note             1,000                55                     945
Per Unit                          1,000                80                     920
Total Minimum [3][4]          1,980,000           116,500               1,863,500
Total Maximum [3][4]         21,000,000         1,280,000              19,720,000

                                        (Footnotes continued on following pages)

[1] The minimum required purchase is $5,000 ($2,000 for IRAs, Keogh and qualified plans). The Notes and Units are being offered through Essex Capital Markets Inc. (the "Managing Dealer"), an affiliate of the General Partner and a member of the National Association of Securities Dealers, Inc. ("NASD"). The Managing Dealer will receive selling commissions equal to 5.5% of the principal amount of each Note sold and up to 8% of the price of each Unit sold. Volume discounts will be given on purchases of 30 or more Units and timing discounts will be given on purchases of Units on or before certain scheduled dates.
         (See "THE OFFERING - Volume and Timing Discounts"). The Partnership will pay to the Managing Dealer from operating revenues an Investor Relations Fee for continued communications with investors concerning, among other things, the Hotels and the Partnership's operations. The Investors Relations Fee will be paid annually, beginning December 31, 1998 and continuing for the next three calendar years thereafter, in an amount equal to .25% of total Gross Offering Proceeds from the sale of Units and the Notes, but only if and to the extent that total Dealer Compensation does not exceed 10% of Gross Offering Proceeds and total Organization and Offering Expenses do not exceed 15% of Gross Offering Proceeds. Payment of the Investor Relations Fee will be deferred until the

         Cumulative Return has been paid. The fee shall be deemed waived and permanently extinguished in the event such deferral continues through December 31, 2004. It should be noted that the Partnership is obligated to file periodic reports with the Securities and Exchange Commission relating to, among other things, the Hotels and the Partnership's operations, regardless of whether the Partnership is required to pay any Investor Relations Fee. The Managing Dealer is not obligated to purchase any unsold Notes or Units. To the extent the Managing Dealer uses the services of other broker/dealer firms, the commissions on Notes and Units sold will be paid by the Managing Dealer from its selling commissions. The General Partner will receive an Organization and Offering Management Fee from the Partnership in an amount equal to 3.4% of the Gross Offering Proceeds. The General Partner may, in its sole discretion, reallot an amount equal to up to 1% of the Gross Offering Proceeds to the Managing Dealer or other broker-dealers. See "THE OFFERING - PLAN OF DISTRIBUTION" and "COMPENSATION OF GENERAL PARTNER AND MANAGING DEALER."

[2] These amounts represent the proceeds to the Partnership prior to the payment of Organization and Offering Expenses (including the Organization and Offering Management Fee to the General Partner) of approximately $180,500 in the event that the Minimum Offering Amount of $1,980,000 is sold and $890,600 in the event that the Maximum Offering Amount of $21,000,000 is sold. Approximately 66.8% of the Gross Offering Proceeds will be available for investment after deduction of all Front-End Fees if the Minimum Offering Amount is sold, and approximately 84.8% of the Gross Offering Proceeds will be available for investment after deduction of such amounts if the Maximum Offering Amount is sold. See "ESTIMATED USE OF PROCEEDS." The term "Front-End Fees" (as defined in the Glossary) includes selling commissions and offering expenses, organizational fees and expenses, and acquisition and development fees.

[3] Due to the different percentage selling commissions for each type of security that is being offered, the actual amount of net proceeds to the Partnership and selling commissions cannot be determined until the closing of the offering. The above table assumes, solely for purposes of illustration, that the Minimum Offering Amount of $1,980,000 will result from the sale of 320 Units ($304,000, after taking into account timing discounts of 5%) and $1,676,000 of Notes. In the event the Minimum Offering Amount is achieved solely from the sale of Units, selling commissions could be as much as $158,400.

[4] The General Partner and its affiliates may purchase up to $1,000,000 in the aggregate of Notes and Units in the offering; up to $200,000 of any such purchases may be counted toward the Minimum Offering Amount. See "CONFLICTS OF INTEREST--Potential Conflicts Involving the Purchase of Units by Affiliates and Other Persons Which Count Toward the Minimum Offering Amount" and "THE OFFERING."

It is anticipated that the acquisition of the land and construction of the Hotels, the purchase of a limited partnership interest in Essex Glenmaura, and the creation of working capital for Partnership activities, will be financed with a combination of the proceeds of this offering of the Notes and Units and proceeds from financing obtained from sources other than the General Partner and its affiliates, including loans from institutional lenders and Franchisors or their affiliates, which financing will be secured by mortgage liens on the Partnership's real properties and any improvements thereon ("External Financing"). The minimum amount of capital which must be raised in order to break escrow is $1,980,000. If only the Minimum Offering Amount is raised, net proceeds of approximately $1,323,000 (excluding the principal amount of any Partner Notes received from Limited Partners purchasing 20 or more Units, which are payable upon demand by the General Partner at least six months after the Limited Partner's subscription has been accepted) would remain after deducting Front-End Fees. Approximately $891,000 of the net proceeds remaining will be invested in Essex Glenmaura. The Partnership would, therefore, need to obtain at least $6.7 Million of additional debt and/or equity financing in order to fully invest in Essex Glenmaura, to acquire the Warwick Property (as herein defined) and complete construction of a Homewood Suites(R) hotel thereon, and pay all fees and expenses related to the Partnership's activities. Alternatively, if the Partnership acquired the Solon Property (as herein defined) and constructed a Hampton Inn & Suites(SM) hotel thereon, the Partnership would need to obtain at least $6.3 Million of additional debt and/or equity financing. The actual costs and, therefore, the actual amount of additional funds necessary to acquire the Warwick Property and the Solon Property (collectively, the "Specified Properties") and construct the identified hotels will vary depending upon the source of the additional financing. In addition, the cost of construction could be greater if a Hotel other than a Homewood Suites(R) hotel or a Hampton Inn & Suites(SM) hotel were constructed on either the Warwick Property or the Solon Property. Moreover, the cost to construct a Hotel under any of the other Potential Franchises or such other franchises as may be identified by the General Partner for construction on the non-specified properties, could be more expensive than the construction costs of a Hampton Inn & Suites(SM) hotel or a Homewood Suites(R) hotel. There can be no assurance that any necessary additional financing will be obtained. See "RISK FACTORS - Absence of Financing Commitment." The General Partner believes that, if the Partnership is able to raise $21,000,000, either through the offering of Notes and

Units or the offering of Notes and Units and External Financing, the Partnership will have sufficient funds to construct and operate at least three hotels, purchase a limited partnership interest in Essex Glenmaura, and maintain a working capital reserve to finance Partnership activities. The Maximum Offering Amount is $21,000,000.

Interest on both the Mortgage Notes and the Subordinated Notes will be payable monthly, commencing on the first day of the second complete calendar month after the date that an investor's subscription proceeds have been released from escrow. The entire principal amount of the Mortgage Notes and the Subordinated Notes is due December 31, 2001, but this date may be extended through December 31, 2002 if the Partnership pays certain extension fees to the Holders. The Mortgage Notes and the Subordinated Notes are redeemable at the option of the Partnership, in whole or in part, at any time without payment of premium or penalty. Repayment of the principal amount of the Mortgage Notes at maturity will be secured by first mortgages on those hotel properties not secured by External Financing.

All subscription moneys received from investors will be deposited in an escrow account (the "Escrow Account") at Manufacturers and Traders Trust Company, Buffalo, New York (the "Escrow Agent") until the subscriber is either admitted as a Limited Partner (in the case of a subscription to purchase Units), a Note is issued by the Partnership to the subscriber (in the case of a subscription to purchase a Note) or the subscription is rejected. A subscriber may not withdraw his or her subscription during the period in which subscription proceeds are held in the Escrow Account. In the event that the Partnership has not accepted subscriptions for the purchase of such combination of Notes and Units as represents Gross Offering Proceeds of at least $1,980,000 in the aggregate, excluding the principal amount of any Partner Notes, (the "Minimum Offering Amount") within eighteen months from the date of this Prospectus (the "Specified Minimum Date"), 100% of subscription proceeds deposited in the Escrow Account, together with interest, if any, earned thereon (after reduction for the fees and expenses of the Escrow Agent from any earnings) will be promptly refunded to the subscribers. As of the date of this Prospectus, interest will accrue on funds in the Escrow Account at a rate of 2.5% per annum. If subscriptions for the Minimum Offering Amount are accepted by the Specified Minimum Date, the General Partner may hold an initial closing (the "First Closing") upon which all subscription proceeds then held in the Escrow Account will be released to the Partnership for use as described herein. The offering will continue until twenty-four months from the date of this Prospectus unless all Notes and Units are sold or the General Partner for any reason elects to terminate the offering at an earlier date (the "Offering Termination Date"). The General Partner has not determined the bases for any early termination of the offering. See "THE OFFERING - Subscription."

The Partnership will distribute to each Limited Partner and Holder of the Notes annual reports containing financial statements audited by the Partnership's independent certified public accountants. See "REPORTS." The Partnership will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the Indentures under which the Notes will be issued, and the form of Mortgages under which the Mortgage Notes will be secured after acquisition of one or more sites for construction of Hotels that will be encumbered by said Mortgages, the terms of which are incorporated by reference herein. Inquiries with respect to such documents should be directed to Barbara J. Purvis, Essex Partners Inc., 100 Corporate Woods, Rochester, New York 14623 (telephone: (716) 272-2300).

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

PROSPECTIVE INVESTORS WILL NOT HAVE THE OPPORTUNITY TO EVALUATE ALL OF THE REAL PROPERTIES TO BE PURCHASED, LEASED OR SUBLEASED BY THE PARTNERSHIP BECAUSE THE PARTNERSHIP PRESENTLY OWNS NO REAL PROPERTY AND, AS OF THE DATE HEREOF, HAS ONLY IDENTIFIED TWO OF THE PROPERTIES IT INTENDS TO PURCHASE, LEASE OR SUBLEASE. See "THE GENERAL PARTNER," "COMPENSATION OF GENERAL PARTNER AND MANAGING DEALER," "TAX CONSIDERATIONS;" "CONFLICTS OF INTEREST," "RISK FACTORS" AND "INVESTMENT OBJECTIVES AND POLICIES."

THE NOTES AND UNITS ARE SUBJECT TO MATERIAL RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NO PUBLIC MARKET IN THE NOTES OR UNITS IS EXPECTED TO DEVELOP. THE NOTES AND UNITS SHOULD BE PURCHASED ONLY FOR LONG TERM INVESTMENT. THIS INVESTMENT IS SUITABLE ONLY FOR PERSONS WHO DO NOT ANTICIPATE THAT THEY WILL BE REQUIRED TO SELL ANY INVESTMENT ACQUIRED HEREUNDER IN THE FORESEEABLE FUTURE AND WHO UNDERSTAND OR HAVE BEEN ADVISED WITH RESPECT TO THE TAX CONSEQUENCES OF, AND RISK FACTORS ASSOCIATED WITH, THIS INVESTMENT. SEE "INVESTOR SUITABILITY STANDARDS," "RISK FACTORS" AND "SUMMARY OF THE PARTNERSHIP AGREEMENT - RESTRICTIONS ON TRANSFER OF UNITS."

THE PARTNERSHIP WILL RECEIVE AN OPINION OF COUNSEL PRIOR TO EFFECTIVENESS OF THE REGISTRATION STATEMENT WITH RESPECT TO ALL MATERIAL TAX ISSUES INVOLVED IN THE PURCHASE OF NOTES AND UNITS FROM THE PARTNERSHIP. NO RULING OF THE INTERNAL

REVENUE SERVICE WILL BE SOUGHT. THE OPINION OF COUNSEL IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE TAX BENEFITS ASSOCIATED WITH THIS OFFERING WILL BE AVAILABLE. SEE "RISK FACTORS."

THIS PROSPECTUS DOES NOT CONTAIN AN UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE A MATERIAL FACT NECESSARY TO MAKE THE STATEMENTS MADE, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY ARE MADE, NOT MISLEADING. IT CONTAINS A FAIR SUMMARY OF THE MATERIAL TERMS OF DOCUMENTS PURPORTED TO BE SUMMARIZED HEREIN. THE USE OF FORECASTS IN THIS OFFERING IS PROHIBITED. ANY REPRESENTATIONS TO THE CONTRARY AND ANY PREDICTIONS, WRITTEN OR ORAL, AS TO THE AMOUNT OR CERTAINTY OF ANY PRESENT OR FUTURE CASH BENEFIT OR TAX CONSEQUENCE WHICH MAY FLOW FROM AN INVESTMENT IN THE PARTNERSHIP OR THE NOTES IS NOT PERMITTED. THE PROCEEDS OF THIS OFFERING WILL BE RECEIVED AND HELD IN TRUST BY THE GENERAL PARTNER OF THE PARTNERSHIP FOR THE BENEFIT OF THE PURCHASERS OF THE NOTES AND UNITS, TO BE APPLIED AS REQUIRED FROM TIME TO TIME ONLY FOR THE PURPOSES SET, FORTH HEREIN. UPON RECEIPT OF AND UNTIL ACCEPTANCE OF SUBSCRIPTIONS FOR A COMBINATION OF UNITS AND NOTES FOR AT LEAST $1,980,000, SUCH PROCEEDS WILL BE HELD IN AN ESCROW ACCOUNT WITH MANUFACTURERS AND TRADERS TRUST COMPANY, BUFFALO, NEW YORK, AS ESCROW AGENT.

HAMPTON INN & SUITES(SM) IS A TRADEMARK OF, AND HOMEWOOD SUITES(R) AND HAMPTON INN(R) ARE REGISTERED TRADEMARKS OF, PROMUS HOTEL CORPORATION AND ITS SUBSIDIARIES; COURTYARD BY MARRIOTT(R) AND FAIRFIELD INN(R) BY MARRIOTT ARE REGISTERED TRADEMARKS OF MARRIOTT INTERNATIONAL, INC.; AND MICROTEL(R) IS A REGISTERED TRADEMARK OF U.S. FRANCHISE SYSTEMS INC. NONE OF THE FOREGOING FRANCHISORS OR THEIR AFFILIATES HAS ENDORSED OR APPROVED THE OFFERING OR THE MERITS OF THE INVESTMENT DESCRIBED HEREIN. A GRANT TO THE PARTNERSHIP OF A FRANCHISE SHOULD NOT BE CONSTRUED AS AN APPROVAL OR ENDORSEMENT BY THE FRANCHISOR (OR ITS AFFILIATES) OF THE PARTNERSHIP OR THIS OFFERING.

                                TABLE OF CONTENTS

INVESTOR SUITABILITY STANDARDS...............................................      14

PROSPECTUS SUMMARY...........................................................      17
         Essex Hospitality Associates IV L.P.................................      17
         Description of the Hotel Concepts...................................      18
         The Offering of Subordinated Notes..................................      23
         The Offering of Mortgage Notes......................................      24
         The Offering of Limited Partnership Units...........................      27
         Summary of Risk Factors.............................................      30
         Compensation of General Partner and Managing Dealer.................      37
         The General Partner.................................................      40

DETERMINATION OF OFFERING PRICE..............................................      41

RISK FACTORS.................................................................      41
         Risks of Partially Specified Investments............................      41
         Financing Related Risks.............................................      42
         Investment Risks Generally..........................................      49
         Conflicts of Interest...............................................      52
         Specific Risks Related to the Hotels................................      54
         Environmental Risks.................................................      57
         Tax Risks...........................................................      57
         Risks of Joint Ventures.............................................      59
         Purchases by the General Partner and Affiliates Count Toward
                  the Amount Needed to Break Escrow..........................      59

COMPENSATION OF GENERAL PARTNER AND MANAGING DEALER..........................      60
         Fees to General Partner and Managing Dealer.........................      60
         Expenses of the Partnership.........................................      65
         Partnership Interest of the General Partner.........................      66

ESTIMATED USE OF PROCEEDS....................................................      68
         Specified Properties................................................      71
         Essex Glenmaura L.P.................................................      71

THE GENERAL PARTNER..........................................................      72
         Essex Investment Group, Inc.........................................      72
         Essex Partners Inc..................................................      75
         Experience of Essex Partners and Affiliates.........................      77
         Adverse Business Developments.......................................      87
         Prior Performance of the General Partner and its Affiliates.........      88
         The Managing Dealer.................................................      89

CONFLICTS OF INTEREST........................................................      89
         Limited Role of the Trustee.........................................      90
         No Limitation on Activities of the General Partner..................      91
         Potential Conflict in Allocating Hotel Sites Among Affiliates.......      91
         Potential Competition Among Hotels Owned by Affiliates..............      92
         Compensation of the General Partner and its Affiliates
                  Was Not Established Through Arm's Length Negotiations......      92
         Potential Conflicts Involving Sale of the Hotels or Merger or
                  Reorganization of the Partnership..........................      93
         Potential Conflicts in Making Additional Investments in
                  Essex Glenmaura............................................      93
         Potential Conflicts Involving Partnership Loans to Affiliates.......      94
         Potential Conflicts Involving the Purchase of Property
                  from the General Partner...................................      94
         Potential Conflicts Involving Joint Ventures........................      96
         Absence of Independent Due Diligence Review.........................      96
         Potential Conflicts Involving Tax Matters...........................      96
         Potential Conflicts Involving the Purchase of Units by
                  Affiliates and Other Persons Which Count Toward
                  the Minimum Offering Amount................................      96

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER..............................      97

THE PARTNERSHIP'S BUSINESS...................................................      99
         General  ...........................................................      99
         Description of the Hotel Concepts...................................     100
         Franchise Agreements................................................     106
         Construction of the Hotels..........................................     110
         Operation of the Hotels.............................................     111
         Competition.........................................................     112
         The Specified Properties............................................     113
         The Essex Glenmaura Investment......................................     119

INVESTMENT OBJECTIVES AND POLICIES...........................................     124
         Principal Investment Objectives.....................................     124
         Environmental Due Diligence.........................................     124
         Capitalization and Use of Initial Funds.............................     125
         Borrowing Policies..................................................     125
         Franchisor Financing................................................     126
         Business Development Plan...........................................     128
         Maintenance and Repairs; Capital Improvements.......................     128
         Sales and Refinancing...............................................     129
         General Restrictions................................................     129

TAX CONSIDERATIONS...........................................................     130
         Summary of Material Tax Considerations..............................     131
         Discussion of Tax Consequences Of Owning Notes......................     134
         Discussion of Tax Consequences of Owning
                  Limited Partnership Units..................................     136

SPECIAL CONSIDERATIONS FOR TAX EXEMPT INVESTORS..............................     162
         Unrelated Business Income Tax Considerations........................     162
         ERISA Considerations................................................     164

DESCRIPTION OF THE NOTES.....................................................     167
         Mortgage Notes and Subordinated Notes...............................     167

SUMMARY OF THE PARTNERSHIP AGREEMENT.........................................     177
         Partnership Capital.................................................     177
         Distributions.......................................................     178
         Allocations of Income and Loss......................................     179
         Authority of the General Partner....................................     179
         Indemnification and Limitation on Liability of the General Partner..     180
         Liability of Partners to Third Parties..............................     180
         Meetings and Voting Rights of the Limited Partners..................     181
         Resignation of General Partner......................................     182
         Assignment of General Partner Interests.............................     182
         Removal of General Partner..........................................     182
         Restrictions on Transfer of Units...................................     182
         Dissolution.........................................................     183
         Books and Records...................................................     183

         Partner's Independent Activities....................................     184
         Appointment of General Partner as Attorney-in-fact..................     184
         Amendments..........................................................     184
         Applicable Law......................................................     184

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION.................................................     184

THE OFFERING.................................................................     187
         Subscription........................................................     187
         Plan of Distribution................................................     189
         Timing and Volume Discounts.........................................     190
         Supplemental Sales Literature.......................................     192

REPORTS  ....................................................................     192
         Reports to Limited Partners.........................................     192
         Reports to Holders of Notes.........................................     193

LEGAL MATTERS................................................................     193

EXPERTS  ....................................................................     193

GLOSSARY ....................................................................     194

INDEX TO FINANCIAL STATEMENTS................................................     202


Exhibit A         -        Partnership Agreement
Exhibit B-1       -        Form of Subordinated Note
Exhibit B-2       -        Form of Mortgage Note
Exhibit C         -        Subscription Agreement and Partner Note
Exhibit D         -        Guaranty of Completion
Exhibit E         -        Prior Performance Tables

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED BY THE PARTNERSHIP TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN AS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED.

UNTIL FEBRUARY 22, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

                         INVESTOR SUITABILITY STANDARDS

         The Notes and Units are a suitable investment only for certain investors. Notes and Units should be acquired only by persons who: (a) are financially able to commit capital to a long-term investment which is very difficult to convert into cash; and (b) have resources sufficient to bear the risk of loss of their investment.

         Notes and Units will be sold to individuals, corporations, partnerships and trusts which represent in the Subscription Agreement that they satisfy one of the following conditions imposed by the states in which the Partnership intends to offer the Notes and Units:

         (i) they have a net worth, exclusive of home, home furnishings and automobiles, of at least $100,000; or

         (ii) they have a net worth, exclusive of home, home furnishings and automobiles, of at least $35,000 and an annual gross income of at least $35,000.

In the case of partnerships, corporations and certain trusts, the suitability standards will also be satisfied if each of the partners, in the case of a partnership, each of the shareholders, in the case of a corporation, or each of the beneficiaries, in the case of certain trusts, satisfy the suitability standards set forth in (i) or (ii) above.

         No sales of the Notes or Units will be made to nonresident aliens or to any other persons subject to back-up income tax withholding.

         NO OFFERS OR SALES OF THE NOTES OR UNITS MAY BE MADE IN ANY STATE BEYOND THE PERIOD OF EFFECTIVENESS OF THE REGISTRATION OR QUALIFICATION IN SUCH STATE.

         By executing the Subscription Agreement, investors represent that they meet the suitability standards applicable to them as set forth above (or in any supplement hereto) and in the Subscription Agreement, and agree that such standards may be applied to any proposed transferee of their Notes or Units.

         The minimum investment requirement for a purchaser of Notes or Units is $5,000, except that the minimum investment for individual retirement accounts ("IRAs"), Keogh and qualified plans is $2,000, in each case without taking into account any available timing discounts. Upon satisfying the applicable minimum investment requirement, investors may increase their investment in increments of $1,000, or smaller amounts in the event that timing discounts are received in connection with the purchase of Units on or before specified dates or volume discounts are received in connection with the purchase of 30 or more Units. See "THE OFFERING."

         In addition to restrictions on transfer imposed by the Partnership Agreement and the Indentures under which the Notes will be issued, investors seeking to transfer their Notes or Units subsequent to their initial investment may be subject to the securities laws of the state in which transfers take place. Under the laws of certain states investors may transfer their Notes or Units only to transferees who meet the suitability standards applicable in connection with their initial sale pursuant to this offering. Accordingly, the Partnership may require assurances at that time that such standards are met before agreeing to any transfers of such Notes or Units. See "SUMMARY OF THE PARTNERSHIP AGREEMENT - Restrictions on Transfer of Units," "DESCRIPTION OF THE NOTES - Transfer and Exchange" and "RISK FACTORS - Lack of Liquidity of Notes and Units."

         In considering an investment in the Units, tax exempt investors should consider, among other things, the extent to which the Partnership will produce unrelated business taxable income. See "SPECIAL CONSIDERATIONS FOR TAX EXEMPT INVESTORS." In addition, investors should consider that an investor in the Units will be required to file state income tax returns in jurisdictions where the Partnership is doing business, which includes New York State as well as the states where the Partnership owns property. An investor in Units may, therefore, be required to file income tax returns in a number of states in addition to the state in which they reside. See "TAX CONSIDERATION -- Tax Consequences of Owning Limited Partnership Units."

         The foregoing standards are minimum requirements. Neither the Partnership nor the General Partner undertakes to render any investment or tax advice to any prospective investor. Therefore, prospective investors should consult their own tax or financial advisor.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS. SEE "GLOSSARY."

ESSEX HOSPITALITY ASSOCIATES IV L.P.

         Essex Hospitality Associates IV L.P. (the "Partnership") is a New York limited partnership formed on August 30, 1995 and which, unless sooner dissolved, will continue until December 31, 2035. The primary purposes of the Partnership are to purchase, lease or sublease undeveloped land and construct, own and operate a series of Hotels under one or more, or a combination of one or more, of the Potential Franchises or such other franchises as may be specified by the General Partner in its sole discretion, on sites acquired by the Partnership. As of the date of this Prospectus, the General Partner has identified the Specified Properties as potential sites for acquisition by the Partnership, and has identified a Hampton Inn & Suites(SM) hotel and a Homewood Suites(R) hotel for construction on the Solon Property and the Warwick Property respectively. The General Partner has recently been advised that its application for a license to operate a Hampton Inn & Suites(SM) hotel on the Solon Property has been approved and the General Partner expects to enter into a written commitment with Promus Hotel Corporation, pursuant to which Promus Hotel Corporation will issue a license to operate a 100-room Hampton Inn & Suites(SM) hotel on the Solon Property upon satisfactory completion of construction (the "Hampton Commitment"). The General Partner intends to assign the Hampton Commitment and any license issued thereunder to the Partnership. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- Solon Property."

         None of the franchisors of the Potential Franchises or such other franchises as may be specified by the General Partner (collectively, the "Franchisors") is an affiliate of the Partnership or the General Partner nor does any Franchisor have any interest in the Partnership or the proceeds of this offering. The General Partner will determine, in its sole discretion, which of the Potential Franchises or other type of franchises will be developed on the non-specified properties when such sites are acquired by the Partnership. Since 1989 the General Partner has sponsored eight private and three publicly registered limited partnerships which own Microtel(R) hotels and one Hampton Inn(R) hotel. See EXHIBIT E -- Prior Performance Tables. There can be no assurance that the Partnership will achieve results comparable to the results achieved to date by any of the affiliated hotel partnerships cited in the Prior Performance Tables. See "THE PARTNERSHIP'S BUSINESS."

         In addition to owning and operating hotels, the Partnership intends to acquire up to 12.5 limited partnership units, at a purchase price of $100,000 per unit ($1,250,000) of Essex Glenmaura L.P. ("Essex Glenmaura"), a New York limited partnership that intends to construct and operate a Courtyard by Marriott(R) hotel near Scranton, Pennsylvania. See "ESTIMATED USE OF PROCEEDS" and "THE PARTNERSHIP'S BUSINESS - The Essex Glenmaura Investment." The Partnership may also loan certain proceeds from this offering on a secured basis to other partnerships engaged in the business of owning and operating hotels.

         While the Partnership intends to finance its acquisition of sites and construction of Hotels, purchase of a limited partnership interest in Essex Glenmaura, and provision of financing to other partnerships, primarily through the sale of Notes and Units, the Partnership also may secure External Financing. The Partnership will need to secure External Financing to finance the acquisition of a site and the development and construction of a Hotel if only the Minimum Offering Amount is raised. The ability of the Partnership to pay the monthly interest payments due under the Notes and thereafter to make distributions to Limited Partners will depend primarily upon whether its hotel operations are profitable. The ability of the Partnership to repay the principal amount of the Notes at maturity and return the capital contributions of the Limited Partners will depend upon whether sufficient net proceeds are generated from a sale or refinancing of the Hotels or from partnership investments or loans. See "DESCRIPTION OF THE NOTES - General." Before the first Hotel is opened for business, the Partnership intends to pay interest payments under the Notes and, if sufficient capital is raised, make certain initial distributions to Limited Partners from the proceeds of this offering. The average construction period for a Hotel is estimated to be between six and nine months. The Partnership has included $1,600,000 in its estimated uses of funds from the Maximum Offering Amount to pay the interest on up to $16,000,000 of Notes for an 18-month period and to make a $200,000 initial distribution to Limited Partners. The Partnership has included $151,000 in its estimated uses of funds from the Minimum Offering Amount to pay the interest on up to $1,676,000 of Notes for a 10-month period. No amount has been included in the Minimum Offering Amount for an initial distribution to Limited Partners, and there can be no assurance that any such distribution will be paid. See "ESTIMATED USE OF PROCEEDS." If acquisition and/or construction is delayed, the continuing debt service requirements under the Notes could have an adverse effect on the Partnership's financial condition.

DESCRIPTION OF THE HOTEL CONCEPTS

         The General Partner believes good investment opportunities exist in the extended stay and limited service segments of the lodging industry and have identified franchises in those markets which they believe have certain competitive advantages that should position them for better than average performance.

         The extended stay segment of the lodging market is one of the fastest growing in the lodging industry. The General Partner believes the Homewood Suites(R) hotel is one of the premier extended stay hotel chains, as is reflected in its better than average performance.

         Demand for quality limited service properties is growing as more business and leisure travelers seek to maximize value from their travel budgets. In addition, because they offer few amenities, these properties are less expensive to build and to operate. The General Partner believes that Microtel(R) hotels, while a relatively new concept, has demonstrated solid operating performance by offering comfortable lodging at rates below much of its competition. Courtyard by Marriott(R), Fairfield Inn(R) by Marriott, and Hampton Inn(R) hotels are more established chains and have been successfully targeting the economy to moderate sectors of the limited service market. Hampton Inn & Suites(SM) hotel is a unique blend of the limited service and extended stay hotel, combining the best and most flexible features of both.

         The Homewood Suites(R) hotel is oriented toward the business travel market. Homewood Suites(R) hotels are designed for business travelers who are away from home for several consecutive nights as a result of corporate relocation, field assignments or training programs. Each Homewood Suites(R) hotel features a unique "community concept" with a complex of residential style suites built around landscaped gardens and a central hospitality center. Each apartment-style suite features separate sleeping and living areas, as well as fully equipped kitchens. Started in 1989, there were 26 Homewood Suites(R) hotels open and operating in 17 states at the end of 1994, and 7 new Homewood Suites(R) hotels are expected to open in 1995.

         The Hampton Inn & Suites(SM) hotel is an extended stay, all-suite hotel oriented toward both the business and the leisure travel markets. Hampton Inn & Suites(SM) hotels offer the best features of the limited service hotels and extended stay hotels at a moderate price. Each Hampton Inn & Suites(SM) hotel combines standard guest rooms with a large block of two-room suites at moderate prices. Started in 1993, there were 2 Hampton Inn & Suites(SM) hotels open and operating as of August 31, 1995, and 4 additional new Hampton Inn & Suites(SM) hotels are expected to open in 1995.

         The Hampton Inn(R) hotel is a high quality hotel with limited amenities and moderate prices. Hampton Inn(R) hotels are located in high-visibility, high traffic areas, usually near full-service restaurants. Hampton Inn(R) hotels are designed to maintain affordability by offering a superior product with those select services most valued by travelers, but without the extraneous amenities, such as full-service restaurants and room service, that can inflate prices. Hampton Inn(R) hotels are designed primarily to accommodate business travelers with limited expense accounts, non-destination business and leisure travelers and value-conscious vacationers. Most Hampton Inn(R) hotels offer a lobby/breakfast area, small meeting rooms, a swimming pool, and a selection of room types. The selected services offered by Hampton Inn(R) hotels include a free, self-serve continental breakfast in the lobby, free local telephone calls, frequent travelers' discount programs, and an unconditional 100% Satisfaction Guarantee. A toll-free number provides access to a nationwide reservation system. Started in 1984, there were 437 Hampton Inn(R) hotels open and operating in 44 states and 2 internationally at the end of 1994. According to the Franchisor, a total of 79 new Hampton Inn(R) hotels are expected to open in 1995.

         Courtyard by Marriott(R) hotel is considered one of the strongest affiliations in the upper mid-market segment of the lodging industry.
Courtyard by Marriott(R) hotels are designed to offer consistently superior lodging at a moderate price with an appealing, friendly, residential character. Courtyard by Marriott(R) hotels are typically found in suburban markets near metropolitan cities, near industrial parks, airports, malls and entertainment attractions. Courtyard by Marriott(R) hotels feature high quality rooms supported by services tailored to meet the needs of frequent business and pleasure travelers. Typical features of Courtyard by Marriott(R) hotels include, meeting rooms, a restaurant and lounge, a swimming pool, exercise room, and complimentary coffee in each guest room. Started in 1983, there were 238 Courtyard by Marriott(R) hotels open and operating as of December 31, 1994. Current franchisees own and operate 38 hotels.

         Fairfield Inn(R) by Marriott hotel is an economy lodging facility providing business and pleasure travelers with high quality lodging at an economical price. Fairfield Inn(R) by Marriott hotels offer those services and amenities most valued by travelers at moderate prices. Typical features of Fairfield Inn(R) by Marriott hotels include, a swimming pool, complimentary continental breakfast each morning, free local phone calls, a fax machine, a copier, vending machines, and smoking and non-smoking rooms. Some hotels offer meeting rooms. The first Fairfield Inn hotel was opened in 1987, and there were 190 Fairfield Inns open and operating at the end of 1994. According to the Franchisor, an additional 43 new hotels are expected to be opened in 1995.

         The Microtel(R) hotel offers downsized rooms with higher quality furnishings at rates below those available at competing national lodging chains. The growth strategy for Microtel(R) hotels is to locate in areas where other budget motels are operating successfully, typically along major highways, and to compete primarily on the basis of price. Single rooms are generally priced at approximately $35 per night, which the General Partner believes is typically 15% to 25% below that of most other budget motel chains, depending upon the location of the hotel. The rate is economically feasible since the standardized, compact design of Microtel(R) hotels and the elimination of nonessential amenities, such as meeting rooms, swimming pools, restaurants and large lobbies, results in reduced construction, operating and overhead costs. Twenty two Microtel(R) hotels are open and operating as of August, 1995, of which 13 are owned by affiliates of the General Partner. According to the Franchisor, 2 additional Microtel(R) hotels are expected to be opened in 1995. The Microtel(R) hotels owned by affiliates of the General Partner have consistently outperformed the industry averages. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts."

         Under the terms of this offering, the General Partner may specify a type of hotel to be constructed on the non-specified properties as well as the Specified Properties different from the Potential Franchises. There can be no assurance that the reputation, operating experience or cost of developing hotels under franchises other than the Potential Franchises will be comparable to the information set forth in this Prospectus with respect to the Potential Franchises. It is the intention of the General Partner to develop hotels under one or more of the Potential Franchises unless none of the Potential Franchises is available for a particular site or other market conditions exist which are particularly favorable to another franchise.

SPECIFIED AND NON-SPECIFIED HOTELS

         The Partnership does not own or have an interest in any real property and, as of the date of this Prospectus, has only identified two properties which it intends to acquire. The Partnership intends to acquire real property located in Solon, Ohio (the "Solon Property") at an estimated purchase price of $588,240, plus estimated closing costs of $15,000, and construct a 100-110-room Hampton Inn & Suites(SM) hotel, and to acquire real property in Warwick, Rhode Island (the "Warwick Property") at an estimated purchase price of $496,900 plus estimated closing costs of $20,000, and construct a 80-92-room Homewood Suites(R) hotel. See "ESTIMATED USE OF PROCEEDS" and "THE PARTNERSHIP'S BUSINESS -- The Specified Properties." As of the date of this Prospectus, the Partnership has not obtained a commitment from the Franchisor of Hampton Inn & Suites(SM) or Homewood Suites(R) for a franchise or license. See "RISK FACTORS -- Inability to Obtain Potential Franchises." The General Partner has, however, entered into real estate purchase contracts for the purchase of the Warwick Property and the Solon Property, and has been notified its application for a license to construct a 100-room Hampton Inn & Suites(SM) hotel on the Solon Property has been approved. The real estate purchase contracts and the

Hampton Commitment are assignable to the Partnership. It is anticipated that the General Partner will assign the real estate purchase contracts and the Hampton Commitment to the Partnership as soon as practicable after the Partnership has raised sufficient funds to acquire the Specified Properties from this offering, or from a combination of this offering and External Financing. The Partnership has not identified any other properties it has determined to be suitable for purchase, lease or sublease by the Partnership or obtained any commitment from any Franchisor to enter into a Franchise Agreement. However, the General Partner is presently seeking and evaluating properties which may be suitable for the Partnership's purposes. The General Partner believes that the hotel franchise market is favorable because of the slow down in new hotel construction from 1991-1994 and the gradual increase in the demand for lodging. The Partnership expects to begin property acquisitions and construction after the First Closing of the offering. Prior to the First Closing, the Partnership may obtain control over and begin architectural and engineering work with the proceeds of a short-term loan from the General Partner. See "INVESTMENT OBJECTIVES AND POLICIES -- General Partner Loans." The General Partner anticipates that the non-specified Hotels will be constructed in the eastern half of the United States. This Prospectus will be supplemented whenever a reasonable probability arises that a specified real property investment will be made by the Partnership. There can be no assurance, however, that properties identified for purchase, lease or sublease will in fact be acquired by the Partnership or that, after the admission of Limited Partners into the Partnership and the issuance of Notes by the Partnership, the transaction as described in any supplement will not change materially prior to the actual date of purchase, lease or sublease of particular properties. See "RISK FACTORS - Risks of Partially Specified Investments" and "INVESTMENT OBJECTIVES AND POLICIES."

ACQUISITION OF LIMITED PARTNERSHIP INTERESTS

         The Partnership will acquire a limited partnership interest in Essex Glenmaura. The Partnership's investment will not be less than 8.91 units of limited partnership interests and is not expected to be greater than 12.5 units, or 54% of limited partnership interests, in the event the Maximum Offering Amount is raised. The Partnership does, however, reserve the right to invest up to $1,500,000 in limited partnership units of Essex Glenmaura. In no event, however, will the Partnership's interest in Essex Glenmaura exceed 45% of the Partnership's assets at any one time. Essex Glenmaura owns 4.5 acres of real property located near the City of Scranton, Pennsylvania, specifically in the Glenmaura Corporate Center, which is the intended site for the construction of a 120-room Courtyard by Marriott(R) hotel. The general partner of Essex Glenmaura, which is also the General Partner of the Partnership, received franchise approval for the construction and operation of a 120-room

Courtyard by Marriott(R), which has been assigned to Essex Glenmaura. Construction of the Courtyard by Marriott(R) hotel commenced in October, 1995 and the hotel is expected to open in June, 1996. See "THE PARTNERSHIP'S BUSINESS -- The Essex Glenmaura Investment" and "ESTIMATED USE OF PROCEEDS."

POTENTIAL LENDING ACTIVITIES

         The Partnership may loan a portion of the offering proceeds or proceeds from the sale or refinancing of the Hotels to other entities, including affiliates of the General Partner, engaged in the business of owning and operating hotels. Loans that may be made by the Partnership will be selected by the General Partner. Except insofar as any such loans will be made on a secured basis, the General Partner has not adopted any formal policies regarding the percentage of the offering proceeds that may be made available for loans to other partnerships, or identified any entities to which it intends to loan funds. No vote of the Limited Partners is necessary for the making of such loans. See "CONFLICTS OF INTEREST -- Potential Conflicts Involving Partnership Loans to Affiliates."

THE OFFERING OF SUBORDINATED NOTES

Issuer:

Essex Hospitality Associates IV L.P. The General Partner will have no personal liability for any amounts payable under the Subordinated Notes.

Face Amount:

The face amount of each Subordinated Note will be equal to 100% of the amount invested.

Interest Rate:

10.5% per annum, payable monthly.

Principal:

Up to $6,000,000 in the aggregate, payable at maturity.

Maturity:

December 31, 2001 unless extended by the Partnership to December 31, 2002, upon payment to Holders of an extension fee equal to .5% of the principal amount of the Subordinated Notes outstanding.

Optional and
Mandatory
Redemption:

The Subordinated Notes may be redeemed in whole or in part, at the option of the Partnership, at any time without payment of any premium or penalty, together with accrued interest to the redemption date.

Maximum Permitted Leverage:

The ratio of Gross Offering Proceeds from the sale of Notes, plus the principal balance of External Financing to the greater of: (i) Gross Offering Proceeds from the sale of the Notes and Units, including the principal amount of any Partner Notes, or (ii) the aggregate fair market value of the Partnership's Hotels and Substitute Collateral (as herein defined), plus the Partnership's limited partnership interest in Essex Glenmaura, shall not be more than .85 to
1.0. The goal of the General Partner is to achieve a ratio of not more than .8 to 1.0. There can be no assurance, however, that such goal can be achieved. The Partnership will not accept subscriptions for Subordinated Notes unless the Partnership has previously accepted sufficient subscriptions for Units to satisfy the minimum equity requirement of $304,000. If a sufficient amount of equity is not raised, the Partnership may be unable to complete an initial closing of the offering or, after an initial closing, accept further subscriptions for Subordinated Notes which would otherwise be available as a source of funding. The potential for a highly-leveraged capital structure increases the risks that a Limited Partner could lose his or her investment upon a default under the Notes. See "RISK FACTORS - Limited Partners Could Lose Their Entire Investment if the Partnership Defaults Under the Notes."

Security for Repayment:

The Subordinated Notes will be issued as unsecured obligations of the Partnership.

Trustee:

Manufacturers and Traders Trust Company, a bank chartered under the laws of the State of New York.

For further information, See "DESCRIPTION OF THE NOTES," "RISK FACTORS" and "ESTIMATED USE OF PROCEEDS."

THE OFFERING OF MORTGAGE NOTES

Issuer:

Essex Hospitality Associates IV L.P. The General Partner will have no personal liability for any amounts payable under the Mortgage Notes.

Face Amount:

The face amount of each Mortgage Note will be equal to 100% of the amount invested.

Interest Rate:

A fixed rate between 9.5% and 10% per annum, payable monthly. The actual interest rate will be established prior to the issuance of Mortgage Notes and will be reflected in a supplement to this Prospectus.

Principal:

Up to $10,000,000 in the aggregate, payable at maturity.

Maturity:

December 31, 2001 unless extended by the Partnership to December 31, 2002, upon payment to Holders of an extension fee equal to .5% of the principal amount of the Mortgage Notes outstanding. In the event that the Partnership sells or refinances any of the Hotels securing the Mortgage Notes, the site and Hotel sold or refinanced may be released from the lien of the mortgage securing the Mortgage Notes, and the Partnership will have the right to set aside the net proceeds from such sale or refinance and reinvest the proceeds in additional hotel properties, including the real property and improvements thereon whether owned by the Partnership or third parties; provided, however, that the Partnership may only reinvest the proceeds from the sale or refinancing of any particular Hotel once prior to maturity of the Mortgage Notes; and further provided, that the Partnership identify the real property to be acquired or financed with the proceeds within six months of the sale or refinance and reinvest such funds within twelve months from the date such real property is identified. The Mortgage Notes will be secured by a first mortgage on the additional hotel properties financed with funds from the sale or refinance of the Hotels. In the event that the Partnership subsequently sells or refinances such additional hotel properties, the Partnership will pay to the Holders of the Mortgage Notes, on a pro rata basis, as a reduction of principal, that percentage of the Mortgage Notes allocable to such additional hotel properties. See "RISK FACTORS" and "DESCRIPTION OF THE NOTES -- Use of Proceeds from the Sale or Refinance of Hotels and Security for the Notes."

Optional and Mandatory Redemption:

The Mortgage Notes may be redeemed in whole or in part, at the option of the Partnership, at any time without payment of any premium or penalty, together with accrued interest to the redemption date.

Maximum Permitted Leverage:

The ratio of Gross Offering Proceeds from the sale of Mortgage Notes, plus the principal balance of External Financing to the greater of (i) Gross Offering Proceeds from the sale of Notes and Units, including the principal amount of any Partner Notes or, (ii) the aggregate fair market value of the Partnership's Hotels and Substitute Collateral, plus the Partnership's limited partnership interest in Essex Glenmaura, shall not be more than .8 to 1.0. The goal of the General Partner is to achieve a ratio of not more than .75 to 1.0. There can be no assurance, however, that such goal can be achieved. The Partnership will not accept subscriptions for Mortgage Notes unless the Partnership has previously accepted sufficient subscriptions for Units to satisfy the minimum equity requirement. If a sufficient amount of equity is not raised, the Partnership may be unable to complete an initial closing of the offering or, after an initial closing, accept further subscriptions for Mortgage Notes which would otherwise be available as a source of funding. The potential for a highly-leveraged capital structure increases the risks that a Limited Partner could lose his or her investment upon a default under the Notes. See "RISK FACTORS - Limited Partners Could Lose Their Entire Investment if the Partnership Defaults Under the Notes."

The goal of the General Partner is to raise the Minimum Offering Amount of $1,980,000 from the sale of Subordinated Notes and Units, and obtain the additional funds needed for the construction of the Hotels from External Financing. It is presently anticipated that the Partnership will only offer and sell Mortgage Notes if the Partnership is unable to secure External Financing.

Security for Repayment:

The Mortgage Notes will be issued as unsecured obligations of the Partnership until a site is purchased, leased or subleased for construction of a Hotel without reliance upon External Financing. If a site is purchased by the Partnership without reliance upon External Financing, the Mortgage Notes will be secured by a first mortgage ("Fee Mortgage") against that site and the Hotel constructed thereon and a first lien on fixtures and personal property relating to the Hotel. If a site is leased or subleased without reliance upon External Financing, the Mortgage Notes will be secured by a mortgage ("Leasehold Mortgage") of the tenant's interest in the lease or sublease, including the tenant's ownership rights in the building during the term, and a first lien on personal property relating to the

Hotel. The Fee Mortgage and the Leasehold Mortgage are referred to collectively as the "Mortgages." The Mortgages and liens will be held by the Trustee for the equal and ratable benefit of the Holders of the Mortgage Notes, without preference on account of the dates that Mortgage Notes are issued by the Partnership.

Trustee:

Manufacturers and Traders Trust Company, a bank chartered under the laws of the State of New York.

For further information, See "DESCRIPTION OF THE NOTES," "RISK FACTORS - Security for Notes may be Reduced or Eliminated if Land is Leased or Subleased" and "ESTIMATED USE OF PROCEEDS."

THE OFFERING OF LIMITED PARTNERSHIP UNITS

Number of Units Offered:

Up to 5,000 Units at $1,000 per Unit.

Purchase Price of Units:

Payable in cash upon subscription, except that for investors purchasing 20 or more Units, the purchase price is payable 50% in cash upon subscription and 50% under a non-interest bearing note ("Partner Note"). The Partner Note is generally payable upon demand by the General Partner, made at least six months after acceptance of the subscription of the Limited Partner, based on the need of the Partnership for additional cash in connection with the acquisition of a site or construction of a Hotel. The Partner Note is due no later than the earlier of two years from the date that the Limited Partner is admitted as a Limited Partner or three years from the Effective Date of the Registration Statement. Timing discounts ranging from 5% to 1% of the per Unit purchase price will be given on purchases of Units on or before certain specified dates. Volume discounts will be given on purchases of 30 or more Units. An investor may qualify for both a timing and a volume discount, in which case the price per Unit could be as low as $931 per Unit. See "THE OFFERING-Timing and Volume Discounts."

Timing Discount

                                                                Commissions     Proceeds to the
                                                  Purchase      Payable to      Partnership Per
Time                                              Price Per     Managing        Unit, Net
of                                                Unit to       Dealer by       of Selling
Purchase                                          Investors     Partnership     Commissions
--------                                          ---------     -----------     -----------
First Closing (5% of Unit Purchase Price)             $950        $76.00          $874.00
March 31, 1996 (4% of Unit Purchase Price)            $960        $76.80          $883.20
June 30, 1996 (3% of Unit Purchase Price)             $970        $77.60          $892.40
September 30, 1996 (2% of Unit Purchase Price)        $980        $78.40          $901.60
December 31, 1996 (1% of Unit Purchase Price)         $990        $79.20          $910.80


Volume Discounts

                                        Commissions       Proceeds to the
Number                    Purchase      Payable to        Partnership Per
of                        Price Per     Managing          Unit, Net
Units                     Unit to       Dealer by         of Selling
Purchased                 Investors     Partnership       Commissions
---------                 ---------     -----------       -----------

1-29                        $1,000        $80                 $920
30-59                       $  990        $70                 $920
60 Units and Over           $  980        $60                 $920

Cash Distributions From Operations:

The General Partner has discretion in making cash distributions and establishing reserves in connection with the operation of the Hotels. After the General Partner determines the amount of cash available for distribution, the cash is divided among the General Partner and the Limited Partners in accordance with the rules set forth in the Partnership Agreement. Available cash generated from the operation of the Hotels will be distributed 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received their Cumulative Return. The Cumulative Return is an annual return equal to 8% of the Limited Partner's original investment, reduced by any capital returned as a result of Distributions from a Sale or Refinance of Hotels (as such term is herein defined). The amount payable under the Partner Notes shall not be entitled to the Cumulative Return. Limited Partner's who receive timing or volume discounts in connection with the purchase of Units are treated as if they had paid $1,000 per Unit, even though their actual purchase price may have been lower. See "THE OFFERING -- Timing and Volume Discounts." Limited Partners receiving timing and volume discounts will be specially allocated taxable income in the amount of their timing and volume discounts in order to equalize the capital accounts of the Limited Partners on a per Unit basis, which allocation will generally occur in the year that the Partnership is liquidated. See "THE OFFERING - Timing and Volume Discounts."

If sufficient capital is raised, the Partnership intends to pay all or portion of the Cumulative Return from the date of the First Closing to March 31, 1997 (the "Initial Distribution Period") to those persons who are Limited Partners during that period. Such payments will commence on or about March 31, 1996. The distribution would be an amount up to the Cumulative Return accruing to each Limited Partner, without regard to any timing or volume discounts, but only as to that portion of the Per Unit Purchase Price paid at the time of subscription. For the remaining 9 months of calendar year 1997, the General Partner will subordinate up to 50% of the Property Management Fee payable to it to the Cumulative Return accruing to the Limited Partners during that 9 month period. Any unpaid portion of the Property Management Fees subordinated will accumulate and shall be payable to the General Partner after the Cumulative Return has been paid to the Limited Partners. There can be no assurance that sufficient capital will be raised to pay any distribution during the Initial Distribution Period or that any further distribution will be paid.

After the Cumulative Return due through the date of the distribution has been paid, additional cash distributions from operations will be made 20% to the General Partner and 80% to the Limited Partners pro rata in accordance with the number of Units held by each Limited Partner.

Distributions From a Sale or Refinancing:

Distributions from the net proceeds of a sale or refinancing of any or all of the Hotels, or the distribution of proceeds received by the Partnership from Essex Glenmaura resulting from a sale or a refinance of hotel properties of Essex Glenmaura (collectively, "Distributions from a Sale or Refinance of Hotels"), will be made 1% to the General Partner and 99% to the Limited pro rata in accordance with the number of Units held by each Limited Partner until the Limited Partners have received Distributions from a Sale or Refinance of Hotels equal to $1,000 per Unit. Distributions from a Sale or Refinance of Hotels shall next be made 1% to the General

Partner and 99% to the Limited Partners in proportion to their unpaid Cumulative Return until each Limited Partner has received any unpaid Cumulative Return accrued through the date of the distribution. Thereafter, additional Distributions from a Sale or Refinance of Hotels will be made 20% to the General Partner and 80% to the Limited Partners pro rata in accordance with the number of Units held by each Limited Partner.

Allocations Income and Loss:

The rules governing allocations of income and loss among the Partners are set forth in the Partnership Agreement and are generally intended to reflect the distribution rules described above and to comply with the requirements of the substantial economic effect safe harbor rules set forth in the Treasury Regulations promulgated under Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code"). These rules are summarized in detail under "TAX CONSIDERATIONS - Allocations of Income and Loss."

For further information, See "SUMMARY OF THE PARTNERSHIP AGREEMENT" and "COMPENSATION OF GENERAL PARTNER AND MANAGING DEALER - Partnership Interest of the General Partner."

SUMMARY OF RISK FACTORS

         Risks of Partially Specified Investments

         As of the date of this Prospectus, the Partnership has identified only two real properties for acquisition. Except for the Hampton Commitment, which will be assigned to the Partnership, the Partnership has not obtained a commitment from any Franchisor to enter into a Franchise Agreement for the construction and operation of a Hotel on any properties. As a result, the uncertainty and risk of an investment is increased because investors must place total reliance on the ability of the General Partner to acquire the Specified Properties, as well as to (I) select and acquire additional properties, (ii) select the most suitable franchise under which to develop a Hotel on the unidentified properties, and (iii) obtain a franchise or license to construct and operate a hotel under the franchise selected. Investors will be unable to evaluate for themselves the additional properties which may be acquired. In addition, because only two properties have been identified as potential sites for the construction of Hotels, there may be substantial delays between the sale of the securities and application of the total net proceeds of the offering allocable for the construction of Hotels.

         Financing Related Risks

         - The Minimum Offering Amount of $1,980,000 is insufficient to acquire property and commence construction of a single Hotel without additional funds from External Financing. If External Financing cannot be obtained, the Partnership will be required to hold such proceeds, continue to seek External Financing, and continue this offering. There can be no assurance that the necessary additional funding to complete construction of one or more Hotels will be obtained.

         - The entire principal amount of the Notes is payable at maturity and the Partnership is not obligated to establish any sinking or similar fund with respect to such payment. Therefore, the Partnership's ability to pay the Notes at maturity will be entirely dependent upon its ability to refinance or sell the Hotels.

         - The Subordinated Notes will be unsecured obligations of the Partnership and are subordinated to the indebtedness of the Mortgage Notes and External Financing; accordingly, upon any distribution of assets of the Partnership in connection with any dissolution, winding up, or liquidation, secured creditors (including Holders of Mortgage Notes and sources of External Financing) will first be entitled to receive payment in full of their obligations, before the Holders of Subordinated Notes are entitled to receive any payment upon the principal of or interest on the Subordinated Notes.

         -       The General Partner is not liable for repayment of the Notes.

         - There can be no assurance that the net proceeds from a foreclosure of the mortgages securing the Mortgage Notes or a judgment against the Partnership would be sufficient to pay the amounts due under the Mortgage Notes.

         - The mortgages securing the Mortgage Notes may be set aside in a federal bankruptcy or state insolvency proceeding as a "voidable preference," in which event the Holders of the Mortgage Notes would be pari passu with the Holders of Subordinated Notes, and accordingly would be general unsecured creditors of the Partnership without recourse against the General Partner for any unpaid amounts due under the Notes.

         - If the Partnership leases or subleases a site, the relative value of the Leasehold Mortgage upon a foreclosure may be substantially less than a mortgage on the same property if it were owned by the Partnership. In addition, if the Partnership's lease or sublease was terminated, the Partnership would lose the right to possession of the land and the Hotel constructed thereon, the Leasehold Mortgage would be extinguished, the Mortgage Notes would be pari passu with the Subordinated Notes and general unsecured obligations of the Partnership, and the Limited Partners could lose all or a substantial portion of the value of their investment. There can be no assurance that events will not occur which would cause any lease or sublease to be terminated.

         - Although the General Partner has agreed to enter into the Guaranty of Completion upon the acquisition of each Hotel site by the Partnership, there can be no assurance that the General Partner will have sufficient financial resources to provide for completion of construction as scheduled or that construction delays or cost overruns will not adversely affect the Partnership. The Trustee will not supervise construction. Certain procedures which would protect the lender in a typical commercial construction loan (such as holding loan proceeds in escrow until all necessary funding for the Hotels has been raised and requiring disbursement of all equity proceeds before making advances) will not be instituted.

         - The Partnership will be highly leveraged and the Partnership will have debt service obligations substantially in advance of the time it will open its first Hotel. If payments are not made when due under the Notes, the Limited Partners may sustain the loss of their equity investment as a result of foreclosure of the mortgages securing the Mortgage Notes and the foreclosure might result in the realization of taxable income without a corresponding cash distribution to pay the tax. The Partnership must pay amounts due under the Notes before the Limited Partners are entitled to receive distributions from the Partnership.

         - The Trustee has not, and will not, evaluate or analyze the offering or related documents or any assets which may be pledged or mortgaged to secure repayment of the Notes.

         Investment Risks Generally

         - Investors will have no right to take any part in the control of the Partnership's business. A prospective investor should not purchase Notes or Units unless he or she is willing to entrust all aspects of the management of the Partnership and the Hotels to the General Partner.

         - The Notes and Units will not be listed on a securities exchange and, as a result of certain restrictions on transferability, no public market will develop for these securities. The transferability of the Units may be further restricted by the Franchise Agreements. Therefore, investors will not be able to convert their investment into cash in the event of a need to do so, and the Notes and Units should be considered only as a long-term investment.

         - The net worth of the General Partner is limited and a substantial portion of such net worth consists of assets which would be very difficult to convert into cash. The potential liabilities of the General Partner to the Partnership and the other limited partnerships for which it acts as a general partner could exceed its ability to pay, which could result in an early termination and liquidation of the Partnership that would be adverse to the interests of the Limited Partners. See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- The Net Worth of the General Partner."

         - The amount of capital that is ultimately raised by the Partnership will be a factor in determining how many Hotels will be constructed by the Partnership. The geographic diversification of the Partnership's operations will depend upon the number of Hotels constructed; to the extent that fewer Hotels are developed, the operations of the Partnership will be less geographically diversified.

         - No Holder of any Note will have the right to commence a lawsuit to enforce any right or remedy under his or her Note or, in the case of the Mortgage Notes, the Mortgages. To direct the Trustee to take such action, the Holder must obtain the consent of the Holders of a majority in principal amount of like Notes outstanding and meet the other requirements set forth in the Indentures, including providing satisfactory indemnification to the Trustee.

         Conflicts of Interest

         The business of the Partnership will involve transactions between the Partnership and the General Partner, and affiliates of the General Partner, which result in conflicts of interest, including the following:

         - The compensation payable to the General Partner and its affiliates pursuant to the Partnership Agreement and the Management Agreement has not been established through arm's length negotiations. The General Partner and its affiliates will receive substantial fees regardless of whether the Partnership's business objectives are realized.

         - The General Partner has the right to sell the Hotels to an Affiliated Person or any third party without obtaining the consent of the Limited Partners or the Trustee. In connection with such a transaction, a Mortgage on a particular Hotel sold, may continue as a first lien on the Hotel and the purchaser may be substituted for the Partnership as the person responsible for payment of the Mortgage Notes. In addition, the General Partner, upon obtaining the approval of a majority in interest of the Limited Partners, may cause the Partnership to be merged into an Affiliated Person or reorganized.

         - The terms of the Notes were structured by the General Partner and are not the result of arm's length negotiations between the Partnership and an independent lender.

         - The Trustee will not supervise construction or review or negotiate leases or other documents on behalf of Holders of Notes. Therefore, investors must entrust these activities to the discretion of the General Partner. The Trustee has acted as trustee with respect to four prior private placements and two public offering of mortgage notes by affiliated limited partnerships of the General Partner.

         - The Trustee is the trustee under Indentures for both Subordinated Notes and Mortgage Notes and, as a result, might have a conflicting interest. Such conflict might be disabling should there be a default under the Notes and the Trustee might be required to resign as Trustee.

         - There is no limitation on the right of the General Partner and its affiliates to engage in any business, including the development of other hotels, and such activities may conflict with the operations of the Partnership.

         - The Managing Dealer is an affiliate of the General Partner and there has been no independent due diligence review of the offering by an unaffiliated underwriter.

         - The Partnership Agreement limits the liability of the General Partner and relieves it of certain fiduciary duties that they would otherwise have under the New York partnership law. In addition, the Indentures limit the liability of the Trustee and relieve it of certain fiduciary duties that it would otherwise have under applicable law. These limitations may require an investor to prove bad faith or gross negligence in order to recover damages in a legal action against the General Partner or the Trustee for breach of their fiduciary duties.

         - The Partnership may make loans to affiliates under the direction and pursuant to the management authority of the General Partner.

         Specific Risks Related to the Hotels

         - A default under any of the Franchise Agreements could result in substantial liquidated damages and a termination of the Partnership's right to operate the Hotel as part of the Franchisor's hotel chain. Either of such events would have a material adverse effect on the value of the assets securing the Mortgage Notes and the value of an equity investment in the Partnership.

         - The Franchise Agreements do not grant the Partnership an exclusive territory.

         - The Hotels may compete with hotels and motels that may have greater name recognition and greater financial resources than the Franchisor or the Partnership.

         Environmental Risks

         There can be no assurance that pre-purchase investigations by the General Partner will uncover any or all potential environmental liabilities. Environmental liabilities (including liability under government programs such as Superfund) could cause the Partnership to incur significant expenses, including the obligation to remedy or clean up hazardous substances or other pollutants, regardless of fault. Such liabilities could exceed the Partnership's cost of acquiring a property and could have a significant adverse effect on the value of the security for the Mortgage Notes and the value of the Units.

         Tax Risks

         - Any losses allocated to Limited Partners by the Partnership may be deducted only against taxable income generated by the Partnership in later years or "passive income" from other sources, such as income from limited partnerships, S corporations or other businesses in which the investor does not materially participate.

         - The Partnership may be determined to be a publicly traded partnership, or otherwise not to qualify as a partnership for federal income tax purposes, which would cause Partnership taxable income to be taxed at corporate rates, cash distributions to the Limited Partners to be treated as dividends and deductions of the Partnership not to be passed through to the Limited Partners.

         - Tax exempt investors purchasing Units should be aware that income from Hotel operations will constitute unrelated business taxable income. Tax exempt investors purchasing Notes should also be aware that if they borrow funds to pay for the purchase of a Note, the interest on the Note will constitute unrelated business taxable income.

         - Tax exempt investors should be aware that, although the Partnership has been structured to qualify for an exemption from the Department of Labor's "plan asset" rules, there can be no assurance that such exemption will be available to the Partnership.

         - Tax exempt investors purchasing Notes should be aware that investing in Notes may constitute a "prohibited transaction" under ERISA if a party in interest holds an equity interest in the Partnership.

         - During some years of the Partnership the tax liabilities of individual Limited Partners may exceed their cash distributions from the

                 Partnership, and on sale or other disposition of Units or of the Hotels, the tax liability to the Limited Partners may be greater than their share of the cash proceeds.

         - Investors purchasing Units may be subject to income taxes in the states in which the Hotels are located on portions of their income from the Partnership regardless of their state of residence.

         See "RISK FACTORS" and "CONFLICTS OF INTEREST" for a more detailed description of these and other risk factors and conflicts of interest which should be considered in evaluating an investment in the Notes or Units.

COMPENSATION OF GENERAL PARTNER AND MANAGING DEALER

         The General Partner and its affiliates will receive substantial fees in connection with this offering and the management of the Partnership and may receive substantial fees from the sale, refinancing and operation of the Hotels, including the following:

Type of Compensation
   and Recipient                  Estimated Maximum Amount of Compensation
--------------------              ----------------------------------------

                         Organization and Offering Stage
Selling Commissions to            Up to $80 per Unit and $55 per $1,000 Note sold.
Essex Capital Markets Inc.        The aggregate amount will not exceed $158,400
                                  if only the Minimum Offering Amount is sold
                                  and $1,280,000 if the Maximum Offering Amount
                                  is sold.

Organization and Offering         3.4% of the Gross Offering Proceeds.  The
Management Fee                    aggregate to Essex Partners amount will not
                                  exceed $67,320 if only the Minimum Offering
                                  Amount is sold and $714,000 if the Maximum
                                  Offering Amount is sold.

                       Acquisition and Development Stage
Acquisition Fee to Essex          $110,000 per Hotel.
Partners

Development Fee to Essex          $160,000 per Hotel increased by 5% of total
Partners                          construction, site development and furniture,
                                  fixture and equipment costs in excess of $2.7
                                  million, but not to exceed $325,000 per Hotel.
                                  In view of the differing development costs for
                                  different types of Hotels, the aggregate
                                  amount is likely to be $250,000 (but not to
                                  exceed $325,000) if only the Minimum Offering
                                  Amount is sold.

                                 Operating Stage
Property Management Fee to        4.5% of gross operating revenues from the Hotels.
Essex Partners

Partnership Management Fee to     .75% of gross operating revenues from the Hotels.
Essex Partners

Investor Relations Fee to         .25% of Gross Offering Proceeds from the sale
Essex Capital Markets             of Units and Notes, payable annually from
                                  operating revenues commencing December 31,
                                  1998 and continuing on the 31st day of
                                  December in each of the next three calendar
                                  years thereafter, but only if and to the
                                  extent that total Dealer Compensation does not
                                  exceed 10% of Gross Offering Proceeds and
                                  total Organization and Offering Expenses do
                                  not exceed 15% of Gross Offering Proceeds.
                                  Payment of the Investor Relations Fee is
                                  deferred until the Cumulative Return has been
                                  paid and the fee shall be deemed paid to the
                                  extent that such deferral continues through
                                  December 31, 2004. No Investor Relations Fee
                                  will be paid if only the Minimum Offering
                                  Amount is sold and such fee will not exceed
                                  $210,000 if the Maximum Offering Amount is
                                  sold.

Accounting Fee to                 $800 per month.
Essex Partners

Financing Fee to Essex            1% of gross loan proceeds of any financing or
Partners                          refinancing from institutional lenders of any
                                  or all of the Hotels. No fee will be payable,
                                  however, upon the conversion of construction
                                  financing to permanent financing except to the
                                  extent such permanent financing shall exceed
                                  the original principal amount of the
                                  construction loan. Additionally, no fee will
                                  be payable to the General Partner in the event
                                  any refinancing occurs within 24 months from
                                  the closing of the original financing or a
                                  prior refinancing of a particular Hotel. Essex
                                  Partners and the Managing Dealer are also
                                  entitled to receive the fees and sales
                                  commissions customarily charged by them if the
                                  refinancing involves the sale of promissory
                                  notes to investors in a private placement
                                  which is exempt from registration under the
                                  Securities Act of 1933, as amended, or a
                                  public offering similar to the offering of
                                  Notes pursuant to the Prospectus.

                               Liquidation Stage
Sales Fee to Essex Partners       3% of gross sales price on a sale of any or
                                  all of the Hotels.

                             Interest in Partnership
Partnership Interest of           A 1% interest, which increases up to 20% of
General Partner                   all cash distributions after the Cumulative
                                  Return and certain other distributions have
                                  been paid to Limited Partners. The General
                                  Partner's capital contribution for this
                                  interest is an amount equal to 1/99 times the
                                  aggregate capital contributions of the Limited
                                  Partners, which is payable from distributions
                                  or upon liquidation of the Partnership.

         See "COMPENSATION OF THE GENERAL PARTNER AND MANAGING DEALER" for a more detailed description of the fees payable to the General Partner and its affiliates.

THE GENERAL PARTNER

         Essex Partners Inc. ("Essex Partners" or the "General Partner"), a New York corporation with offices at 100 Corporate Woods, Rochester, New York 14623 (telephone (716) 272-2300), is the sole General Partner of the Partnership.
The Partnership's principal executive offices are located at the offices of the General Partner. Management of the Partnership and the Hotels will be the sole responsibility of the General Partner. For example, the General Partner will determine the amount of cash available for distribution to Partners, which properties will be acquired, sold or refinanced by the Partnership, which Franchisor(s) will be selected, Hotel room rates and Partnership tax matters. See "SUMMARY OF THE PARTNERSHIP AGREEMENT" "THE PARTNERSHIP'S BUSINESS - Operation of the Hotels."

                        DETERMINATION OF OFFERING PRICE

         The price at which the Units are being offered to investors and the method of calculating the Cumulative Return have been determined arbitrarily. The offering price for the Units does not bear any relationship to the General Partner's contribution to the capital of the Partnership or the price at which a Unit might be resold. The terms of the Notes were structured by the General Partner and are not the result of arm's length negotiations between the Partnership and an independent lender.

                                  RISK FACTORS

         Investing in Notes and Units involves a substantial degree of risk and is suitable only for persons of adequate means who have no need for liquidity of their investment. Therefore, prospective investors should consider, in addition to the factors set forth elsewhere in this Prospectus, the following matters before making a decision to subscribe for Notes or Units.

RISKS OF PARTIALLY SPECIFIED INVESTMENTS

         As of the date of this Prospectus, the Partnership has only identified two properties for acquisition. The Hampton Commitment related to the Solon Property will be assigned to the Partnership. The Partnership has not obtained a commitment from any Franchisor to enter into a Franchise Agreement for the construction and operation of a Hotel on the Warwick Property. In addition, while it is presently anticipated that the Partnership will construct a Hampton Inn & Suites(SM) hotel on the Solon Property and a Homewood Suites(R) hotel on the Warwick Property, the General Partner may specify alternate properties to the Specified Properties, or the General Partner may specify one of the other Potential Franchises or some other franchise for the Warwick Property or any alternate locations, or the Franchisor of the Homewood Suites(R) hotel may decline to grant the Partnership a Franchise for that hotel. Investors will not have an opportunity to evaluate the non-specified properties or any alternate properties to the Specified Properties, which the Partnership may purchase, lease or sublease, or the terms of the Partnership's investment therein. As a result, the uncertainty and risk of investment in the Partnership is increased to the extent that investors are unable to evaluate for themselves the economic merit of properties which may be acquired, and investors in the Mortgage Notes will be unable to evaluate the adequacy of the security for the Mortgage Notes. There can be no assurance that the General Partner will be able to locate properties which meet the Partnership's objectives or that properties (including the Specified Properties) can be purchased, leased or subleased on satisfactory terms. In addition, because the Partnership has identified only two properties to be acquired for the development of Hotels as of the date hereof, there may be a delay between the sale of the Notes and Units and application of the aggregate net proceeds of the offering allocable to the acquisition of land and the construction of the non-specified Hotels. The offering of Notes and Units may continue to a date not later than twenty-four months from the date of this Prospectus. See "INVESTMENT OBJECTIVES AND POLICIES
- Type of Investments."

FINANCING RELATED RISKS

         Absence of Financing Commitment

         The Partnership estimates that the aggregate gross proceeds received from the sale of Units and Notes, in combination with External Financing must equal approximately $8.6 Million in order to have sufficient funds to purchase the intended number of limited partnership units of Essex Glenmaura, to acquire the Solon Property, and to construct a Hampton Inn & Suites(SM) hotel and pay fees and expenses related to the Partnership's activities. If, instead, the Partnership acquires the Warwick Property, the General Partner estimates that approximately $9.0 million of debt and equity financing or a combination thereof from offering proceeds and/or funds from External Financing will be required to invest in Essex Glenmaura, acquire the Warwick Property and to construct a Homewood Suites(R) hotel and pay fees and expenses related to the Partnership's activities. To purchase the intended number of units in Essex Glenmaura, to acquire both the Solon Property and the Warwick Property, and to construct hotels on both sites and pay all fees and expenses, the General Partner estimates that aggregate proceeds received from this Offering, together with any external financing, must equal approximately $16 million. The actual amount of financing required will depend upon the source and type of financing and the cost associated therewith. If the Partnership is unable to secure External Financing, the cost of additional financing from the sale of Notes will increase incrementally with the costs associated with the offering. Proceeds of the offering will be advanced to the Partnership to pay fees and expenses before the full amount necessary to pay such costs has been received. If only the Minimum Offering Amount of $1,980,000 is sold, the Partnership will need to obtain approximately $7.0 Million of additional offering proceeds from the sale of Units and Notes, or approximately $6.3 Million of additional financing from a combination of offering proceeds and External Financing, in order to purchase the intended number of limited partnership units of Essex Glenmaura and to acquire the Solon Property and complete construction of a Hampton Inn & Suites(SM) hotel thereon. Alternatively, the Partnership will need to obtain approximately $7.4 Million of additional offering proceeds from the sale of Units and Notes, or approximately $6.7 Million of additional financing from a combination of offering proceeds and External Financing, in order to purchase the intended number of limited partnership units of

Essex Glenmaura and to acquire the Warwick Property and complete construction of a Homewood Suites(R) hotel thereon. Although it is the intent of the Partnership to seek External Financing for the construction of the Hotels, there can be no assurances that such financing will be available or, if available, will be on favorable terms to the Partnership and the Limited Partners. No commitments have been received as of the date of this Prospectus for such External Financing.

         The General Partner has agreed to (i) refund the face amount of the Notes without interest to Holders of Notes and the amount of cash paid for the Units to Limited Partners if a site is not acquired by the Partnership for any reason within 24 months from the effective date of the Registration Statement, and (ii) provide a Guaranty of Completion to the Partnership with respect to completion of construction of each Hotel upon the purchase, lease or sublease by the Partnership of each site. There can be no assurance, however, that the General Partner will have the financial resources necessary to refund such amounts or to cause completion of one or more of the Hotels if additional financing is required and cannot be obtained. The General Partner would not be obligated as a result of such agreement to refund any offering proceeds after an initial Hotel site has been acquired, even if additional financing would be necessary to commence or complete construction. If any additional financing is required and is not obtained, the proceeds from the foreclosure against the land or the Partnership's leasehold interest would be insufficient to repay the principal amount of the Mortgage Notes. The Holders of Subordinated Notes and the Limited Partners could lose the entire value of their investment upon a mortgage foreclosure.

         Repayment of Notes at Maturity Dependent Upon Ability to Sell or Refinance the Hotels

         The entire aggregate principal amount of the Notes will be payable at maturity. The Partnership is not obligated to establish any sinking or similar fund with respect to such payment. The ability of the Partnership to pay the entire principal amount of the Notes when it comes due will be dependent upon the value of the Hotels at that time and the Partnership's ability to obtain adequate refinancing or sell the Hotels. There is no assurance that the final principal payment will be paid or refinanced when due. See "DESCRIPTION OF THE NOTES."

         Subordination of Subordinated Notes

         The Subordinated Notes will be unsecured obligations of the Partnership, and will be subordinated to all indebtedness of the Partnership which is evidenced by the Mortgage Notes or arises as a result of External Financing. There is no limitation or restriction in the Subordinated

Notes or the Indenture governing the Subordinated Notes on the creation of Senior Indebtedness by the Partnership or on the amount of such Senior Indebtedness to which the Subordinated Notes may be subordinated. There is also no limitation on the creation of or the amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Subordinated Notes ("Pari Passu Indebtedness"). Accordingly, upon any distribution of assets of the Partnership in connection with any dissolution, winding up, liquidation or reorganization of the Partnership, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the Holders of the Subordinated Notes are entitled to receive any payment upon the principal of or interest on the Subordinated Notes, and thereafter payments to Holders of Subordinated Notes will be pro rata with payments to holders of Pari Passu Indebtedness. See "DESCRIPTION OF NOTES-Subordination."

         Notes are Non-Recourse Obligations

         The General Partner is not liable for repayment of the Notes. If the Partnership fails to make any payment when due under the Notes or fails to perform any obligation thereunder or under the Indentures, the sole remedy of the Trustee and the Holders of both the Subordinated Notes and the Mortgage Notes is against the Partnership and, in the case of the Mortgage Notes, against the collateral securing the Mortgage Notes. There can be no assurance that the net proceeds from a judgment against the Partnership would be sufficient to pay the amounts due under the Subordinated Notes and Mortgages Notes, or that a foreclosure sale would be sufficient to pay the amounts due under the Mortgage Notes. In the event of a default on the Notes, the Holders of the Mortgage Notes will be general unsecured creditors of the Partnership to the extent their claims exceed the value of the assets covered by their mortgage at that time and, therefore, will share in any remaining unencumbered assets of the Partnership on the same basis as all other unsecured creditors, including the Holders of the Subordinated Notes. See "DESCRIPTION OF THE NOTES."

         Mortgages May be Set Aside in Bankruptcy

         The Mortgage Notes will be issued as unsecured obligations of the Partnership until such time as a site for construction of a Hotel is purchased, leased or subleased by the Partnership without reliance upon External Financing. In such an event, a mortgage will be signed and recorded after completion of the purchase, lease or sublease of each site for a Hotel developed without reliance upon External Financing. Due to the anticipated delay between the making of the loan represented by the Mortgage Notes and the recording of each mortgage, the lien of any of the mortgages may be set aside in a federal bankruptcy or state insolvency proceeding as a "voidable preference" if the Partnership were to file for bankruptcy, make an assignment for the benefit of creditors or commence a similar insolvency proceeding under state law within the applicable preference period commencing upon the recording of the mortgage. The applicable preference period under federal bankruptcy law for Holders of Mortgage Notes who are not affiliates of the General Partner is 90 days. If the mortgage were set aside in a bankruptcy or insolvency proceeding, the Holders of the Mortgage Notes would be general unsecured creditors of the Partnership without recourse against the General Partner for any unpaid amounts due under the Mortgage Notes.

         Security for Mortgage Notes may be Reduced or Eliminated if Land is Leased or Subleased

         @ If one or more of the Hotel sites securing the Mortgage Notes is leased or subleased by the Partnership instead of being owned in fee, the Mortgage Notes will be secured by a mortgage covering the Partnership's interest as tenant under the lease or sublease ("Leasehold Mortgage"). The relative value of a Leasehold Mortgage upon a foreclosure or assignment of the lease or sublease will be less than the value of a fee mortgage on the same property, which difference may be material depending upon the length of the lease term and the other terms and conditions of the lease or sublease, none of which can be determined as of the date of this Prospectus.

         @ The Partnership will be primarily liable for the payment of rent and the performance of any other obligations of the tenant under a lease or sublease of a Hotel site. However, after a default by the Partnership which is not cured by the Partnership or the General Partner, the lease may be terminated unless the Trustee or the Holders of the Mortgage Notes secured by the particular Hotel site, cures all defaults and continue to perform the tenant's obligations under the lease and, in the case of a sublease, the Partnership's sublease and all senior subleases with respect to the property, until such time as the leasehold or sub-leasehold interest of the Partnership may be sold pursuant to a foreclosure of the Leasehold Mortgage. If the Partnership's lease or sublease was terminated, the Partnership would lose the right to possession of the land and any Hotel constructed thereon, the Leasehold Mortgage would be extinguished, the Mortgage Notes would be general unsecured obligations of the Partnership (without recourse against the General

                 Partner) and the Limited Partners and Holders of Mortgage Notes could lose all or a substantial portion of the value of their investment.

         @ The Trustee will have the right under the Mortgages to collect any revenue generated by the Hotels. However, neither the General Partner nor the Trustee will be obligated to advance its own funds to pay rent or to cure any other default by the Partnership under any lease or sublease. The Partnership is not required to establish any rent reserve or other fund which would be available for the Trustee to pay rent following a default. There can be no assurance, therefore, that the General Partner, the Trustee or any of the Holders of the Mortgage Notes would take the necessary action within the applicable cure period, which cannot be determined as of the date of this Prospectus, to keep the Partnership's lease or sublease from being terminated. The Trustee will not negotiate or review the terms of any lease or sublease.

         @ If a Hotel site were subleased by the Partnership, a termination of the underlying lease would cause the Partnership's sublease to be terminated. The Partnership will attempt to obtain a recognition agreement from the owner of the land to allow the Partnership to cure defaults by the tenant under the lease so as to prevent the underlying lease from being terminated. There can be no assurance, however, that such an agreement can be obtained nor that it would not be disaffirmed in a bankruptcy involving the owner of the land.

         @ If the owner of the land were to grant a mortgage on the fee, the Partnership's lease or sublease could also be terminated pursuant to a foreclosure of the fee mortgage unless such mortgage was subordinated to the lease or sublease. There can be no assurance that an effective subordination from the holder of any fee mortgage will be obtained. The adverse effects of termination of the Partnership's lease are described in the preceding paragraph.

         @ The General Partner does have an incentive to ensure that the terms of the lease or sublease are not burdensome to potential buyers of the Hotels and will not negatively affect such buyers' ability to obtain financing. As of the date of this Prospectus, however, there can be no assurance as to the terms of any lease or sublease. Therefore, a prospective investor should not purchase Notes or Units unless he or she is willing to entrust the terms of such documents and the value of the security for the Mortgage Notes completely to the discretion of the General Partner. See "CONFLICTS OF INTEREST" and "DESCRIPTION OF THE NOTES - Security for the Notes."

         Risks Associated with Substitute Collateral

         Under the terms of the Mortgage Notes, the Partnership has the option to sell or refinance each of the Hotels securing the Mortgage Notes once prior to maturity, and to reinvest the proceeds from such sale in or refinance of additional hotel properties. In the event of a sale, the Mortgage Notes will be secured by a mortgage on the new hotel properties ("Substitute Collateral") financed by the Partnership. There can be no assurances that the value of the Substitute Collateral will be of equal value to the Hotel sold or refinanced, or that the proceeds from a mortgage foreclosure on the Substitute Collateral will be sufficient to repay the principal amount of the Mortgage Notes secured by the Substitute Collateral.

         Construction Risk

         The General Partner has agreed to provide a Guaranty of Completion to the Partnership upon the purchase, lease or sublease by the Partnership of each site for construction of a Hotel. The purpose of the Guaranty of Completion is to provide assurance to the Holders of Mortgage Notes secured by a particular Hotel that contractors will be paid and mechanic's liens will be bonded or paid by the General Partner in the event that the Partnership fails to pay such amounts. Payments made by the General Partner under the Guaranty of Completion are advances which must be repaid by the Partnership with interest thereon as provided in the Partnership Agreement. The repayment of such advances is subordinated to the prior payment of all amounts due and owing under the Mortgage Notes. If the Partnership became insolvent, the General Partner would be liable for any construction cost overruns. There can be no assurance that the General Partner will have sufficient financial resources to provide for completion of construction as scheduled; and, while the General Partner has overseen the construction and completion of thirteen hotels without experiencing significant cost overruns or delays, there can be no assurance that construction delays or cost overruns will not occur in connection with the construction of the Hotels, and materially adversely affect the value of a Hotel and cause a termination of the Franchise Agreement. If the Partnership and the General Partner are unable to pay the construction cost of a Hotel, unpaid contractors may file mechanics liens against the Hotel and impair the ability of the Partnership to complete construction, and such liens would be superior to the liens of the mortgages securing the Mortgage Notes. In addition, the equity of the Partnership could be reduced or eliminated through foreclosure by unpaid contractors. The Trustee will not supervise construction of the Hotels. Certain procedures which would protect the lender in a typical commercial construction loan (such as holding loan proceeds in escrow until all necessary funding for the Hotels has been raised and requiring disbursement of all equity proceeds before making advances) are not required by the mortgages to be granted to the Trustee on behalf of Holders of Mortgage Notes or the Indentures.

         Limited Partners Could Lose Their Entire Investment if the Partnership Defaults Under the Notes

         The Partnership will be highly leveraged. If the Maximum Offering Amount is sold, the General Partner estimates that approximately 85.4% of the aggregate Investment in Hotels (as herein defined) (including fees paid to the General Partner relating to acquisition of the sites and construction of the Hotels) will be financed by the Notes and External Financing (which will in all likelihood require that such debt be secured by, among other things, a mortgage on one or more of the Hotels) of which up to 53.3% will be outstanding under the mortgages to be granted to the Holders of the Mortgage Notes. If only the Minimum Offering Amount is sold, the amount of leverage permitted under the Partnership Agreement after the closing of the offering could be as high as 99.6% of such costs if External Financing is obtained. Principal and interest payments on the Notes and any External Financing must be made regardless of levels of income from the Hotels. If payments are not made when due, the Limited Partners may sustain the loss of their equity investment as a result of foreclosure. Such foreclosure might also result in the realization of taxable income by the Limited Partners without a corresponding distribution of cash to pay the tax. The Limited Partners' right to receive distributions from the Partnership is subordinated to the rights of Holders of Notes to receive amounts due under the Notes.

         Holders of Notes Must Rely Upon the Discretion of the General Partner Because of the Trustee's Limited Role

         Manufacturers and Traders Trust Company, as Trustee, has not, and will not, negotiate any provisions of any mortgages, leases, subleases on behalf of the Holders of Mortgage Notes, or any provisions of the Indentures, Franchise Agreements or related documents on behalf of the Holders of the Notes. The Trustee has not, and will not, evaluate or analyze the offering, or related documents, or any assets securing repayment of the Notes on behalf of the Holders of the Notes. More specifically, as examples and not by way of limitation, the Trustee has not, and will not, call for or review any appraisals with respect to any of such assets, make any environmental assessment or review of any of the Hotel properties or the use thereof, review or


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
approve of any contractors, architects, engineers, insurers or any other persons with respect to the offering or any of the Hotel properties, evaluate or monitor any of the construction or the use by the Partnership of any of the Note proceeds or take responsibility for the condition, value, adequacy or perfection of any of the assets securing repayment of the Mortgage Notes. The only duties expected to be undertaken by the Trustee on behalf of the Holders of the Notes will be as specifically set forth in the Indentures and the Escrow Agreement.

INVESTMENT RISKS GENERALLY

         Total Reliance on Management

         The Holders of Notes and Limited Partners will have no right to take any part in the control of the Partnership business, except that the Partnership Agreement authorizes the Limited Partners, without concurrence of the General Partner, to vote on certain matters, including amendment of the Partnership Agreement, the removal of the General Partner and election of a successor General Partner. The General Partner will have exclusive authority and control over the management of the Partnership's business. Accordingly, the General Partner will select the Franchisors and determine the terms on which Hotel sites are purchased, leased or subleased and Hotels are constructed and operated, and may cause the Partnership to sell one or more of its Hotels, to refinance a Hotel or otherwise incur indebtedness (subject to certain limitations) and to take other actions which may substantially affect the Partnership's operations.

         A prospective investor should not purchase Notes or Units unless he or she is willing to entrust all aspects of the management of the Partnership to the General Partner. See "SUMMARY OF THE PARTNERSHIP AGREEMENT."

         Lack of Liquidity of Notes and Units

         Pursuant to the Partnership Agreement, the transferability of the Units will be subject to certain restrictions. As a result of such restrictions and other factors, no public trading market will develop for the Notes or Units. Holders of Notes and Units may not, therefore, be able to convert their investment into cash in the event of an emergency, and Notes and Units may not be readily accepted as security for a loan. Consequently, the Notes and Units should be considered only as a long-term investment. See "SUMMARY OF THE PARTNERSHIP AGREEMENT" and "DESCRIPTION OF THE NOTES - Transfer and Exchange."

         The current Microtel(R) Franchise Agreement provides that no transfers of more than a 50% equity interest in a single transaction or transfers of less than a 50% equity interest in a single transaction which has the effect of transferring control in the Partnership, may be made without the prior written consent of the Franchisor, which may not be unreasonably withheld, and compliance with the conditions set forth in the Franchise Agreement. In addition, the current Hampton Inn(R), Hampton Inn & Suites(SM) and Homewood Suites(R) Franchise Agreements provide that for "publicly-traded equity interests," no consent of the Franchisor is required with respect to any transfers of less than a 25% interest in the Partnership unless the transferee owns, or would own after the transfer is completed, an interest in the Partnership of 25% or more. The Promus Hotel Corporation has advised the Partnership that, solely for the purposes of the Franchise Agreement, the Units would be considered "publicly-traded equity interests" under the Franchise Agreement. Additional transfer restrictions may be imposed by other Franchisors. See "THE PARTNERSHIP'S BUSINESS - Franchise Agreements."

         Cancellation of Offering

         If, by the Specified Minimum Date, the Partnership has not accepted subscriptions for the Minimum Offering Amount, all subscriptions will be cancelled and all subscription payments will be repaid and all subscription documents will be promptly returned. While any interest earned on funds held in the Escrow Account will be paid to subscribers, after payment of escrow expenses, on the basis of the respective amounts of their cash subscriptions and the number of days during the period that such funds were on deposit, the amount of interest otherwise payable to subscribers will be reduced by fees and expenses payable to the Escrow Agent. See "THE OFFERING -- Subscription." Accordingly, a subscriber may receive a low rate of return on such funds, and may have lost other possible investment opportunities for such funds.

         Limited Net Worth of the General Partner

         The net worth of the General Partner as of July 31, 1995 was approximately $1,700,000. While the General Partner is not permitted to reduce its net worth below its present amount through the payment of dividends or other payments to its shareholders, See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- The Net Worth of the General Partner," a significant portion of the General Partner's aggregate net worth consists of assets which would be very difficult to convert into cash. Should such net worth be materially reduced in the future, the General Partner's ability to satisfy its obligations to the Partnership, including the obligations of the General Partner: (I) to refund the face amount of the Notes and the amount paid for the Units, if an initial Hotel site is not acquired within 24 months from the effective date of the



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
Registration Statement and (ii) under the Guaranty of Completion, could be impaired. In addition, in the event the General Partner's net worth were to be materially reduced, the Partnership might be deemed to have the characteristic of limited liability thereby jeopardizing its treatment as a partnership for federal income tax purposes. See "TAX CONSIDERATIONS -- Tax Status of the Partnership." Moreover, the Partnership's ability to obtain financing may be negatively affected as a result of a reduction in the General Partner's net worth and the illiquid nature of the General Partner's assets. The Partnership's ability to obtain External Financing may also be negatively affected by any reduction in the General Partner's net worth or by illiquidity of its assets. The General Partner is also a general partner of other limited partnerships; as such, it would be liable for the debts and obligations of such partnerships if the partnerships were unable to pay them. Such potential liability may exceed the net worth of the General Partner. If the General Partner is forced into bankruptcy or receivership and the Limited Partners did not elect to continue the Partnership, dissolution of the Partnership could result at a time when such dissolution would be adverse to the interests of the Limited Partners. See "THE GENERAL PARTNER," "EXHIBIT E - Financial Statements of General Partner" and "TAX CONSIDERATIONS."

         Lack of Diversification of Investment

         The Partnership will receive Gross Offering Proceeds of up to $21,000,000 if the Maximum Offering Amount is sold. The number of Hotels that the Partnership may construct will depend in part on the amount of capital that is raised and the ability of the Partnership to secure External Financing. To the extent that fewer Hotels are developed by the Partnership, the performance of any single Hotel will have an increased impact on the Partnership. In addition, the results of operations of the Partnership would then be subject to economic conditions in fewer geographic areas, exposing the Partnership's operations to greater risk than if the Partnership's investments were geographically diversified. See "INVESTMENT OBJECTIVES AND POLICIES - Capitalization and Use of Initial Funds."

         Action by Individual Holders of Notes Restricted

         No Holder of any Note will have the right to commence a lawsuit to enforce any right or remedy under his or her Note or, with respect to Holders of Mortgage Notes, the Mortgages. In order to direct the Trustee to take action on his or her behalf, the Holder must obtain the consent of the Holders of a majority in principal amount of like Notes outstanding and meet the other requirements set forth in the Indentures, including providing satisfactory indemnity to the Trustee. See "DESCRIPTION OF THE NOTES - Individual Action by Holder Restricted."

         Potential Liability of Limited Partners

         The liability of a Limited Partner who does not take part in the control of the business of the Partnership is limited to his or her investment in the Partnership and his or her share of the undistributed profits of the Partnership. However, if the Partnership would be insolvent after giving effect to a distribution, a Limited Partner who received such distribution and knew at the time thereof that such distribution would render the Partnership insolvent would be obligated to return the amount distributed. The Partnership is a New York limited partnership and the Partnership Agreement, by its express terms, provides that it is to be governed by New York law. The Partnership Agreement grants the Limited Partners certain voting rights with respect to the removal of the General Partner, the amendment of the Partnership Agreement and other matters. Under New York law, the exercise of such voting rights will not cause the Limited Partners to be deemed to be taking part in the management or control of the Partnership's business. However, if a court in another state where the Partnership does business determined that the law of such state, rather than New York law, should apply, it is possible that such court might also conclude that the possession or exercise of the voting rights provided for in the Partnership Agreement would cause the Limited Partners to be liable as general partners. See "SUMMARY OF THE PARTNERSHIP AGREEMENT."

CONFLICTS OF INTEREST

         The business of the Partnership will involve transactions between the Partnership and the General Partner, and affiliates of the General Partner, which result in conflicts of interest, including the following:

         @ The compensation payable to the General Partner and its affiliates pursuant to the Partnership Agreement and the Management Agreement has not been established through arm's length negotiations. The General Partner and its affiliates will receive substantial fees regardless of whether the Partnership's business objectives are realized.

         @ The General Partner has the right to sell the Hotels to an Affiliated Person (or any third party) without obtaining the consent of the Limited Partners or the Trustee, provided that the terms of such transaction are fully disclosed and competitive with those which could be obtained from a third party. In connection with such transaction, a Mortgage secured by such property will remain as a first lien on the Hotel premises and, if the new owner assumes the

                 Partnership's obligations under the Mortgage Notes and the Partnership is not in default under the Mortgage Notes, the Partnership will be relieved of its obligations under the Mortgage Notes. In addition, the General Partner, upon obtaining the approval of a majority in interest of the Limited Partners, may cause the Partnership to be merged into an Affiliated Person or reorganized.

         @ The terms of the Notes were structured by the General Partner and are not the result of arm's length negotiations between the Partnership and an independent lender.

         @ The Trustee will not supervise construction or review or negotiate leases or other documents on behalf of Holders of Notes. Therefore, investors must entrust these activities to the discretion of the General Partner. The Trustee has acted as trustee with respect to four prior private placements and one public offering of mortgage notes by affiliated limited partnerships of the General Partner.

         @ The Trustee is the trustee under indentures for both Subordinated Notes and Mortgage Notes and, as a result, might have a conflicting interest. Such conflict might be disabling should there be a default under the Notes and the Trustee might be required to resign.

         @ There is no limitation on the rights of the General Partner and its affiliates to engage in any business, including the development of other hotels, and such activities may conflict with the operations of the Partnership.

         @ The Managing Dealer is an affiliate of the General Partner. Therefore, there has been no independent due diligence review of the offering by an unaffiliated underwriter.

         @ The Partnership Agreement limits the liability of the General Partner and relieves it of certain fiduciary duties that it would otherwise have under the New York partnership law. In addition, the Indentures limit the liability of the Trustee and relieve it of certain fiduciary duties that it would otherwise have under applicable law.

         @ The General Partner has the right to loan Partnership funds to an Affiliated Person (or any third party) without obtaining the consent of the Limited Partners or the Trustee, provided that the terms of such loans are fully disclosed and are, in the opinion of the General Partner, beneficial to the Partnership.

SPECIFIC RISKS RELATED TO THE HOTELS

         Termination of Franchise Agreement Would Adversely Affect the Value of the Hotels

         The Hotels will be operated under certain Franchise Agreements. The Potential Franchisors which may be selected by the Partnership include Marriott International, Inc. (Courtyard by Marriott(R) and Fairfield Inn(R) by Marriott), Promus Hotel Corporation and its subsidiaries (collectively, the "Promus Hotel Corporation") (Hampton Inn(R), Hampton Inn & Suites(SM) and Homewood Suites(R)) and Microtel Inns and Suites Franchising, Inc. (Microtel(R)), or any combination of the foregoing. There can be no assurance as to the terms of the Franchise Agreement available from any additional hotel franchisor or that the terms of the current Franchise Agreements of the Potential Franchisors will not vary, perhaps materially, from the terms available to the Partnership at the time that a site is acquired. The term of the current Fairfield Inn(R) by Marriott, Hampton Inn(R), Hampton Inn & Suites(SM), Homewood Suites(R), and Microtel(R) Franchise Agreements is 20 years and is not renewable. The term of the current Courtyard by Marriott(R) Franchise Agreement is 20 years and may be renewed for an additional 10 years subject to the satisfaction of certain conditions precedent. If the Partnership defaults under any of the Franchise Agreements for any reason (including the failure to upgrade the Hotel from time to time to meet the Franchisor's then current standards) and the Trustee is unable or unwilling to cure such default to the reasonable satisfaction of the Franchisor and locate a substitute franchisee acceptable to the Franchisor within 30 days after receipt of notice thereof from the Franchisor, the Franchise Agreement may be terminated by the Franchisor. Upon termination or expiration of any Franchise Agreement, the Partnership must immediately cease using the Franchisor's service marks, reservation system and all confidential methods, procedures and techniques provided by the Franchisor and remove and discontinue using all signs, advertising and other materials which could cause the Partnership's business to be associated with the Franchisor. The security for the Mortgage Notes could lose all or a substantial portion of its value and the Partners could also lose all or a substantial portion of the value of their investment if any Franchise Agreement were terminated or expired without renewal. In addition, the proceeds received from a foreclosure sale could be substantially reduced as a result of certain conditions (including payment of all accrued monetary obligations of the Partnership to the Franchisor and any affiliates of the Franchisor relating to the Hotel and substantial liquidated damages) which the Trustee or the purchaser may be required to pay in order to continue operating the Hotel as a franchise. See "THE PARTNERSHIP'S BUSINESS - Franchise Agreements."

         Absence of Exclusive Territory

         The Franchise Agreements do not grant the Partnership an exclusive territory. Therefore, there can be no assurance that a particular Franchisor will not develop itself or license others to operate one or more franchised hotels in the vicinity of any or all of the Hotels. See "THE PARTNERSHIP'S BUSINESS - Franchise Agreements" "CONFLICTS OF INTEREST" and "THE GENERAL PARTNER."

         Competition

         The operation of hotels and motels is a highly competitive business. The Partnership may develop Hotels to be operated under one or more, or a combination of one or more, of the Potential Franchises, or other franchises, depending upon the amount of capital that is raised, the location of any site which is acquired and other factors which may be considered by the General Partner. Each of the Hotels may be required to compete with hotels and motels that may have greater name recognition, and greater financial resources, and may have personnel with more experience than a particular Franchisor or the Partnership. Some of these hotels could have service and architectural features similar to the Hotels and may offer rates comparable to or lower than those estimated by the Partnership. Furthermore, there can be no assurance that, after the construction and successful operation of a Hotel, competitors will not offer lower room rates, or that additional limited service or extended stay hotels which offer similar rooms, services and rates in competition with the Hotels will not be developed near the Hotels, and that such development will not have an adverse effect on occupancy rates and profitability. See "THE PARTNERSHIP'S BUSINESS - Competition."

         Inability to Obtain Potential Franchises

         As of the date of this Prospectus, the General Partner has obtained only the Hampton Commitment, and has not obtained any other commitments for a franchise or license to construct and operate a Hotel under the Potential Franchises. In the event that the Partnership is unable to obtain a franchise or license for any additional Potential Franchises, the Partnership will be required to seek a franchise or license from other Franchisors. Such other franchises or licenses may require a greater initial investment, and/or may not have the reputation or financial resources as the Potential Franchises.

         Limited Operating History

         As of October 1, 1995, 3 Hampton Inn & Suites(SM) hotels and 27 Homewood Suites(R) hotels had been completed and opened to the public. The General Partner has not developed a Homewood Suites(R) hotel, a Hampton Inn & Suites(SM) hotel or any other extended stay hotel. The General Partner believes that, based on its other hotel management experience and the extensive support provided by the Franchisors, it can operate a Hampton Inn & Suites(SM) hotel, Homewood Suites(R) hotel, or other extended stay hotel with profitable results. There can be no assurance, however, that any or all of the Hotels, once constructed, will operate profitably. See "THE PARTNERSHIP'S BUSINESS."

         General Partner Not Required to Fund Operating Deficits

         The General Partner and its affiliates are not obligated to advance to the Partnership funds needed to meet any operating expenses or operating deficits (although it may, in its sole discretion, make such loans on the terms set forth in the Partnership Agreement). Accordingly, in the event of operating deficits (for example, by reason of operating income being insufficient to meet operating expenses, rent and debt service on mortgage loans) neither the General Partner nor its affiliates are obligated to provide any additional funds, and if the Partnership does not have, or is not able to borrow, sufficient funds to meet such obligations, any mortgages on the Hotels may be foreclosed, in which case the Limited Partners could lose their entire investment and may suffer serious adverse tax and other consequences. See "INVESTMENT OBJECTIVES AND POLICIES - Borrowing Policies."

         Risks Relating to Continuing Repairs and Capital Expenses

         To meet competition in the hotel industry and to maintain economic values, continuing expenditures must be made for modernizing, refurbishing and maintaining existing Hotel facilities prior to the expiration of their anticipated useful lives. The Partnership intends to pay for such expenditures entirely out of operating revenues. In the event that the proceeds from the operation of the Hotels are insufficient to pay for the cost of such expenditures, the Partnership may be unable to protect its investment in the Hotels unless additional funds are provided by the Partnership from other sources, such as borrowing. In addition, the payment of such expenditures out of operating revenue could result in the realization of taxable income by the Limited Partners without a corresponding distribution of cash to pay the tax because a portion of such expenditures may not give rise to a current deduction. See "INVESTMENT OBJECTIVES AND POLICIES - Maintenance and Repairs; Capital Improvements."

ENVIRONMENTAL RISKS

         Federal and state environmental laws can impose liability on owners and operators of real estate without regard to fault, even when other parties are or were responsible for the environmental impairment. The General Partner will cause an environmental due diligence review to be performed before acquiring any site. Such review may include the retention of experts to perform soil testing, surface and/or ground water testing and/or other investigations. There can be no assurance that these investigations will uncover any or all potential environmental liabilities. Environmental liabilities (including liability under government programs such as Superfund) could cause the Partnership to incur significant expenses, including the obligation to remedy or clean up hazardous substances or other pollutants, regardless of fault. Such liabilities could exceed the Partnership's cost of acquiring a property and could have a significant adverse effect on the value of the security for the Mortgage Notes and the value of the Subordinated Notes and Units. The Holders of the Mortgage Notes are not owners or operators of the real property. If, however, an undetected environmental impairment of the real property existed and the Trustee were to foreclose upon or take possession or control of the real property following an Event of Default, the Trustee and the Holders of Mortgage Notes could become responsible for certain environmental liabilities. Because of the potential risk to itself and the Holders of Mortgage Notes, the Trustee is likely to act very cautiously before taking any such actions. The Trustee has the right, under the mortgages to be granted to the Holders of the Mortgage Notes during the continuance of an Event of Default, to have the Hotels inspected at the Partnership's expense, for compliance with environmental laws and regulations. See "INVESTMENT POLICIES AND OBJECTIVES - Environmental Due Diligence."

TAX RISKS

         Limited Partners will be able to deduct losses, if any, from the Partnership only to the extent that they have "passive income" from other sources, such as income from limited partnerships, S corporations or other businesses in which the investor does not materially participate, or to the extent in later years that the Partnership generates taxable income. Furthermore, future regulations under the passive loss rules may recharacterize income attributable to the Cumulative Return as portfolio income, such as interest income and dividends, which would be taxable to the investor and would not be reduced by any losses from the Partnership. In addition, investors should consider the following tax risks:

         @ the Partnership may be determined to be a publicly traded partnership, or otherwise not to qualify as a partnership for federal income tax purposes, which would cause Partnership taxable income to be taxed at corporate rates, cash distributions to the Limited Partners to be treated as dividends and deductions of the Partnership not to be passed through to the Limited Partners;

         @ tax exempt investors purchasing Units should be aware that income from Hotel operations will constitute unrelated business taxable income;

         @ tax exempt investors purchasing Units should be aware that if the Partnership were subject to the Department of Labor's "plan asset" rules, an investment in the Partnership could result in a violation by the fiduciary of several provisions of ERISA including an improper delegation of the duty of the fiduciary to manage such assets of the plan and a failure to hold the plan assets in trust. However, the regulations contain exemptions from the treatment of limited partnership assets as plan assets. Although there can be no assurance that the Partnership Agreement and the terms of the offering have been structured so that any one of the exemptions contained in the regulations would apply to the Partnership, the General Partner will use its best efforts to structure the sales of the Units and the operations of the Partnership to attempt to qualify for the possible exemptions. Accordingly, an investment by a tax exempt investor in Units should not be deemed an investment in the assets of the Partnership.

         @ tax exempt investors purchasing Notes should be aware that investing in Notes may constitute a "prohibited transaction" under ERISA if a party in interest holds an equity interest in the Partnership;

         @ tax exempt investors purchasing Notes should also be aware that if they borrow funds to pay for the purchase of a Note, the interest on the Note will constitute unrelated business taxable income;

         @ during some years of the Partnership the tax liabilities of individual Limited Partners may exceed their cash distributions from the Partnership, and on sale or other disposition of Units or of the Hotels, the tax liability to the Limited Partners may be greater than their share of the cash proceeds;

         @ investors purchasing Units may be subject to income taxes in the states in which the Hotels are located on portions of their income from the Partnership regardless of their state of residence. See "TAX CONSIDERATIONS" for a further discussion of these risks.

RISKS OF JOINT VENTURES

         Some of the Partnership's investments may be owned by joint venture partnerships between the Partnership and another partnership or entity sponsored by the General Partner or its affiliates or other persons not affiliated with the General Partner. Investments in joint venture partnerships which own properties may involve risks not otherwise present, including, for example, the risk that the Partnership's co-venturer might become bankrupt, that such co-venturer may at any time have economic or business interests or goals which may be inconsistent with the interests or goals of the Partnership, that such co-venturer may be in a position to take action contrary to the Partnership's goals, policies or objectives.

PURCHASES BY THE GENERAL PARTNER AND AFFILIATES COUNT TOWARD THE AMOUNT NEEDED TO BREAK ESCROW

         The General Partner and its affiliates may purchase such combination of Units and Notes in this offering as represent Gross Offering Proceeds of up to $1,000,000, of which $200,000 may be counted in determining whether the required Minimum Offering Amount has been met. The per Unit Purchase Price payable by the General Partner is equal to the $1,000 per Unit Purchase Price, less commissions that would otherwise be payable and less Organization and Offering fees payable to the General Partner (3.4% of Gross Offering Proceeds). In addition, other persons who will receive fees, compensation or other gain dependent upon the success of the offering may purchase Units or Notes, and up to $200,000 of any such purchases will be counted in determining whether the Minimum Offering Amount has been met. Therefore, the sale of the Minimum Offering Amount, while necessary to the business operations of the Partnership, should not be relied upon by investors as an indication that their investment decision is shared by others who are exercising independent investment discretion. Each investor must make his own investment decision as to the merits of this offering. See "THE OFFERING" and "CONFLICTS OF INTEREST."

DEFAULT UNDER PARTNER NOTES

         If a Limited Partner purchasing 20 or more Units defaults on the payment of his or her Partner Note, the Partnership may purchase such Limited Partner's Unit for a price equal to the amount of cash per Unit contributed by such Limited Partner less the amount of expenses incurred by the Partnership in purchasing or reselling the Unit (including reasonable attorneys' fees and a sales commission to the Managing Dealer in the amount of $50 per Unit that is resold), payable at the option of the General Partner by a non-interest bearing note due five years from the date of the default. Because the Partner Notes given by the Limited Partners will not be secured by any collateral, the Partnership may be unable to generate sufficient funds from the resale of such Units to meet its obligations.

GENERAL ECONOMIC RISKS

         The major risk of owning or leasing income-producing property is the possibility that the property will not generate income sufficient to meet operating expenses and debt service. The net income from Hotel properties may be affected by many factors, including: (a) reduced gross receipts due to an inability to maintain high occupancy levels; (b)adverse changes in general economic conditions and adverse local conditions; (c) adverse changes in real estate zoning laws or in health, safety and environmental laws and regulations;
(d) the need for renovations, refurbishment and improvements; (e) unanticipated increases in utility, insurance or other operating costs; (f) increases in real estate taxes; (g) legal restrictions on the use of signs, billboards and other forms of roadside advertising typically utilized in marketing hotel properties; and (h) natural disasters such as earthquakes, floods and tornados and other factors beyond the reasonable control of the owner or operator. To the extent that it becomes necessary for the Partnership to obtain secondary debt financing, high fixed interest rates or increases in floating interest rates may adversely affect the Partnership's ability to meet its payment obligations under the Notes. See "THE PARTNERSHIP'S BUSINESS."

 COMPENSATION OF GENERAL PARTNER AND MANAGING DEALER

FEES TO GENERAL PARTNER AND MANAGING DEALER

         The General Partner and its affiliates will receive substantial fees and other compensation from the Partnership in connection with this offering and the operation of the Hotels. These arrangements were not determined by arm's length negotiations. The General Partner believes that the fees are reasonable based on the level of service required and the fees that it has charged for comparable services in other limited partnerships and three prior limited partnership public offerings. See "CONFLICTS OF INTEREST."

         As compensation for its services in connection with the formation and reorganization of the Partnership and the offering of Notes and Units pursuant to the

Prospectus, the General Partner will receive an Organization and Offering Management Fee equal to 3.4% of the Gross Offering Proceeds, including the principal amount of any Partner Notes contributed by Limited Partners, resulting in a maximum fee of $714,000 if Gross Offering Proceeds of $21 million are raised. The Organization and Offering Management Fee, if any, will be paid at the time of each closing of this offering. The General Partner may, in its sole discretion, reallow from such fee and pay to the Managing Dealer or Soliciting Dealers an amount equal to up to 1% of the Gross Offering Proceeds. See "THE OFFERING - Plan of Distribution."

         As compensation for its services in selecting and purchasing, leasing or subleasing the land upon which the Hotels will be constructed, the General Partner will receive an Acquisition Fee of $110,000 for each Hotel site that is acquired by the Partnership. The Acquisition Fee shall be payable $35,000 upon execution of a valid purchase, lease or sublease agreement (which amount shall be refunded to the Partnership if the transaction does not close) and the remainder upon the closing of the purchase, lease or sublease.

         As compensation for its services in connection with the development of the Hotels, the General Partner will receive a Development Fee of $160,000 per Hotel, increased by 5% of total construction, site development and furniture, fixtures and equipment costs in excess of $2.7 million, but not to exceed $325,000 per Hotel. The Development Fee for each Hotel shall be payable 15 percent (15%) per month beginning on the last day of the month in which the General Partner formally solicits bids for general contractor services and continuing for a term not to exceed six months, with the unpaid balance thereof payable upon the obtaining of a certificate of occupancy for the Hotel.

         The Partnership shall pay to the General Partner (or any subsequent property manager) a Property Management Fee of 4.5% of gross operating revenues under the Management Agreement. The property manager will also receive an accounting fee of $800 per month pursuant to the Management Agreement. As compensation for its services in connection with the management of the Partnership, the General Partner will receive a Partnership Management Fee of
 .75% of gross operating revenues relating to the Hotels, beginning upon the issuance of a certificate of occupancy for the first Hotel. The Partnership Management Fee will be payable at the end of each calendar month. See "THE PARTNERSHIP'S BUSINESS - Operation of the Hotels."

         The General Partner may be required to waive or reallow a portion of its Acquisition Fee or Development Fee if necessary to commit a percentage of the Gross Offering Proceeds to Investment in Hotels and in Essex Glenmaura which is at least equal to the greater of: (i) 80% of Gross Offering Proceeds reduced by .1625% for each 1% of indebtedness encumbering Partnership properties; or (ii) 67% of Gross Offering Proceeds. Investment in Hotels includes amounts expended for the purchase, lease or sublease, development, construction or improvement of Hotels, but excludes any acquisition fees or development fees payable to any affiliate of the General Partner.

         The General Partner will also receive fees for services in connection with the financing or refinancing from institutional lenders, including the Franchisors or their affiliates, of any or all of the Hotels. Upon the closing of any financing or refinancing of any Hotel, the General Partner will receive a fee equal to 1% of the gross loan proceeds of such financing; provided, however, the General Partner will not receive a fee on the conversion of construction financing to permanent financing, except to the extent such permanent financing exceeds the original principal amount of such construction loan. In the event any refinancing occurs 24 months from the closing of the original financing or a prior refinancing of a particular Hotel, the General Partner will not be entitled to payment of a fee. In addition, if the refinancing involves the sale of promissory notes to investors in a private placement which is exempt from registration under the Securities Act of 1933, as amended, or a public offering similar to the offering of Notes pursuant to the Prospectus, the General Partner and the Managing Dealer are expressly authorized to receive from the Partnership the fees and sales commissions customarily charged by the General Partner and Managing Dealer for rendering comparable services on competitive terms.

         The General Partner will receive a sales fee upon the closing of a sale of each Hotel in the amount of 3% of the gross sales price, provided that the sum of such fee and any competitive real estate commission paid by the Partnership with respect to such sale does not exceed 6% of the gross sale price and that the General Partner renders substantial services in connection with the sale of the Hotel.

         A summary of the compensation to be received by the General Partner and its affiliates in connection with this offering and the operation of the Hotels is as follows:


Type of Compensation
     and Recipient                Estimated Maximum Amount of Compensation

                        Organization and Offering Stage


Selling Commissions to
Essex Capital Markets Inc.

Up to $80 per Unit and $55 per $1,000 Note sold. The aggregate amount will not exceed $158,400 if only the Minimum Offering Amount is sold and

$1,280,000 if the Maximum Offering Amount is sold.


Organization and Offering Management Fee to Essex Partners

3.4% of the gross proceeds of the offering. The aggregate amount will not exceed $67,320 if only the Minimum Offering Amount is sold and $714,000 if the Maximum Offering Amount is sold.


                        Acquisition and Development Stage


Acquisition Fee to Essex Partners

$110,000 per Hotel.


Development Fee to Essex Partners

$160,000 per Hotel, increased by 5% of the total construction, site development and furniture, fixtures and equipment costs in excess of $2.7 million, but not to exceed $325,000 per Hotel. In view of the differing development costs for different types of Hotels, the aggregate amount is likely to be $250,000 (but not to exceed $325,000) if only the Minimum Offering Amount is sold.


                                 Operating Stage

Property Management Fee to Essex Partners

4.5% of gross operating revenues from the Hotels.


Partnership Management Fee To Essex Partners.

 .75% of gross operating revenues from the Hotels.


Investor Relations Fee to
Essex Capital

 .25% of Gross Offering Proceeds from the sale of Units and Notes, payable annually from operating revenues beginning December 31, 1998 and continuing on the 31st day of December in each of the next three calendar years thereafter, but only if and to the extent that total Dealer Compensation does not exceed 10% of Gross Offering Proceeds and total Organization and Offering Expenses do not exceed 15% of Gross

Offering Proceeds. Payment of the Investor Relations Fee is deferred until the Cumulative Return has been paid and the fee shall be deemed paid to the extent that such deferral continues through December 31, 2004. No Investor Relations Fee will be paid if only the Minimum Offering Amount is sold and such fee payable will not exceed $210,000 if the Maximum Offering Amount is sold.


Accounting Fee to Essex Partners

$800 per month.


Financing Fee to Essex Partners

1% of gross loan proceeds of any financing or refinancing from institutional lenders of any or all of the Hotels. No fee will be payable, however, upon the conversion of construction financing to permanent financing except to the extent such permanent financing shall exceed the original principal amount of the construction loan. Additionally, no fee will be payable to the General Partner in the event any refinancing occurs within 24 months from the closing of the original financing or a prior refinancing of a particular Hotel. Essex Partners and the Managing Dealer are also entitled to receive the fees and sales commissions customarily charged by them if the refinancing involves the sale of promissory notes to investors in a private placement which is exempt from registration under the Securities Act of 1933, as amended, or a public offering similar to the offering of Notes pursuant to the Prospectus.

                               Liquidation Stage

Sales Fee to Essex Partners

3% of gross sales price on a sale of any or all of the Hotels.

                             Interest in Partnership

Partnership Interest of General Partner

A 1% interest, which increases up to 20% of all cash distributions after the Cumulative Return and certain other distributions have paid to Limited Partners. The General Partner's capital contribution for this interest is an amount equal to 1/99 times the aggregate capital contributions of the Limited Partners, which is payable from distributions or upon liquidation of the Partnership.


         The following table and footnotes illustrates the effect of the number of Notes and Units sold on the maximum possible compensation of the General Partner and the Managing Dealer:

                                  Minimum           Maximum
                                  Offering          Offering
                                 -----------       ----------
Selling Commissions[1]            $116,500         $1,280,000
Organization and Offering
     Management Fee                 67,320            714,000
Acquisition Fee                    110,000            330,000
Development Fee [2]                250,000            975,000
                                  --------         ----------
               TOTALS:            $543,820         $3,229,000
                                  ========         ==========


[1] Assumes no timing or volume discounts for purposes of the Maximum Offering Amount. Assumes the sale of 304 Units without timing or volume discounts, or the sale of 320 Units, with timing discounts of 5%, and 1,676 Notes for purposes of the Minimum Offering Amount.

[2] The above table assumes, solely for purposes of illustration, that one Hampton Inn & Suites(SM) will be developed if the Minimum Offering Amount is sold, and an aggregate of three hotels will be developed if the Maximum Offering Amount is sold.


EXPENSES OF THE PARTNERSHIP

         All expenses of the Partnership will be billed directly to and paid by the Partnership. However, the General Partner and its affiliates may be reimbursed for (I) organizational and offering expenses; (ii) salaries, travel expenses and other employee expenses for services that could be performed directly for the Partnership by independent parties, including legal, accounting, transfer agent, data processing, duplicating and administration of investor accounts; (iii) the cost of all Partnership reports and communications to investors; and (iv) any other direct expenses incurred by the General Partner or its affiliates relating to the purchase, lease, sublease, construction, development, management, operation or disposition of the Hotels and the administration of the Partnership, subject to limitations set forth in Section 4.10 of the Partnership Agreement. These reimbursements will be paid out of the gross proceeds of the offering and/or the gross revenues from the operation of the Hotels. No reimbursement will be permitted, however, for (I) salaries or fringe benefits incurred by the executive officers or directors of the General Partner or its affiliates, and
(ii) any indirect expenses incurred in performing services for the Partnership such as rent or depreciation, utilities, and other unallocable administrative items. Notwithstanding the foregoing, no reimbursement will be permitted for services for which the General Partner or its affiliates are entitled to compensation by way of a separate fee.

         In no event will any amount charged by the General Partner as reimbursable expenses for goods and materials exceed the actual cost to the General Partner of such goods or materials. Further, in no event will any amount charged by the General Partner as a reimbursable expense for services rendered by employees of the General Partner or its affiliates exceed the lesser of the actual cost of such services or the amount that the Partnership would be required to pay to independent parties for comparable services in the same geographic location. The Partnership's annual report to the Limited Partners will contain financial statements with an itemized breakdown of expenses reimbursed to the General Partner and its affiliates during the year covered by the report, and such financial statements will be audited by the Partnership's independent certified public accountants, who will furnish their report thereon.

PARTNERSHIP INTEREST OF THE GENERAL PARTNER

         Under Section 3.05 of the Partnership Agreement, the General Partner will receive 1% of all distributions to Partners from Partnership operations until all Limited Partners have received, from cash flow, their Cumulative Return due through the date of the distribution and any unpaid Cumulative Return from prior years. The General Partner will receive one percent of all Distributions from a Sale or Refinance of Hotels until all Limited Partners have received Distributions from a Sale or Refinance of Hotels equal to (a) their capital contributions; plus (b) any unpaid Cumulative Return due through the date of the distribution.

         The General Partner will receive 20% of all additional distributions to Partners from cash flow of the Hotels and 20% of all additional Distributions from a Sale or Refinance of Hotels. See "SUMMARY OF THE PARTNERSHIP

AGREEMENT" and "TAX CONSIDERATIONS - Discussion of Tax Consequences of Owning Limited Partnership Units, Allocations of Income and Loss."

         Allocations of income and loss among the Partners will be made in accordance with the rules set forth in Section 3.01 of the Partnership Agreement and are generally intended to reflect the distribution rules described above and to comply with the requirements of the substantial economic effect safe harbor set forth in the Treasury Regulations promulgated under
Section 704(b) of the Code. These rules are summarized in detail under "TAX CONSIDERATIONS - Discussion of Tax Consequences of Owning Limited Partnership Units, Allocations of Income and Loss."

                           ESTIMATED USE OF PROCEEDS

         The following table illustrates the intended uses by the Partnership of the gross proceeds of this offering, all of which are to be paid by the Partnership and not by the Holders of the Notes. Approximately 66.8% of the Gross Offering Proceeds will be available for Investment if the Minimum Offering Amount is sold and approximately 84.8% of the Gross Offering Proceeds will be available for investment if the Maximum Offering Amount is sold. Under the assumptions described below, the total amount of fees to be paid to the General Partner and its affiliates from the Gross Offering Proceeds of this offering would be $543,820 (27.5%) if only the Minimum Offering Amount is sold and $2,996,600 (14.3%) if the Maximum Offering Amount is sold. The amounts set forth below are estimates only, and consequently should not be relied upon as an assurance of the actual use of the proceeds of this offering.


                            Minimum Offering Amount               Maximum Offering Amount
                                   $1,980,000         Percent         $21,000,000       Percent
Source
------
Units [1]                             304,000          15.4%           4,900,000          23.4%
Subordinated Notes                  1,676,000          84.6%           6,000,000          75.9%
Mortgage Note                               0            .0%          10,000,000          47.8%
                                   ----------         -----          -----------         -----

Gross Offering
Proceeds [2][3]                    $1,980,000         100.0%         $20,900,000         100.0%
                                   ==========         =====          ===========         =====
Uses
Public Offering  Expenses:
  Selling Commissions [3]             116,500           5.9%           1,272,000           6.1%
Organization and
  Offering Expenses [4]               180,500           9.1%             890,600           4.3%
Interest in Essex
  Glenmaura L.P.                      891,000          45.0%           1,250,000           6.0%
Construction,
  Furnishings, Fees
  And Expenses [5]                    241,000          12.2%          14,521,000          69.5%
Construction Period
   Interest                           151,000           7.6%           1,440,000           6.9%
Working Capital
   Reserve                                  0           0.0%             392,400           1.9%
Franchise Fees [6]                     40,000           2.0%             120,000           0.6%
Acquisition Fee [7]                   110,000           5.6%             330,000           1.6%
Development Fee [8]                   250,000          12.6%             684,000           3.3%
                                   ----------         -----          -----------         -----
Total Use of Proceeds              $1,980,000         100.0%         $20,900,000         100.0%
                                   ==========         =====          ===========         =====
Total Amount Available             $1,323,000          66.8%         $17,723,400          84.8%
for Investment                     ----------         -----          -----------         -----

[1] Assumes 320 Units sold in the Minimum Offering Amount and 3,500 Units of the 5,000 Units sold in the Maximum Offering Amount qualify for timing discounts ranging from 1% to 5%.

[2] The actual amount of the Gross Offering Proceeds cannot be determined until the termination of the offering. All proceeds of the offering will be held in trust for the benefit of the purchasers of the Notes and Units to be used only for the purposes set forth above and under the caption "INVESTMENT OBJECTIVES AND POLICIES."

[3] The Managing Dealer, an affiliate of the General Partner, will receive selling commissions equal to 5.5% of the principal amount of each Note sold and up to 8% of the price of each Unit sold (assuming that no volume discounts are received with respect to Units sold). The Managing Dealer may, but is not obligated to, reallot all or a portion of each commission to Soliciting Dealers. Due to the different percentage selling commissions for each type of security that is being offered and the discounts available on the sale of the Units, the actual amount of selling commissions cannot be determined until the closing of the offering. The above table assumes, solely for purposes of illustration, that the Minimum Offering Amount of $1,980,000 will result from the sale of 320 Units ($1,000 per Unit) and $1,676,000 of Notes.

[4] Consists of fees payable to the Trustee, the Securities and Exchange Commission, the NASD and applicable state securities authorities and estimated legal, accounting, printing, filing fees and other expenses relating to the organization of the Partnership and the offering of the Notes and Units (other than selling commissions and any additional selling commissions), including preparation of this Prospectus. The table includes an Organization and Offering Management Fee payable to the General Partner equal to 3.4% of the Gross Offering Proceeds. The General Partner may, in its sole discretion, reallot from such fee and pay to the Managing Dealer or Soliciting Dealers an amount equal to up to 1% of the Gross Offering Proceeds. The General Partner has agreed to pay Organization and Offering Expenses of the Partnership and selling commissions to the extent that the aggregate of such expenses and commissions exceed 15% of the Gross Offering Proceeds.

[5] The table assumes, solely for purposes of illustration, that the Partnership will use the Gross Offering Proceeds, in combination with External Financing to purchase land, construct and equip one 105-room Hampton Inn & Suites(SM) in the event that the Minimum Offering Amount of $1,980,000 is sold, and one Hampton Inn & Suites(SM) (105 rooms) (estimated project cost of $5.4 million), one Homewood Suites(R) (80 rooms) (estimated project cost of $6.3 million), and one Fairfield Inn(R) by Marriott (80 rooms) (estimated project cost of $3.1 million) hotel in the event that the Maximum Offering Amount of $21 million is sold. The net proceeds of the Minimum Offering Amount will not be sufficient to construct a single Hotel. The Partnership will have to secure additional financing. See "RISK FACTORS -- Absence of Financing Commitment." The table includes estimated land purchase, site development (i.e., expenditures for earthwork, installation of underground utilities, curbs and sidewalks, land clearing and landscaping) and architectural and engineering costs and the estimated cost of construction and furnishings for each Hotel. The General Partner anticipates that the construction of one or more of the Hotels will commence during the offering period. These construction costs may be financed in part with the proceeds of a loan from the General Partner or an unaffiliated lender. Estimated interest on such a loan has been included in the above table. The amount shown in the above table in Construction, Furnishings, Fees and Expenses and under the headings Working Capital Reserve, Franchise Fees, and limited partnership interest in Essex Glenmaura represent the amount of the Partnership's investment in the purchase, lease or sublease, development, construction and improvement of properties ("Investment in Hotels"). Investment in Hotels shall not include any fee paid to any affiliate of the General Partner in connection with the purchase, lease or sublease and development of properties. The Partnership Agreement requires the General Partner to commit a percentage of Gross Offering Proceeds to Investment in Hotels which is at least equal to the greater of: (I) 80% of Gross Offering Proceeds reduced by .1625% for each 1% of indebtedness encumbering Partnership properties; or (ii) 67% of Gross Offering Proceeds.

[6] The Partnership will pay an initial franchise fee of $40,000 per Hampton Inn & Suites(SM) and Homewood Suites(R) to the Franchisor. See "THE PARTNERSHIP'S BUSINESS - Franchise Agreements."

[7] The Partnership will pay an Acquisition Fee to the General Partner of $110,000 per Hotel that is developed by the Partnership.

[8] The Partnership will pay a Development Fee to the General Partner of $160,000 per Hotel site that is acquired by the Partnership increased by 5% of total construction, site development and furniture, fixtures and equipment costs in excess of $2.7 million, but not to exceed $325,000 per Hotel.

SPECIFIED PROPERTIES.

         The Partnership expects to acquire approximately 2.28 acres of real property in Solon, Ohio, at a purchase price of $258,000 per each acre determined by a final survey, for an anticipated purchase price of $588,240, plus estimated closing costs of approximately $20,000 (the "Solon Property"). The Partnership also expects to acquire approximately 2.535 acres of real property in Warwick, Rhode Island at a purchase price of $496,900, plus estimated closing costs of approximately $20,000 (the "Warwick Property"). The Solon Property and Warwick Property will be purchased by the Partnership pursuant to real estate purchase contracts entered into by the General Partner which will be assigned to the Partnership. The Partnership intends to construct a Hampton Inn & Suites(SM) hotel on the Solon Property and a Homewood Suites(R) hotel on the Warwick Property. The Partnership will obtain, by assignment from the General Partner, a commitment from the Promus Hotel Corporation to issue a license to operate a Hampton Inn & Suites(SM) hotel on the Solon Property upon satisfactory completion of construction. See "THE PARTNERSHIP'S BUSINESS --- The Specified Properties."

ESSEX GLENMAURA L.P.

         The Partnership intends to purchase not less than 8.91 limited partnership units and, in the event the Maximum Offering Amounts is sold, 12.5 limited partnership units in Essex Glenmaura. The Partnership reserves the right to purchase up to a maximum of $1,500,000 in value of such limited partnership units. The Partnership will have an approximate 54.4% limited partnership interest in Essex Glenmaura if it purchases 12.5 limited partnership units. In no event, however, will the Partnership's investment in Essex Glenmaura exceed at any one time more than 45% of the proceeds from this offering or 45% of the value of its assets. Essex Glenmaura has been formed by affiliates of the Partnership to acquire undeveloped land and construct, own, and operate a 120-room Courtyard by Marriott(R) hotel to be located in the Borough of Moosic, near the City of Scranton, Pennsylvania under a franchise from Marriott International Inc. The General Partner is the general partner of Essex Glenmaura. See "THE PARTNERSHIP'S BUSINESS -- The Essex Glenmaura Investment."

SHORT TERM INVESTMENTS

         Pending investment of the net proceeds as specified above, the Partnership plans to invest such proceeds in highly liquid sources, such as interest-bearing bank accounts, bank certificates of deposit or other short term money market instruments. It is presently anticipated that such short term investments would be for a period not in excess of twelve months, although such time could be extended if appropriate sites are not identified for development of Hotels.

                               THE GENERAL PARTNER

         Essex Partners Inc. is the General Partner of the Partnership. The Partnership Agreement provides that management of the Partnership shall be the sole responsibility of the General Partner, except for certain voting rights of the Limited Partners. See "SUMMARY OF `THE PARTNERSHIP AGREEMENT.'"

ESSEX INVESTMENT GROUP, INC.

         Essex Partners is a wholly-owned subsidiary of Essex Investment Group, Inc. ("Essex"), a New York corporation that was formed in December, 1986, by combining the management of a series of affiliated companies. Essex is an integrated financial services company which develops and markets a broad range of investment and insurance products and services for individuals, pension accounts, businesses and not-for-profit organizations. Essex is a privately held company, with approximately 87% of its common stock held by current employees. The company has also issued preferred stock which is held by a diverse group of primarily non-affiliated investors.

         Principal Officers and Directors of Essex Investment Group, Inc.

         John E. Mooney - President, Chief Executive Officer and Director.

         Mr. Mooney, age 50, received a B.S. in Mathematics from LeMoyne College in 1966 and a M.B.A. from the University of Rochester in 1969. He held positions as Assistant Vice President and Loan Officer of the First National Bank of Chicago and Vice President and Assistant to the Chairman of A.G. Becker, a New York City investment banking firm. Mr. Mooney was the founder, Chief Executive Officer, and Director of the MM&S group of companies, a forerunner of Essex. He has served as a principal partner in over 45 real estate investments, including most of the company's hotel investments, and in three venture capital funds. Mr. Mooney is directly involved in all facets of Essex's hotel activities. He also is Chairman of the Board of Genesee Capital, Inc., a Rochester-based Small Business Investment Company, and is a Director of Moscom Corporation, Performance Technologies, Inc., and St. John Fisher College. Mr. Mooney was a Co-Founder of Essex.

         Thomas W. Blank - Senior Vice President.

         Mr. Blank, age 46, received a B.A. degree from Hartwick College in 1970 and a LLB/JD from Union University, Albany Law School in 1973. He was a partner in charge of commercial and residential real estate with Weidman, Jordan, Mackey & Blank, until 1985, when he joined JTS Computer Services, Inc. as General Counsel. Mr. Blank worked at JTS Computer Services, Inc. until 1990. He joined Essex in July 1990, and has overseen the development of 12 hotels. He is currently responsible for Essex's Hotel Division, and directly oversees all hotel development and construction activities.

         James A. Young - Vice President.

         Mr. Young, age 45, received a B.S. Degree in Education from West Chester State University in 1970. From 1970 to 1983 he held a number of positions in education and business. He joined the Marriott Corporation in 1983 and until 1991 served in various management capacities with Courtyard by Marriott(R), most recently as Area Manager with total profit and loss responsibility for 11 properties. From 1990 to 1991 he was the General Manager of the Georgetown University Hotel and Conference Center. From 1991 to 1993 he served as the Executive Director of Auxiliary Services of Georgetown University, with full administrative responsibility for many of the university's services, including the motel and conference center. He joined Essex in 1993, and is responsible for hotel management and operations.

         Jerald P. Eichelberger - Executive Vice President, Secretary and Director.

         Mr. Eichelberger, age 51, received a B.S. in Engineering from the United States Military Academy at West Point in 1965 and a M.B.A. in Finance and Marketing from the University of Rochester in 1979. He was the co-founder of a privately held construction and land development firm, and he was the Executive Vice President, Secretary/Treasurer and a Director of MM&S group of companies, a forerunner of Essex. Mr. Eichelberger was a Co-Founder of Essex and has served as a principal partner in several real estate investments and one venture capital fund. He is a Director of Genesee Capital, Inc. Mr. Eichelberger has been responsible for the selection of Essex's hotel sites since 1989.

         Salvatore A. Messina - Executive Vice President and Director.

         Mr. Messina, age 36, received a BA in Economics from Princeton University in 1981. He joined Dean Witter Reynolds as a securities broker in 1981 and was promoted to assistant manager in 1984. In 1985 he became branch manager of Advest,

Inc., a northeast regional brokerage firm. While at Advest, Mr. Messina was a member of the firm's Advisory Council. He currently serves on the Board of Compeer. Mr. Messina joined Essex in 1988 and is responsible for its Financial Services Division.

         Richard C. Brienzi - Vice President, Chief Financial Officer and Treasurer

         Mr. Brienzi, age 37, received a B.S. from St. John Fisher College in 1981 and is a Certified Public Accountant licensed in New York State. From 1981 to 1985 he was with the national accounting firm of Coopers and Lybrand in Rochester, N.Y. From 1985 to 1988 he was with The Cabot Group, a real estate development company, as Controller of the Development Division and Director of Acquisitions. From 1988 to 1993 Mr. Brienzi was Chief Financial Officer of DiMarco Constructors Corp. While at DiMarco he established Baldwin Real Estate Corp., a subsidiary which manages the properties of the DiMarco Group. Mr. Brienzi is a member of the New York Society of Certified Public Accountants, American Institute of Certified Public Accountants, and Construction Financial Management Association. He joined Essex in March, 1993, and oversees all corporate and real estate budgeting and financial reporting.

         David J. Whitaker - Vice President.

         Mr. Whitaker, age 53, attended Union College and joined Security Trust Company in 1965. During his tenure of nearly 20 years with Security Trust Company, he held numerous management positions in marketing, equipment leasing and in the Commercial Loan and the Trust Division. He was also president of the equipment leasing affiliate of the bank's holding company. Mr. Whitaker joined Essex's predecessor in 1984 and currently is responsible for the management of most non-hotel real estate projects. Mr. Whitaker is Chairman of the Board of Bearium Metals Corporation and is a past president of the Al Sigl Center and the Rochester Friendly Home. Mr. Whitaker has been an officer of Essex since its formation in 1986.

         Barbara J. Purvis - Vice President.

         Ms. Purvis, age 41, received her B.S. Degree in Biology and Chemistry from Northern Arizona University in 1975 and a M.B.A. in Finance and Applied Economics from the University of Rochester in 1983. From 1976 to 1981, she was involved in biochemical research at the University of Rochester Medical Center. Ms. Purvis joined the MM&S group of companies in 1983 as a financial analyst and has been responsible for structuring, financing, and managing a series of real estate projects. She has been an officer of Essex since its formation in 1986, and is primarily responsible for structuring and securing equity and debt capital for Essex's hotel investments.

Ms. Purvis is a director of Genesee Capital, Inc., and serves on the board of directors of a number of not-for-profit agencies.

         Lorrie L. LoFaso - Vice President and Assistant Secretary.

         Ms. LoFaso, age 38, received a B.S. degree in Accounting in 1979 from Indiana University in Bloomington, Indiana, and the Certified Public Accountant designation in 1982 from the Commonwealth of Massachusetts. From 1979 until 1983, she worked for the Cincinnati and Boston offices of Peat, Marwick, Mitchell & Co. as a Supervising Senior Auditor. From 1984 until 1989, she worked at Horsley Keogh & Associates, Inc., a venture capital firm in Rochester, New York, as Information Systems Manager. She joined Essex in June, 1989, and is responsible for partnership administration and property management accounting.

ESSEX PARTNERS INC.

         Essex Partners Inc., the General Partner of the Partnership, is a New York corporation which was formed in December, 1986 for the general purpose of acting as managing general partner for limited partnerships formed to own real estate and other investments. In addition to acting as General Partner of the Partnership, the General Partner is also a general partner of other limited partnerships and, as such, it may be held liable for all recourse debt and obligations of such limited partnerships to the extent that the obligations are not paid by the limited partnerships. As of December 31, 1994, the amount of such contingent liabilities was $2,900,000. See "EXHIBIT E -- Financial Statements of General Partner." The General Partner has a net worth of approximately $1,700,000 as of July, 31 1995. See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- The Net Worth of the General Partner." The audited financial statements of the General Partner as of and for the year ended December 31, 1994, and the unaudited balance sheet of the General Partner as of July 31, 1995, are attached hereto as Exhibit E. The Notes will not be obligations payable by the General Partner. See "DESCRIPTION OF THE NOTES - Non-Recourse Obligation."

THE FOLLOWING ORGANIZATIONAL CHART SHOWS THE RELATIONSHIP BETWEEN THE GENERAL PARTNER AND ITS AFFILIATES:



                          ESSEX INVESTMENT GROUP, INC.


                          ESSEX PARTNERS, INC. [1] [2]

                         ESSEX CAPITAL MARKETS INC. [2]
                                 Managing Dealer

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                                   Registrant

[1] Essex Partners Inc. Is the General Partner of the Registrant, a New York limited partnership. The General Partner has a 1% interest in the Partnership, which increases to 20% of all cash distributions after the Cumulative Return and certain other distributions have been paid to Limited Partners.

[2] Essex Partners Inc. And Essex Capital Markets Inc. Are New York corporations the capital stock of which is wholly owned by Essex Investments Group, Inc.

         THE OFFICERS AND DIRECTORS OF ESSEX PARTNERS ARE AS FOLLOWS:

         John E. Mooney - President, Chief Executive Officer and Director. Thomas W. Blank - Senior Vice President and Director.
         James A. Young - Vice President of Hotel Operations.
         Jerald P. Eichelberger - Executive Vice President, Secretary and
                                  Director.
         Richard C. Brienzi - Vice President, Treasurer and Director. David J. Whitaker - Vice President and Director.
         Barbara J. Purvis - Vice President and Director.
         Lorrie L. LoFaso - Vice President and Assistant Secretary.

EXPERIENCE OF ESSEX PARTNERS AND AFFILIATES

         Since 1982, Essex Partners Inc. (the "General Partner") and its affiliates have sponsored 59 limited partnerships and limited liability companies having real estate interests and have raised over $105 million from 3,700 investors. These limited partnerships have invested in an aggregate of more than 59 properties, valued at approximately $174 million, based on the purchase price of such properties. These properties are located primarily in the eastern half of the United States, and are concentrated in the northeastern and midwestern part of the United States. Approximately 66% of the properties, based on acquisition costs, are comprised of residential properties and the remainder are commercial properties, including hotel properties, which comprise 30% of such commercial properties. Based on acquisition costs, approximately 50% of the properties were existing, 44% were constructed by the limited partnerships, and the remaining 7% were acquired newly built. To date, 13 of the properties have been sold. Of the 59 limited partnerships and limited liability companies sponsored by the General Partner and its affiliates, 3 were public and raised an aggregate of $28 million from 1,600 investors. These limited partnerships have constructed 7 new hotels at a cost of $23 million, exclusive of working capital reserves.

         With respect to limited partnerships having similar objectives to those of the Partnership, since 1982, the General Partner has raised approximately $50 million from over 2,100 investors to build and/or acquire 14 hotels at an aggregate acquisition cost of approximately $53 million, exclusive of working capital reserves. Based on acquisition costs, 88% of these properties were constructed by the limited partnerships, 7% were existing, and 5% were acquired newly built. None of the properties have been sold. As described below, three of the 19 hotel related offerings were public programs.

         The following is a summary of these partnerships, including the partnership name, a description of the properties acquired and the total amount raised in each offering.

                                                                         TOTAL AMOUNT
NAME OF PARTNERSHIP        TYPE OF PROPERTY AND LOCATION                    RAISED
-------------------        -----------------------------                 ------------

Essex Diversified          Formed to acquire interests in a              $1,680,000
Equities-I                 limited partnership owning an apartment
                           project in Atlanta, Georgia and in at
                           least two other unspecified real estate
                           limited partnerships.

Essex Water's Edge         Formed to become sole limited partner            575,000.*
Associates L.P.            in a partnership developing a condominium
                           project in Buffalo, New York.

Essex-Ashford              Formed to acquire, own, operate, further       1,050,000
Countryside L.P.           develop and dispose of a mobile home park
                           located in the Township of McKean, Erie
                           County, Pennsylvania.

Essex-Ashford Royal        Formed to acquire, own, operate and dispose      735,000
Park L.P.                  of a mobile home park located in the Township
                           of Canton, Washington County, Pennsylvania.


*  Essex Diversified Equities-I invested $375,000 of this amount.

                                                                         TOTAL AMOUNT
NAME OF PARTNERSHIP        TYPE OF PROPERTY AND LOCATION                    RAISED
-------------------        -----------------------------                 ------------

Essex Geneseo               Formed to construct, own and operate a        1,950,000
Associates L.P.             110-unit apartment project located in
                            the Village of Geneseo, Livingston County,
                            New York.

                            The Partnership also completed an offering      325,000
                            of unsecured notes in order to refinance debt
                            and pay costs of additional construction.

Essex-Ashford               Formed to acquire, own, operate, further        950,000
LaPorte L.P.                develop and dispose of a mobile home park
                            located in LaPorte County, Indiana.

Essex-Ashford               Formed to acquire, own, operate and           1,075,000
Greentree L.P.              dispose of mobile home parks located in
                            Conneaut, Ohio; Columbus, Ohio; and
                            Falconer, New York.

Essex Windsor               Formed to acquire 2/3 of the limited          1,829,000
Parke-I L.P.                partnership interests of Windsor Parke Gold
                            Limited Partnership, which was formed to
                            acquire, develop, own and manage an 18 hole
                            golf course located in Jacksonville, Florida.

Essex-Ashford               Formed to acquire, own, operate and           1,300,000
River Oaks L.P.             dispose of a mobile home park located in
                            Springfield, Illinois.

                                                                         TOTAL AMOUNT
NAME OF PARTNERSHIP        TYPE OF PROPERTY AND LOCATION                    RAISED
-------------------        -----------------------------                 ------------

Essex Microtel             Formed to construct, own and operate          1,487,500
1989 L.P.                  a 100-room Microtel(R) hotel in the Town
                           of Lancaster, New York.

                           The partnership also completed an offering    1,200,000
                           of second mortgage notes the proceeds of
                           which were used to prepay a portion of the
                           mortgage indebtedness and to make
                           distributions to its limited partners.

Essex Windsor              Formed to acquire, own, operate, and          1,232,445
Park-II L.P.               develop 20 acres of land located in
                           Jacksonville, Florida for the construction
                           of single family homes.

                           An offering of Notes to develop lots for        846,000
                           single family homes and to construct two
                           homes in a Jacksonville, Florida golf
                           course development and to pay related
                           accrued expenses.

Essex Village              Formed to acquire, own, operate, further      1,360,000
Park L.P.                  develop and dispose of a mobile home park
                           located in Greensboro, North Carolina.

Essex Evansdown            Formed to develop and operate a low-income    2,750,013
Associates                 housing project in LeRay, New York.


                                                                         TOTAL AMOUNT
NAME OF PARTNERSHIP        TYPE OF PROPERTY AND LOCATION                    RAISED
-------------------        -----------------------------                 ------------

Essex Microtel             Formed to acquire, own and operate            1,871,480
Lehigh L.P.                a 99-room Microtel(R) hotel located
                           in the Town of Henrietta, near
                           Rochester, New York.

                           The partnership also completed an             1,290,000
                           offering of second mortgage notes the
                           proceeds of which were used to prepay
                           a portion of the mortgage indebtedness
                           and to make distributions to its limited
                           partners.

Essex-Ohio                 Formed to acquire interests in two              540,000
Properties L.P.            limited partnerships formed to develop and
                           operate a low-income housing project
                           located in Mt. Gilead, Ohio and a low-
                           income housing project located in
                           Salem, Ohio.

Essex Microtel             Formed to acquire, own and operate a 100-       1,531,254
LeRay L.P.                 room Microtel(R) hotel in the Town of
                           LeRay, near Watertown, New York.

                           Essex Microtel LeRay L.P. completed an            217,000
                           offering of second mortgage notes to
                           repay debt and provide working capital

Essex Microtel             Formed to construct, own and operate            3,083,000
Associates L.P.            up to four Microtel(R) hotels.

                           Essex Microtel Associates L.P. also               434,000
                           completed an offering of first mortgage
                           notes to refinance its first mortgage.

Hagel-Essex                Formed to develop, own and operate a            1,012,750
Microtel L.P.              Microtel(R) hotel in the Town of
                           Tonawanda, New York.


                                                                         TOTAL AMOUNT
NAME OF PARTNERSHIP        TYPE OF PROPERTY AND LOCATION                    RAISED
-------------------        -----------------------------                 ------------

Essex Avalon L.P.          Formed to acquire, own, operate, further          500,000
                           develop and dispose of a mobile home
                           park located in Middletown, Ohio. [1]

Essex Microtel             Formed to construct, own and operate            1,327,000
Carrier Circle L.P.        a 100-room Microtel(R) hotel near Syracuse,
                           New York.

                           The partnership also completed an offering      2,200,000
                           of first mortgage notes which were used to
                           pay for a portion of the hotel construction
                           cost.

Essex Charleston           Formed to construct, own and operate a          3,390,000
Associates L.P.            102-room Microtel(R) hotel located in the
                           City of South Charleston, West Virginia.
                           The partnership completed a combined
                           offering of limited partnership interests
                           and first mortgage notes.

Essex Microtel             A public program formed to construct, own      10,487,000
Associates II L.P.         and operate an 87-room Microtel(R) hotel
                           located in Kingsport, Tennessee; a 92-room
                           Microtel(R) hotel located in Boardman, a
                           suburb of Youngstown, Ohio; and a 101-room
                           Microtel(R) hotel located in Erie, Pennsylvania.

Essex Hospitality          A public program formed to construct, own      14,000,000
Associates III L.P.        and operate a 102-room Microtel(R) hotel
                           located in the City of Homewood, a suburb of
                           Birmingham, Alabama, a 116-room Hampton Inn(R)
                           in the Town of Greece, a suburb of Rochester,
                           New York and a 100-room Microtel(R) hotel in
                           Chattanooga, Tennessee.

                                                                                Total Amount
Name of Partnership      Type of Property and Location                             Raised
-------------------      -----------------------------                          ------------
Essex Knoxville          A Delaware limited partnership formed to construct,      1,000,000
Associates L.P.          own and operate a 105-room Microtel(R) hotel in the
                         City of Knoxville, Tennessee.

                         The partnership also completed an offering of first      2,000,000
                         mortgage notes which were needed to pay a portion of
                         the hotel construction costs.

                         The partnership also completed an offering of              500,000
                         12% Notes.

Essex Honeoye            A Delaware limited partnership formed to acquire, own      325,000
Valley L.P.              and operate a mobile home park located in the Town of
                         Canadice, near Rochester, New York.

Essex Elmira             A New York limited partnership formed to purchase the    3,425,000
Credits L.P.             sole limited partnership interest in an operating
                         partnership which rehabilitated, owns and operates a
                         complex consisting of 66 apartments and approximately
                         19,400 square feet of commercial space in Elmira,
                         New York.

Essex Greenport          A New York limited liability company formed to           1,200,000
L.L.C.                   complete, own and operate an 81-unit apartment project
                         in Greenport, New York.

------------
[1] This partnership no longer owns property and is expected to be dissolved by the end of 1996.

         Essex Partners is a general partner of Essex Glenmaura L.P., which was formed to develop, own and operate a 120-room hotel in the Borough of Moosic, Pennsylvania under a Courtyard by Marriott(R) franchise. The partnership has issued $1,500,000 principal amount of its subordinated notes and has received aggregate capital commitments of $1,050,000.

         Essex Partners is a general partner of Essex Albion Credits L.P. which was formed to purchase the sole limited partnership interest in an operating partnership which will own and operate a new 24 unit apartment complex in Albion, New York which will be rented to low income families. This offering, which seeks to raise a maximum of $1,183,000, is currently in process.

         Essex Partners and John E. Mooney were general partners of Essex Strategic Opportunities Fund L.P., a Delaware limited partnership formed to invest in limited partnerships which would have invested in distressed apartment and hotel/motel properties acquired from financial institutions and agencies. The general partners abandoned the concept and no proceeds were raised for this partnership.

         Essex Investment Group, Inc., the sole shareholder of Essex Partners, was one of two general partners of Essex Shire Developers, the general partner of The Pavilion Partners, L.P., a New York limited partnership formed to develop, own and operate a major retail and commercial project on the Buffalo, New York waterfront. The total dollar amount raised was $2,380,000, $555,000 of which was represented by notes issued by the limited partners.

         Essex Investment Group, Inc., the sole shareholder of Essex Partners, is the sole common shareholder of Essex Microtel International Lodging, Inc. ("EMILI"), an Ontario company formed to acquire master franchise rights from Microtel Franchise and Development Corporation to develop, own and operate motels and to grant franchises to operate motels in Canada under a Master Franchise Agreement. $749,500 was raised through a private offering of Series A Preferred Stock.

         Essex Investment Advisors Inc., a wholly-owned subsidiary of Essex Investment Group, Inc., and John E. Mooney are general partners of Essex Diversified Credits L.P., a Delaware limited partnership formed to acquire interests in low-income housing that qualifies for the low-income housing tax credit. The total dollar amount raised was $1,620,500. The officers and directors of Essex Investment Advisors Inc. are Barbara J. Purvis, President and Director, and Jerald P. Eichelberger, Treasurer, Secretary and Director.

         Essex Investment Advisors Inc. is one of two general partners of Essex Diversified Equities-II, which was formed to acquire interests in other partnerships owning real estate. A total of $1,001,250 was raised for this partnership.

         Prior to the formation of Essex Partners, John E. Mooney, Jerald P. Eichelberger, Barbara J. Purvis and David J. Whitaker were involved in real estate syndications through MM&S Resources, Inc.

         MM&S was formed by John E. Mooney in 1980 and has been a general partner in seventeen real estate offerings since January, 1982, most of which have involved the purchase of apartment projects in the upstate New York region. Six of these partnerships own a total of 436 apartment units and limited partnership interests and the remaining eleven partnerships are no longer in business. The following is a list of these partnerships, a description of the properties acquired and the total amount raised in each offering.

                                                                                Total Amount
Name of Partnership      Type of Property and Location                             Raised
-------------------      -----------------------------                          ------------
173 North Street         129 unit apartment building in Buffalo, New York.      $   900,000
Associates

MM&S Sunbelt/            Unimproved residential and commercial property in        1,465,200
Energy Properties        Phoenix, Arizona. [1]
- 1982

MM&S Eastview            60 unit apartment project in Victor, New York. [1]         443,800
Associates

MM&S Northtowne          50 unit apartment project in Greece, New York. [1]         520,200
Associates

MM&S Tudor Lane          56 unit apartment project in Lockport, New York. [1]       396,500
Associates

MM&S Spanish             221 unit apartment project in Greece, New York. [1]      2,119,000
Garden Associates

MM&S Dohr                112 unit apartment project in Greece, New York           1,680,000
Associates

                                                                                Total Amount
Name of Partnership      Type of Property and Location                             Raised
-------------------      -----------------------------                          ------------
MM&S Sunbelt             Unimproved land in Arizona; net lease of model           1,926,410
Properties - 1983        homes in residential developments in Arizona and
                         California. [1]

MM&S Brighton            260 units in two apartment projects in Brighton,         3,359,000
Associates               New York. [1]

MM&S Carriage            115 unit apartment project in Syracuse, New York.        1,405,560
House Associates

MM&S Triad               96 apartment units and 24,550 sq. ft. of commercial        961,920
Associates               space in Williamsville, New York. [1]

MM&S Brook Hill          192 unit apartment project in Penfield, New York. [1]    2,932,000
Associates

MM&S Crossroads          150 unit apartment project in Spencerport,               2,244,320
Associates               New York. [1]

MM&S Diversified         Formed to acquire interests in other limited             1,650,000
Properties-1985          partnerships owning apartment projects.

MM&S Diversified         Formed to acquire interests in other limited             2,500,000
Properties-1985 II       partnerships owning apartment projects.

                                                                                Total Amount
Name of Partnership      Type of Property and Location                             Raised
-------------------      -----------------------------                          ------------
Diversified              Formed to acquire interests in other limited              187,250
Properties III           partnerships owning apartment projects. [1]

Essex Walden Associates  80 unit apartment project in Batavia, New York.           700,000

----------------

[1]      This partnership no longer owns properties and has been dissolved or is expected to be dissolved by the end of 1995.

ADVERSE BUSINESS DEVELOPMENTS

         The General Partner and its affiliates have sponsored, collectively, 59 prior real estate syndications since 1982. See "EXHIBIT E -- Prior Performance Tables -- Table III." Of these transactions, delays or other adverse developments have occurred with respect to the following transactions.

         Essex Microtel International Lodging, Inc.'s development activity in Canada experienced delays as a result of adverse Canadian market conditions. The master franchise agreement with Microtel Franchise and Development Corp. had been amended to extend the development schedule and terms for payment of the master franchise fee. In connection with the recent grant by Microtel of worldwide franchise rights to U.S. Franchise Systems, Inc., all of this entity's franchise rights were terminated.

         MM&S Brighton Associates sold the two apartment projects it owned in early 1992. The mortgage and unsecured note to the bank were paid in full, however, there were no proceeds available for distribution to the limited partners. Brighton had investment objectives that were heavily tax oriented, and investors received tax benefits which approximated original projections. The limited partners did incur a substantial amount of taxable gain as a result of the sale.

         MM&S Sunbelt Properties 1983 was unable to sell certain model homes after the expiration of the net lease due to the downturn in the Phoenix, Arizona real estate market. Negotiations with the bank which held the mortgages were halted when the bank was taken over by the Resolution Trust Corporation ("RTC"). The partnership was able to negotiate discounted mortgages and sold two model homes for the mortgages; however, the RTC was unwilling to cooperate with future sales, and auctioned off the remaining homes at deep discounts. Sunbelt had investment objectives that were heavily tax oriented and investors received substantial tax benefits. Investors also received a return of 54% of their original investment in cash distributions, which was 58% of original projections.

         The Pavilion Partners L.P. was formed to develop a mixed-use project on the Buffalo waterfront. Since the project's original conception, the commercial office and retail markets in the Buffalo area were adversely affected by the economy, causing the partnership to abandon the Pavilion project. The general partners and limited partners lost their entire investment.

         Essex Water's Edge Associates L.P. is the sole limited partner in Twin Lakes Associates L.P. ("Twin Lakes"), a partnership formed to develop a 58-unit condominium project on the waterfront in Buffalo, New York. The developer of the project was only able to partially complete the project due to the sluggish market conditions for luxury condominiums in Buffalo and the construction lender subsequently foreclosed on the project. Water's Edge did not receive any proceeds from the foreclosure sale or from future development on the site. Water's Edge is pursuing its remedies under the personal guarantees provided by principals of Twin Lakes to pay to Water's Edge certain unpaid distributions totalling $450,000. It appears unlikely Water's Edge will be able to collect a significant portion of the amount due.

PRIOR PERFORMANCE OF THE GENERAL PARTNER AND ITS AFFILIATES

         The "Prior Performance" tables set forth as Exhibit G provide information with respect to various real estate limited partnerships in which the General Partner is a general partner and which have business and investment objectives similar to those of the Partnership. The General Partner has sponsored three prior publicly registered programs, Essex Microtel Associates L.P., which constructed and is operating a Microtel(R) hotel in Columbus, Ohio, Essex Microtel Associates II L.P., which constructed and is operating Microtel(R) hotels in Erie, Pennsylvania, Kingsport, Tennessee, and Boardman a suburb of Youngstown, Ohio, and Essex Hospitality Associates III L.P., which constructed and is operating Microtel(R) hotels in the City of Homewood, a suburb of Birmingham, Alabama and Chattanooga, Tennessee and a Hampton Inn(R) in the Town of Greece, a suburb of the City of Rochester, New York.

The "Prior Performance" information is provided solely to enable investors to better evaluate the real estate investment experience of the General Partner. INVESTORS SHOULD NOT INFER FROM THIS INFORMATION THAT COMPARABLE RESULTS WILL BE ACHIEVED BY THE PARTNERSHIP. See "EXHIBIT E -- Prior Performance Tables."

ACQUISITIONS OF PROPERTIES

         The General Partner or its affiliates have acquired 10 properties, of which 9 have been developed and 1 is being developed, as hotel properties during the three year period ending August 31, 1995. All 10 properties are located in the eastern United States. Of these properties, only one, the Courtyard by Marriott(R) hotel located in Scranton, Pennsylvania, expects to utilize financing from external sources in combination with proceeds from the sale of equity and debt securities. The other properties were acquired and developed with proceeds from the sale by the affiliate of its equity or debt securities. See "EXHIBIT E - Prior Performance Tables -- Table VI."

THE MANAGING DEALER

         Essex Capital Markets Inc., a New York corporation which is a wholly-owned subsidiary of Essex Investment Group, Inc., will act as the Managing Dealer in connection with the offering of Notes and Units of the Partnership. The Managing Dealer has acted as the sales agent for the General Partner and MM&S in connection with the offering of limited partnership interests in several other limited partnerships. The Managing Dealer may enter into arrangements with other broker-dealer firms which are NASD members ("Soliciting Dealers") to assist in the sale of Notes and Units. Should the Managing Dealer engage any Soliciting Dealer to assist it in the offering and sale of Notes and Units, the Managing Dealer will arrange for the payment from its selling commissions of any commissions or fees of such Soliciting Dealer. The General Partner may also pay a portion of its Organization and Offering Management Fee to the Managing Dealer or Soliciting Dealers. See "THE OFFERING -- Plan of Placement."

                             CONFLICTS OF INTEREST

         The Partnership will be subject to a number of conflicts of interest arising from its relationships with the General Partner, its owners and affiliates and because of other activities and entities in which the General Partner and its affiliates have or may have a direct or indirect financial interest. This Prospectus attempts to highlight those conflicts of interest, but a potential investor should be aware that, because of future activities or events not now foreseen, the description herein may not be complete.

SINGLE TRUSTEE

         Manufacturers and Traders Trust Company (the "Trustee") will act as Trustee under Indentures for both the Mortgage Notes and the Subordinated Notes. Since the Notes are not pari passu, the interests of the Holders of the Subordinated Notes will not always be aligned with those of the Holders of the Mortgage Notes. Under the Trust Indenture Act of 1939, moreover, the Trustee will be deemed to have a conflicting interest if either the Mortgage Notes or the Subordinated Notes are in default. In such event, the Trustee would be required to either eliminate the conflicting interest or resign, in which case the Partnership shall be required to promptly appoint a successor Trustee or Trustees.

LIMITED ROLE OF THE TRUSTEE

         The terms of the Notes were structured by the General Partner of the Partnership and are not the result of arm's length negotiations between the Partnership and an independent lender. The General Partner owes fiduciary duties to the Limited Partners of the Partnership, but does not owe any fiduciary duties to the Holders of the Notes. The Trustee was retained by the Partnership to serve as paying agent and registrar with respect to the Notes and to hold the Mortgages on behalf of the Holders of the Mortgage Notes. The Trustee will not supervise the construction of the Hotels and it is anticipated that the Trustee will not inquire into the construction or operation of the Hotels unless the Trustee becomes aware of an Event of Default under the Notes. Although the General Partner is obligated to notify the Trustee of the occurrence of an Event of Default, in view of its position as guarantor under the Guaranty of Completion, it may not be in the General Partner's best interest to do so. The Trustee will have the right to enforce the Guaranty of Completion only if the Partnership fails to enforce its rights thereunder for a period of 30 days after notice and demand from the Trustee. If one or more Hotel sites are leased or subleased by the Partnership, it is anticipated that the Trustee will not negotiate or review the terms of the lease or sublease on behalf of the Holders of the Mortgage Notes. Therefore, the Holders of Mortgage Notes must entrust the terms of the lease to the discretion of the General Partner, which does not have the same economic interest that an independent lender would have in negotiating a mortgageable lease or sublease. However, the General Partner does have an incentive to insure that the terms of the lease or sublease are not burdensome to potential buyers of the Hotels and will not negatively affect such buyers' ability to obtain financing. The Trustee has acted as trustee with respect to five prior private placements of mortgage notes and two publicly-registered mortgage note offerings by limited partnerships which are affiliated with the General Partner and may continue to do so with respect to other transactions. The Trustee is also the principal lender to the General Partner and its sole shareholder, Essex Investment Group, Inc.


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         The Indentures limit the duties of the Trustee to only those duties as are specifically set forth in the Indentures and the Mortgage, and provide that the Trustee will not be liable to the Holders of Notes or the Partnership for any losses or damages unless the loss or damage arises from the active negligence, willful misconduct or willful default of the Trustee.

NO LIMITATION ON ACTIVITIES OF THE GENERAL PARTNER

         There is no limitation on the rights of the General Partner or its affiliates to engage in any business or to render services of any kind to any entity. The General Partner and its affiliates act in the same capacity with respect to several other limited partnerships and corporations and expect to continue to do so. The General Partner and its affiliates may, therefore, have conflicts in allocating their time, attention and efforts among the various partnerships and corporations. In particular, the General Partner is the general partner of 12 limited partnerships formed to own and operate hotels, which programs and partnerships have investment objectives similar to those of the Partnership. In addition, the General Partner or its affiliates expect to form one or more limited partnerships to develop additional hotels which may have investment objectives substantially the same as those of the Partnership. See "THE PARTNERSHIP'S BUSINESS -- The Essex Glenmaura Investment." These franchise operations or other investment programs established by the General Partner and its affiliates may conflict with those of the Partnership. Neither the General Partner nor its affiliates are obligated to afford the Partnership an opportunity to participate in any such programs. Conflicts of interest may exist if and to the extent that other owners of hotels affiliated with the General Partner seeks to refinance or sell their hotels at the same time as the Partnership. During the construction period, the General Partner and its staff expects to devote approximately 80 hours per week toward the development of each Hotel. After construction has been completed, the General Partner and its staff expects to devote up to approximately 40 hours per week toward the operation of the Hotels.

POTENTIAL CONFLICT IN ALLOCATING HOTEL SITES AMONG AFFILIATES

         If the General Partner or its affiliates are presented with a potential investment which might be made by more than one investment entity which it advises or manages, priority will be given to the partnership or entity having uninvested funds for the longest period of time. Other factors which may be considered in connection with the decisions as to the suitability of the property for investment include: (I) the effect of the acquisition on the diversification of each entity's portfolio; (ii) the amount of funds available for investment; (iii) cash flow; and (iv) the estimated income tax effects of the purchase and subsequent disposition. It is believed that the aforementioned factors



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will help to lessen the competition or conflicts with respect to the purchase or lease of properties by other partnerships and the Partnership. The directors of the General Partner will apply these rules in resolving conflicts which may arise in the event that a potential investment is suitable for more than one investment entity. Except for these rules, no formal provisions have been adopted for the resolution of such potential conflicts. No conflicts exist with respect to Specified Properties.

POTENTIAL COMPETITION AMONG HOTELS OWNED BY AFFILIATES

         In addition to conflicts which may arise in connection with the determination of which entity will acquire a particular property, conflicts of interest will exist to the extent that, in the future, other hotels owned or operated by the General Partner or its affiliates compete, or are in a position to compete, with the Partnership in providing lodging to customers within the market areas in which the Partnership's Hotels will be located. The General Partner and its affiliates will avoid acquiring or developing new hotels which would compete with the Partnership's Hotels if the anticipated effect on either the Partnership's Hotels or the new properties would be materially adverse. In deciding whether a new hotel owned or operated by the General Partner or its affiliates would compete with one of the Partnership's Hotels, the directors of the General Partner will consider the location of the Hotel and the room demand generators in the market area served by the Hotel.

         Further conflicts of interest may exist if and to the extent that other owners of hotels affiliated with the General Partner seek to refinance or sell their hotels at the same time as the Partnership. The directors of the General Partner intend to resolve such conflicts by allocating refinancing opportunities on the basis of the other available opportunities for refinancing and the investment objectives and policies and relative financial health of each hotel program. The Partnership intends that if the above factors have been evaluated and the opportunity is deemed generally suitable for more than one program, then the properties will be refinanced in the order that they were acquired, with the property held for the longest period being refinanced first. The General Partner will also seek to reduce any such conflicts as may arise with respect to hotels available for sale by making prospective purchasers aware of all such hotels available for sale.

COMPENSATION OF THE GENERAL PARTNER AND ITS AFFILIATES WAS NOT ESTABLISHED THROUGH ARM'S LENGTH NEGOTIATIONS

         Under the Partnership Agreement, the General Partner and its affiliates will be entitled to receive compensation from the Partnership for a variety of services and undertakings. This compensation has not been established through arm's length



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negotiations. In addition, the structure and timing of this compensation will create certain conflicts of interest. For example, the General Partner is entitled to a sales fee equal to 3% of the gross sales price from the sale of any or all of the Hotels and also may be entitled to 1% of the gross proceeds of any refinancing of any or all of the Hotels. The General Partner and the Managing Dealer may also receive certain additional fees and commissions in connection with obtaining financing for the construction and development of the Hotels and with refinancing the Hotels. The General Partner may have an economic interest in arranging both a refinancing and a sale when a sale alone may be in the best interest of the Partnership. The directors of the General Partner will decide whether to refinance or sell any of the Hotels and such decision will be subject to the fiduciary duties described in the following section of this Prospectus. In general, the General Partner does not expect to refinance any Hotel unless the Partnership is likely to hold the Hotel for at least two years thereafter.

POTENTIAL CONFLICTS INVOLVING SALE OF THE HOTELS OR MERGER OR REORGANIZATION OF THE PARTNERSHIP

         The General Partner has the right under Section 4.02(c) of the Partnership Agreement to cause the merger or reorganization of the Partnership upon obtaining the approval of the transaction by a Majority Vote of the Limited Partners. In connection with any such transaction, the Limited Partners may receive securities issued by an Affiliated Person in exchange for their Units. The General Partner may have conflicts in structuring any such transaction or recommending it to the Limited Partners for approval because of differing interests of the Partnership and the Affiliated Person participating in the transaction. In addition, under Section 4.06(b) of the Partnership Agreement, the Partnership may sell all or substantially all of the assets of the Partnership to an Affiliated Person, provided that the transaction is fully disclosed and on terms competitive with those which may be obtained from persons other than Affiliated Persons. Consent of the Limited Partners is not required with respect to any such sale transaction. The General Partner may have conflicts in structuring any such sale transaction because of differing interests of the Partnership and the affiliated buyer. The General Partner will attempt to reduce these potential conflicts by basing the sale price on an independent appraisal of the Partnership's assets.

POTENTIAL CONFLICTS IN MAKING ADDITIONAL INVESTMENTS IN ESSEX GLENMAURA

         The General Partner is also the sole general partner of Essex Glenmaura and will, among other things, be solely responsible for determining whether Essex Glenmaura should proceed with additional investment opportunities of Essex Glenmaura, See THE PARTNERSHIP'S BUSINESS -- The Essex Glenmaura Investment." In addition, under the Partnership Agreement, the General Partner shall


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determine, in its sole and absolute discretion, investments to be made by the
Partnership. In the event the General Partner determines that Essex Glenmaura should proceed with additional investment opportunities, the General Partner must also determine whether it would be in the best interest of the Partnership to exercise its right of first refusal to increase its equity interest in Essex Glenmaura. The General Partner may have conflicts in determining whether the Partnership should increase its equity investment in Essex Glenmaura. In an effort to minimize these potential conflicts, the General Partner will consider a number of factors including: (I) a determination of the availability of funds,
(ii) estimation of future capital reserve requirements for operation of the Hotels, and (iii) the existence of any unpaid Cumulative Returns.

POTENTIAL CONFLICTS INVOLVING PARTNERSHIP LOANS TO AFFILIATES

         The General Partner may have conflicts in recommending Partnership Loans to Affiliated Persons because, while the General Partner may recognize pecuniary gain as a result of Partnership Loans to such entities, it may be in the best interest of the Partnership and the Limited Partners to loan its funds to third party non-affiliates. No formal provisions have been adopted for the resolution of such potential conflicts. The General Partner will not recognize any pecuniary gain from loans made by it to the Partnership. See "INVESTMENT OBJECTIVES AND POLICIES -- General Partner Loans."

POTENTIAL CONFLICTS INVOLVING THE PURCHASE OF PROPERTY FROM THE GENERAL PARTNER

         Pursuant to Section 4.06(a) of the Partnership Agreement, the General Partner may purchase property in its own name from an Affiliated Person or a third party, and assume loans in connection therewith, and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, the borrowing of money or obtaining of financing for the Partnership, or completion of construction of one or more of the Hotels, or any other purposes related to the business of the Partnership. The Partnership Agreement provides that any such property may be purchased by the Partnership provided that the price is no greater than the cost of such property to the General Partner or, if the General Partner acquires the property from an Affiliated Person, the cost to any such Affiliated Person (which may include the purchase price plus carrying costs), except for compensation paid in accordance with the Partnership Agreement; there is no increase in the interest rates of the loans secured by the property at the time acquired by the General Partner and at the time acquired by the Partnership; and the General Partner does not receive any other benefit arising out of such transaction, except for compensation paid in accordance with the Partnership Agreement. A conflict of interest may arise in connection with the General Partner's determination of which properties, if any, will be purchased by the Partnership


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pursuant to this provision. The directors of the General Partner will resolve this conflict by considering all of the relevant facts and circumstances, including the cost of the property, the cost to complete construction, the funds available to the Partnership and the investment objectives and policies of the Partnership.




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POTENTIAL CONFLICTS INVOLVING JOINT VENTURES

         The Partnership may invest in general partnerships or limited partnerships or enter into joint venture arrangements with other persons who may be an Affiliated Persons, provided that approval by the General Partner and a Majority Vote of the Limited Partners is obtained. With respect to any of these partnership or joint venture arrangements, conflicts of interest could arise between the Partnership and its affiliated co-venturer because of differing interests or economic circumstances of the Partnership and such co-venturer. The General Partner will attempt to minimize these potential conflicts by selecting a co-venturer who is financially secure and has investment objectives which are similar to those of the Partnership.

ABSENCE OF INDEPENDENT DUE DILIGENCE REVIEW

         Essex Capital Markets Inc., the Managing Dealer, is an affiliate of the General Partner. Thus, there has been no independent due diligence review of this offering by an unaffiliated underwriter.

POTENTIAL CONFLICTS INVOLVING TAX MATTERS

         Situations may arise in which the General Partner as Tax Matters Partner (as defined in the Partnership Agreement) may be required to act on behalf of the Partnership in administrative and judicial proceedings involving the Internal Revenue Service or other regulatory or enforcement authorities. Such proceedings may involve or affect other partnerships for which the General Partner or one of its affiliates acts as general partner. In such situations, the positions taken by the General Partner may have differing effects on the Partnership and on these other partnerships. Any decisions made by the General Partner with respect to such matters will be made in good faith consistent with the General Partner's fiduciary duties both to the Partnership and the Limited Partners and to any other partnership for which it or an affiliate may be acting as a general partner.

POTENTIAL CONFLICTS INVOLVING THE PURCHASE OF UNITS BY AFFILIATES AND OTHER PERSONS WHICH COUNT TOWARD THE MINIMUM OFFERING AMOUNT

         The General Partner and its affiliates may purchase Units in the offering and, if they do so, they would have the right to vote as Limited Partners on certain matters in which they may have interests which are different than those of the other Limited Partners. Such matters may include the removal of a General Partner, the amendment of the Partnership Agreement, the transfer of the interests of the General Partner and the dissolution of the Partnership. Such potential conflict is minimized by the fact that



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the General Partner and its affiliates are not permitted to acquire Units which represent more than $1,000,000 of the total gross capital contributions of the Limited Partners upon which such voting rights are based.

         Harris Beach & Wilcox, LLP, who have passed upon certain legal matters in connection with the formation of the Partnership and this Prospectus, also acts as counsel to affiliates of the General Partner and may act as counsel to the General Partner. Harris Beach & Wilcox, LLP does not represent the Holders of the Notes or Limited Partners with respect to this offering. Partners and employees of Harris Beach & Wilcox, LLP may purchase Notes and Units and, if they do so, will be treated the same as any other investor. Up to $200,000 of any such purchases will be counted toward the Minimum Offering Amount. There is no agreement between any partners or employees of Harris Beach & Wilcox, LLP and the General Partner to purchase any Notes or Units in the offering in order to meet the Minimum Offering Amount and, therefore, no Notes or Units will be purchased specifically for that purpose.

         In resolving any of these conflicts, the General Partner will be subject to the fiduciary duties described below.

                FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER

         The General Partner is accountable to the Partnership and to the Limited Partners as fiduciaries and consequently must exercise good faith and prudence in handling Partnership affairs. The General Partner does not owe fiduciary duties to the Holders of the Notes.

         The Partnership Agreement defines and limits these general duties by providing that the General Partner and its affiliates shall not be liable, responsible, or accountable in damages or otherwise to the Partnership or to any of the Limited Partners for any act or omission performed or omitted by them in good faith, within the scope of their authority, and which they believed to be in the best interest of the Partnership, except for conduct constituting fraud, bad faith or gross negligence. The General Partner and its affiliates are also indemnified by the Partnership against and for any loss, liability or damages (including all judgments, costs and attorneys' fees and amounts expended in the settlement of any claims of liability or damages) incurred by them in good faith and in a manner reasonably believed by them to be in the Partnership's best interests and within the scope of their authority, arising from any act or omission in connection with the business of the Partnership, provided that the course of conduct which caused the loss or liability is not attributable to fraud, bad faith or gross negligence with respect to any such act or omission. Such indemnification is recoverable only out of the assets of the Partnership and not from Limited Partners.


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Indemnification is not recoverable from additional assessments on the Limited
Partners. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to the General Partner and its affiliates as outlined above, the Partnership has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

         The New York limited partnership law provides that a limited partner may institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners. The Partnership Agreement contains various provisions, described in the preceding paragraph, that have the effect of restricting the fiduciary duties owed by the General Partner to the Partnership and the Limited Partners, and which could be asserted as defenses in a legal action brought by a Limited Partner. Thus, the General Partner will not be liable for errors of judgment or for any acts or omissions if it acted in good faith and in the best interest of the Partnership. The General Partner could be indemnified for its negligent acts.

         The Partnership Agreement also provides that neither the General Partner nor any of its affiliates shall be indemnified against any liabilities arising under federal or state securities laws, rules or regulations in connection with the sale of Units or Notes, unless (I) the person seeking indemnification is successful in defending such action on the merits of each count involving alleged securities law violations, (ii) a court dismisses each count involving alleged securities law violations with prejudice as to the person seeking indemnification, or (iii) a court approves a settlement of such action (subject to court approval of litigation and/or settlement costs) and, before seeking court approval for such indemnification, the person seeking indemnification advises the court as to the position of the Securities and Exchange Commission and any state securities administrators in any state in which the Notes or Units were offered or sold pursuant to the Prospectus or in which Limited Partners or Holders of Notes then reside regarding indemnification for violations of securities laws.

         A successful claim by the General Partner or its affiliates for indemnification by the Partnership would deplete Partnership assets by the amount paid. The Partnership shall not pay for any insurance covering liability of the General Partner or any other persons for actions or omissions for which indemnification is not permitted by the Partnership Agreement, provided, however, that the General Partner or its


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affiliates may be named as additional insured parties on policies obtained for the benefit of the Partnership to the extent that there is no additional cost to the Partnership.

         The fiduciary responsibilities of general partners in limited partnerships is a rapidly developing and changing area of the law and prospective investors who have questions concerning the duties of the General Partner should consult with their own counsel.

                           THE PARTNERSHIP'S BUSINESS

GENERAL

         The Partnership's primary business will be to purchase, lease or sublease undeveloped land and construct and operate a series of hotels on land acquired by the Partnership. The Partnership has identified the Courtyard by Marriott(R), Fairfield Inn(R) by Marriott, Hampton Inn(R), Homewood Suites(R), Hampton Inn & Suites(SM), or Microtel(R) as possible hotel franchises (the "Potential Franchises") under which to construct and operate the Hotels. The General Partner may, however, in its sole discretion, identify other hotel franchises for construction and operation. The Hotels will be operated pursuant to franchises or licenses to be obtained from the Franchisors of such hotels. As of the date of this Prospectus, the Partnership has identified two sites for acquisition and construction of a Hampton Inn & Suites(SM) hotel and a Homewood Suites(R) hotel. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties."

         The General Partner believes good investment opportunities exist in the extended stay and the limited service segments of the lodging industry and that the Potential Franchises have certain competitive advantages that should position them for better than average performance. The extended stay segment is one of the fastest growing segments of the lodging industry. As a greater number of business persons are required to travel away from home and stay extended periods of time, the need for extended stay hotels has increased, and the demand for quality limited service hotels is growing as more business and leisure travelers seek to maximize value from their travel budgets.

         The hotel franchises ultimately selected for development by the Partnership will depend on a number of factors, including the size and location of the site, the terms of the then-current Franchise Agreement and the hotel designs available from the Franchisor at the time that a site is identified, and the size, type and strength of the surrounding market and the competitive properties nearby. The General Partner anticipates that the Franchisors will provide some assistance in assessing the feasibility


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of a particular site for their particular hotels. None of the Franchisors is an affiliate of the Partnership or the General Partner nor does any Franchisor have any interest in the Partnership or the proceeds of the offering.

         The Partnership will also acquire a limited partnership interest in Essex Glenmaura, a New York limited partnership formed to acquire land, construct, own and operate a Courtyard by Marriott(R) in the Borough of Moosic, near the City of Scranton, Pennsylvania. See "THE PARTNERSHIP'S BUSINESS -- The Essex Glenmaura Investment" and "ESTIMATED USE OF PROCEEDS."

         The Partnership may also make loans to other partnerships, including affiliates, that are engaged in the business of developing, owning, and operating hotels and motels. Any such loans will be made on a secured basis.

         HAMPTON INN & SUITES(SM) IS A TRADEMARK OF, AND HOMEWOOD SUITES(R) AND HAMPTON INN,(R) ARE REGISTERED TRADEMARKS OF, PROMUS HOTEL CORPORATION AND ITS SUBSIDIARIES; COURTYARD BY MARRIOTT(R) AND FAIRFIELD INN(R) BY MARRIOTT ARE REGISTERED TRADEMARKS OF MARRIOTT INTERNATIONAL, INC.; AND MICROTEL(R) IS A REGISTERED TRADEMARK OF U.S. FRANCHISE SYSTEMS INC. NONE OF THE FOREGOING FRANCHISORS OR THEIR AFFILIATES HAS ENDORSED OR APPROVED THE OFFERING OR THE MERITS OF THE INVESTMENT DESCRIBED HEREIN. A GRANT TO THE PARTNERSHIP OF A FRANCHISE SHOULD NOT BE CONSTRUED AS AN APPROVAL OR ENDORSEMENT BY THE FRANCHISOR (OR ITS AFFILIATES) OF THE PARTNERSHIP OR THIS OFFERING.

DESCRIPTION OF THE HOTEL CONCEPTS

         Courtyard By Marriott(R)

         Courtyard by Marriott(R) Hotel is considered one of the strongest affiliations in the upper mid-market segment of the lodging industry. Courtyard by Marriott(R) hotels are designed to offer consistently superior lodging at a moderate price with an appealing, friendly, residential character. Courtyard by Marriott(R) hotels feature high quality rooms supported by services tailored to meet the needs of frequent business and pleasure travelers. The small size of the Courtyard by Marriott(R) property and the simplified scale of operations allow for personalized attention to each guest.

         Courtyard by Marriott(R) hotels include, meeting rooms, a limited-service restaurant and lounge, room service, a swimming pool, exercise room, spa,



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complimentary coffee in each guest room, a fax machine, a copier, laundry facilities, vending machines and smoking and non-smoking rooms. Guest room amenities include a work desk with an upholstered chair, separate seating and dressing areas, and a king-sized bed and sofa bed or two double beds, an individually-operated heating and cooling system, remote control television with free cable stations, a long cord telephone, a security system, and an AM/FM alarm clock radio.

         Started in 1983, there were 238 Courtyard by Marriott(R) hotels open and operating as of December 31, 1994, of which 38 hotels were owned and operated by franchisees. The average occupancy rate for 1994 was 79.7%, and the average daily room rate for 1994 was $68.04. These results compared favorably to those experienced by the mid-price segment, which reported an average occupancy rate of 63% at an average daily room rate of $56.44 in 1994.

         Courtyard by Marriott(R) hotels are typically found in suburban markets near metropolitan cities, near industrial parks, airports, malls and entertainment attractions. Courtyard by Marriott(R) hotels are designed to be operated by fewer employees than a full service hotel. A toll-free number provides access to a nationwide reservation system.

         The Franchise Application fee for a Courtyard by Marriott(R) hotel is the greater of $30,000 or $400 per guest room.

         Fairfield Inn(R) by Marriott

         Fairfield Inn(R) by Marriott hotel is an economy lodging facility, providing business and pleasure travelers with high quality lodging at an economical price. Fairfield Inn(R) by Marriott hotels offer those services and amenities most valued by travelers at moderate prices. A Fairfield Inn hotel is typically comprised of a three-story building of between 63 and 105 rooms.

         Room amenities generally include a work desk with an upholstered chair and a king-sized bed or two double beds. Typical features of Fairfield Inn(R) by Marriott hotels include, a swimming pool, complimentary continental breakfast each morning, free local phone calls, a fax machine, a copier, vending machines, and smoking and non-smoking rooms. Some hotels offer meeting rooms. A toll-free number provides access to a nationwide reservation system. Further, Fairfield Inn's reservation system is linked to all major airlines and the result is over 35% of Fairfield Inn's sales are generated through the national reservations system.



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         The first Fairfield Inn hotel was opened in 1987 and there were 190
Fairfield Inns open and operating at the end of 1994. According to the Franchisor, an additional 43 new hotels are expected to be opened in 1995. The Franchisor has advised that the average daily room rate for 1994 was $47.85 and that the average occupancy rate for 1994 was 75.5%.

         The Franchise Application fee for a Fairfield Inn(R) by Marriott hotel is the greater of $40,000 or $375 per guest room.

         Hampton Inn(R)

         Hampton Inn(R) hotel is a high quality hotel with limited amenities and moderate prices. Hampton Inn(R) hotels are designed primarily to accommodate business travelers with limited expense accounts, non-destination business and pleasure travelers and value-conscious vacationers. Hampton Inns(R) hotels are generally two to six stories with 50 to 150 rooms and are located in high traffic areas, typically near full-service restaurants.

         Hampton Inn(R) hotel has a strong commitment to guest satisfaction, and according to the Franchisor was the first national hotel chain to offer its guests an unconditional 100% Satisfaction Guarantee. A toll-free number provides access to a nationwide reservation system. Hampton Inn(R) hotel offers a national advertising and marketing program and is widely promoted on television, in magazines and trade publications and through direct mail, which increases travelers' awareness and trial usage. Major emphasis also is placed on corporate and travel agent markets.

         Hampton Inn(R) hotels offer selected services and amenities, including a free, self-serve continental breakfast in the lobby, free local telephone calls, a free in-room movie channel, and senior citizens' and frequent travelers' discount programs. Most hotels offer a lobby/breakfast area and a variety of room types: rooms with one or two double beds and rooms with king bed configurations. Most Hampton Inn(R) hotels offer a swimming pool and a hospitality suite, a multi-purpose room that doubles as a guest room or a small gathering facility.

         Started in 1984, there were 422 franchised Hampton Inn(R) hotels and 15 company owned Hampton Inn(R) hotels open and operating throughout the United States at the end of 1994. The Franchisor projects that 79 new franchised hotels and no company owned Hampton Inn(R) hotels will open in 1995. As of July, 1995, 46 new franchised Hampton Inn(R) hotels had opened. The Franchisor has advised the Partnership that system-wide occupancy rates averaged 74.3 % in 1994 as compared to 73.0% in 1993, with an average daily rate of approximately $53.36 in 1994 as



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compared to $50.81 in 1993. Hampton Inn(R) hotels started in the upper economy segment, but over time as its average daily rate has risen it has been able to cross over into the mid-scale segment, and repeatedly exceeds the industry averages for both segments. For the year 1994, the upper economy segment reported an average occupancy rate of 64.4% and an average daily rate of $45.51, and the mid-scale segment reported an average occupancy rate of 63.0% and an average daily rate of $56.44.

         The Application fee for a Hampton Inn(R) hotel is $400 per guest room, with a minimum fee of $40,000.

         Essex opened its first Hampton Inn(R) hotel in Rochester, New York in April, 1995.

         Homewood Suites(R)

         Homewood Suites(R) hotel is an extended stay, all-suite hotel oriented toward the business travel market. Homewood Suites(R) are designed for business travelers who are away from home for several consecutive nights as a result of corporate relocation, field assignments or training programs. Homewood Suites(R) hotels are located in suburban areas surrounding large metropolitan markets; they also target secondary cities with active industrial or commercial areas.

         The Homewood Suites(R) hotels currently available feature a unique "community concept" with a complex of typically 60 to 120 residential style suites built around landscaped gardens and a central hospitality center. Each apartment-style suite features "home-like" amenities, such as a separate sleeping and living areas, as well as fully equipped kitchens. Each Homewood Suites(R) hotel has a "Lodge", or hospitality center, which is the site of a free daily limited breakfast and an evening social function every week night. The Lodge also offers a convenience store, laundry facilities, an exercise center, often with a swimming pool and whirlpool, and a complete executive center with meeting space and office equipment. Homewood Suites(R) hotel has a strong commitment to guest satisfaction, and according to the Franchisor was the first national extended stay hotel chain to offer its guests an unconditional 100% Satisfaction Guarantee. A toll-free number provides access to a nationwide reservation system.

         Started in 1989, as of December 31, 1994, there were 26 Homewood Suites(R) hotels open and operating, and 7 new Homewood Suites(R) hotels are expected to open in 1995. The Franchisor has advised the Partnership that Homewood Suites(R) hotels average daily rate in 1994 was approximately $76.38, slightly higher than the national



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average of $75.06 for all extended stay hotels in the lower, upscale segment, and that system-wide the occupancy rate averaged approximately 78.1% in 1994, compared to a 70.1% average occupancy for hotels in the lower upscale market.

         The Application fee for a Homewood Suites(R) hotel license is $400 per guest room, with a minimum fee of $40,000.

         Hampton Inn & Suites(SM)

         Hampton Inn & Suites(SM) hotel is oriented toward the business and the pleasure travel markets. Hampton Inn & Suites(SM) hotel offer the best features of limited service and extended stay hotel at a moderate price. Each Hampton Inn & Suites(SM) hotel combines standard guest rooms with a significant block of two-room suites in a single hotel property. Typical locations for a Hampton Inn & Suites(SM) hotel include suburban office parks and commercial, destination and resort markets.

         Standard Hampton Inn & Suites(SM) hotels will typically be 3 or 4 stories with 95-127 guest rooms. The exterior will have a residential character lending brick, siding and stucco finishes with colors to compliment the general character of the hotel's location. The room mix will feature prototypical Hampton Inn(R) rooms that will comprise of at least 50% but not more than 75% of all guest units. The remainder of the units will be prototypical suites offered in the Homewood Suites(R) product. Added flexibility will be attained by providing connecting doors between the standard rooms and the suites. The Hampton Inn & Suites(SM) will offer a central lodge which will include a guest reception area, big screen television, an exercise room, convenience shop, meeting/hospitality room, and coin laundry. The lodge will also serve an expanded complimentary continental breakfast buffet to all guests daily plus provide manager's specials around the dinner hour several days each week. An indoor pool will also be available for guests.

         Started in 1993, as of October 1, 1995, there were 3 Hampton Inn & Suites(SM) hotels open and operating. The Franchisor projects that 4 additional franchised hotels will be opened in 1995. The General Partner estimates that the average daily rate will be approximately $65-$69, and that average occupancy rate will be approximately 75%. These estimates are based on the weighted averages of the Hampton Inn(R) hotel and Homewood Suites(R) hotel daily occupancy rates.

         The Application fee for a Hampton Inn & Suites(SM) license is $400 per guest room, with a minimum fee of $40,000.


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         Microtel(R) Hotel

         Microtel(R) hotel is a relatively new economy lodging chain. The Microtel(R) hotel offers downsized rooms with higher quality furnishings at rates below those available at competing national lodging chains. The growth strategy for Microtel(R) hotels is to locate in areas where other budget motels are operating successfully, typically along major highways, and to compete primarily on the basis of price. Single rooms are generally priced at 15% to 25% below that of most other economy lodging chains. The rate is economically feasible since the standardized, compact design of Microtel(R) hotels and the elimination of nonessential amenities, such as meeting rooms, swimming pools, restaurants and large lobbies, results in reduced construction, operating and overhead costs. Microtel(R) hotels offer the value conscious traveler consistent, affordable and high quality accommodations.

         Each Microtel(R) hotel is of standardized new construction in accordance with prototype plans developed by the Franchisor and furnished to each franchisee. Typically two or three stories, Microtel(R) hotels are constructed of either wood or metal frame. Each Microtel(R) hotel is Williamsburg blue and incorporates a New England type architecture, with clapboard-like vinyl siding and gabled roofs, producing a hotel product with a warm, comfortable appeal. The guest rooms are 30% smaller than those of average economy hotels, however, the each contain the features travelers expect of higher priced hotels. Each guest room will contain a queen size bed, bay window with window seat, remote control color television, telephone with extra long cord, built-in desk and bureau and a standard size motel bathroom with tub and shower combination, all packaged in a modern and attractive design. In 1993, Microtel(R) hotel rooms were redesigned to accommodate rooms with two double beds to better serve guests in certain geographic areas and markets. As an added bonus for families, 25% or more of the rooms are connecting. In 1995 the Microtel Suites and Microtel Inn & Suites brands were added by the Franchisor.

         The first Microtel(R) hotel opened in 1989, and through August 1995, 22 Microtel(R) hotels were open and operating in eight states. An additional 2 are expected to open in 1995. Of the 22 operating properties, 13 are owned by affiliates of the General Partner. The Microtel(R) hotels owned by affiliates have consistently outperformed the industry averages. Affiliate owned Microtel(R) hotels opened for twelve months had an average occupancy rate of 71.5% in 1994 and 73% in 1993, with an average daily rate of $33.42 in 1994 and $33.54 in 1993. These averages compare favorably to the industry averages for the economy lodging segment, which reported an average occupancy rate of 61.6% in 1994 and 59% in 1993, with an average daily rate of $33.99 in 1994, and $33.68 in 1993.


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         The Application fee for a Microtel(R) hotel is the greater of $35,000 or $350 per guest room.

         Essex began development of its first Microtel(R) hotel in the fall of 1989, and since that time has developed twelve Microtel hotels. Currently, Essex affiliates own 13 Microtel(R) hotels located in six eastern states.

         On October 6, 1995, Microtel Franchise and Development Corporation announced the completion a joint venture transaction with U.S. Franchise Systems Inc., a new company founded by Michael Leven, former president and chief operating officer of Holiday Inn Worldwide. U.S. Franchise Systems Inc. has assumed worldwide franchising and administration for the Microtel budget inn chain of hotels. The Microtel(R) trademarks have been transferred to U.S. Franchise Systems for its exclusive use in franchising the hotel chain. Microtel Inns and Suites Franchising, Inc., a wholly-owned subsidiary of U.S. Franchise Systems, Inc., is the franchisor and licensor of the Microtel Franchise System and Microtel(R) trademarks. Microtel Franchise and Development Corporation will change its name and operate under Hudson Hotels, and will be responsible for building and managing the hotel properties.

         Unspecified Hotels

         The General Partner has the right, in its sole discretion, to specify hotel franchises other than the Potential Franchises and to cause the Partnership to construct, equip and operate one or more Hotels as a franchisee of such chain. There can be no assurance that the reputation and operating experience of any such Franchisor or the cost of developing any such Hotel will be comparable to a Courtyard by Marriott(R), Fairfield Inn(R) by Marriott, Hampton Inn & Suites(SM), Homewood Suites(R), Hampton Inn(R), or Microtel(R).

FRANCHISE AGREEMENTS

         The General Partner has the right, in its sole discretion, to enter into a Franchise Agreement with any one or all of the Potential Franchises in connection with the development of the Hotels. Except for the Hampton Commitment, See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- Solon Property," no commitments have been obtained from any other Franchisor to enter into a Franchise Agreement and there can be no assurance as to the terms of any Franchise Agreement which may be available from any Franchisor which may hereafter be specified by the General Partner. The size and design of any of the Hotels may vary depending on site and market conditions and other factors at the time that a property is specified for acquisition by the Partnership. The following is a summary of some of the principal


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terms of Franchise Agreements currently being used by the Franchisors of the
Potential Franchises. Such terms may vary, perhaps materially, from the terms available to the Partnership at the time that a site is acquired.

         Pursuant to each such Franchise Agreement, the Franchisor will provide to the Partnership certain prototype plans and specifications, operations manuals and consulting and advisory services in connection with the construction and operation of the Hotel. The Partnership is also granted a license during the term of such Franchise Agreement to use the service marks designated by the Franchisor. None of such Franchise Agreements grant to the Partnership an exclusive territory. There can be no assurance, therefore, that the Franchisor will not operate or license others to operate one or more competing hotels in the vicinity of any or all of the Hotels.

         In addition to initial franchise or license application fees, the Partnership is required to pay continuing monthly royalty fees of between 4% and 6%, and marketing fees of between 2% and 4% of gross room revenues. Such Franchise Agreements require the Partnership to maintain certain insurance coverage, to meet certain standards of the Franchisor with respect to furniture, fixtures, maintenance and repair and to refurbish and upgrade the Hotel to conform to the Franchisor's then-current standards. Under the current Hampton Inn & Suites(SM), Homewood Suites(R), and Hampton Inn(R) Franchise Agreements, the Partnership is required to pay a software license fee of $3,000 plus $85 per guest room, and monthly maintenance ranging from $200 per month to $350 per month. Under the current Courtyard by Marriott(R) Franchise Agreement, the Partnership is required to pay a software license fee of $5,800, plus a monthly maintenance fee equal to the lesser of $3 per guest room or $400. Additionally, Courtyard by Marriott(R) franchisees are required to pay monthly reservation fees equal to 1.25% of gross room revenues plus $2.90 for each reservation confirmed by the hotel, and a communication support fee equal to the lesser of $4.00 per guest room or $600 a month. The current Fairfield Inn(R) by Marriott Franchise Agreement would require the Partnership to pay a software license fee, plus a monthly maintenance fee. In addition, Fairfield Inn(R) by Marriott franchisees are required to pay monthly reservation fees equal to 1% of gross room revenues plus $2.45 for each reservation confirmed. The fees summarized herein are subject to change by the Franchisors.

         The term of the current Hampton Inn & Suites(SM), Homewood Suites(R), Hampton Inn(R), Fairfield Inn(R) by Marriott(R) and Microtel(R) Franchise Agreements is 20 years, and is not renewable. The term of the current Courtyard by Marriott(R) Franchise Agreement is 20 years with an option to renew the franchise for an additional 10 years subject to compliance with certain conditions, which include substantial compliance with all of the terms and conditions of the Courtyard by



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Marriott(R) Franchise Agreement during the term, satisfaction of all monetary obligations owed to the Franchisor, completion of upgrades to the hotel to conform to the then-current standards and specifications and training of the staff to comply with the then-current training requirements, and payment of a renewal fee equal to 50% of the then-current initial franchise fee. None of such Franchise Agreements may be voluntarily terminated by the Partnership without incurring substantial liquidated damages, payable in a lump sum equal to the amount of monthly fees paid during the preceding 24 or 36 months.

         All rights of the Partnership under such Franchise Agreements automatically terminate upon the happening of certain events, which include (i) bankruptcy, insolvency or dissolution of the Partnership, (ii) execution by a creditor of the Partnership against any asset of the Partnership, (iii) commencement of an action to foreclose a lien or mortgage against any asset of the Partnership or entry of a judgment against the Partnership which is not dismissed within 60 or 90 days, (iv) loss of possession of the Hotel by the Partnership, (v) conviction of a felony by the Partnership or any of its principals or the maintenance of false books and records by the Partnership or
(vi) breach of the provisions in the Franchise Agreement which restrict transfers of interests in the Partnership (including, a change in the identity of the General Partner).

         The Franchisor has the option to terminate such Franchise Agreements upon the happening of certain other events, which include: (i) failing to complete construction of the Hotel within a specified period after the commencement of construction; (ii) unauthorized disclosure of the Franchisor's proprietary information or the misuse or unauthorized use of the Franchisor's trademarks; (iii) failing to pay any monies owed to the Franchisor, after receipt of notice and after a reasonable period to cure (which cure period may be between 10 to 30 days); (iv) ceasing to do business at any Hotel location for any reason, including condemnation, fire or other casualty (provided that with the Franchisor's approval, which may not be unreasonably withheld, the Partnership shall have a period of 6 months or 24 months in which to reconstruct the Hotel in the event that the Partnership was not at fault); and (v) allowing a continued violation of any law, rule, regulation or ordinance to occur for a period of 30 days after receipt of notice.

         Upon termination or expiration of such Franchise Agreements the Partnership is required to immediately cease using the Franchisor's service marks and all confidential methods, procedures and techniques provided by the Franchisor and to remove and discontinue using all signs, fixtures, advertising materials, stationery, supplies and other articles which could cause the business to be associated with the Franchisor. In addition, if the termination occurs for reasons other than condemnation,


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the Partnership may be required to pay a termination fee in a lump sum equal to the amount of monthly fees paid during the preceding 24 or 36 months.

         The Franchisor of Microtel(R) hotels has agreed that the Trustee shall have a period of 30 days after receipt of notice from such Franchisor in which to cure any default under the Microtel Franchise Agreement. Such Franchisor has further agreed that a sale of a Hotel following foreclosure by the Trustee will not result in a default and termination under the Microtel Franchise Agreement if certain conditions are satisfied, including the following: (i) all monies owed to the Franchisor and affiliates with respect to the Hotel must have been paid; (ii) the Partnership must not be in default under any provision of the Microtel Franchise Agreement; (iii) the Partnership must execute a general release in favor of the Franchisor and the transferee must assume the obligations of the Partnership under the Franchise Agreement; (iv) the transferee must satisfy such Franchisor's educational, managerial and business standards; (v) if requested by such Franchisor, the transferee must agree to execute such Franchisor's then-current franchise agreement at the expiration of the Franchise Agreement; and (vi) the Partnership must pay a $7,500 transfer fee.

         The Franchisor of Hampton Inn & Suites(SM), Homewood Suites(R), Hampton Inn(R) hotels has historically agreed that the Trustee shall have a period of 30 days after receipt of notice from such Franchisor in which to cure any default under its Franchise Agreement, and the General Partner believes it will agree in connection with any additional franchise granted to the Partnership. If the Partnership loses possession of the Hotel, however, the Franchise Agreement will be terminated and the Hotel may no longer be operated as a Hampton Inn(R) hotel or Homewood Suites(R) hotel unless the Trustee locates a purchaser and the purchaser applies for and obtains a new Franchise Agreement (and pays a new initial franchise fee) from the Franchisor. The effect of this provision may be to cause the Trustee to delay commencement of foreclosure proceedings until such a purchaser can be located.

         The current Franchise Agreements for Potential Franchisors all restrict the transfer of any interest in the Franchise, the Partnership (including, with respect to Hampton Inn & Suites(SM), Homewood Suites(R), Hampton Inn(R) and Microtel(R) hotel franchises, the transfer of limited partnership interests) and the General Partner.

         The current Franchise Agreements for Hampton Inn & Suites(SM), Homewood Suites(R), and Hampton Inn(R) hotel franchises provide that for "publicly-traded equity interests," no consent of the Franchisor is required with respect to any transfers of less than a 25% interest in the Partnership unless the transferee owns, or would own after the transfer is completed, an interest in the Partnership of 25% or more. These Franchisors have advised the Partnership that, solely for purposes of the Franchise


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Agreement, the Units would be considered "publicly-traded equity interests"
since they will have been sold in a large real estate syndication transaction. The current Microtel Franchise Agreement provides that transfers of more than a 50% equity interest in the Partnership in a single transaction, or transfers of less than a 50% equity interest in a single transaction which has the effect of transferring control in the Partnership, requires the Franchisor's prior written consent, which may not be unreasonably withheld.

         The current Courtyard by Marriott(R), Fairfield Inn(R) by Marriott, and Microtel Franchise Agreements also provide that no sale, transfer, conveyance, mortgage, or other encumbrances may occur with respect to a substantial portion of the assets of the Partnership relating to the Hotel (including the Hotel and real estate) without the prior written consent of the Franchisor, which may not be unreasonably withheld.

CONSTRUCTION OF THE HOTELS

         Each of the Hotels will be constructed by the Partnership in accordance with plans and specifications provided by the Franchisor. Each Hotel will contain between 60 and 150 rooms and will be constructed on a parcel of approximately 1.8 to 3.5 acres, depending on the size of the Hotel and the properties available for purchase, lease or sublease by the Partnership. The General Partner estimates that construction of a Hotel typically will be completed within six to nine months, depending upon the size and type of Hotel and the weather conditions during the construction period. Construction techniques and materials will depend upon the specifications relating to each Hotel design and also local building codes. Construction of a Microtel(R) hotel involves a two or three story wood frame construction only. The Franchisors of the other Potential Franchises will typically allow the franchisee to choose between wood frame construction or reinforced concrete with masonry walls for any property not in excess of three stories in height. Hotels in excess of three stories will require reinforced concrete construction with masonry walls although non-load-bearing interior walls may be of frame construction. Estimated construction costs for the Potential Franchises including estimated land cost range from a low of $29,000 per guest room for a Microtel(R) hotel to as much as $70,000 per guest room for a Homewood Suites(R) hotel. These costs may also vary significantly depending upon the size and type of construction and the specific location of each hotel.

         The General Partner intends to hire an unaffiliated construction manager to provide an on-site supervisor who will be responsible for selecting and supervising subcontractors to complete various portions of the construction of the Hotels. It is anticipated that the construction manager will enter into a standard A.I.A. contract and receive a competitive fee for its services and may receive additional compensation at


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stated rates in the event that additional services are requested by the General
Partner. There can be no assurance that the amount of time actually required to complete construction of one or more of the Hotels or the actual cost of construction will not exceed the above estimates. See "ESTIMATED USE OF PROCEEDS."

OPERATION OF THE HOTELS

         The Partnership will be entering into a Management Agreement upon completion of each Hotel with the Property Manager, Essex Partners Inc., or its assigns. The Management Agreement will provide that the Property Manager will investigate, hire, pay, supervise and discharge the personnel necessary to properly maintain and operate the Hotels. All such personnel will be employees of the Partnership and compensation of such personnel will be an expense of the Partnership. After the initial opening of a Hotel, which will require a significant amount of support from the Property Manager in connection with the establishment of operating, accounting and management procedures, it is anticipated that personnel of the Property Manager will devote approximately 40 hours per week to the management of the Hotels.

         The Management Agreement will require the Property Manager to maintain the building and grounds, to pay insurance premiums with respect to the Hotel, to apply for, obtain and maintain all required licenses and permits, to pay certain expenses on behalf of the Partnership, to maintain a comprehensive system of office records and books and to annually prepare an operating budget. In addition, the Property Manager will have the authority to enter into service contracts and other contracts reasonably necessary or desirable in connection with the operation of the Hotels, with the approval of the Partnership in some cases. As compensation for these services, the Property Manager will receive a fee equal to 4.5% of the gross revenues from the Hotels, consisting of room rentals, telephone charges, cable charges and any other miscellaneous charges collected from guests. The Property Manager will also receive an accounting fee equal to $800 per month.

         Each Management Agreement will have an initial term of five years with a series of one (1) year renewal terms. The Management Agreement may be earlier terminated (I) by either the Partnership or the Property Manager in the event of a default under the Management Agreement which is not cured within 60 days after written notice thereof, (ii) by the Property Manager, upon the failure of the Partnership to pay compensation due to the Property Manager, (iii) by either party upon the bankruptcy or insolvency of the other party, (iv) by either party upon the Partnership's failure to repair or restore the subject Hotel within 120 days after all or any portion of such Hotel is damaged or destroyed by fire or other casualty, or (v) by either party if


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all or any portion of the subject Hotel is condemned and the remaining facilities are insufficient for the efficient and profitable operation of such Hotel. During any renewal term the Management Agreement may be terminated at any time on 120 days written notice.

         Each Management Agreement will require the Property Manager to devote such of its time as it deems necessary to manage the subject Hotel; however, it does not impose any limitations on the Property Manager's other business activities, including other commercial and residential real estate ventures which may compete with such Hotel. Pursuant to the Management Agreement, all expenses incurred thereunder shall be obligations of the Partnership and the Property Manager will receive its management fee notwithstanding that the Partnership may not have earned a profit or may be operating at a loss and that the Limited Partners may not have received any distributions.

         The Partnership has agreed to a broad indemnity of the Property Manager from liabilities it may incur in connection with its services under the Management Agreement.

COMPETITION

         The operation of hotels/motels is a highly competitive business. Competition in the lodging industry is primarily based on price, location, quality of facilities and overall range of services. Courtyard by Marriott(R) and Hampton Inn(R) hotels compete primarily in the moderately priced, upper-tier of the limited service segment of the lodging industry. Fairfield Inn(R) by Marriott and Microtel(R) hotels compete primarily in the economy sector of the lodging industry. It is expected that Courtyard by Marriott(R), Fairfield Inn(R) by Marriott, Hampton Inn(R), and Microtel(R) hotels will be located in areas that contain other competitive limited service lodging facilities. Microtel(R) hotels generally seek to compete by providing conveniently located, limited service lodging at below market prices. Fairfield Inn(R) by Marriott hotels, which offer more amenities than Microtel(R) hotels, Courtyard by Marriott(R), and Hampton Inn(R) hotels, with their selected services and amenities, target the moderate to upper tiers of the limited service segment of the lodging industry. Competitors in the overall limited service lodging area include Days Inn, Comfort Inn, Holiday Inns, LaQuinta, Red Roof Inn, EconoLodge, Super 8, Motel 6 and Travelodge and in addition the Potential Franchises compete with each other. These national chains have name recognition and operating advantages like reservation systems, and typically have significant financial resources; characteristics shared by Courtyard by Marriott(R), Fairfield Inn(R) by Marriott, and Hampton Inn(R) hotels, but not by Microtel(R) hotels.



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         The Homewood Suites(R) hotel will compete primarily in the extended stay segment of the market. This segment is one of the fastest-growing in the lodging industry. According to the Franchisor, approximately one-third of all hotel rooms each night are booked to travelers staying five or more consecutive nights. While other all-suite hotels may target the long-stay traveler, most are not specifically designed for extended-stay use. Competitors in the extended stay segment of the lodging market include the full service hotels, and specifically Residence Inn(R) by Marriott and Hawthorne Suites.

         Hampton Inn & Suites(SM) hotel can expect to encounter competition from all of the above mentioned franchises, as it will compete in both the limited service and extended stay segments of the market.

         Some of these hotels/motels in either the limited service or the extended stay segments could have services and architectural features similar to the Hotels of the Potential Franchises, and may offer rates comparable to or lower than those estimated by the Partnership. Furthermore, there can be no assurance that, after the construction and successful operation of a Hotel, competitors will not offer lower room rates or that additional hotels which offer similar rooms, services and rates in competition with the Hotels will not be developed near the Hotels and that such development will not have an adverse effect on occupancy rates and profitability.

THE SPECIFIED PROPERTIES

         WARWICK PROPERTY

         General. The Partnership has identified a site in Warwick, Rhode Island for acquisition and as a possible location for the construction and operation of a Homewood Suites(R) hotel. Warwick is located in the center of Rhode Island just south of the city of Providence. Route I-95, which runs through the center of Warwick, connects Providence and Warwick to Boston, Massachusetts, which is 55 miles to the north of Warwick, and New York City, New York, which is 175 miles southwest of Warwick. Warwick is also served by excellent rail service and a state airport, the T.F. Green Airport. The T.F. Green Airport is currently in the process of being expanded and is a major factor in the development and growth of Warwick's business and industrial markets. In addition to acting as a reliever for Logan Airport in Boston, Massachusetts, much of Warwick's business and industrial development is centralized in the airport area.

         The Providence-Warwick Pawtucket Metropolitan Statistical Area ("MSA") is the major metropolitan area in Rhode Island with population in 1993 of 921,000.


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During the 1980's, the area emerged as a hub of the financial services industry, particularly banking and insurance. This occurred as a natural outgrowth of its location relative to New York City, New York, Boston, Massachusetts, and Hartford, Connecticut. The area also benefits from the presence of Brown University, as well as Providence College, the University of Rhode Island, and Rhode Island School of Design. Major employers in the MSA include Fleet
Financial Group, Metropolitan Life Insurance Co., Hasbro, Inc., Citizens Financial Group, Inc. and Bank of Boston Corporation.

         As with all of New England, the area felt the impact of the economic downturn in the late 1980's and early 1990's. Employment in the MSA declined from 512,600 in 1989 to 483,700 in 1994 with the largest decline being in manufacture employment. More recently the economic situation has stabilized and the unemployment rate for the MSA was 6.7% in 1995.

         The Warwick Property. The General Partner has entered into a Real Estate Purchase Contract (the "Purchase Contract") with a non-affiliated individual to purchase a parcel of land containing approximately 2.535 acres (the "Warwick Property") for a purchase price of $496,900 plus estimated closing costs of approximately $20,000. The General Partner has agreed to assign the Purchase Contract to the Partnership as soon as practicable after the First Closing.

         The Partnership proposes to build an 80 to 92 room Homewood Suites(R) hotel on the Warwick Property. The Partnership's purchase of the Warwick Property is subject to the terms of the Purchase Contract which contain conditions that must be satisfied prior to the closing of the acquisition. These conditions include, by way of illustration, receiving good and marketable fee simple title to the Warwick Property, obtaining government approvals including a special use permit for the construction of a hotel on the Warwick Property, and obtaining a license for the construction and operation of a Homewood Suites(R) hotel from Promus Hotel Corporation. The Partnership will also need to comply with the "Protective Controls Adopted by Altieri Associates, Inc. - Metro Center South, Warwick, RI" which, among other things, requires approval of landscaping and architectural plans. The seller of the Warwick Property has made no representations or warranties to the Partnership regarding the suitability of the Warwick Property for hotel development or compliance with zoning or governmental permit requirements. The seller of the Warwick Property has provided the General Partner with an Environmental Phase I Assessment, which was completed in May, 1995. The General Partner intends to have the Assessment updated and to also obtain a geotechnical report and an appraisal on the Warwick Property. The Partnership anticipates that the Warwick Property will be purchased by the end of 1995 and construction of the Homewood Suites(R) hotel will begin as soon as possible


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thereafter. There can be no assurance, however, that the conditions to closing of the acquisition will be satisfied, that the Warwick Property will be purchased by the Partnership, or that, in the event the Warwick Property is purchased, a license to construct and operate a Homewood Suites(R) hotel will be granted to the Partnership.

         Market and Competition. The Warwick Property is located in Metro Center South, a business park which is located approximately one mile from the intersection of Route 113 and Route I-95. The Warwick Property is also visible from the Airport Connector which connects Route I-95 directly into T.F. Green Airport. The area in immediate proximity to the Airport Connector and the T.F. Green Airport, is characterized by a mix of professional office buildings and light industrial facilities. A Residence Inn hotel is located directly across from the Airport Connector in the Metro Center North Business Park.

         There are several local restaurants within a 0.75 mile radius of the Warwick Property. Rhode Island's major retail area is located approximately two miles from the Warwick Property, beginning at the intersection of Route 113 and Route 2. The corridor along Route 2 includes two major shopping malls, numerous other retail enterprises and numerous restaurants including national chain facilities such as TGI Friday's, Applebees, Red Lobster, Chili's and The Olive Garden.

         There are five other lodging facilities consisting in the aggregate of approximately 875 rooms within 0.5 miles of the Warwick Property. The lodging facilities include the Residence Inn hotel with 96 suites, which is located just across the Airport Connector from the Warwick Property which has an average daily rate of approximately $85-$89; a 265 room Holiday Inn hotel, which is located close to the intersection of Route 113 and Route I-95 which has an average daily rate of approximately $80-$84; and three lodging facilities located on Post Road, which runs parallel and adjacent to the T.F. Green Airport. There is also, a 207 room Sheraton Tara hotel which has an average daily rate of approximately $70-$74; an 111 Radisson hotel which has an average daily rate of approximately $70-$74; and a 196 room Comfort Inn hotel which has an average daily rate of approximately $55-$59. The Radisson hotel also serves as an adjunct facility of Johnson and Wales University where students studying hotel management, culinary arts, and the hospitality industry receive hands on experience. The current average occupancy rates for these hotels are estimated to range from 65% to 94% with an overall average of 76%. The General Partner anticipates that the proposed Homewood Suites(R) hotel to be constructed on the Warwick Property will achieve a stabilized average daily rate of between $84 and $86 expressed in constant 1995 dollars, at an average occupancy rate of between 76% and 78%.



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         SOLON PROPERTY

         General. The Partnership has identified a site in Solon, Ohio, a southeast suburb of Cleveland, for acquisition and as a possible location for the construction and operation of a Hampton Inn & Suites(sm) hotel. Cleveland is located in northeastern Ohio on the shore of Lake Erie. The city and surrounding area are served by an extensive transportation network including highway, water, rail and an international airport. Cleveland is the largest city in Ohio and is located in the Cleveland/Lorain/Elyria MSA. In 1993 the MSA had a population of 2,227,000 of which 1,410,000 resided in Cuyahoga County in which the Cities of Cleveland and Solon are located. The Cleveland economy has rebounded from the smoke stack industry decline of the 1970's. Despite problems which are common to many large urban areas, the Cleveland economy has benefited from a diversified employment base bolstered by the continuing presence of a number of Fortune 500 corporations, including Eaton Industries, American Greetings, Sherwin Williams, Parker Hanefin, NAACO Industries, Ferro Corporation and Standard Products. The unemployment rate of Cuyahoga County was 4.4% in 1994.

         The image of Cleveland and its desirability as a place to visit have been enhanced by a series of development and redevelopment projects including the construction of Jacobs Field, the new home of the Cleveland Indians; the redevelopment of The Flats along the Cuyagoga River into a first class entertainment district; the redevelopment of the Terminal Tower/ Tower City Rail Station into The Avenues Shopping Mall which is connected to the recently built Gund Arena, home of the Cleveland Cavaliers; the Rock and Roll Hall of Fame, which opened in early September, 1995; and a number of other projects that are currently underway, including redevelopment of Cleveland's Warehouse District.

         The Solon Property. The General Partner has entered into a Real Estate Purchase Contract ("Purchase Contract") with a non-affiliated limited liability company to purchase a parcel of land containing approximately 2.28 acres (the Solon Property), at a purchase price of $258,000 per acre or, as determined by a final survey, for an aggregate purchase price of approximately $588,240, plus estimated closing costs of approximately $15,000. The Partnership will also acquire legal title to half of a lake adjacent to the site (approximately 1.25 acres) at no additional cost. The lake is fed continuously throughout the year by a stream that also serves as a detention area for storm water run off from the Solon Commons (as herein described). The Partnership will be responsible for half the costs of maintenance of the lake, however, these costs are not expected to be material. The General Partner has agreed to assign the Purchase Contract to the Partnership as soon as practicable after the First Closing.



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         The Partnership proposes to build a 100-110 room Hampton Inn &
Suites(SM) hotel on the Solon Property. The General Partner has recently been notified that is application to operate a Hampton Inn & Suites(SM) hotel on the Solon Property has been approved and the General Partner expects to enter into a written commitment agreement with Promus Hotel Corporation for a license to operate a 100-room Hampton Inn & Suites(SM) hotel on the Solon Property, upon satisfactory completion of construction. The General Partner will assign the Hampton Commitment to the Partnership. The Partnership's purchase of the Solon Property is subject to the terms of the Purchase Contract which include, by way of illustration, receiving good and marketable fee simple title to the Solon Property and a license from Promus Hotel Corporation to operate a Hampton Inn & Suites(SM) hotel on the Solon Property, containing at least 100 guest rooms. The seller of the Solon Property has made no representations or warranties to the Partnership regarding the suitability of the Solon Property for hotel development or compliance with zoning or governmental permit requirements. As of this date, the General Partner has obtained a favorable Phase I Environmental Assessment, and is in the process of obtaining geotechnical reports and an appraisal on the Solon Property. The General Partner anticipates that the Solon Property will be purchased in late 1995, and that construction of a Hampton Inn & Suites(sm) hotel will commence as soon as practical thereafter, and will be completed by the fall of 1996. No assurances can be given that the Solon Property will be purchased by the Partnership, or that if purchased, the Partnership will be granted a license to construct and operate a Hampton Inn & Suites(SM) hotel on the Solon Property.

         Market and Competition. The Solon Property is located in the City of Solon which had an estimated population of 21,000 in 1993, which represents an increase from a population of 18,548 in 1990. The Solon Property is located in the Solon Commons, which is located just south of Route 43. The Solon Commons is less than 1 mile from US Route 422, which a divided limited access freeway. US Route 422 terminates approximately 2 miles to the west at the junction of Route I-480 and Route I-271 and provides primary access to Solon from Cleveland and other points west. To the east 422 continues as mostly a four-lane highway to Warren, Ohio. The General Partner is attempting to obtain signage on Route 422 through the Ohio Department of Transportation. The commercial area of Solon is located approximately 1 mile to the east and can be easily accessed by Route 43. Sea World of Ohio and Geauga Lake Amusement Park are nearby adjacent attractions located approximately 6 miles to the southeast from the Solon Property on Route
43. While Sea World is the dominant attraction, both parks constitute a major regional draw and Route 43 provides the access for a significant number of motorists en route to the parks. Sea World of Ohio has been particularly successful; during its months of operations, Sea World of Ohio's attendance peaks attendance at Sea World of Orlando, Sea World of San Antonio, and Sea World of San Diego.


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         The Solon Commons is a 27 acre mixed use development, designed to service the nearly 2,200 acres of business and industrial park development surrounding the Solon Commons. The Solon Commons currently has a 10 theater movie complex, a 10 bay food court, a Ground Round Restaurant, an office of the Aetna Health Plan, a small retail strip center, a day care center and a branch bank. Two restaurant sites remain undeveloped, however, one such site is under lease by Longhorn Steak House. Construction on a Longhorn Steak House is in progress and it is expected to open in November, 1995. Only 300 acres of the 2,200 acres of business and industrial park development surrounding Solon Commons remain undeveloped. Solon is the United States headquarters for Nestle and the world headquarters of its Stouffer Foods Subsidiary. Other Solon headquarters are Agency Rent-A-Car and Renaissance Hotels. Other major employers include Matrix Essentials, which was recently acquired by Bristol Myers, Kennametal and Antenna Specialists among others. The City of Solon continues to aggressively pursue employers and offers a wide range of financial incentives. An area in the southwest portion of Solon has been designated as an urban job and enterprise zone by the State of Ohio. In addition to the remaining undeveloped land in the City of Solon itself, a large area of land zoned for industrial and business park development and served by the necessary utilities is located immediately to the south of Solon in Glen Willow less than 2 miles from the Solon Commons.

         The Solon Property is the only available land currently zoned for a hotel in the City of Solon. In 1994 the City of Solon voted to have all future zoning changes approved by referendum. The only other hotel currently in Solon is the Midwestern Inn located near the intersection of US Route 422 and Route 91, which is approximately 1/2 miles from the Solon Commons. The Midwestern Inn is an independent 2-story exterior corridor motel which is approximately 17 years old and offers an outdoor pool and no meal service. The Midwestern Inn has 137 rooms and annual occupancy is estimated to range between 50-55% with an average daily rate of between $45 - $49. The Midwestern Inn is not expected to be competitive with the Partnership's Hotel. The majority of the business traveler demand and also those leisure and group travelers seeking better accommodations, migrate to Beachwood, Ohio, which is approximately 6 miles from the Solon Commons. In Beachwood at Chagrin Boulevard and I-271 there are 4 lodging facilities containing an aggregate of 608 rooms with which the Partnership's Hotel will be competitive. These lodging facilities consist of a Travelodge with an average daily rate of between $55 - $59, a Radisson Inn with an average daily rate of between $60 - $64, a Holiday Inn with an average daily rate of between $65 - $70, and a Courtyard by Marriott(R) hotel with an average daily rate of between $70-$74. The current average occupancy rates for these hotels are estimated to range between 70 and 84%. Also located in the same area are a Marriott Hotel and an Embassy Suites Hotel, however, neither of these lodging facilities is expected to compete directly with the Partnership's Hotel. Except for a


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rumor that an additional Travelodge may be constructed, the General Partner is not aware of any additional hotels contemplated for construction in Beachwood, Ohio or Solon, Ohio. The General Partner anticipates that the proposed Hampton Inn & Suites(sm) hotel to be constructed on the Solon Property will achieve a stabilized average daily rate of between $66 and $68 expressed in constant 1995 dollars, at an average occupancy rate of between 74% and 76%.

THE ESSEX GLENMAURA INVESTMENT

         General Essex Glenmaura L.P. ("Essex Glenmaura"), is a New York limited partnership formed in May, 1995, for the purpose of acquiring undeveloped land and constructing, owning, and operating a Courtyard by Marriott(R) hotel. The general partner of Essex Glenmaura is the General Partner.

         Essex Glenmaura will construct a 120-room, three story Courtyard by Marriott(R) hotel in the Glenmaura Corporate Center in the Borough of Moosic, Pennsylvania, just southeast of the City of Scranton. The hotel will be operated under a Courtyard by Marriott(R) franchise, and is expected to have a restaurant which will serve a full breakfast and a buffet lunch, two meeting rooms, a lounge, an indoor pool and spa, and an exercise room.

         Description and Financing of the Hotel Project. The total cost of the Courtyard by Marriott(R) hotel project is estimated to be $8.3 million. Essex Glenmaura intends to fund land acquisition and construction costs, and all related fees and expenses of the Courtyard by Marriott(R) hotel project with $2.3 million of equity, $1.5 million of unsecured notes, and $4.5 million from commercial bank financing of construction and permanent mortgage loan.

         The Partnership will acquire a limited partnership interest in Essex Glenmaura. The Partnership's investment will not be less than 8.91 units of limited partnership interests and is not expected to be greater than 12.5 units, or 54% of limited partnership interests, in the event the Maximum Offering Amount is raised. The Partnership does, however, reserve the right to invest up to $1,500,000 in limited partnership units of Essex Glenmaura. In no event, however, will the Partnership's interest in Essex Glenmaura exceed 45% of the Partnership's assets at any one time. The purchase price per limited partnership units is $100,000 and is payable in cash upon subscription.

         Prior to the commencement of this offering, Essex Glenmaura received aggregate capital commitments of $1,050,000 from the sale of partnership interests and issued $1,500,000 principal amount of its unsecured notes (the "Glenmaura Notes") in


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a private offering. The Glenmaura Notes bear interest at a rate of 10.5% per annum, and mature on June 1, 1998, unless extended to June 1, 1999 or December 1, 1999, upon payment of extension fees. Monthly interest payments only are due and payable until maturity. The principal balance of the Glenmaura Notes is due and payable upon maturity (June 1, 1998, unless extended). The Glenmaura Notes are unsecured obligations of Essex Glenmaura, without recourse. Essex Partners, however, has guaranteed payment of interest and principal of the Glenmaura Notes. Essex Glenmaura is currently attempting to secure construction financing from two commercial banks. As of the date of this Prospectus, however, no commitment to lend funds for construction of the Project has been obtained. Marriott International Capital Corp., a wholly owned subsidiary of Marriott International, Inc., the Franchisor, has indicated that it may provide permanent financing which will be secured by a first mortgage lien on the real property, together with all improvements thereon (the Courtyard by Marriott(R) hotel). No commitment for such financing has, however, been issued.

         Essex Glenmaura has purchased a 4.5-acre parcel of property from a non-affiliated seller for a purchase price of $987,000, plus closing costs of approximately $10,000. In addition, Essex Glenmaura has agreed to pay Essex Partners $225,000 in consideration for its assignment of the purchase contract for the land, an option contract for an adjacent parcel, and the franchise agreement with Marriott International Capital Corp. Site work on the property is completed, and construction of the three story Courtyard by Marriott(R) hotel commenced in October, 1995. The hotel will be constructed in accordance with plans and specifications provided by Marriott International, Inc.; and, it is expected to be constructed of reinforced concrete with masonry walls. Construction of the hotel is expected to be completed within eight months of its commencement. Essex Partners or its designees will manage the hotel; it is anticipated that Essex Glenmaura will pay a fixed monthly management fee equal to 4.5% of gross revenues and accounting fee of $800 per month.

         Essex Partners expects to make a capital contribution of $100,000 in Essex Glenmaura and also loaned Essex Glenmaura the necessary funds to acquire the property and proceed with the construction of the hotel. The loan has been repaid.

         In addition to the acquisition of the property upon which the Courtyard by Marriott(R) hotel is to be constructed, Essex Glenmaura has also acquired an option to purchase approximately 3.1 acres of land adjacent to the hotel property, upon which a second hotel or restaurant may be built. The option expires in August, 1997.

         If Essex Glenmaura elects to proceed with the development of the adjacent property, it will need to secure additional sources of equity and debt financing to fund


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the acquisition costs, construction costs, and pay related fees and expenses.
The decision of whether to build, and what to build as, a second project will be in the sole and absolute discretion of Essex Partners. See "CONFLICTS OF INTEREST -- Potential Conflicts in Making Additional Investments in Essex Glenmaura." The decision will depend upon a number of factors, including future market conditions.

         If Essex Glenmaura elects to proceed with the second project it may need additional financing to fund the acquisition of the adjacent parcel, construct the second project and pay related fees and expenses. Investors in Essex Glenmaura will own an interest in the second project based on the value of their interest in the Courtyard by Marriott(R) hotel project, and will have a right of first refusal to purchase additional units of limited partnership interests if additional equity is required. The decision as to whether the Partnership will acquire additional units of limited partnership interests in Essex Glenmaura will be made by Essex Partners. See "CONFLICTS OF INTEREST -- Potential Conflicts in Making Additional Investments in Essex Glenmaura."

         Market and Competition The Scranton/Wilkes-Barre/Hazelton MSA is located in northeastern Pennsylvania and encompasses a four county region, including Lackawanna County. Scranton is the county seat for Lackawanna County. The area is served by four interstate highways and the northeast extension of the Pennsylvania Turnpike, all providing access to major markets in the United States and Canada. Interstate 84 from the east and the Northeast Extension of the Pennsylvania Turnpike from Philadelphia both terminate in the Scranton area. New York City, Philadelphia and Hartford, Connecticut, are less than 2.5 hours away. The Wilkes-Barre/Scranton International Airport is a full service facility which provides scheduled service to the regional hubs of most domestic airline carriers and is located nine miles south of downtown Scranton.

         In addition to distribution access to major markets in the northeast, the Scranton area offers a low cost of living, low wage rates and a highly skilled and well-trained work force. The population of Lackawanna County in 1994 was estimated at 214,000, a decline of 2.4% since 1990, of which 80,000 lived in the City of Scranton. Lackawanna County reported an unemployment rate of 7.5% in 1994.

         Major employers in Lackawanna County with work forces exceeding 1,000 include, Specialty Records Corporation Division of WEA Manufacturing a division of Time Warner Company, Mercy Hospital, Community Medical Center, Allied Services (a not-for-profit health care system and rehabilitation center), Lackawanna County, Pennsylvania State Offices, Thompson Consumer Electronics, NatWest Services, Inc., Technagelas, University of Scranton and the U.S. Government. Some major


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employment additions include Prudential Asset Management (500 jobs with plans to expand to 800 jobs) and J.C. Penney Telemarketing (425 jobs).

         Glenmaura Community The Courtyard by Marriott(R) hotel project will be located in the 220-acre Glenmaura Corporate Center, which is part of the Glenmaura Community, a new 1,028-acre planned mixed use community development. The Glenmaura Community is located five miles from downtown Scranton on Montage Mountain, just off Exit 51 of Interstate 81, near Montage Mountain Ski Resort and Lackawanna Stadium which is the home of the Philadelphia Phillies triple A affiliate. The Wilkes-Barre/Scranton International Airport is four miles south. At Exit 51, I-81 has a daily count of over 70,000 vehicles. In order to handle the increased activity at this location, the Exit 51 Interchange will be undergoing major improvements which will significantly improve Glenmaura's access on and off I-81.

         The Glenmaura Corporate Center, the newest office park in the area, is to contain a mix of office, hotel, restaurant and limited retail space. It will be served by modern utility systems, including fiber optic lines, and will be redundant backup systems for power and telecommunications. It is expected to attract companies requiring headquarter and back office facilities for credit card and data processing, telemarketing, and accounting functions. Ultimately, the Glenmaura Corporate Center is to include 2 million square feet of office space, in addition to attendant service facilities.

         After an extensive national search, National Westminster Bancorp (NatWest) chose to move its back-office operations from New York and New Jersey to a 40-acre site in Glenmaura. NatWest is a $24 billion, wholly-owned subsidiary of National Westminster Bank PLC, a $227 billion, London-based international banking and financial services organization and one of the largest financial services institutions in the world. In September, 1995, NatWest took occupancy of a new $33 million, 300,000 square foot facility in the Glenmaura Corporate Center.

         There are seven hotels containing an aggregate of approximately 853 rooms within a 12 mile radius of Glenmaura that are considered to be competitive. These include a 129-room Hampton Inn(R) hotel, which is located approximately 1/2 mile from the site of the Courtyard by Marriott(R) hotel project and is also accessible by Exit 51 on I-81. This property has an estimated averaged daily rate of $55-$59. There is a 140-room Holiday Inn, which has an average daily rate of $60-$64, as well as a 90-room Day's Inn which has an average daily rate of $50-$54. Both of these hotels are located less than 5 miles to the north in the Town of Dunmore. In addition, there is a 103-room Victoria Inn with an average daily rate of $40-$44, which is located approximately 5 miles to the south in the Town of Pittston and a 148-room


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Lackawanna Station Hotel which is located approximately 5 miles away in downtown
Scranton with an average daily rate of $50-$54. Two other lodging facilities are located further to the north in Clarks Summit, which is approximately 12 miles from the Property. They are The Inn at Nichols Village which has 134 rooms and an average daily rate of $70-$74 and the Ramada Inn which has 108 rooms and an average daily rate of $50-$54. With the exception of the Lackawanna Station Hotel, all of these properties can be accessed fairly easily from exits on I-81. The current average occupancy rates for these hotels are estimated to range from 60% to 79% with an overall average of 70%.

Management of Essex Glenmaura. The General Partner is also the general partner of Essex Glenmaura. See "THE GENERAL PARTNER -- Essex Partners Inc." In addition to the officers of the General Partner the following individual is also directly involved in the Essex Glenmaura hotel project:

Irene K. Doktor, Director of Sales and Marketing - Hotels

         Ms. Doktor, age 29, received a BS degree in Hotel Resort Management from Rochester Institute of Technology in 1989. From 1989 to 1990 she was Senior Sales Manager at a Radisson Inn. She joined Courtyard by Marriott in 1990 where she served as Regional Sales Manager and later as Operations Manager. In 1993 she became Manager, Business Travel Sales with a large Mariotte Franchisee, E.J. Delmonte Corporation. She joined Essex in 1994 and directs all sales and marketing activities of the hotel properties.

         SUMMARY OF AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT.

         Essex Glenmaura is to continue until December 31, 2045, unless dissolved earlier under the terms of the limited partnership agreement. Management of the Essex Glenmaura will be the sole responsibility of Essex Partners.

         Generally, losses of Essex Glenmaura will be allocated among Essex Partners and limited partners as follows: first, to make the balances in the partners' capital accounts proportionate to their respective capital contributions; next, proportionately based on the partners' pro rata interest in Essex Glenmaura's equity; and finally, to Essex Partners. In general, income of Essex Glenmaura will be allocated amount the partners first, to eliminate losses allocated exclusively to Essex Partners; next, proportionately based on the partners' pro rata share in Essex Glenmaura's equity in an amount equal to any losses allocated based on Essex Glenmaura's equity in its assets; next, to the partners with negative capital accounts in order to eliminate the negative balances; and finally, according to the partners' pro rata shares in Essex Glenmaura's


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equity. Distributions of income and loss will be made to the partners at such times and in such amounts as Essex Partners shall determine. Distributions, whether from the operations or sale of refinancing of proceeds, will be made proportionately to the partners based on their respective pro rata shares in Essex Glenmaura's equity. Essex Partners will receive no carried interest in Essex Glenmaura.

                       INVESTMENT OBJECTIVES AND POLICIES

PRINCIPAL INVESTMENT OBJECTIVES

         The principal objectives of the Partnership are to: (i) preserve, protect and return the Partnership's invested capital and to meet debt service requirements; (ii) provide quarterly distributions of available cash to the Limited Partners in an aggregate annual amount which will equal or exceed their Cumulative Return; and (iii) provide appreciation in the market value of the Hotels which may be realized through their sale or refinancing. The Partnership's ability to achieve its investment objectives will be subject to the inherent risks associated with the ownership and operation of the Hotels and there can be no assurance that all or any of the investment objectives will be achieved.

ENVIRONMENTAL DUE DILIGENCE

         Federal and state environmental laws can impose substantial liability on owners and lessees of real estate without regard to fault, even when other parties are or were responsible for the environmental impairment. The General Partner will cause an environmental due diligence review to be performed before acquiring a given parcel of land. Such review may include the retention of experts to perform soil testing, surface and/or ground water testing and/or other investigations. The Partnership will pay for such activities. There can be no assurance that such activity will uncover any or all potential environmental liabilities.

         Environmental liabilities (including liability under government programs such as Superfund) could cause the Partnership to incur significant expenses, including the obligation to remedy or clean up hazardous substances or other pollutants, regardless of fault. Such liabilities could exceed the Partnership's cost of acquiring a property and could also require the Partnership to dispose of a property at a loss, which could be substantial. Because the Partnership has not yet identified the land which it may purchase lease or sublease, potential investors will be unable to evaluate for themselves the environmental risk of the real properties which may be acquired.


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CAPITALIZATION AND USE OF INITIAL FUNDS

         If the Partnership raises less than the Maximum Offering Amount, it may be less able to achieve diversification of its investment in the Hotels, the results of operating and selling any particular Hotel will have a greater impact upon the Partnership and the Partnership will also have paid higher Organizational and Offering Expenses per Unit than if it receives the Maximum Offering Amount. Whether or not the Partnership raises the Maximum Offering Amount, it will seek to obtain additional financing for the construction and development of one or more of the Hotels.

BORROWING POLICIES

         The Partnership will purchase, lease or sublease properties as appropriate sites are identified and construction of the Hotels will begin as soon as practicable after the sites are acquired. One or more Hotels may be under construction after the First Closing. See "THE PARTNERSHIP'S BUSINESS - Construction of the Hotels." Prior to First Closing, the Partnership may obtain control over potential sites and begin architecture and engineering work. It is anticipated that interim financing for such development will be provided by the General Partner or an unaffiliated lender. Any such General Partner loan will bear interest at a rate equal to the General Partner's cost of funds and will be due not more than four years after the loan is incurred. However, the General Partner is not obligated to loan any funds to the Partnership.

         The objective of the Partnership is to invest in limited partnership Units of Essex Glenmaura, and to construct and operate a series of Hotels. The General Partner intends to first utilize the proceeds from the sale of Subordinated Notes and Units in combination with External Financing to pursue such activities. In the event External Financing is not available, or is not available upon terms which the General Partner, in its sole discretion, determines to be reasonable, the Partnership will offer and sell the Mortgage Notes.

         The Partnership's objective is that the ratio of Gross Offering Proceeds from the sale of Notes, plus the principal balance of External Financing to the greater of (i) Gross Offering Proceeds from the sale of Notes and Units, including the principal amount of any Partner Notes, or (ii) the aggregate fair market value of the Partnership's Hotels and Substitute Collateral, plus the Partnership's limited partnership interest in Essex Glenmaura will not be more than .8 to 1.0, but in no event shall be more than
 .85 to 1.0, and that the ratio of Gross Offering Proceeds from the sale of Mortgage Notes, plus the principal balance of External Financing to the greater of (i) Gross Offering Proceeds from the sale of Notes and Units, including the principal amount of any Partner Notes, or (ii) the aggregate fair market value of the Partnership's Hotels and


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Substitute Collateral, plus the Partnership's limited partnership interest in
Essex Glenmaura will not be more than .75 to 1.0, but in no event shall be more than .8 to 1.0.

FRANCHISOR FINANCING

         The Partnership will seek to obtain financing from the Franchisors, or their affiliates, for the construction of the Hotels. Currently, the only Potential Franchisors that offer financing are the Franchisors of Hampton Inn & Suites(sm), Homewood Suites(R), Hampton Inn(R), Courtyard by Marriott(R), and Fairfield Inn(R) by Marriott hotels. The following is a summary of the principal terms of the financing programs currently offered by the Franchisors of Hampton Inn & Suites(sm), Homewood Suites(R), Hampton Inn(R), Courtyard by Marriott(R), and Fairfield Inn(R) by Marriott hotels. Such terms may vary, perhaps materially, from the terms available to the Partnership at the time financing is sought.

         Hospitality Capital Group ("HCG"), a joint venture between Promus Hotel Corporation, the Franchisor of Hampton Inn & Suites(sm), Homewood Suites(R), and Hampton Inn(R) hotels, IDC (America) Corporation and Nissho Iwai American Corporation, provides first mortgage construction/mini-perm financing for the franchised development of Hampton Inns(R), Hampton Inn & Suites(sm) and Homewood Suites(R) hotels. Financing is available for amounts ranging from $3 Million to $8 Million per project. HCG's underwriting criteria include minimum equity, net worth, and other typical criteria. Loan maturity is typically 5 years and the financing program offers competitive commercial financing terms.

         Promus Hotel Corporation provides secured secondary financing to qualified franchisees. Financing, however, is not available for hotel operations. The loans are typically for a term of five years at an annual interest rate of 10% or 2% over the applicable prime rate, whichever is greater. Interest only is payable during the term of the loan, with payment of the principal in full upon maturity. In the event the loan is not repaid in full at maturity, the Franchisor is entitled to receive a default rate of interest of 12% or 3% over the applicable prime rate, whichever is greater, plus 2% of the gross revenues of the Hotel. Upon default, the Franchisor may accelerate the entire amount due and require the Partnership to pay all attorney's fees and other costs of collection. The loan may be prepaid at any time without penalty. The amount of financing available from the Franchisor will not be greater than the Partnership's equity and will in no event exceed $1,500,000 for a Homewood Suites(R) hotel project, $1,000,000 for either a Hampton Inn(R) hotel project or a Hampton Inn & Suites(sm) project. The financing is generally secured by a second mortgage lien on the Hotel and


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a security interest in all the personal property of the Partnership located on the Hotel premises.

         Marriott International Capital Corp., a wholly owned subsidiary of Marriott International, Inc., the Franchisor of Courtyard by Marriott(R) and Fairfield Inn(R) by Marriott hotels offers financing for the acquisition of real property and (but not solely land loans), renovation of hotel premises, and purchase of equipment, furniture, fixtures, inventory and supplies to establish the franchise. Financing by Marriott International Capital Corporation is not generally available for any other purpose. Marriott International Capital Corporation currently offers a first mortgage and a junior mortgage financing program. The term of such financing is typically between 3 to 5 years. Security for the first mortgage loan typically include, a first mortgage on the real property and improvements and a first security interest in the furniture, fixtures, and equipment of the hotel property. Junior mortgage financing is typically secured by a second mortgage on the real property and improvements. In the event of default under either financing program, Marriott International Capital Corporation may accelerate payment of the loan balance.

GENERAL PARTNER LOANS

         The Partnership may obtain financing from the General Partner to cover acquisition, construction, and operation costs. It is anticipated that loans from the General Partner will be used as bridge financing, until such time as the Partnership is able to obtain External Financing. General Partner loans will bear interest at a rate equal to the General Partner's cost of fund, will be unsecured, and will be due not more than four year after the loan is incurred.

LENDING POLICIES

         While not presently contemplated, the Partnership reserves the right to make secured loans to other partnerships, including affiliates of the General Partner, engaged in the business of owning and operating hotels and motels. Loans that may be made by the Partnership will be selected by the General Partner. Except insofar as any such loans will be made on a secured basis, the General Partner has not adopted any formal policies regarding the percentage of the offering proceeds that may be made available for loans to other partnerships, or identified any entities to which it intends to loan funds. No vote of the Limited Partners is necessary for the making of such loans. See "CONFLICTS OF INTEREST -- Potential Conflicts Involving Partnership Loans to Affiliates."



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BUSINESS DEVELOPMENT PLAN

         The Partnership intends to focus its initial marketing efforts on the sale of large blocks of Units and Subordinated Notes and anticipates that the investors purchasing securities at the First Closing will consist primarily of Limited Partners purchasing 20 or more Units and Holders of Subordinated Notes. These Limited Partners are expected to provide the "seed" equity which will be used by the Partnership to pay for the cost of purchasing or bringing potential Hotel sites under control during the offering period. The offering may continue for up to two years from the Effective Date of the Registration Statement.

         A Limited Partner, including the General Partner, its affiliates, and partners and employees of Harris Beach & Wilcox, LLP, purchasing 20 or more Units may pay for 50% of the purchase price in cash upon subscription and the remaining 50% under a non-interest bearing Partner Note. The Partner Note is payable upon demand by the General Partner, after a period of six months in the event that the Partnership has a need for additional cash in connection with the acquisition of a Hotel site or construction of a Hotel. The Partner Note is payable in any event no later than the earlier of two years after acceptance of the subscription or three years following the Effective Date of the Registration Statement. The deferred payments of capital under the Partner Note are intended to provide a source of funds which bears a reasonable relationship to the capital needs of the Partnership. The General Partner believes that providing the deferred payments will assist the Partnership in raising the necessary equity capital during the early stages of the offering. The Partner Notes are binding, recourse obligations of the Limited Partners which may not be discounted or assigned by the Partnership. The form of Partner Note is attached to the Subscription Agreement, included as Exhibit C to this Prospectus. If any Limited Partner defaults under his or her Partner Note the Partnership may be unable to obtain sufficient funds from an action against the defaulting Limited Partners or from the resale of their Partner Notes to meet its obligations. See "RISK FACTORS - Default Under Partner Notes."

MAINTENANCE AND REPAIRS; CAPITAL IMPROVEMENTS

         In order to maintain the overall quality of the Hotels and to remain competitive, each Hotel must be regularly maintained and repaired and periodically must undergo refurbishings and capital improvements. The General Partner intends to apply a portion of the proceeds from the operation of the Hotels to the repair and maintenance of the Hotels and to the periodic replacement and improvement of furniture, fixtures and equipment and to establish a reserve for such expenditures from operating revenues. The amount of such reserve is expected to equal up to 4% of gross


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receipts from Hotel operations. In the event that revenues from operations are insufficient to pay for such expenditures for maintenance and repairs and capital improvements, the Partnership may be unable to protect its investment in the Hotels unless additional funds are provided by the Partnership from other sources, such as borrowing.

SALES AND REFINANCING

         The Hotels will be held by the Partnership until the General Partner determines that a sale or other disposition of any or all of the Hotels or the Partnership's leasehold interest therein would be advantageous, in light of the Partnership's objectives. In deciding whether to sell or refinance any or all of the Hotels, the General Partner will consider factors such as performance of the Hotels, market conditions and the federal income tax considerations, including possible adverse federal income tax consequences to the Limited Partners. The General Partner currently intends to seek to sell the Hotels between the fifth and tenth years following the completion of construction. The Hotels will likely be marketed separately over a period of time. The General Partner is not obligated to sell any of the Hotels at any particular time. Pursuant to the Partnership Agreement, the General Partner is authorized to sell the Hotels without approval by the Limited Partners or the Trustee. None of the Hotels may be sold, however, without the consent of the Franchisor and compliance with certain conditions set forth in the Franchise Agreement.

         In connection with a sale of any or all of the Hotels, the Partnership may take a purchase money installment obligation as part of the sale proceeds. To that extent, distributions to Limited Partners of proceeds from the sale may be delayed and paid over the course of the term of such obligation.

GENERAL RESTRICTIONS

         The Partnership will not (i) issue any Units after the termination of this offering or in exchange for property, (ii) purchase or lease any real property from, or sell or lease any real property to the General Partner or its affiliates except the purchase of one or more Hotel properties from the General Partner at cost pursuant to Section 4.06(a) of the Partnership Agreement or the sale of all or substantially all of the assets of the Partnership to an Affiliated Person, provided that the transaction is fully disclosed to all Limited Partners and on terms competitive with those which may be obtained from persons other than Affiliated Persons, or (iii) confer upon the General Partner or any affiliate of the General Partner an exclusive right to sell or exclusive employment to sell the Hotels. For a description of additional investment limitations, see Article IV of the Partnership Agreement.


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         The Partnership Agreement requires that all real property acquisitions be supported by an independent land appraisal. Each such appraisal will be available for inspection and duplication by any Limited Partner. The Partnership Agreement also requires the General Partner to obtain a written guarantee of completion or other arrangements satisfactory to the General Partner to provide assurance that any Hotel being constructed by the Partnership will be completed at the price contracted.

         The Partnership Agreement provides that neither the General Partner nor its affiliates will receive any kickback or rebate in connection with the Partnership's operations and that neither the General Partner nor its affiliates will participate in reciprocal business arrangements that circumvent this prohibition. The General Partner will not commingle the Partnership's funds with those of any other person or entity. Notwithstanding the foregoing, the Partnership may place its funds in a master fiduciary account with a nonaffiliated financial institution pursuant to which separate subtrust accounts are established with funds of other persons, including affiliates of the General Partner; provided, however, that the Partnership's funds are protected from claims of such other persons or their creditors.

                               TAX CONSIDERATIONS

         The following paragraphs summarize the material Federal income tax aspects of investing in the Partnership. Although the Partnership has been and will be advised by professional tax advisors, there can be no assurance that positions taken by the Partnership will not be challenged by the Internal Revenue Service (the "IRS").

         THE INCOME TAX INFORMATION SET FORTH BELOW IS BASED ON EXISTING STATUTES. In addition, the Partnership has relied on regulations, including proposed regulations, rulings, and judicial decisions, any of which could be changed at any time. Such changes, if they occur, may apply to transactions entered into or completed prior to the effective date of the change.

         The tax consequences of investing in the Partnership will depend on the actual results of the Partnership. The Partnership has not entered into an agreement for the construction of any Hotel. Thus, it is possible to discuss the tax consequences of these activities only in the abstract.

         The tax consequences will also vary among the Limited Partners and Holders of Notes depending on their individual tax situations. Those investors subscribing to purchase only Notes should see "Discussion of Tax Consequences of Owning Notes" below. Prospective Limited Partners and Holders of Notes should not invest in the


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Partnership without analyzing the information summarized below, and the anticipated tax consequences of an investment in the Partnership.

         EACH INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR FOR MORE DETAILED INFORMATION WITH RESPECT TO THE FEDERAL AND STATE TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP.

SUMMARY OF MATERIAL TAX CONSIDERATIONS

         Tax Consequences of Owning Notes

         - If an investor holds a Note, the interest paid to him or her will be treated as ordinary interest income for Federal income tax purposes.

         - If an investor disposes of a Note, the investor may recognize taxable gain or loss on the disposition of the Note. However, if the investor holds a Note until it is fully paid at maturity, the investor's only taxable income should be the interest income the investor received during the term of the Note.

         - Investors will be required to supply a Form W-9 with their tax identification number. If an investor fails to do this, he or she may be subject to back-up income tax withholding on the interest paid on the Note.

         - If an investor is subject to income tax imposed by a nation other than the United States (e.g., he or she is either a citizen or a resident of another country), he or she should consider the foreign tax consequences of holding the Note and how interest will be taxed by the other country.

         Tax Consequences of Owning Limited Partnership Units

         - The Partnership will obtain an opinion of Harris Beach & Wilcox, LLP, prior to the effective date of the Registration Statement, with respect to the material income tax aspects of purchasing a Note or a Unit.



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         -        The Partnership will be registered as a tax shelter and there maybe a somewhat greater risk of the IRS auditing your income tax return if you invest in the Partnership.

         - It is important from an income tax perspective that the Partnership be taxed as a partnership and not as a corporation. Harris Beach & Wilcox, LLP is of the opinion that the Partnership will be a partnership for federal income tax purposes. If the Partnership is taxed as a corporation for Federal income tax purposes, Partnership losses will not flow through to Partners, Partnership income will be subject to tax at a corporate level, and any distributions will be taxed again as dividends, resulting in a higher overall income tax burden if the Partnership is profitable.

         - Partnership income or loss generally will be treated as passive income or loss for federal income tax purposes. Therefore, you will not be able to deduct any losses from the Partnership unless you have an offsetting amount of other passive income. It is anticipated that most partners will not be able to deduct currently losses generated by the Partnership and that Partnership income in later years will be offset by losses that were suspended as a result of the passive loss rules. Furthermore, future regulations under the passive loss rules may recharacterize income attributable to the Cumulative Return as portfolio income, such as interest income and dividends, which would be taxable to the investor and not reduced by any losses from the Partnership.

         - A significant portion of Partnership tax deductions will be generated as a result of depreciation deductions claimed by the Partnership with respect to improvements constructed by the Partnership. Harris Beach & Wilcox, LLP is of the opinion that the depreciation lives and methods to be selected by the Partnership should be respected by the IRS.

         - In the event a Partner is able to use losses from the Partnership under the passive loss rules, that Partner will also have to be concerned with the at risk rules, which generally provide that Partners cannot take losses in excess of the amount they are at risk. Inasmuch as it is expected that most partners will not be able to take losses, it is not anticipated that the at risk rules will effect many investors. For those impacted by the at risk rules, Harris Beach &


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                  Wilcox, LLP is of the opinion that the at risk amount should include the cash contributed to the Partnership plus the principal amount of each Partner Note and the Partner's share of any non-recourse debt. See "TAX CONSIDERATIONS -- At Risk Rules."

         - Interest paid by the Partnership on debt incurred to construct Partnership properties would generally contribute to the passive loss of the Partnership and/or reduce the passive income. In the event the Partnership borrows money to make a distribution to Partners, Partners need to be concerned with how they invest or spend distributions. To the extent distributions are spent on personal items, interest paid by the Partnership may not be deductible by those Partners. As a general matter, it will be important for Partners to keep track of how they spend and/or invest distributions from the Partnership, to the extent those distributions are paid with borrowed funds.

         - Harris Beach & Wilcox, LLP is of the opinion that the allocations of income and loss for federal income tax purposes under the Partnership Agreement have substantial economic effect and it is not anticipated that the IRS would be successful in challenging the Partnership's method of allocating income and loss for Federal income tax purposes.

         - As a general matter a Partner cannot deduct losses from the Partnership or receive tax deferred distributions from the Partnership in excess of his or her basis in his or her Partnership Unit. Harris Beach & Wilcox, LLP is of the opinion that each Limited Partner should be able to include in his or her tax basis, cash contributed to the Partnership for his or her Unit plus an appropriate share of any non-recourse debt.

         - If the Partnership disposes of its property, either voluntarily or involuntarily, Partners will realize gain or loss on the disposition. Taxable gain may be greater than the cash available for distribution from the Partnership.

         - If a Partner disposes of his or her Unit in the Partnership, the Partner will in most instances recognize gain or loss upon the disposition.



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         -        Investing in the Partnership may have an impact upon the
                  alternative minimum tax calculation on an individual Partner's income tax return.

         - The Partnership intends to deduct or amortize a number of fees and expenses it has incurred in organizing and going forward with the Partnership. Harris Beach & Wilcox, LLP is of the opinion that the proposed tax treatment of fees and expenses is reasonable but has declined to express any opinion on the amount allocated to each expense because the issue is factual.

         - Each Partner will be required to file state income tax returns in jurisdictions where the Partnership is doing business. This will include states where the Partnership owns property as well as the state where the Partnership's principal place of business is located. Therefore Partners may be required to file income tax returns in a number of states in addition to the state in which they reside.

         - The tax treatment of an investment in Partnership Units could be impacted by Federal or state income tax legislation.

         See "TAX CONSIDERATIONS - Discussion of Tax Consequences Of Owning Notes", and "Discussion of Tax Consequences of Owning Limited Partnership Units," for a more detailed description of these and other tax considerations.

DISCUSSION OF TAX CONSEQUENCES OF OWNING NOTES

         The following discussion is a general summary of the principal Federal income tax matters of general application expected to apply to the purchase, ownership and disposition of the Notes. This summary provides general information only and does not purport to address all of the Federal income tax consequences which may be applicable to any particular holder. The Federal income tax treatment of a holder of a Note may vary depending on his particular situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could affect the Federal income tax consequences to holders of the Notes.

         EACH PROSPECTIVE HOLDER OF A NOTE IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW AND ANY OTHER FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.


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         Stated Interest Payments

         Interest payments under the Notes will be treated as ordinary interest income. Each Holder of a Note will receive a Form 1099 for his or her share of interest income paid by the Partnership.

         Disposition of Notes

         If an initial Holder of Notes receives cash in payment of a Note at the stated maturity date, upon the earlier redemption of the Note, or upon an Event of Default, gain would only be recognized by the Holder to the extent that a redemption premium is received because the adjusted tax basis of the Note would be equal to the payment received.

         In the event of the sale or other taxable disposition of a Note prior to the stated maturity date, gain is measured by the excess of the net proceeds of the sale or other disposition over the Holder's adjusted tax basis. Any gain on sale will be capital gain if the Note is held as a capital asset.

         Loss will be recognized upon disposition of a Note in exchange for an amount less than the Holder's adjusted basis in the Note. If the Note is held as a capital asset, the deductibility of the loss may be limited by the rules contained in the Code relating to restrictions upon the deductibility of capital loss. In addition, a sale to a related party could result in limitations upon the deductibility of loss under Section 267 of the Code. For Holders other than initial holders, gain recognized upon the maturity or earlier disposition of a Note may be affected by the provisions of the Code governing market discount.

         Possible Withholding

         Payments of interest and premium, if any, made by the Partnership on a Note and proceeds from the sale of a Note to or through certain brokers may be subject to a back-up withholding tax at a rate of 28%, unless the holder complies with certain reporting and/or certification procedures. All amounts withheld on such payments will be allowable as a credit against the holder's Federal income tax liability.

         The Partnership will provide each initial holder with a Form W-9 (or a substitute Form W-9) on which the holder can provide the information required to avoid back-up withholding.



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         Tax Treatment of Resident and Nonresident Alien Holders

         Notes are not being offered, and it is not expected that Notes will be issued, to nonresident aliens, but Notes may be issued to resident aliens. Resident alien individuals should consider the foreign tax consequences of the purchase, ownership and disposition of the Notes, and the effect on those foreign tax consequences of a change in status from a resident to a nonresident allen.

         The U.S. income tax consequences of purchasing, owning and disposing of the Notes by a nonresident alien will vary depending upon the nonresident alien investor's particular circumstances. In general, interest paid under a Note to a nonresident alien investor will be subject to United States withholding tax at a 30% rate (or a lower rate as may be prescribed by an applicable tax treaty).

         EACH RESIDENT ALIEN AND NONRESIDENT ALIEN INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITED STATES AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

DISCUSSION OF TAX CONSEQUENCES OF OWNING LIMITED PARTNERSHIP UNITS

         Opinion of Counsel

         The Partnership will not seek a ruling from the IRS with respect to the material tax issues relating to the proposed operations of the Partnership. Rather, the Partnership will rely upon the opinion of Harris Beach & Wilcox, LLP. This opinion will not be binding on the IRS, and the IRS will be free to challenge it. The opinion represents only counsel's best legal judgment based upon the law and the facts as they exist at the time the opinion is given and, unlike a ruling from the IRS has no official status of any kind. No assurance can be given that the conclusions reached in the opinion will be sustained by a court, if contested.

         IRS Audit of Tax Shelters

         Since the Partnership will be registered as a tax shelter, the IRS may view the Partnership as requiring special scrutiny for audit purposes. If the Partnership is audited, the information returns filed by the Partnership may lead to an audit of the individual returns of one or more Limited Partners, and the audit of a Limited Partner's return may involve issues unrelated to the Partnership.


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         Under the rules for the audit of partnership returns, a partnership must advise each partner of his or her share of the partnership's income, gain, loss, deductions and credits by furnishing to the partner a report on Form K-1. Each Partner must then either follow the K-1 prepared by the partnership or advise the IRS that his or her own income tax return is inconsistent with the K-1.

         If the Partnership is audited, the General Partner is authorized to take such actions and enter into such agreements with the IRS as it deems to be in the best interests of the Limited Partners who hold more than 50 percent of the outstanding Units. If the IRS and the General Partner reach agreement on adjustments to the Partnership's return, each Partner generally will be bound by the agreement. However, any Partner may participate in the audit proceeding and any Partner having at least a one percent interest in the profits of the Partnership (and any group of Partners having, in the aggregate, at least a five percent profits interest) are entitled to negotiate their own settlements with the IRS. The General Partner may bind any Partner with less than a one percent profits interest in the Partnership to a settlement with the IRS unless the Partner elects, by filing a statement with the IRS after receiving notice of the audit, not to give such authority to the General Partner. The General Partner may seek judicial review (to which all Partners are bound) to a final Partnership administrative adjustment and, if the General Partner fails to seek judicial review, such review may be sought by any Partner having at least a one percent interest in the profits of the Partnership (and by any group of Partners having, in the aggregate, at least a five percent profits interest). Only one judicial proceeding will go forward, however, and each Partner with an interest in the outcome may participate.

         Tax Status of the Partnership

         The Internal Revenue Code of 1986 (the "Code"), and the Treasury Regulations and other administrative rulings promulgated thereunder, set forth the characteristics that distinguish a corporation from a partnership for Federal income tax purposes. The Partnership will not be subject to Federal income tax if it is treated as a partnership for Federal income tax purposes. However, if the Partnership is treated as an association taxable as a corporation: (1) it will be required to pay tax at corporate rates on its income; (2) items of deduction will be allowed only to the Partnership and will not be passed through to the Limited Partners; and (3) distributions to the Limited Partners will be taxable to them as dividends (at ordinary income rates to the extent of the entity's earnings and profits) and will not be deductible by the Partnership. Dividends received by the Limited Partners from the Partnership would be portfolio income rather than passive income. See "The Passive Loss Rules" below.



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         In general, an organization will be treated as a partnership rather than as an association taxable as a corporation for Federal income tax purposes if it has associates and an objective to carry on business for joint profit and if two or more of the following characteristics are present:

         (1) the organization lacks continuity of life;

         (2) the ownership interests in the organization are not freely transferable;

         (3) at least one member of the organization is personally liable for the debts of the organization; and

         (4) the organization does not have centralized management.

         An organization lacks continuity of life if the retirement, death, insanity, bankruptcy or resignation of a general partner will dissolve the partnership unless the remaining partners agree to continue it. Regulations under Section 7701 of the Code state that a limited partnership subject to a statute corresponding to the Uniform Limited Partnership Act ("ULPA") lacks continuity of life. The New York Revised Limited Partnership Act corresponds to ULPA, varying only in immaterial detail. In addition, Rev. Proc. 94-46, 1994-2 C.B. 688, states that the IRS ordinarily will rule that a partnership lacks continuity of life if not less than a majority in interest of the limited partners may elect a new general partner. The Partnership Agreement permits the limited partners, by majority vote, to elect a new general partner. Based in part on the foregoing, Harris Beach & Wilcox, LLP is of the opinion that the Partnership lacks continuity of life.

         The Regulations provide that an organization lacks the corporate characteristic of free transferability of interests if members owning substantially all of the interests in the organization are unable to transfer all the attributes of their interests in the organization without the consent of another member. Interests are not freely transferable under the Regulations if a member of an organization can, without the consent of another member, transfer only their right to share in profits but not their right to participate in management. Section 5.07 of the Partnership Agreement provides that the transferee of a limited partnership interest may be admitted to the Partnership only with the consent of the General Partner, which consent may be withheld in the General Partner's discretion. Unless admitted to the Partnership, a transferee is only entitled under the Partnership Agreement to receive and have allocated his share of the distributions and income or loss of the Partnership. Therefore, Harris Beach & Wilcox, LLP is of the opinion that the limited partnership interests in the Partnership are not freely transferable.


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         Rev. Proc. 89-12, 1981-1 C.B. 798. states that a partnership will generally lack limited liability if the net worth of the general partner equals at least 10 percent of the total contributions to the limited partnership and if the general partner's net worth is expected to remain at the level throughout the life of the partnership. The offering of Units is limited to $5 million and the General Partner's net worth, as show on Exhibit E, is in excess of $1 million. Accordingly, Harris Beach & Wilcox, LLP is of the opinion that the Partnership lacks the corporate characteristic of limited liability.

         For purposes of issuing advance rulings, the IRS requires that the general partners must maintain capital account balances (computed in the manner specified in Treas. Reg. Section 1.704-1(b)(2)(iv)) (a section of the Income Tax Regulations and hereinafter referred to as the "Regulations") at all times during the life of the partnership equal to one percent of the aggregate capital account balances of all partners in the partnership. Rev. Proc. 89-12, 1981-1 C.B. 798. Although the Partnership Agreement requires the General Partner to make capital contributions equal to one percent of the aggregate capital contributions to the Partnership, the General Partner's contributions are to be paid solely out of distributions to the General Partner from the Partnership. Accordingly it is expected that the Partnership will not satisfy the requirement of Rev. Proc. 89-12 with respect to the maintenance of minimum general partner capital account balances. However, under Section 2.06 of the Partnership Agreement, the General Partner is obligated to pay the balances due, if any, on their capital contribution obligations not later than the date the Partnership is liquidated or their respective interests in the Partnership are liquidated. Furthermore, the standards set forth in the IRS' advance ruling requirements do not define, as a matter of law, whether the Partnership will be treated as a partnership for Federal income tax purposes. Harris Beach & Wilcox, LLP believes that the Partnership's failure to meet the requirements of Rev. Proc. 89-12 described above is not significant in view of the facts that: (1) the General Partner is obligated to pay any unpaid capital contributions no later than the time its interest in the Partnership is liquidated; and (2) the General Partner has a significant interest in the Partnership -- in general, it will receive twenty percent of profits of the Partnership in excess of the Cumulative Return to the Limited Partners.

         Based upon the foregoing, the Partnership has three of the four characteristics of a partnership, and, in the opinion of Harris Beach & Wilcox, LLP, is as a partnership for Federal income tax purposes.

         Section 7704 of the Code, which was enacted as part of the Revenue Act of 1987 (the "1987 Tax Act"), provides that any publicly traded partnership (with certain exceptions not relevant to the Partnership) will be taxed as a corporation. A publicly traded partnership is a partnership whose interests are: (1) traded on an established securities market; or (2) readily tradable on a secondary market (or the substantial equivalent thereof). The legislative history accompanying the 1987 Tax Act provides that the substantial equivalent of a secondary market will be considered to exist if an identifiable market maker exists or if a partner otherwise has a regular and ongoing opportunity to sell or exchange his or her interest through a public means of obtaining or providing information.

         In its Notice 88-75, 1988-2 C.B. 386, the IRS announced that regulations to be issued interpreting Section 7704 of the Code will provide certain safe harbor guidelines defining circumstances in which partnership interests will not be considered to be readily tradable on a secondary market or the substantial equivalent thereof. The safe harbor guidelines of Notice 88-75 provide, among other things, that partnership interests will not be considered readily tradable on a secondary market or the substantial equivalent thereof for a taxable year of the partnership if no more than 2 percent of the total interest in partnership capital or profits are transferred during the taxable year (disregarding the nontrading transfers described below and also disregarding transfers made pursuant to a "matching service" or a qualifying "redemption or repurchase agreement" as those terms are defined in Notice 88-75). For purposes of the 2 percent safe harbor, the following transfers are not included: (a) transfers at death; (b) transfers between members of a family (as defined in Section 267(c)(4) of the Code); (c) transfers in which the transferee's basis in the partnership interest is determined (at least in part) by reference to the transferor's basis in such interest; and (d) transfers by a partner within any thirty day period of more than 5 percent of the total interest in partnership capital or profits.

         Proposed regulations under Section 7704 of the Code were issued on May 2, 1995. In general, the proposed regulations substantially restrict the safe harbors of Notice 88-75, but they do not restrict the 2 percent safe harbor described above. The proposed regulations are not applicable until they become final regulations and Notice 88-75 is applicable in the meantime.

         In order to comply with the existing and expected future rules for determining whether the Partnership is a "publicly traded partnership" for income tax purposes, the Partnership Agreement allows the General Partner to prohibit any assignment of one or more Units if: (1) it determines in its sole discretion that the assignment would create a risk of the Partnership being a "publicly traded partnership"; (2) the Partnership is unable to satisfy any safe harbor test existing under then-applicable rules; or (3) the Partnership is unable to obtain an opinion of counsel or an IRS ruling that the assignment will not result in the Partnership being classified as a publicly traded partnership within the meaning of Section 7704 of the Code. In addition, the


                                      140
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General Partner has agreed in the Partnership Agreement to take all actions reasonably available (and the Partnership Agreement grants broad authority to the General Partner) to prevent the trading of Partnership interests by third parties on an established securities market or a secondary market (or the substantial equivalent thereof) and to ensure that safe harbor guidelines are met. Based upon the foregoing, the General Partner does not anticipate that interests in the Partnership will be traded on an established securities market or be readily tradable on a secondary market or the substantial equivalent thereof.

         Assuming that the Partnership complies with the above-described provisions of the Partnership Agreement at all times during the existence of the Partnership, and relying upon representations of the General Partner that no publicly available market now exists for interests in the Partnership under which offers to buy or sell Partnership interests would be accepted in a time frame comparable to that available in a secondary market, Harris Beach & Wilcox, LLP is of the opinion that the Partnership is not a publicly traded partnership for purposes of Section 7704 of the Code. There can be no assurance, however, that a person other than the Partnership or the General Partner will not act subsequent to this offering of the Units, in violation of the Partnership Agreement, to create, facilitate or recognize the trading of Units on a secondary market or the substantial equivalent thereof, or that some other action or event beyond the control of the Partnership and the General Partners would not otherwise cause the Partnership to be treated as a publicly traded partnership for purposes of Section 7704 of the Code. In any such event, the Partnership would be classified as an association taxable as a corporation and, as a result, would be taxed as a corporation for federal income tax purposes.

         Assuming that the Partnership is taxed as a partnership for Federal income tax purposes, each Partner will be required to report on his or her own return for his or her taxable year, with or within which the Partnership's taxable year ends, his or her share of the income or loss of the Partnership for the Partnership's taxable year. The amount of income or loss reported by a Partner with respect to the Partnership will depend upon his or her allocated share of Partnership income and not upon the presence or absence of cash distributions by the Partnership. Thus, cash distributions made in years when the Partnership sustains losses will not be taxable to a Partner. Likewise, in years when the Partnership generates taxable income, Partners will be taxed on their share of such income even though cash distributions may be less than the amount of income that is taxed to them.



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         The Passive Loss Rule

         Under Section 469 of the Code, losses from passive activities generally are suspended to the extent that they exceed income from passive activities (exclusive of portfolio income, as that term is described below). Suspended losses may be carried forward (but not back) and treated as deductions from passive activities in the next taxable year.

         Even if the underlying activity with respect to a particular investment involves the conduct of an active trade or business, the activity will be treated as a passive activity if an investor does not materially participate in the activity. Except for very limited circumstances, limited partners do not materially participate in a partnership's underlying activities. When a taxpayer disposes of his or her entire interest in a passive activity in a fully-taxable disposition, any suspended loss from the activity is allowable in full.

         Any interest expense that is taken into account in determining a taxpayer's income and loss from passive activities is treated as passive and is not treated as investment interest for purposes of the investment interest limitations. Similarly, income and loss from passive activities generally are not treated as investment income and loss in calculating the amount of the investment interest limitation.

         A Limited Partner's interest in the Partnership will be treated as a passive activity for purposes of the passive loss rule. Thus, all Partnership taxable losses are expected to be treated as passive losses subject to the above restrictions. Deduction by a Limited Partner of interest expenses allocated to him by the Partnership is subject to limitation under the passive loss rule, and not under the investment interest rule. In addition, interest paid by a Limited Partner on any amounts borrowed to purchase a Unit (other than amounts borrowed under a loan which would be treated as home equity indebtedness within the meaning of Section 163(h)(3) of the Code) will be subject to the passive loss rule.

         Although interest expense generally will be treated as passive, interest income earned by the Partnership generally will be treated as portfolio, not passive, income. For example, interest earned on any Partnership bank account will give rise to portfolio income. Further, any imputed interest income received by the Partnership will give rise to portfolio income. See "Interest" below. A proportionate share of the Partnership's portfolio income will be separately allocated to each Limited Partner and must be reported as portfolio income. Thus, a Partner may have tax due on portfolio income generated by the Partnership during a Fiscal Period even though the Partnership also generated net passive losses during the same Fiscal Period. Except for


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interest income paid to persons holding Notes, it is expected that portfolio income generated by the Partnership will be minimal.

         The Partnership will incur interest expense on the Notes, and that interest expense must be allocated in accordance with the use of the proceeds of the Notes. The Partnership will expend its debt proceeds attributable to the Notes, and any other debt primarily in the acquisition of property for the Hotels, in the construction and holding of the Hotels, and possibly for the servicing of the Notes. Accordingly, the bulk of the interest expense on the Notes will be allocable to the Hotel activity, which will reduce any net income from a passive activity.

         A Limited Partner who also holds one or more Notes will be required to include in income interest paid to him on the Note. Except as discussed below, this income will be treated entirely as portfolio income. The Treasury Department has issued proposed regulations which address the appropriate treatment of a taxpayer's interest income under the passive loss rules when the income is derived from a loan to a pass through entity (such as a partnership) which must treat the corresponding interest expense as a passive activity deduction (the "Self-Charged Interest Rule"). In general, the proposed regulations permit a lending partner to recharacterize as passive income that amount of the interest paid to him which is not in excess of his distributive share of that amount of the interest paid to all partners which is treated as a passive activity deduction by the partnership. An investor may invest selectively in either Units or Notes and is not required to invest in both. The selection of an investment in either Notes or Units, or any sale or other transfer of Notes by a Limited Partner to a non-partner, will affect the amount of interest income from the Notes that may be recharacterized as passive income. Accordingly, application of the Self-Charged Interest Rule to a Limited Partner who also holds Notes is uncertain.

         There is some doubt as to whether the existence of the Cumulative Return to the Limited Partners will result in a recharacterization of income attributable to the Cumulative Return or to income arising from the preferred return of the Limited Partners' capital contributions as portfolio income rather than passive income. The Regulations do not presently contain any such recharacterization rules. In a preamble to the Regulations, however, the IRS disclosed that it may issue regulations in the future which would recharacterize as portfolio income a limited partner's gross income attributable to a preferred return. The IRS has stated that such regulations might apply retroactively, regardless of when the investment was made, to income generated after the effective date of the Regulations. The effect of such recharacterization would be to prevent the utilization of Partnership deductions or losses against that portion of a Limited Partner's gross income that is treated as portfolio income. This could cause a negative impact on the Limited Partner's return on his investment in the Partnership


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by delaying the utilization by the Limited Partner of deductions or losses, but would not prevent the eventual use of such deductions and losses against Partnership passive income from operations or sale.

         Harris Beach & Wilcox, LLP is of the opinion that under present law the taxable income to be generated by the Partnership, other than that derived from interest, dividends and other types of portfolio income, will be passive income.

         DUE TO THE DIFFERING TAX CONSEQUENCES THAT INDIVIDUAL INVESTORS MAY EXPERIENCE UNDER THE PASSIVE LOSS RULE AS A RESULT OF THEIR PARTICULAR CIRCUMSTANCES, INVESTORS ARE STRONGLY ADVISED TO CONSULT WITH THEIR TAX ADVISORS ON THIS MATTER.

         Allocations of Income and Loss

         In general, the Code provides that a Partner's allocable share of income, gain, loss, deduction or credit is determined by the Partnership Agreement. However Section 704(b) of the Code provides that an allocation will be respected only if it either has "substantial economic effect" or is in accordance with the Partner's "interest in the Partnership." To the extent an allocation of income, gain, loss, deduction or credit contained in the Partnership Agreement does not have substantial economic effect or is not in accordance with the Partners' interests in the Partnership, the tax items will be reallocated by the IRS in accordance with such interests, taking into account all relevant facts and circumstances.

         Section 3.01 through 3.04 of the Partnership Agreement govern allocations of taxable income and loss to the Partners. Section 3.05 governs distributions of cash. In general, both allocations of taxable income and loss and distributions are divided between operation of the Hotels, on the one hand, and Distributions from a Sale or Refinance of Hotels, on the other.

         Operating cash is distributed 99 percent to the Limited Partners and one percent to the General Partner until the Limited Partners receive their aggregate Cumulative Return. Thereafter, operating cash is distributed 80 percent to the Limited Partners. Distributions from a Sale or Refinance of Hotels are paid 99 percent to the Limited Partners until they have received a return of their capital investment ($1,000 per Unit) plus their Cumulative Return. Thereafter 80 percent of the Distributions from a Sale or Refinance of Hotels are paid to the Limited Partners. The General Partner receives the remaining cash.



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         Allocations of taxable income and loss generally follow the rules for distributing cash. Under Section 3.01, operating income is first allocated 99 percent to the Limited Partners and 1 percent to the General Partner in the amounts, and in the relative proportions, necessary to reverse any loss from operations allocated under the final operating loss allocation rule described below. Thereafter, operating income is allocated 99 percent to the Limited Partners (in proportion to their respective unpaid Cumulative Returns) and 1 percent to the General Partner until the amount allocated to the Limited Partners under this rule equals the cumulative amount distributed, or accrued but not yet distributed, to the Limited Partners as their respective Cumulative Returns. Any remaining income from operations is allocated 80 percent to the Limited Partners in accordance with each Limited Partner's Pro Rata Share and 20 percent to the General Partner.

         Taxable income on the sale of any or all of the Hotels (including income from the sale of hotel properties of Essex Glenmaura) is allocated 99 percent to the Limited Partners until each Limited Partner has been allocated income in an amount equal to his or her pro rata share of the nondeductible Syndication Expenses and Sales Commissions. Thereafter income on the sale of any or all the Hotels (including income from the sale of hotel properties of Essex Glenmaura) is allocated in the same manner as operating income.

         Any tax loss from Partnership operations is first allocated 80 percent to the Limited Partners and 20 percent to the General Partner in the amounts, and in the relative proportions, necessary to offset all Income which was allocated 80 percent to the Limited Partners. Thereafter operating losses are allocated 99 percent to the Limited Partners and 1 percent to the General Partner. Tax loss on the sale of any or all of the Hotels (including loss on the sale of hotel properties of Essex Glenmaura) is first allocated in the manner described above with respect to allocations of loss from Partnership operations, except that allocations on the sale of Hotels (including loss on the sale of hotel properties of Essex Glenmaura) will be made prior to allocations of income from operations. All other loss is allocated 99 percent to the Limited Partners and 1 percent to the General Partners in proportion to the Partners' respective capital contributions (taking into account for this purpose the face amount of any Partner Note).

         The Partnership Agreement contains many complex exceptions to the general allocation rules summarized above, many of which are required by the Regulations. The exceptions contained in Section 3.02 of the Partnership Agreement include a partnership minimum gain chargeback, a partner minimum gain chargeback, and a qualified income offset provision, each of which are drafted to comply with the Regulations and are described in more detail below in connection with the discussion


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of the Regulations. As required in the Regulations, partnership nonrecourse deductions (as described below and defined in the Partnership Agreement) are allocated 99 percent to the Limited Partners in accordance with each Limited Partner's Pro Rata Share and 1 percent to the General Partner and partner nonrecourse deductions are allocated to the Partner or Partners who bear the economic risk of loss with respect to the partner nonrecourse debt to which such deductions are attributable. As required by Treas. Reg. Section 1.704-1(b)(2)(ii)(d), allocations of loss or deduction to a Limited Partner are not allowed to the extent such allocations would cause or increase a deficit balance in the Limited Partner's capital account (after the making of certain adjustments) in excess of the amount which the Limited Partner is, or is deemed to be, required to restore. If, notwithstanding this limit on loss allocations, an excess deficit capital account balance is created for any reason, items of gross income are allocated to the Limited Partner in order to eliminate the excess deficit balance as quickly as possible. Finally, in Section 3.03 of the Partnership Agreement, the General Partner is given authority to allocate items of income and loss subsequent to the making of the allocations described in this paragraph and required by the Regulations (the "Regulatory Allocations"), to the extent possible, to cause aggregate distributions to the Partners to be made in accordance with the rules of Section 3.05 of the Partnership Agreement without giving effect to the Regulatory Allocations.

         Four additional exceptions to the above general allocation rules are that: (1) income or loss for any fiscal period during which an interest in the Partnership is transferred or a Partner is admitted to the Partnership will be allocated among the Partners to reflect their varying interests during that fiscal period; (2) income will be allocated to the General Partner or to any other Partner in an amount equal to the fees or other amounts paid to the General Partner or to any other Partner that are determined to be a distribution of profits from the Partnership for Federal income tax purposes, and loss will be allocated to the General Partner (or its allocated share of income reduced) in an amount equal to the amount of any Distribution that is determined for Federal income tax purposes to be a fee paid to the General Partner; (3) in accordance with Section 704(c) of the Code, income or loss with respect to any asset contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners to take account of any variation between the adjusted basis of the property to the Partnership and its fair market value at the time of contribution; and (4) to the extent any discrepancies in Capital Account balances (as determined on a per Unit basis) exist among the Limited Partners as a result of the volume discounts described in this Prospectus (see "THE OFFERING - Volume Discounts"), items of partnership gross income and gain will be allocated to Limited Partners who are granted volume discounts, generally in the year of the liquidation of the Partnership, in the amount of such volume discounts in order to equalize the Capital Accounts of the Limited Partners on a per Unit basis.


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         The Regulations under Section 704(b) of the Code contain guidelines as to whether partnership allocations have substantial economic effect. The Regulations provide that an allocation to a partner generally has economic effect only if: (1) a partner's capital account is maintained in accordance with the prescribed set of guidelines contained in the Regulations; (2) liquidating distributions are, throughout the term of the partnership, to be made in accordance with the partner's capital account balance; and (3) the partnership agreement contains a requirement that any partner with a deficit balance in his or her capital account following the liquidation of his or her interest in the partnership or the distribution of liquidation proceeds restore the amount of such deficit to the partnership, which amount shall be distributed to partners in accordance with their positive account balances or paid to creditors. If requirements (1) and (2) are met but requirement (3) is not, an allocation to a partner may nevertheless have economic effect to the extent the allocation does not cause or increase a deficit in the partner's capital account in excess of the amount, if any, which he or she is or is considered obligated to restore, provided that the partnership agreement contains a "qualified income offset" provision. A "qualified income offset" provision causes a partner to be allocated items of gross income where and to the extent by reason of a distribution or certain other factors, a deficit balance in his or her capital account has been created or increased beyond the amount, if any, which he or she is or is considered to be obligated to restore.

         Under the Regulations, allocations contained in the Partnership Agreement which satisfy the requirements of the preceding paragraph, and thus have economic effect, will nonetheless not be respected if they fail to satisfy the substantiality test contained in the Regulations. In determining whether the economic effect of an allocation is substantial, the magnitude of the shift in the economic consequences to a partner must be weighed against the shifting of tax consequences resulting from the allocation. Thus, for example, an allocation that may improve the after-tax economic position of one partner, but with respect to which there is a strong likelihood, in present value terms, that the after-tax consequences to no partners will be substantially diminished would not be substantial.

         The Regulations specifically provide that allocations of loss or deduction attributable to nonrecourse debt do not have economic effect because, in the event there is an economic burden which corresponds to them, this burden is borne solely by the lender. Nevertheless, allocations attributable to nonrecourse debt will be deemed to be in accordance with the partners' interests in the partnership if, in addition to the requirements listed above: (1) the partnership agreement provides for allocations of nonrecourse deductions among the partners in a manner that is reasonably consistent with allocations which relate to significant items attributable to the property securing the nonrecourse liabilities and which have substantial economic effect; (2) the


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partnership agreement contains the "minimum gain chargeback" provisions described below; and (3) all other material allocations and capital account adjustments under the partnership agreement are made in accordance with the Regulations. The concept of partnership "minimum gain" -- that is, gain which will be recognized by a partnership upon a disposition of its assets because the nonrecourse debt secured by the assets exceeds the basis of the assets -- is key to these regulations. Minimum gain may arise if: (1) there is an increase in the amount of nonrecourse debt secured by a partnership asset; or (2) the basis of an asset securing nonrecourse debt is reduced, for example, by depreciation. Under the Regulations, all increases in partnership minimum gain for any Fiscal Period (reduced by the amount of the proceeds of a nonrecourse debt which are distributed to the partners in such Fiscal Period) will be associated with an equivalent amount of the partnership's deductions. The Regulations require that these deductions (known as nonrecourse deductions) be allocated among the partners consistently with allocations of other items which have substantial economic effect.

         To the extent partners are allocated nonrecourse deductions, the corresponding minimum gain is also in effect earmarked and each partner is allocated income or gain equal to his or her share of the net decrease in partnership minimum gain in future years. The Regulations are intended to assure that each partner is eventually taxed on his or her share of partnership minimum gain.

         The Regulations also address the treatment of deductions and distributions attributable to debt which is nonrecourse to the partnership but recourse to one or more partners. Such debt, which the Regulations term "partner nonrecourse debt," may involve, for example, a nonrecourse debt loaned to the partnership by a partner or by person related to a partner. The Regulations provide, in the case of partner nonrecourse debt, a set of rules comparable to those which apply to partnership minimum gain. Deductions and distributions corresponding to partner nonrecourse debt result in earmarked minimum gain, and net decreases in minimum gain attributable to partner nonrecourse debt trigger a minimum gain chargeback provision. Minimum gain attributable to partner nonrecourse debt is separate from partnership minimum gain, and an event which causes one to increase may cause the other to decrease. The Regulations are intended to ensure that losses and deductions attributable to partner nonrecourse debt, as well as the corresponding partner minimum gain, are allocated to the partner who bears the economic risk of loss with respect to the debt.

         In general, for purposes of the foregoing rules, the Notes will be treated as: (1) partnership Nonrecourse Debt when held by a person who is not a Limited Partner (or an affiliate or related person); and (2) partner nonrecourse debt, when held by a Limited Partner (or an affiliate or related person). thereof.


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         The Partnership Agreement contains a qualified income offset provision and minimum gain chargeback provisions, and allocates nonrecourse deductions and partner nonrecourse deductions in the manner prescribed in the Regulations. Furthermore, the Partnership Agreement requires that liquidating distributions be made in accordance with each Partner's Capital Account balance. In the opinion of Harris Beach & Wilcox, LLP it is more likely than not that the Partnership Agreement complies with the safe harbor provisions in the Regulations under Section 704(b) of the Code and that all material allocations thereunder will be respected. The Regulations are extremely complex and subject to varying interpretations. Thus, there can be no assurance that the IRS will not assert that the Partnership Agreement is not in compliance with the Regulations and that its allocations do not have substantial economic effect and are not in accordance with the Partners' interests in the Partnership.

         Depreciation

         The Code generally allows an owner of depreciable property to take depreciation deductions based on the entire cost of the property and any improvements to the property, even though the property and improvements are financed in part with borrowed money. For convenience of reference and to avoid confusion, the term "depreciation" as used throughout this Prospectus refers to the deductions allowable under the Modified Accelerated Cost Recovery System ("MACRS") established by Section 168 of the Code. A lessee of property is entitled to claim depreciation with respect to buildings constructed or other permanent improvements made by a lessee on leased property provided that the depreciable life of the improvements is equal to or shorter than the remaining term of the lease. The General Partner anticipates that, if the land upon which one or more of the Hotels is constructed is leased rather than purchased, the term of the lease will be at least equal to the depreciable life of the Hotel and other improvements made by the Partnership on the leased property.

         The Partnership intends to depreciate the costs of construction attributable to the Hotel building or buildings to be constructed (including professional fees and construction period interest attributable to the construction of the building) over a 39-year life using straight-line depreciation. Also to be included in the basis of a Hotel are any architectural and engineering fees attributable to the construction of the Hotel, the development fee, and the construction management fee paid or accrued with respect to the Hotel. The Partnership intends to depreciate the cost of certain land improvements made as part of the Hotels (including roadways, curbs, sidewalks and parking areas) over a 15-year period, and to depreciate the cost of furniture and fixtures to be used in the Hotels over a 7-year period.



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         Harris Beach & Wilcox, LLP is of the opinion that a Hotel building should qualify for 39-year straight-line depreciation, the land improvements in connection with the Hotel should qualify for 15-year straight-line depreciation, and the furniture and fixtures purchased for use in the Hotel should qualify for 7-year straight-line depreciation. Harris Beach & Wilcox, LLP expresses no opinion on any allocation of costs between or among the land, the Hotel buildings and other improvements since the issue is factual.

         At Risk Rules

         Section 465 of the Code precludes individual taxpayers and certain closely-held corporations from deducting losses from certain activities in excess of amounts "at risk" in the activity. The passive activity loss limitations (see "The Passive Loss Rules," above) are applied to a Limited Partner's share of Partnership losses for a taxable year only after determining that the Partnership losses in question satisfy the applicable "at risk" limitations.

         A Limited Partner will not be able to deduct taxable losses attributable to the Hotels (or to any improvements or other real property that the Partnership may subsequently acquire) in excess of that Partner's investment in the property (the amount "at risk"). Generally, a Partner's investment in real property will include the cash invested in the Partnership, amounts borrowed with respect to real property for which the Partner is personally liable, and the Partner's proportionate share of the Partnership's "qualified nonrecourse financing." Qualified nonrecourse financing includes a loan made by a bank or any other person actively and regularly engaged in the business of lending money which is secured by real property used in the activity, provided that no person is personally liable for repayment of the loan. The Notes generally will not constitute qualified nonrecourse financing. It is not presently known whether the Partnership will incur other debt to finance the cost of construction of one or more Hotels, nor are the possible terms of any such debt known at this time. Accordingly, it is not possible to predict whether any Partner's amount at risk with respect to the Hotels may be increased by a portion of the amount of financing of the Hotels which may be obtained.

         The IRS has issued proposed regulations which provide that the amount at risk for a Limited Partner who lends the Partnership money will be increased by the amount by which the Limited Partner's basis in the Partnership is increased under the tax basis rules of Section 752 of the Code. As described below, a Limited Partner's tax basis in his Unit generally will increase by the amount of the Notes held by such Partner. See "Tax Basis in Units" below. Accordingly, a Limited Partner's amount at risk generally will increase by the same amount.


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         The IRS has issued proposed regulations which provide that a partner's amount at risk is not increased by a recourse note payable to a partnership until the proceeds of the note are actually used in the partnership's business. Accordingly, the IRS may assert that a Limited Partner's obligation to pay a Partner Note will not increase his or her amount at risk until the Partnership uses the proceeds in its Hotel business. However, case law indicates that an obligation by a partner to make additional capital contributions to a partnership will increase the partner's amount at risk if the obligation is not contingent and illusory. Harris Beach & Wilcox, LLP is of the opinion that a obligation of a Limited Partner to pay a Partner Note is neither contingent nor illusory since the Partner Note must be satisfied with payments of principal no later than two years from the date that the Limited Partner is admitted as a Limited Partner or three year's from the Effective Date of the Registration Statement. See "INVESTMENT OBJECTIVES AND POLICIES - Business Development Plan."

         A taxpayer's amount at risk with respect to an activity is increased by net income from the activity and is reduced by deductions of net losses and by distributions from the Partnership. Losses not deductible because of the at-risk limitation may be carried forward to succeeding years. In addition, if a Partner has deducted net losses and his or her amount at risk is subsequently reduced to less than zero (e.g., by distributions of cash from the activity in excess of income), the Partner must "recapture" as income an amount equal to the lesser of the previously allowable losses or the amount by which the at-risk amount is negative.

         Harris Beach & Wilcox, LLP is of the opinion that a Limited Partner's amount at risk is the sum of: (1) the amount contributed by the Limited Partner to the Partnership; (2) the amount by which the tax basis of a Limited Partner's Unit is increased by reason of holding a Note; and (3) the principal amount of a Limited Partner's Partner Note.

         Interest

         Section 163 of the Code allows a deduction for all interest paid or accrued within a taxable year on indebtedness incurred in conducting a trade or business. Except for construction period interest, the Partnership intends to deduct all interest incurred by the Partnership in connection with the financing of the Hotels, including interest attributable to the Notes. Harris Beach & Wilcox, LLP is of the opinion that this interest cost should be deductible for Federal income tax purposes, subject to the passive loss limitation. See "The Passive Loss Rules" above.

         The 1986 Tax Act limits the deduction of interest expense on debt incurred by individuals for personal expenditures. Since the enactment of the 1986 Tax Act, the


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IRS has issued temporary regulations and three notices which deal with the treatment of debt incurred by a partnership to make distributions. Although the matter is not entirely clear, the Partnership may be required to separately state interest on the portion of the refinancing debt incurred to make distributions to the Partners. The Partnership will attempt to make elections necessary to minimize the amount of interest that must be separately stated. If interest is separately stated, Limited Partners will be required to identify how they spent distributions of refinancing proceeds when determining whether the interest is deductible. For example, if the proceeds of a distribution were spent by a Limited Partner on personal items, the interest incurred to make this distribution would be personal interest to that Partner. However, if the proceeds of a distribution were spent for investment activity, the interest will be deductible subject to the limitations on deduction of investment interest or to the applicable limitations on deductibility of passive losses.

         In addition, a Limited Partner may choose to finance the purchase of his or her interest in the Partnership. Harris Beach & Wilcox, LLP is of the opinion that interest paid by a Limited Partner on a loan incurred to purchase his or her interest in the Partnership should be deductible for federal income tax purposes, subject to the passive loss limitation (except for of certain home equity indebtedness). See "The Passive Loss Rules" above.

         Limited Partners purchasing 20 or more Units may execute a Partner Note reflecting the obligation to make future capital contributions to the Partnership. The Partner Notes are non-interest bearing. If a Partner Note is treated by the IRS as property given in exchange for a Unit, the imputed interest and original issue discount rules of Sections 483, 1274 or 7872 of the Code may apply. If Section 483 applies, a portion of each payment on a Partner Note will be treated as imputed interest and the remainder will be treated as imputed principal. If either Section 1274 or 7872 applies, the Partnership will recognize original issue discount income with respect to the Partner Notes. In general, original issue discount is the amount by which the principal amount of a debt obligation exceeds its issue price. The amounts of imputed interest and original issue discount with respect to the Partner Notes will be income of the Partnership. The Partnership Agreement provides that the total amount of any imputed interest and original issue discount be specially allocated to the Limited Partners issuing Partner Notes in accordance with the ratio that the imputed interest income and original issue discount attributable to each Partner's Partner Note bears to the total amount of imputed interest and original issue discount recognized by the Partnership and attributable to all Partners' Partner Notes. Accordingly, it is intended that any deduction to which a Limited Partner issuing a Partner Note is entitled that is attributable to imputed interest and original issue discount under a Partner Note be offset with a matching amount of imputed interest and original issue discount, subject


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to the applicable limitations on deductibility of passive losses. It is possible that, due to the passive loss rules, a Limited Partner issuing a Partner Note would be allocated imputed interest or original issue discount income that is treated as portfolio income which could not be offset by the Limited Partner's passive activity deduction attributable to imputed interest or original issue discount, and that the portfolio income could exceed any cash distributions to the Limited Partner in the Fiscal Period.

         Section 267(a)(2) of the Code provides that an accrual basis partnership, such as the Partnership, may not deduct amounts owed to a cash basis partner or an affiliate or related person thereof until actual payment is made. Accordingly, absent evidence that Notes are held by a non-partner or an unrelated party, the Partnership will not deduct interest on the Notes until actual payment is made.

         Volume and Timing Discounts

         The selling commissions payable to the Managing Dealer by purchasers of 30 or more Units will be reduced and the reduction credited to the purchaser (by reducing the Unit purchase price). The proceeds to the Partnership per Unit will not be affected by volume discounts. The per Unit discount is $10 for investors purchasing between 30 and 59 Units and $20 for investors purchasing 60 or more Units.

         The price of Units purchased on or prior to certain dates will be reduced. The per Unit reduction is $50 for investors that purchase Units on or before the First Closing, $40 for investors that purchase Units on or before March 31, 1996, $30 for investors that purchase Units on or before June 30, 1996, $20 for investors that purchase Units on or before September 30, 1996, and $10 for investors that purchase Units on or before December 31, 1996. The commissions payable to the Managing Dealer will be 8% of the net purchase price of the Unit after deducting the timing reduction. Thus, 92% of any reduction will reduce the proceeds payable to the Partnership.

         All investors will be deemed to have contributed the same amount per Unit to the Partnership for purposes of determining a Limited Partner's Pro Rata Share. Most tax allocations and distributions (including the Cumulative Return) are based on a Limited Partner's Pro Rata Share. If the Partnership is profitable, an investor qualifying for a volume or timing discount will receive a slightly higher return on his or her investment in the Partnership than investors who do not qualify for discounts. Investors receiving Units subject to volume or timing discounts will also be specially allocated taxable income in the amount of the timing or volume discounts in order to equalize the Capital Accounts of the investors on a per Unit basis. The special allocation will generally occur in the year the liquidation of the Partnership occurs or


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the year the partner's interest in the Partnership is redeemed, whichever occurs earlier. If the Partnership is not profitable, an investor qualifying for a volume or timing discount may receive slightly more losses than other investors. These losses would slightly reduce the amount of cash the investors receive at the liquidation of the Partnership.

         Tax Basis in Units

         A Limited Partner may not deduct losses from the Partnership in excess of the Partner's tax basis. The Limited Partner may carry forward any excess loss to such time, if any, as the Limited Partner's tax basis is sufficient to absorb the loss. Distributions to a Limited Partner by the Partnership will not be taxable to the Limited Partner except to the extent distributions exceed the Limited Partner's tax basis.

         The initial tax basis of a Limited Partner's Unit is the cash contributed to the Partnership plus the Partner's share of the liabilities of the Partnership. This share includes his or her share of any Partnership debts with respect to which no Partner bears the economic risk of loss (the "Partnership Nonrecourse Debt"). Under regulations recently issued by the IRS, a Partner's share of the Partnership Nonrecourse Debt generally equals that Partner's percentage interest in the Partnership's profits, as determined by taking into account all facts and circumstances relating to the economic arrangements between the Partners. The Regulations further provide that the Partnership Agreement may specify each Partner's interest in Partnership profits solely for purposes of determining the Partners' proportionate shares of the Nonrecourse Debt of the Partnership, and provides that such specification will be respected so long as it is reasonably consistent with allocations (that have substantial economic effect under the Section 704(b) Regulations) of some other significant item of partnership income or gain. In accordance with this Regulation, paragraph 3.04(e) of the Partnership Agreement provides that, solely for purposes of determining the Partners' proportionate shares of the Partnership Nonrecourse Debt, the Partners' interests in Partnership profits are as follows: 99 percent to the Limited Partners in accordance with each Limited Partner's Pro Rata Share and 1 percent to the General Partner.

         A Limited Partner's share of the liabilities of the Partnership also includes the portion of any Partnership debts for which the Limited Partner bears the economic risk of loss (the "Partner Nonrecourse Debt"). A Partner generally bears the economic risk of loss for a Partner Nonrecourse Debt to the extent that the Partner (or an affiliate or a person related to the Partner) makes a nonrecourse loan to the Partnership and the economic risk of loss is not borne by another Partner.



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         In general, for purposes of the foregoing rules, the Notes will be treated as: (1) Partnership Nonrecourse Debt when held by a person who is not a Limited Partner (or an affiliate or related person); and (2) Partner Noncourse Debt when held by a Limited Partner (or an affiliate or related person).

         A Limited Partner purchasing 20 or more Units will be entitled to increase the tax basis of his or her Units by principal paid on each Partner Note. However, part of the payments made to the Partnership with respect to a Partner Note may be treated by the IRS as imputed interest or original issue discount (with only the remainder treated as principal). See "Interest" above. In such an event, only the portion of the payment treated as imputed principal will increase the basis of a Limited Partner's Unit.

         Each year, a Limited Partner's tax basis in his Unit increases by his or her allocable share of the Partnership's taxable income for the year and decreases by his or her allocable share of the Partnership's taxable loss for, and any cash distributions during, the year. If a Limited Partner's tax basis in his or her Unit is reduced to zero, any cash distribution to the Partner (and any reduction in a Partner's share of Partnership liabilities) in excess of the Partner's share of the income of the Partnership for a year will be taxable to the Partner in the same manner as a sale of the Unit. See "Tax Treatment on Disposition of Units" below.

         Harris Beach & Wilcox, LLP is of the opinion that each Limited Partner should include in the tax basis of his or her Units the cash contributed to the Partnership in exchange for his or her Units, and, with respect to a Limited Partner purchasing 20 or more Units, payments of principal on a Partner Note. This amount would be increased by the Limited Partner's share (determined as described above) of any Partnership Nonrecourse Debt and Partner Nonrecourse Debt. Because it is not presently known what will be the amount of Notes acquired by holders, or whether the Partnership will incur debt in connection with the construction of the Hotels in addition to the Notes, or on what terms such debt might be incurred, it is impossible to determine whether a Partner's tax basis in his Unit may be increased by a portion of such debt. Each Limited Partner's actual basis is a factual matter as to which Harris Beach & Wilcox, LLP expresses no opinion.

         Tax Treatment of Sale of Partnership Property

         If the Partnership sells any or all of the Hotels or if one or more of the Hotels is destroyed by a casualty (and the insurance proceeds are not re-invested in a replacement property), the Partnership will realize gain or loss equal to the difference between the amount realized and the Partnership's tax basis in the Hotels sold or destroyed. The amount realized will include any indebtedness to which the Hotel is


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
subject. The foreclosure of a mortgage on one or more of the Hotels will also be treated as a sale, and the amount realized will be the amount of the indebtedness to which the Hotel is subject at the time of foreclosure.

         If the amount realized on the sale, casualty or foreclosure exceeds the Partnership's tax basis in the Hotel, the resulting gain will generally be treated as long-term capital gain under Section 1231 of the Code. If the amount realized on the sale, casualty or foreclosure is less than the Partnership's tax basis in the Hotel, the resulting loss will generally be deductible as a Section 1231 loss.

         The 1986 Tax Act repealed the capital gain deduction for all transactions occurring on or after January 1, 1987. Long-term capital gain is currently subject to a maximum 28 percent effective marginal rate. However, a substantial gain allocated to a Partner may result in the phase-out of certain exemptions and deductions which would increase the effective income tax rate on the Partner's ordinary income. Proposals are pending in the Congress to reinstate the capital gain deduction.

         Tax Treatment of Disposition of Units

         Section 5.04 of the Partnership Agreement places certain restrictions on the transfer of Limited Partnership Units. See "SUMMARY OF THE PARTNERSHIP AGREEMENT - Restrictions on Transfer of Units." Even if these restrictions are satisfied, the General Partners believe that it is unlikely that a market for the Units will develop. Gain or loss on a sale or exchange will be based on the difference between the amount realized (which would include the Partner's share of the debt of the Partnership determined in the manner described above under the heading "Tax Basis in Units") and the Limited Partner's tax basis in the Unit. Based upon present law, the resulting gain will be capital gain which would be taxed at the maximum 28 percent effective marginal rate. However, a substantial gain allocated to a Partner may result in the phase-out of certain exemptions and deductions which would increase the effective income tax rate on the Partner's ordinary income. Because of earlier cash distributions and deductions previously taken for interest and depreciation, it is possible that the tax imposed on the sale or exchange will exceed the cash proceeds realized.

         On the transfer of a Unit, the Partnership may, but is not obligated to, adjust the basis of its properties as provided in Section 754 of the Code. Once the Section 754 election is made, it will apply to all subsequent transfers of Units by sale, exchange or death, even if the effect of the election is to decrease the basis of Partnership property with respect to a transferee Limited Partner.



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         The Section 754 election requires the Partnership to adjust the basis of its property (with respect only to the transferee Partner) so that the transferee Partner's proportionate share of the adjusted basis of the Partnership property equals the basis of his Partnership interest. As a result, if a transferee acquires his interest at a cost greater than the transferor's share of the Partnership's basis in its property, and the Section 754 election is made, the transferee Partner will generally recognize less income (or more loss) on the sale of the Partnership property than if the election were not made. The transferee Partner may also be entitled to larger depreciation deductions each year than the Partner would be entitled to if the election were not made. On the other hand, if a transferee Partner acquires his interest at a cost less than the transferor's share of the Partnership's basis in the property, the transferee Partner will generally recognize more income or less loss on the sale of Partnership property than if the election were not made. Furthermore, the transferee Partner may be entitled to smaller depreciation deductions than he would be entitled to if the election were not made.

         AS A RESULT OF THE COMPLEXITIES AND ADDED EXPENSE OF THE TAX ACCOUNTING REQUIRED TO IMPLEMENT A SECTION 754 ELECTION, THE GENERAL PARTNER DOES NOT ANTICIPATE MAKING A 754 ELECTION. See the definition of "Income or Loss" in
Article I of the Partnership Agreement.

         Alternative Minimum Tax

         The Code contains an alternative minimum tax on individuals of up to 28% of alternative minimum taxable income ("AMTI") in excess of certain exemption amounts. This tax may reduce the benefit to a particular Limited Partner from an investment in the Partnership. The alternative minimum tax is payable to the extent that it exceeds the "regular" Federal income tax payable for that year. No credits other than the foreign tax credit may be applied against the alternative minimum tax.

         AMTI generally is computed by adding specified tax preference items to adjusted gross income and subtracting specified deductions. In determining adjusted gross income for AMTI purposes, a less beneficial, alternative method of depreciation must be used for certain property. Furniture and fixtures are depreciated for AMTI purposes using the 150% declining balance method switching to the straight-line method over the asset's class life. The Hotels must be depreciated using the straight line method over 40 years. Certain deductions permitted for regular tax purposes are not permitted in calculating AMTI. For example, state and local income tax and some other itemized deductions do not reduce a taxpayer's AMTI.

         The interaction of the alternative minimum tax rules with the passive activity loss rules is complex. The alternative minimum tax provisions require the application


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of the passive activity loss rules when determining AMTI, except that in determining the amount of income and losses for AMTI purposes, the minimum tax rules are applied. This required recomputation may, with respect to each activity: (1) decrease the amount of loss generated for AMTI purposes; (2) create income for AMTI purposes where there were losses for regular tax purposes; or (3) increase the amount of income for AMTI purposes. The General Partner anticipates that the interaction of the AMTI rules and the passive activity loss rules will not be significant if a Limited Partner uses any losses allocated to him or her from the Partnership only against future Partnership income.

         If a taxpayer pays alternative minimum tax, the excess of the tax over his or her regular tax liability (except to the extent attributable to exclusion preferences such as tax-exempt interest) may be carried forward as a credit against any subsequent-year regular tax in excess of minimum tax.

         The amount of alternative minimum tax imposed depends upon factors particular to each taxpayer and the extent, if any, to which this tax may adversely affect any Limited Partner cannot be predicted. Each prospective Limited Partner should consult his or her tax advisor to determine whether an investment in the Partnership might cause or increase his or her liability for alternative minimum tax. It should be noted that some states also impose a minimum tax on items of tax preference.

         Tax Treatment of Fees and Related Expenditures

         The Partnership will pay fees, commissions, and other items to the General Partner and others in connection with this offering. See "ESTIMATED USE OF PROCEEDS" and "COMPENSATION OF GENERAL PARTNER AND MANAGING DEALER."

         Section 707(a) of the Code provides that, if a partner engages in a transaction with a partnership other than in his capacity as a member of the partnership, the transaction is considered as occurring between the partnership and one who is not a partner. Section 707(c) of the Code permits a partnership to deduct payments to a partner for services or the use of capital to the extent the payments are made without regard to the income of the partnership and would be deductible if made to a non-partner.

         The Partnership will neither deduct nor amortize the Selling Commissions (up to $80 per Unit and $55 per $1,000 Note sold), Investor Relations Fee, any other expenditures connected with the issuing and marketing of interests in the Partnership (including the Organization and Offering Management Fee to Essex Partners (3.4% of


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
Gross Offering Proceeds)) or those portions of the legal fees for securities and tax advice and the accounting fees that are attributed to sale of partnership interests, because Section 709 of the Code prohibits a deduction for amounts paid in connection with the sale of partnership interests. However, the IRS may take the position that the amounts allocated to these services are unreasonably low and should be increased. If so, the portion of the total fees that is neither deductible nor amortizable would be increased.

         Section 709 of the Code allows the Partnership to amortize partnership organization expenses over a period no shorter than 60 months, beginning with the month in which the partnership begins business. The Partnership intends to amortize the costs and fees incurred in connection with the organization of the Partnership, a portion of the Organization and Offering Management Fee and portions of the legal fees for partnership organization.

         The cost of architectural and engineering services for the Hotels, the Development Fees ($160,000 per Hotel, increased by 5% of total construction, site development and furniture, fixtures and equipment costs in excess of $2.7 million, but not to exceed $325,000 per Hotel), the construction management fees and the legal fees related to the purchase of the Hotels will be added to the Partnership's cost basis in the Hotels and depreciated over a 39-year period. The Acquisition Fee ($110,000 per Hotel) will be added to the Partnership's basis in the land, or in any lease of the land, on which the Hotels are located, and thus will not be depreciated. The Partnership intends to amortize any refinancing fee paid to the General Partner for the refinancing of any debt attributable to a Hotel (1% of the gross proceeds of any refinancing) over the term of the refinanced debt.

         The Partnership intends to treat the property management fee payable to Essex Partners (4.5% of the gross operating revenues from each Hotel) and the Partnership Management Fee payable to Essex Partners (3/4 of 1% of the gross operating revenues from each Hotel) as ordinary business expenses in the year they are incurred. The Partnership intends to amortize the Franchise Fees over 15 years as required by Section 197 of the Code.

         Any sales fee paid to the General Partner (up to 3% of the gross sales price of each Hotel) will be added to the Partnership's basis in the Hotel sold. See "Tax Treatment of Sale of Partnership Property" above.

         The IRS could challenge the treatment of a Partnership expense on the grounds that the amount of an expense is unreasonable in relation to the value of the services performed. The IRS could similarly assert that a fee or other item should be


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
excluded from the depreciable base of the Hotels because it is unreasonable. If the deduction or amortization of part or all of any fee were disallowed, there could be an increase in the amount of taxable income or a decrease in the amount of taxable loss allocable to the Limited Partners.

         Harris Beach & Wilcox, LLP believes that the Partnership's proposed tax treatment of fees and related expenses is reasonable. However, it will express no opinion whether the amount indicated for each item is appropriate because that determination is factual.

         State and Local Taxes

         In addition to the Federal income tax consequences described above, prospective Limited Partners should consider potential state and local tax consequences of an investment in the Partnership. Some states may impose a tax on nonresident as well as resident Limited Partners based on their allocable shares of Partnership income derived from property located in those states. Partners may be subject to filing obligations and income, franchise, estate, inheritance or other taxes in the states and localities where the Hotels are situated, as well as in their own places of residence or domicile. EACH INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP IN HIS OR HER OWN STATE.

         Tax Treatment of Resident and Nonresident Alien Investors

         Units are not being offered, and it is not expected that Units will be sold, to nonresident aliens, but Units may be sold to resident aliens (i.e., United States residents who are not United States citizens). Resident alien individuals should consider the foreign tax consequences of an investment in Units, and the effect on those foreign tax consequences of a change in status from a resident to a nonresident alien.

         The U.S. income tax consequences of an investment in Units by a nonresident alien will vary depending upon the nonresident alien investor's particular circumstances. In any event, a nonresident alien who owns Units would be subject to U.S. income tax on his or her distributive share of Partnership income (subject to any applicable income tax treaty) and may in certain circumstances be subject to U.S. withholding tax on his or her share of Partnership income and distributions.




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         EACH RESIDENT ALIEN AND NONRESIDENT ALIEN INVESTOR IS URGED TO CONSULT
HIS OR HER OWN TAX ADVISOR REGARDING THE UNITED STATES AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN UNITS.

         Gift Taxes

         The transfer by gift of a Unit may be subject to Federal gift tax. If property is transferred by gift, the recipient of the gift receives a basis equal to the donor's basis in the property (if the fair market value of the property equals or exceeds its basis). If the basis of the property exceeds its fair market value, the recipient generally receives a basis equal to the donor's basis (except that the recipient receives a basis equal to the property's fair market value for purposes of determining loss).

         A Limited Partner will generally be entitled to a Federal income tax deduction in the case of a charitable gift of a Unit. The amount of the deduction will generally be the fair market value of the Unit at the time of the gift to charity.

         A gift of a Unit to a charitable organization will be treated as a bargain sale to the charity. Rev. Rul. 75-194, 1975-1 C.B. 80. The donor Limited Partner will be deemed to have received consideration in the amount of his share of Partnership liabilities. The Limited Partner's tax basis in the Unit for the purposes of determining gain on the bargain sale will be equal to his basis in the Unit multiplied by the ratio of the Limited Partner's portion of the Partnership's liabilities to the fair market value of his or her Unit.

         Harris Beach & Wilcox, LLP expresses no opinion as to the tax consequences of a charitable gift of a Partnership Unit because the tax consequences of a charitable gift will vary depending on the particular facts involved. INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS IN CONNECTION WITH MATTERS RELATING TO A CHARITABLE GIFT OF A UNIT.

         Estate Taxes

         The property of a decedent is valued at its fair market value on either the date of death or the alternate valuation date, whichever is applicable. The basis of estate assets is "stepped up" (or stepped down) to the fair market value of the assets, except to the extent the fair market value is attributable to an item of income in respect of a decedent. Items of income in respect of a decedent may include earned but undistributed ordinary income and certain unrealized capital gains on installment sales. Under the partnership provisions of the Code, the estate is permitted to include its share


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of partnership liabilities in the basis of its partnership interest. The fair market value of a Limited Partner's interest will be included in his or her gross estate for Federal estate tax purposes and will be subject to Federal estate tax, which tax must be paid by the Limited Partner's estate. In addition, some state estate taxes, which are not discussed in this Prospectus, may also be due and payable.

         If an estate or beneficiary holds a deceased Limited Partner's Unit, the estate or beneficiary will be required to report income or loss from the Partnership in the same manner as would the Limited Partner if he or she were still alive and holding the Unit. INVESTORS SHOULD CONSULT WITH THEIR ESTATE PLANNING ADVISORS IN CONNECTION WITH MATTERS RELATING TO THE EFFECT OF AN INVESTMENT IN THE PARTNERSHIP ON THEIR PERSONAL ESTATE PLANNING.

         Possible Changes in Law

         Future changes in the tax laws and their interpretation may have an adverse impact on the tax liabilities of Limited Partners. For example, if a Limited Partner is able to currently utilize passive losses generated by the Partnership and if marginal tax rates increase, the Limited Partners may suffer an adverse impact if the Partnership later generates taxable income.

         THE FOREGOING DISCUSSION OF THE MATERIAL TAX CONSEQUENCES AFFECTING THE PARTNERSHIP AND THE LIMITED PARTNERS IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, PARTICULARLY SINCE THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP ARE COMPLEX AND NOT THE SAME FOR ALL TAXPAYERS. ACCORDINGLY, PROSPECTIVE PURCHASERS OF UNITS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AND/OR PURCHASER REPRESENTATIVES WITH SPECIFIC REFERENCE TO THEIR OWN SITUATIONS AND RECENT OR POTENTIAL CHANGES IN THE TAX LAWS.


                  SPECIAL CONSIDERATIONS FOR TAX EXEMPT INVESTORS

UNRELATED BUSINESS INCOME TAX CONSIDERATIONS

         Tax exempt investors, including employee pension and profit sharing and Keogh plan trusts exempt from income tax under Section 401(a) of the Code and individual retirement accounts ("IRAs") exempt from income tax under Section 408

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of the Code, are subject to tax under Section 511 of the Code on their unrelated business taxable income ("UBTI") in excess of $1,000 per year. Trusts and IRAs are taxed at rates ordinarily applicable to trusts; other tax exempt investors are taxed at corporate rates.

         UBTI is defined in Section 512 of the Code to include income which is earned from the active conduct, by an otherwise tax exempt organization, of a trade or business which is unrelated to its exempt purpose. In the case of a tax exempt organization investing as a limited partner, the determination of whether the investment constitutes an unrelated trade or business is made at the partnership level. That is, to the extent the activities of the partnership would constitute an unrelated trade or business if carried on directly by the partner, the income and deductions of the partnership allocated to the partner will be items of unrelated business income to that partner.

         Certain types of income are specifically excluded from UBTI. The types of income excluded from UBTI include all interest, dividends, rental payments attributable to real property, and gain from the sale or other disposition of property (other than inventory). Payments for the use or occupancy of rooms and other space where services are also rendered to the occupant, such as for the use or occupancy of rooms in motels, motor courts and hotels, do not constitute rental payments attributable to real property. Since virtually all of the Partnership's operating income will be derived from rental payments received for the use of motel rooms, operating income of the Partnership is not expected to qualify for the exclusion from UBTI for rental payments attributable to real property. Therefore, the General Partner expects that a tax exempt entity owning Units will be subject to tax on income allocable to its interest in the Partnership.

         Section 512 of the Code, however, generally excludes interest income from the definition of unrelated business taxable income. Therefore, income derived by a tax exempt investor's ownership of Notes will not be treated as unrelated business taxable income, except to the extent it is attributable to debt-financed property (within the meaning of Section 514 of the Code). Similarly, gain from the sale of the Notes held by a tax exempt investor will not be treated as unrelated business taxable income, except to the extent it is attributable to debt-financed property or to the extent the tax exempt investor is a dealer.

         The tax on UBTI is imposed directly on and paid out of the assets of the plan or other tax exempt entity. If the gross unrelated business income does not exceed $1,000 per year, it is neither taxable nor reportable for federal income tax purposes.

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         Even though a portion of the income of a tax exempt entity is UBTI, income from other investments that is not UBTI will continue to be exempt from federal income tax. Thus, the receipt of UBTI generally will not affect the tax exempt status of Limited Partners which are tax exempt entities. For certain types of tax exempt entities, however, the receipt of any unrelated business income may have extremely adverse consequences. For example, if a charitable remainder annuity trust or a charitable remainder unitrust (as defined in Section 664 of the Code) receives UBTI during the year, all of its income from all sources in that year will be taxable. In addition to possible federal income taxation, any UBTI may be subject to state and local income taxation, which may differ in method of computation and amount from the federal tax.

         EMPLOYEE BENEFIT PLANS, IRAS AND OTHER TAX EXEMPT ORGANIZATIONS ARE STRONGLY URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE POSSIBLE APPLICATION OF UNRELATED BUSINESS INCOME TAX AND THE FILING AND REPORTING REQUIREMENTS THAT MAY APPLY TO THEM.

ERISA CONSIDERATIONS

         Fiduciaries of pension, profit-sharing, and stock bonus plans or other plans governed by the Employee Retirement Income Security Act of 1974 ("ERISA") are required by ERISA to consider: (a) whether the investment is permitted under the governing instrument for the plan and is an appropriate investment for the plan, based on examination of its overall investment portfolio; (b) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (c) whether the investment is prudent; (d) whether the investment is for the exclusive purpose of providing benefits to participants; and (e) whether the investment is made solely in the interests of the participants. Fiduciaries should be aware that ERISA requires that assets of a plan be revalued at least once each plan year, and that valuation of partnership interests may be difficult because of the lack of a resale market.

         Section 406 of ERISA and Section 4975 of the Code provide that the fiduciary of a plan governed by ERISA (including IRAs and Keogh plans) may not cause the plan to become involved in a "prohibited transaction." The fiduciary must ensure that the General Partner and its affiliates are not "parties in interest" with respect to the plan before investing in a partnership. This determination includes insuring that members of the family of persons acting in a fiduciary capacity with respect to the plan, as well as businesses and trusts associated with such fiduciaries, are not closely related by business or family ties to the General Partner or its affiliates.

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         A "prohibited transaction" includes a transaction in which a plan lends money to a "party in interest." A "party in interest" is broadly defined to include parties such as plan fiduciaries, plan beneficiaries, persons providing services to the plan, and businesses, affiliates and relatives of such parties.
A "prohibited transaction" could arise if an individual purchased Notes through his pension, profit-sharing or other plan when the individual also owned an equity interest in the Partnership. Additionally, if a plan purchased Notes when the plan fiduciary owned an interest in the Partnership, this purchase could also result in "prohibited transaction." Section 4975 of the Code imposes a tax on "prohibited transactions."

         Those persons proposing to purchase Units on behalf of plans governed by ERISA should also consider whether a purchase of one or more Units will cause the Partnership's assets to be deemed to be "plan assets" for purposes of the fiduciary responsibility and the prohibited transaction provisions of ERISA and the Code. Neither ERISA nor the Code defines "plan assets," however, the Department of Labor's regulations relating to the definition of "plan assets" require that the assets of certain pooled investment vehicles, including certain partnerships, be treated as "plan assets." If the assets of the Partnership were deemed to be "plan assets" of an employee benefit plan the General Partner (and any other entity with discretion over the Partnership's assets') is treated as a fiduciary of that employee benefit plan. This increases the risk that transactions involving the assets of the Partnership and "parties in interest" or "disqualified persons" with respect to such plans might be prohibited under
Section 406 of ERISA and Section 4975 of the Code. A "prohibited transaction" imposes personal liability upon fiduciaries of an ERISA plan, and results in the imposition of an excise tax under Section 4975 of the Code.

         The Partnership's assets will not be categorized as plan assets if the Partnership is a "real estate operating company," as that term is defined in the Department of Labor regulations. In order to constitute such an operating company, 50% of the Partnership's assets (except assets held in short-term investments pending long-term commitment) must be invested in real estate. This 50% requirement is tested at specific points in time on an annual basis. It is the General Partner's intent that this 50% requirement will be met within the time frames set out in the regulations, both for the initial determination of real estate operating company status and for subsequent annual determinations. The 50% requirement may not be satisfied at the time of the Partnership's initial investment in other than short-term investments pending long-term commitment. In addition to the 50% requirement, the Partnership must also satisfy a management requirement. During each annual determination period, the Partnership must, in the ordinary course of its business, engage directly in real estate management or development activities. The General Partner intends to satisfy this management requirement through its Management Agreement with the Partnership under which the

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General Partner will directly manage the Partnership's real estate. While the
General Partner intends to satisfy both the 50% requirement and the management requirement, subsequent developments could prevent the General Partner from doing so and could preclude characterization of the Partnership as a real estate operating company.

         If the Partnership fails to attain real estate operating company status, the Partnership's assets will escape plan asset characterization if the Partnership and the Units qualify for the "publicly offered security" exemption. An entity will qualify for this exemption if the security is: (i) part of a class of securities which are registered under the Securities Exchange Act of 1934, as amended, or sold as part of an offering pursuant to an effective registration statement so long as the securities are subsequently registered within the designated time frame; (ii) widely held; and (iii) freely transferable. Under the Department of Labor's regulations, a class of securities will be considered widely held if it is owned by 100 or more investors who are independent of the issuer and of each other. Although the determination of whether a class of securities is considered freely transferable is based on all of the facts and circumstances of the situation, the Department of Labor has indicated that so long as the minimum investment is $10,000 or less the existence of certain restrictions (similar to the restrictions on transfer in 5.04 of the Partnership Agreement) will not prevent a security from being considered freely transferable. The General Partner has represented that it is likely that there will be 100 or more independent investors and that it will use its best efforts to insure that there will be the requisite number of independent investors. Based on this representation, the other facts surrounding the situation and the assumption that there will be 100 or more independent investors, and if the Partnership registers under the Securities Act of 1934, as amended, Harris Beach & Wilcox, LLP is of the opinion that the Partnership would more likely than not meet the publicly offered security exemption.

         If the Partnership fails to attain real estate operating company status or to obtain 100 or more independent investors (or otherwise fails to qualify for the publicly offered security exemption), the Partnership could still qualify for exemption from plan asset characterization if the total investment by "benefit plan investors" is not "significant." Under the Department of Labor regulations, the total investment will be significant if at any time after the acquisition of equity interests in the Partnership, benefit plan investors own 25% or more of the value of any class of equity security. Because the availability of this exemption involves a factual question which cannot be determined at this time, this exemption cannot be relied upon to prevent plan asset status, although the General Partner represents that, if no other exemption is available, it will attempt to structure the sales of the Units to meet this exemption by limiting or delaying sales to benefit plan investors.



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         ALL FIDUCIARIES ARE ENCOURAGED TO CONSULT THEIR TAX AND LEGAL ADVISORS
FOR THE IRAS AND BENEFIT PLANS THEY REPRESENT TO INSURE THAT AN INVESTMENT IN THE PARTNERSHIP IS APPROPRIATE.

                             DESCRIPTION OF THE NOTES

         The Mortgage Notes will be issued under an Indenture, dated as of November 1, 1995, between the Partnership and Manufacturers and Traders Trust Company, as Trustee (the "Trustee"), and the Subordinated Notes will be issued under an Indenture dated as of November 1, 1995 between the Partnership and Manufacturers and Traders Trust Company, as Trustee (collectively, the "Indentures") the forms of which have been filed as exhibits to the Registration Statement. See "RISK FACTORS -- Conflicts of Interest." Initially, both the Subordinated Notes and the Mortgage Notes will be issued as unsecured obligations of the Partnership. When Property is acquired for construction of a Hotel without reliance upon External Financing, such property will be subject to a mortgage pursuant to the terms of a mortgage and security agreement (the "Fee Mortgage") if the property is purchased, or a leasehold mortgage and security agreement (the "Leasehold Mortgage") if the property is leased or subleased, the forms of which have been filed as exhibits to the Registration Statement. The Fee Mortgage and the Leasehold Mortgage are referred to collectively as the "Mortgages." After a property, which has been acquired, and a Hotel which has been constructed thereon, without reliance upon External Financing, becomes subject to the Mortgages, the Mortgage Notes will become secured obligations of the Partnership. The following summaries of certain provisions of the Notes, Indentures, and the Mortgages do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, Indentures, and the Mortgages, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Notes, Indentures, or the Mortgages are referred to, they are incorporated herein by reference.

MORTGAGE NOTES AND SUBORDINATED NOTES

         GENERAL

         The aggregate principal amount of the Mortgage Notes will be not more than $10,000,000. The Mortgage Notes will bear interest at a rate per annum (computed on the basis of a 360-day year and twelve 30-day months) to be established by the General Partner, accruing from the date that subscription proceeds are released to the Partnership from escrow ("Closing Date"). Interest will be payable monthly in arrears


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beginning on the first day of the second complete calendar month following the subscriber's Closing Date.

         The interest rate on the Mortgage Notes will be established by the General Partner prior to the issuance of Mortgage Notes and will be reflected in a supplement to this Prospectus. The rate, which will be between 9.5% and 10%, will be established based upon the level of long term interest rates, mortgage rates and other factors.

         The aggregate principal amount of the Subordinated Notes will be not more than $6,000,000. The Subordinated Notes will bear interest at the rate of 10.5% per annum (computed on the basis of a 360-day year and twelve 30-day months), accruing from the date that subscription proceeds are released to the Partnership from escrow on the Closing Date. Interest will be payable monthly in arrears beginning on the first day of the second complete calendar month following the subscriber's Closing Date.

         The principal amount of the Mortgage Notes and the Subordinated Notes will not be payable until maturity. The Notes mature on December 31, 2001 unless extended by the Partnership for up to one year thereafter. Written notice of any extension shall be mailed by the Partnership to the Trustee and each Holder at least 30 days before the scheduled maturity date. The Partnership is required to pay a fee of .5% of the principal amount of the Mortgaged Notes or the Subordinated Notes then outstanding to extend the maturity date to December 31, 2002.

         The Partnership intends to pay interest payable on the Notes from operating income, and to pay the principal amount of the Notes at maturity from proceeds realized on the sale or refinancing of the Hotels. Neither the Mortgage Notes nor the Subordinated Notes will be entitled to the benefit of any sinking or similar fund.

         Principal of, premium, if any, and interest on the Notes will be payable by the Trustee. Payments of interest will be mailed by the Trustee to the address of the Holder set forth in his or her Note or such other address as the Holder may in writing designate by notice to the Trustee at least 10 days before interest is due. If payment to the Trustee is overdue in excess of 15 days, a late charge of $.04 of each $1.00 overdue will be payable by the Partnership.

         REDEMPTION PROVISIONS

         The Notes are redeemable at the Partnership's option, in whole or in part, without payment of any premium or penalty, together with accrued interest to the redemption date.



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         Prior to the redemption date, the Partnership is required to deposit with the Trustee money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. Provided that notice of redemption has been given as provided in the Indentures and such deposit has been made, the Notes will cease to bear interest on and after the date fixed for redemption. Upon surrender of the Notes to the Trustee on or after the redemption date, the redemption price plus accrued interest to the redemption date will be payable to the Holder by the Trustee.

         If a partial redemption is made, the Trustee shall select the Notes to be redeemed so as to maintain the pro rata principal amount holdings of Holders of like Notes. Upon surrender of a Note that is redeemed in part only, the Partnership will issue to the Holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

         USE OF PROCEEDS FROM THE SALE OR REFINANCE OF HOTELS NOT DEVELOPED WITH EXTERNAL FINANCING.

         The Partnership shall have the right, prior to the maturity date of the Mortgage Notes (December 31, 2001 or December 31, 2002, in the event the maturity date is extended by the Partnership), to reinvest the net proceeds received from any sale or refinancing of any one or more of the Partnership's Hotels, other than those Hotels constructed or developed with funds from External Financing, in additional hotel properties, including the real property and improvements thereon, whether owned by the Partnership or third parties (the "Substitute Collateral"). In the event of such sale or refinancing, the Hotel sold or refinanced will be released from the lien of the Mortgage and the Substitute Collateral will become subject to the lien of the Mortgage, to the extent the Hotel property released secured such Mortgage. While the Partnership will segregate the net proceeds from a sale or refinancing until such time as Substitute Collateral has been identified, it does NOT intend to place such proceeds in escrow for the benefit of the holders of the Mortgage Notes. The Partnership's right to "recycle" the Mortgage Notes is available only once per each Hotel; provided, the Partnership identifies the Substitute Collateral within six months of the closing of the sale or refinancing transaction and reinvests the net proceeds from such sale or refinancing within twelve months from the date the Substitute Collateral has been identified by the Partnership. In the event that the Partnership subsequently sells or refinances the Substitute Collateral, the Partnership will pay to the Holders of Mortgage Notes, as a reduction in the principal balance of the Mortgage Notes, on a pro rata basis, proceeds received from such sale or refinance equal to the percentage of the proceeds of the Mortgage Notes allocable to the Substitute Collateral. See DESCRIPTION OF THE NOTES -- Security for the Notes." Therefore, in the event the Partnership determines that a Hotel represents 30% of the proceeds of the Mortgage Notes, the Hotel is sold


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
and Substitute Collateral is purchased with the proceeds of such sale, and the Substitute Collateral is sold, the Partnership will pay to each Holder of a Mortgage Note $300 (30% of $1,000) per Mortgage Note.

         SECURITY FOR THE NOTES

         Mortgage Notes. The Mortgage Notes will be issued as unsecured obligations of the Partnership until a site for construction of a Hotel is purchased, leased or subleased without reliance upon External Financing. The lien of the Mortgages securing the Mortgage Notes will not extend to Hotels constructed and developed using External Financing secured with first mortgage liens.

         While the Mortgage Notes will be secured by the Partnership's Hotels constructed and developed without reliance upon External Financing, when a site is acquired, the Partnership will determine, based on costs associated with a particular Hotel, what percentage of the proceeds of the Mortgage Notes is allocable to such real property and the improvements thereon. If a site is purchased and/or a Hotel is constructed thereon by the Partnership without reliance upon External Financing, the Mortgage Notes will be secured by a first mortgage against the site and the Hotel to be constructed thereon and a first lien on fixtures and personal property relating to the Hotel. If a site is leased or subleased by the Partnership without reliance upon External Financing, the Mortgage Notes will be secured by a mortgage covering the Partnership's interest as tenant under the lease or sublease, including the tenant's ownership rights in the building and fixtures during the term, and a first lien on personal property relating to the Hotel. The value of any Leasehold Mortgage will depend upon the terms of the underlying lease or sublease. The Partnership anticipates that the term of any lease or sublease to be negotiated with respect to a Hotel site generally would not be less than 50 years (except in the case of a lease or sublease with a satisfactory purchase option) and that mortgagee leasehold title insurance would be required. There can be no assurance, however, as to the terms of any lease or sublease to be negotiated by the General Partner. The Trustee will not negotiate or review any lease or sublease on behalf of the Holders of the Mortgage Notes. The Trustee will not be obligated to advance its own funds to pay rent or to cure any defaults by the Partnership or others, and the Partnership will not be required to establish any rent reserve or other fund which would be available for the Trustee to pay rent under a lease or sublease following a default. There can be no assurance that any site will be acquired by the Partnership or that the assets of the Partnership will provide adequate security for repayment of the obligations of the Partnership under the Mortgage Notes. See "RISK FACTORS -- Mortgages May be Set Aside in Bankruptcy," "-- Notes are Non-Recourse Obligations" and "-- Security for Notes may be Reduced or Eliminated if the Land is Leased or Subleased."


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         The Fee Mortgage would prohibit the Partnership from further mortgaging or encumbering the Hotels except for the permitted refinancing described above and Permitted Liens, which include (A) secondary mortgage financing provided that the ratio of (i) projected Partnership revenue from operations in excess of expenses for the next twelve months, as determined by the General Partner, to
(ii) combined debt service payments under the Mortgage Notes and the junior mortgage for the next twelve months, is at least 1.3 to 1, and (B) a junior mortgage retained by the seller of a Hotel site. The Trustee shall conclusively rely upon a certificate of the General Partner and will not make any investigation with respect to such projections and debt service payments. The Leasehold Mortgage would permit the Partnership to grant a junior mortgage to the lessor or sublessor of the Hotel site in connection with the lease of the site. See "RISK FACTORS -- Security for Notes may be Reduced or Eliminated if the Land is Leased or Subleased."

         In the event that the Partnership fails to pay taxes or insurance premiums when due with respect to any Hotel or amounts payable under the Mortgage Notes, the Trustee may (but shall have no obligation to) pay such charges. Advances by the Trustee and legal expenses incurred by the Trustee following an Event of Default are deemed secured by the Mortgages and are given a preference in payment over the Mortgage Notes, as provided in Section 6.10 of the Indenture covering the Mortgage Notes. Except during the continuance of an Event of Default, the Partnership will have full power and authority in respect of the Hotels for all purposes which are not inconsistent with the provisions of the Mortgages and the Indentures. The Mortgages will be held by the Trustee for the equal and ratable benefit of the Holders of the Mortgage Notes, without preference on account of the dates that Mortgage Notes are issued by the Partnership.

           Subordinated Notes; Subordination. The Subordinated Notes are general unsecured obligations of the Partnership limited to $6,000,000 principal amount. The Subordinated Notes will be subordinated in payment of principal and interest to all Senior Indebtedness. The term "Senior Indebtedness" is defined in the Indenture governing the Subordinated Notes to mean all indebtedness of the Partnership, whether outstanding on the date of the Indenture or thereafter created, which is evidenced by the Mortgage Notes or arises as a result of External Financing. There is no limitation or restriction in the Subordinated Notes or the Indenture governing the Subordinated Notes on the creation of Senior Indebtedness by the Partnership or on the amount of such Senior Indebtedness to which the Subordinated Notes may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to the Subordinated Notes)("Pari Passu Indebtedness").



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         Upon any distribution of assets of the Partnership in connection with any dissolution, winding up, liquidation or reorganization of the Partnership, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the Subordinated Notes are entitled to receive any payment upon the principal of or interest on the Subordinated Notes, and thereafter payments to Holders of Subordinated Notes will be pro rata with payments to holders of Pari Passu Indebtedness. In the absence of any such events, the Partnership is obligated to pay principal of and interest on the Subordinated Notes in accordance with their terms.

         NON-RECOURSE OBLIGATIONS

         The Notes are non-recourse obligations of the General Partner. Therefore, the General Partner is not liable to the Trustee or the Holder of any Note for repayment of any amounts payable under the Notes or the performance of any obligations set forth therein or in the Mortgages. The General Partner has agreed, however, to refund to Holders of Notes the face amount of their Notes without interest if for any reason the Partnership does not purchase, lease or sublease a site for construction of at least one Hotel (the "Initial Site") within 24 months from the initial effective date of the Registration Statement, and the Partnership is unable to refund such amount. After each site has been purchased, leased or subleased by the Partnership, the General Partner will execute and deliver the Guaranty of Completion to the Partnership with respect to the construction of the Hotel on such site. There can be no assurance, however, that the General Partner will have sufficient financial resources to pay for the cost of completion if adequate financing cannot be obtained or that the General Partner will have sufficient funds to make any refund required if the Partnership does not acquire the Initial Site. See "ESTIMATED USE OF PROCEEDS" and "RISK FACTORS - Absence of Financing Commitment" and "Limited Net Worth of the General Partner." Upon an Event of Default, any recovery by the Trustee or the Holders of the Notes will be limited to an action against the Partnership and, in the case of Holders of Subordinated Notes, an action against the General Partner for the Interest Guaranty, and in the case the case of Holders of Mortgage Notes, the remedies provided in the Mortgages. No deficiency judgment will be available against the General Partner in any foreclosure or, other than in an action for recovery of the Interest Guaranty, other actions.

         COVENANTS

         The Notes provide that the Partnership will not make any distribution to its Partners while the Notes are outstanding unless (i) no Event of Default (as defined in the Subordinated Notes, and in the Mortgages for purposes of the Mortgage Notes) has


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occurred and is continuing and (ii) the Partnership has established an adequate reserve to pay any amounts payable under the Notes during the month in which any such proposed distribution is to occur. The General Partner has the right to sell the Hotels to an affiliate without obtaining the consent of the Limited Partners or the Trustee, provided that the terms of such transaction are fully disclosed and competitive with those which could be obtained from a third party. In connection with such transaction, any Mortgage on such Hotel will remain as a first lien on the Hotel premises and, if the new owner assumes the Partnership's obligations under the Mortgage Notes and the Partnership is not in default under the Mortgage Notes, the Partnership will be discharged of its obligations under the Mortgages Notes.

         The Partnership has agreed to deliver audited financial statements to the Holders of the Notes within 150 days after the end of each fiscal year accompanied by a statement of the General Partner advising whether any Event of Default exists, or whether any event has occurred which would constitute an Event of Default with the giving of notice or lapse of time, or both, and, if so, the nature thereof, its period of existence and the action being taken by the Partnership to correct the situation.

         The Mortgages contain covenants of the Partnership relating to the Hotels, including covenants to maintain casualty insurance in an amount equal to the greater of the replacement value of the Hotels or the unpaid principal balance of the Mortgage Notes; to maintain and repair the Hotels and pay taxes and assessments thereon; not to remove, demolish or structurally alter any building or fixtures (except for obsolete or unfit building service equipment and furnishings) thereon without the prior written consent of the Trustee; and not to sell the Hotels or any interest therein.

         EVENTS OF DEFAULT

         Mortgage Notes. The Events of Default under the Mortgages include the following:

         (i) failure to pay the principal of any Mortgage Note when due, continued for 30 days;

         (ii) failure to pay any interest or premium on any Mortgage Note when due, continued for 30 days;

         (iii) failure to pay taxes or insurance premiums after notice and demand from the Trustee or deliver certain statements, receipts or other documents to the Trustee after demand from the Trustee, continued for 30 days;


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         (iv)     notice to the Partnership from the Trustee that the
                  Partnership has failed to keep, observe and perform any other representations, warranties, covenants, conditions or agreements contained in the Mortgages, the Indenture or the Mortgage Notes, continued for 30 days before notice or after notice without being cured;

         (v) notice to the Partnership from the Trustee of a default under any mortgage or other lien on or lease relating to any Hotel, continued for 30 days before notice or after notice without being cured;

         (vi) certain events in bankruptcy, insolvency or reorganization with respect to the Partnership; and

         (vii)    the occurrence of an Event of Default under the Subordinated
                  Notes.

         Subordinated Notes. The Events of Default under the Subordinated Notes include the following:

         (i) Failure to pay the principal of any Subordinated Note when due, continued for 30 days;

         (ii) Failure to pay any interest or premium on any Subordinated Note when due, continued for 30 days;

         (iii) certain events in bankruptcy, insolvency or reorganization with respect to the Partnership;

         (iv) notice to the Partnership from the Trustee that the Partnership has failed to keep, observe and perform its representations, warranties, covenants, conditions or agreements contained in the Indenture or the Subordinated Notes, continued for 30 days before notice or after notice without being cured; or

         (v)      the occurrence of an Event of Default under the Mortgage
                  Notes.

         Any default (other than one curable by the payment of money) under either the Mortgage Notes or the Subordinated Notes will not constitute an Event of Default and the period in which to cure such default may be extended beyond 30 days if the default may be cured and the Partnership has commenced to cure promptly within such 30-day period and, in the judgment of the Trustee, the delay in curing does not (i) result in the inability of the Partnership to meet its monetary obligations under the

Notes, or (ii) adversely affect the availability of any remedies available under the Indentures and, with respect to the Mortgage Notes, under the Mortgages.

         Subject to the provisions of the Indentures relating to the duties of the Trustee, upon the occurrence of an Event of Default, the Trustee shall provide Holders with notice of such default, to the extent known by the Trustee, within 90 days occurrence thereof. In case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Mortgages or the Indentures at the request or direction of the Holders, unless such Holders have offered to the Trustee satisfactory indemnity. After such indemnity has been provided, the Holders of a majority in principal amount of like Notes outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. If an Event of Default shall occur and be continuing, the Trustee may, and upon the written direction of the Holders of a majority in principal amount of like Notes outstanding and receipt of satisfactory indemnity shall, by written notice to the Partnership, accelerate the maturity of all Notes and enforce any available remedy under the Mortgages; provided, however, that the Holders of a majority in principal amount of like Notes outstanding may waive certain Events of Default. For information as to waiver of defaults, See "DESCRIPTION OF THE NOTES -- Modification and Waiver." If the Notes are not paid at maturity, interest will continue to accrue until the principal amount of the Notes is paid in full. In addition, if the principal payment due at maturity is overdue in excess of 15 days, a late charge will be incurred by the Partnership as described above. The late charge will be paid to the Trustee who will then distribute such amount to the Holders as provided in the Indentures.

         INDIVIDUAL ACTION BY HOLDER RESTRICTED

         No Holder of any Note will have any right to institute any proceeding with respect to the Indentures or, in the case of a Holder of a Mortgage Notes, with respect to any of the Mortgages or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least a majority in aggregate principal amount of like Notes outstanding shall have made written request, and offered indemnity as provided in the Indentures, to the Trustee to institute such proceeding, and the Trustee shall have failed to institute such proceeding within 60 days. In order to be entitled to proceed, such Holders must also be joined as parties in such proceeding. No one or more Holders shall have any right to enforce any right under the Indentures or, in the case of Holders of Mortgage Notes, the Mortgages, so as to prejudice the rights of another Holder of like Notes, or to enable such Holder or Holders to obtain a preference or priority over another Holder of like Notes, except Holders of Mortgage Notes have preference and priority over Holders of Subordinated Notes.

         MODIFICATION AND WAIVER

         Modifications and amendments of the Indentures, the Mortgages or the Notes may be made by the Partnership with the consent of the Holders of a majority in aggregate principal amount of like Notes outstanding; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected:

         (i) reduce the amount of Notes whose Holders must consent to an amendment, modification or waiver;

         (ii) reduce the rate of or extend the time for payment of interest on any Note;

         (iii) reduce the principal of or extend the stated time of payment of any Note;

         (iv) impose any condition with respect to the payment of the principal of or interest on any Note;

         (v)      reduce the redemption price of any Note; or

         (vi) with respect to Holders of Mortgage Notes, materially modify the security provided by any of the Mortgages, or permit the creation of any lien ranking prior to or on a party with the lien of the Mortgages, except as expressly permitted by the Mortgages.

         Holders of a majority in aggregate principal amount of like Notes outstanding may waive any past default under the Indentures, except a default in the payment of principal or interest.

         TRANSFER AND EXCHANGE

         The Indentures provide that a Holder may transfer or exchange Notes in accordance with the term of the Indentures. The Partnership may require a Holder, among other things, to furnish an opinion of counsel as to compliance with applicable state securities law requirements and appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the

Indentures. The Trustee is not required to transfer or exchange any Note selected for redemption. The registered Holder of a Note will be treated as its owner for all purposes. The Notes will not be registered on any securities exchange and it is expected that no public trading market for the Notes will develop. Accordingly, the Notes should be considered only as a long-term investment.

                       SUMMARY OF THE PARTNERSHIP AGREEMENT

         The Amended and Restated Limited Partnership Agreement (the "Partnership Agreement") is included in full as Exhibit A to this Prospectus. The Partnership Agreement will be executed on behalf of each subscriber for Units upon his or her admission to the Partnership by the General Partner acting pursuant to the power of attorney contained in the Subscription Agreement. The following is a brief summary of certain provisions of the Partnership Agreement. It is recommended that each prospective purchaser read the Partnership Agreement in its entirety. All capitalized terms used below shall have the meanings given to such terms in the Partnership Agreement.

PARTNERSHIP CAPITAL

         The General Partner shall make a contribution to the capital of the Partnership in an amount equal to 1/99 times the Capital Contributions of the Limited Partners, which amount shall be payable by the General Partner out of Distributions from the Partnership. The purchase price of $1,000 per Unit shall be payable in cash upon subscription, except that any Limited Partner acquiring 20 or more Units in this offering shall be permitted to pay one-half of the purchase price in cash upon subscription and the balance under a Partner Note. The minimum investment for Units is $5,000, $2,000 for IRAs, Keogh and qualified plans, in each case without taking into account any available timing discounts. Fractional Units may be issued for investments in excess of the minimum purchase requirement in the discretion of the General Partner.

         With respect to the General Partner's Capital Contribution, if prior to liquidation the Distributions made to the General Partner and refunded to the Partnership do not equal or exceed the Capital Contribution required, the General Partner shall be liable to the Partnership for the balance due. The obligation of the General Partner to make Capital Contributions shall not bear interest.

         No Partner will be entitled to interest on his or her Capital Contribution or his or her Capital Account. Except as otherwise provided in the Partnership Agreement, no Partner has the right to withdraw, or to receive any return of, his or her Capital

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Contribution. Neither the Partnership nor the General Partner shall have personal liability for any Distribution to, or for the return of the Capital Contribution of, any Limited Partner.

DISTRIBUTIONS

         Distributions shall be made to the Partners at such times and in such amounts as the General Partner shall determine after payment of fees and expenses, including fees owed to the General Partner and its affiliates pursuant to the Partnership Agreement. Distributions from operations will be made 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received an annual cumulative return through the date of the distribution (the "Cumulative Return") in an amount equal to 8% of the Limited Partner's original investment (reduced by any capital returned through Distributions from a Sale or Refinance of Hotels). The Cumulative Return begins to accrue for each Limited Partner from the date upon which he or she is admitted to the Partnership. In calculating the Cumulative Return, Limited Partners who receive timing and volume discounts are treated as if they paid $1,000 per Unit, even though their actual purchase price may have been less. See "THE OFFERING--Timing and Volume Discounts." The Cumulative Return will not, however, include any amounts owed under the Partner Notes. All investors will be deemed to have contributed the same amount per Unit to the Partnership for purposes of determining a Limited Partner's Pro Rata Share. Investors receiving Units subject to timing and volume discounts will be specially allocated taxable income in the amount of the timing and volume discounts in order to equalize the Capital Accounts of the investors on a per Unit basis, which allocation will generally occur in the year that the Partnership is liquidated. See "THE OFFERING -- Timing and Volume Discounts."

         If sufficient capital is raised, the Partnership intends to pay all or a portion of the Cumulative Return from the date of the First Closing to March 31, 1997 (the "Initial Distribution Period") to those persons who are Limited Partners during that period. The General Partner anticipates that payments of the Cumulative Return will commence on or about March 31, 1996. The initial cash distribution would be paid in quarterly installments. The source of the initial cash distribution will be offering proceeds. There can be no assurance that sufficient capital will be raised to pay any such distribution or that any further distribution will be paid.

         After the Cumulative Return due through the date of the distribution and any Cumulative Return due to Limited Partners for prior years has been paid, additional distributions from operations will be made 20% to the General Partner and 80% to the Limited Partners in accordance with each Limited Partner's Pro Rata Share.

Distributions from a Sale or Refinance of Hotels will be made 1% to the General Partner and 99% to the Limited Partners in accordance with each Limited Partner's Pro Rata Share until the Limited Partners have received Distributions from a Sale or Refinancing of Hotels equal to: (a) $1,000 per Unit held by the Limited Partners plus (b) any unpaid Cumulative Return through the date of distribution. Additional Distributions from a Sale or Refinance of Hotels will be made 20% to the General Partner and 80% to the Limited Partners in accordance with each Limited Partner's Pro Rata Share. See "COMPENSATION OF GENERAL PARTNER AND MANAGING DEALER -- Partnership Interest of the General Partner.

         All distributions made by March 15 of any year based upon cash on hand as of December 31 of the previous year will be deemed made as of such December 31.

         The price at which the Units are being offered to investors and the method of calculating the Cumulative Return have been determined arbitrarily. The offering price for the Units does not bear any relationship to the General Partner's contribution to the capital of the Partnership or the price at which a Unit might be resold.

ALLOCATIONS OF INCOME AND LOSS

         The rules governing allocations of income and loss among the Partners are set forth in Section 3.01 of the Partnership Agreement and are generally intended to reflect the Distribution rules described above and to comply with the Regulations. These rules are summarized in detail under "TAX CONSIDERATIONS -- Allocations of Income and Loss."

AUTHORITY OF THE GENERAL PARTNER

         Management of the Partnership and the Hotels will be the sole responsibility of the General Partner. It will have the authority to do all things which in its sole judgment, are necessary, proper or desirable to operate and manage the Partnership. The Limited Partners shall have no right or power to take part in the management of, or to bind, the Partnership, with the exception of certain voting rights referred to below in "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Meetings and Voting Rights of the Limited Partners." The General Partner will have authority in dealing with the Internal Revenue Service to take actions and enter into agreements that may be binding on the Partners.

THE NET WORTH OF THE GENERAL PARTNER

         The Partnership Agreement provides that the General Partner shall not declare dividends or make other payments to its shareholders if the dividends or payments would reduce its net worth below its current net worth, or any lesser amount which may subsequently be required by the IRS or by law for a corporation acting as sole general partner of a limited partnership to qualify the partnership for the benefits of taxation as a partnership and not as an association taxable as a corporation.

INDEMNIFICATION AND LIMITATION ON LIABILITY OF THE GENERAL PARTNER

         The Partnership Agreement provides that the General Partner and its affiliates will not be liable for loss or damage incurred by reason of certain acts or omissions and requires the Partnership to indemnify the General Partner and its affiliates under certain circumstances. See "CONFLICTS OF INTEREST."

LIABILITY OF PARTNERS TO THIRD PARTIES

         The General Partner will be liable for all recourse obligations of the Partnership to the extent not paid by the Partnership. The net worth of the General Partner is limited, however, and a significant portion thereof consists of assets which would be very difficult to convert into cash. The bankruptcy or insolvency of the General Partner is an event of withdrawal under the Partnership Agreement, which could result in a dissolution of the Partnership under the New York limited partnership law. See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Dissolution".

         The Partnership Agreement provides that no Limited Partner will be personally liable for the debts of the Partnership beyond the amount of his or her committed Capital Contribution and his or her share of the undistributed profits of the Partnership. Under New York law, a limited partnership may not make a distribution to a partner to the extent that, after giving effect to the distribution, the limited partnership would be insolvent. A Limited Partner who receives a distribution might be obligated to return the distribution to the Partnership if, at the time of such distribution, the Limited Partner knew that the Partnership would be insolvent after giving effect to the distribution. For the purposes of these rules, the Partnership will be deemed insolvent if, after giving effect to the distribution, all liabilities of the Partnership, other than non-recourse liabilities and liabilities to Partners on account of their Partnership interests, exceed the fair value of the assets of the Partnership other than that portion of the fair value of property that is subject to nonrecourse liability.



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         The Partnership is a New York limited partnership and the Partnership
Agreement, by its express terms, provides that it is to be governed by New York law. The Partnership Agreement grants the Limited Partners certain voting rights with respect to the removal of the General Partner, the amendment of the Partnership Agreement and other matters. Under New York law, the exercise of such voting rights will not cause the Limited Partners to be deemed to be taking part in the management or control of the Partnership's business. However, if a court in another state where the Partnership does business determined that the law of such state, rather than New York law, should apply, it is possible that such court might also conclude that the possession or exercise of the voting rights provided for in the Partnership Agreement would cause the Limited Partners to be liable as general partners.

MEETINGS AND VOTING RIGHTS OF THE LIMITED PARTNERS

         Meetings of the Limited Partners may be called at any time by a General Partner or by one or more Limited Partners who own more than 10% of the outstanding Units. Limited Partners can vote at any meeting and the Limited Partners can act without a meeting by written consent, provided that certain procedures and requirements are met.

         Limited Partners, with the affirmative vote of those who own more than 50% of the outstanding Units, without the concurrence of the General Partner, may take action on the following matters:

         (1) Amendment of the Partnership Agreement, except that any amendment which modifies the compensation or distributions to which a General Partner is entitled or enlarges the obligations or liabilities of a General Partner shall be effective as to such General Partner only with his or her prior written consent, and except that certain matters specified in Section 4.01(b) of the Partnership Agreement may be amended by the General Partner acting alone;

         (2) Removal of a General Partner and election of one or more replacement General Partners; and

         (3) Election of a new General Partner upon the removal, dissolution, withdrawal, bankruptcy or insolvency of a General Partner ("Event of Withdrawal"), provided there is a remaining General Partner.

         By Majority Vote, the Limited Partners may elect to continue the Partnership and elect a new General Partner upon the occurrence of an Event of Withdrawal with respect to the last remaining General Partner. The General Partner is required to obtain

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approval of the Limited Partners who own more than 50% of the outstanding Units in order to authorize any dissolution, merger or other reorganization of the Partnership. The General Partner is authorized, however, to sell or refinance any or all of the Hotels without obtaining the consent of any Limited Partners, and may sell all or substantially all of the assets of the Partnership to an Affiliated Person provided that the transaction is fully disclosed to all Limited Partners and on terms competitive with those which may be obtained from a non-affiliated person.

RESIGNATION OF GENERAL PARTNER

         The General Partner may not resign or withdraw as a general partner of the Partnership without the affirmative vote of Limited Partners who own more than 50% of the outstanding Units, which shall not be unreasonably withheld, and an opinion of counsel that resignation or withdrawal would not subject the Partnership to federal income taxation as a corporation and not a partnership.

ASSIGNMENT OF GENERAL PARTNER INTERESTS

         A General Partner may not transfer, assign, grant, convey or mortgage or otherwise encumber its interest as a General Partner in the Partnership.

REMOVAL OF GENERAL PARTNER

         A General Partner may be removed as such by a vote of a majority in interest of the Limited Partners. The Limited Partners may also by such vote elect a new General Partner or General Partners to replace any removed General Partner. Upon such removal, the Partnership may, in its discretion, either cause the removed General Partner to retain his interest in the Partnership as a Limited Partner (without commensurate voting rights) or it may terminate the General Partner's interest in the Partnership and pay to him the fair market value of such interest. The fair market value of a removed General Partner's interest in the Partnership will be determined by agreement of the Partnership and the removed General Partner or settled in accordance with the rules of the American Arbitration Association, if necessary.

RESTRICTIONS ON TRANSFER OF UNITS

         There are a number of restrictions on the transferability of Units, including, among others, the following: (i) an assignment may only be made effective on the first day of a fiscal quarter of the Partnership; (ii) a purported assignment of a fractional part of a Unit or less than 5 Units will not be permitted or recognized (except in cases of inheritance and family dissolution, and except for assignments of all of a Limited

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Partner's Units); (iii) no Units may be assigned if the proposed assignment would, in the opinion of counsel for the Partnership, result in the termination of the Partnership or a reclassification of the Partnership as an association taxable as an association for federal or state tax purposes; and (iv) no Units may be assigned unless, in the opinion of counsel for the Partnership, such proposed assignment would not result in the characterization of the Partnership as "publicly traded" under Section 7704 of the Code. Further restrictions on the assignment of Units are imposed under state securities laws upon the residents of such states, including the requirement of certain states that the suitability standards applied to initial purchasers of the Units be applied to assignees where the assignment involves residents of such states. In addition, the Franchise Agreements impose certain restrictions on the transfer of Units. See "INVESTMENT OBJECTIVES AND POLICIES - Franchise Agreements." It is not anticipated that a public market for the Units will develop.

DISSOLUTION

         The Partnership is to continue until December 31, 2035, but may be dissolved earlier as provided in the Partnership Agreement or by law. The Partnership Agreement provides that the withdrawal of a General Partner will dissolve the Partnership unless a remaining General Partner elects to continue the business of the Partnership, or, if there is no remaining General Partner, within a period of 90 days from the effective date of such withdrawal the Limited Partners by Majority Vote elect to continue the business of the Partnership and elect a new General Partner. The Partnership will also be dissolved upon the election by Majority Vote of the Limited Partners to do so, or upon the sale or other disposition of all or substantially all of the Partnership's interests in the Hotels. In the event that the Partnership is dissolved, its assets will be liquidated and the proceeds distributed first to pay the debts and liabilities of the Partnership and the expenses of liquidation, second to provide for contingent liabilities, third to the Partners in accordance with the first two rules for the allocation of proceeds of Distributions from a Sale or Refinance of Hotels, except to the extent that such a distribution would cause or increase a negative capital account balance for any Partner, and finally to the Partners in accordance with their respective capital account balances as required by the Regulations.

BOOKS AND RECORDS

         The General Partner is required to maintain full and accurate books and records for the Partnership. All of the Partnership's books and records are required to be maintained in the Partnership's principal office in Rochester, New York and all Limited Partners shall have the right to inspect and examine such books and records at all reasonable times and upon prior notice. A list of the names and addresses of and number of Units held by all Partners will be mailed to any Limited Partner within a reasonable period following the receipt by the General Partner of a written request therefor.

PARTNER'S INDEPENDENT ACTIVITIES

         The Partnership Agreement provides that each Partner may have other business interests and may engage in any other business, trade, profession, or employment whatsoever, on his own account or in partnership, or as an employee, officer, director, or stockholder of any other entity.

APPOINTMENT OF GENERAL PARTNER AS ATTORNEY-IN-FACT

         Each Limited Partner irrevocably constitutes and appoints the General Partner as his or her true and lawful attorney-in-fact, with full power and authority in such Partner's name, place and stead to make, execute, acknowledge and file any amendments to the certificate of limited partnership, the Partnership Agreement and any other certificate or document which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems advisable to file or execute, to reflect actions properly taken by the Partners and any continuation, dissolution or termination of the Partnership.

AMENDMENTS

         Except as provided in Sections 4.01(b) and 5.01(a) of the Partnership Agreement, the Partnership Agreement may be amended only with the affirmative written consent of the General Partner and the Majority Vote of the Limited Partners.

APPLICABLE LAW

         The Partnership was formed as a limited partnership under the laws of the State of New York on August 30, 1995. The Partnership Agreement provides that it is to be construed and enforced in accordance with the laws of the State of New York.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION

         The Partnership was formed on August 30, 1995 for the primary purpose of acquiring undeveloped land for the construction and operation of Hotels thereon. See "THE PARTNERSHIP'S BUSINESS." As of the date of this Prospectus, the Partnership's sole asset consists of $100 of cash contributed by Barbara J. Purvis, the original limited partner, which will be returned to her upon the First Closing. The Partnership has had no operating revenues, sales of assets or other significant activities since it was formed. As of the date of this Prospectus, the Partnership has not made any commitments which could impact its liquidity or capital resources. The Partnership will be incurring certain liabilities in connection with the formation of the Partnership and the offering. At August 30, 1995, the Partnership had no liabilities. See "EXHIBIT F -- Financial Statement of the Partnership."

         The General Partner has entered into purchase contracts for the purchase of the Specified Properties, which the General Partner has agreed to assign to the Partnership as soon as practicable after the First Closing. The aggregate purchase price of the Solon Property is estimated to be $588,240, plus estimated closing costs of $15,000, and the purchase price of the Warwick Property is $496,900 plus estimated closing costs of $20,000. The Partnership intends to build a Hampton Inn & Suites(sm) hotel on the Solon Property and a Homewood Suites(R) hotel on the Warwick Property. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties."

         The General Partner believes good investment opportunities exist in the extended stay and limited service segments of the lodging industry. The extended stay and limited service segments of the lodging industry have experienced significant growth in recent years as a greater number of business persons require lodging facilities to stay away from home for extended periods of time and as more business and leisure travelers seek to maximize value. The General Partner believes that the continued success of the lodging industry will depend upon, among other things, the continued demand for lodging facilities by both business and leisure travelers, which such demand is affected by general economic conditions, including, costs of labor and materials, unemployment, inflation and interest rates. In addition to, but directly affected by, economic trends, is the availability of financing on favorable terms for the construction and operation of hotels. In recent years a limited number of institutional lenders have been more willing to provide financing for hotel construction and operations, and Franchisors or their affiliates have established financing programs for construction and operation of the Franchisors' particular hotels.

         In addition to these industry considerations, the success of the Partnership's Hotels will depend upon the hotel franchises developed and operated by the Partnership, as well as the location of the Hotels. See "THE PARTNERSHIP'S BUSINESS." The Partnership intends to finance the cost of acquiring undeveloped properties and constructing and operating Hotels thereon through a combination of offering proceeds and institutional financing, including financing from Franchisors or their affiliates. As of the date of this Prospectus, the Partnership has not obtained any commitments and the Partnership has made no material commitments for capital expenditures.

         The rules governing allocations of income and loss, and distributions of cash, among the Partners are summarized in detail under "TAX CONSIDERATIONS -- Allocations of Income and Loss." In general, operating cash is distributed 99% to the Limited Partners and 1% to the General Partner until the Limited Partners receive their aggregate Cumulative Return. Thereafter, operating cash is distributed 80% to the Limited Partners and 20% to the General Partner. Distributions from a Sale or Refinance of Hotels are paid 99% to the Limited Partners until they have received a return of their capital investment ($1,000 per Unit) plus their Cumulative Return and 1% to the General Partner. Thereafter 80% of Distributions from a Sale or Refinance of Hotels are paid to the Limited Partners and 20% to the General Partner. Operating income is first allocated 99% to the Limited Partners and 1% to the General Partner in the amounts, and in the relative proportions, necessary to reverse any operating loss allocations. Thereafter, operating income is allocated 99% to the Limited Partners and 1% to the General Partner until the cumulative amount allocated to the Limited Partners equals the cumulative amount distributed, or accrued but not yet distributed, to the Limited Partners as their respective Cumulative Returns. Any remaining income from operations is allocated 80% to the Limited Partners in accordance with each Limited Partner's Pro Rata Share and 20% to the General Partner.

         Taxable income on the sale of any or all of the Hotels (including income from the sale of hotel properties of Essex Glenmaura) is allocated 99% to the Limited Partners until each Limited Partner has been allocated income in an amount equal to his or her pro rata share of the nondeductible Syndication Expenses and Sales Commissions. Thereafter income on the sale of any or all the Hotels (including income from the sale of hotel properties of Essex Glenmaura) is allocated in the same manner as operating income.

         Losses from Partnership operations is first allocated 80% to the Limited Partners and 20% to the General Partner in the amounts, and in the relative proportions, necessary to offset all income which was allocated 80% to the Limited Partners. Thereafter operating losses are allocated 99% to the Limited Partners and 1% to the General Partner. Loss on the sale of any or all of the Hotels (including loss on the sale of hotel properties of Essex Glenmaura) is first allocated in the same manner as losses from Partnership operations, except that allocations on the sale of Hotels (including loss on the sale of hotel properties of Essex Glenmaura) will be made prior to allocations of income from operations. All other losses are allocated 99% to the

Limited Partners and 1% to the General Partner in proportion to the Partners' respective capital contributions (taking into account for this purpose the face amount of any Partner Note).

                                  THE OFFERING

SUBSCRIPTION

         The Notes and Units are being offered to qualified investors through the Managing Dealer, an affiliate of the General Partner and a member of the NASD. The Minimum Offering Amount is such combination of Notes and Units as represent aggregate Gross Offering Proceeds of at least $1,980,000 in cash and the Maximum Offering Amount is such combination of Notes and Units as represent aggregate Gross Offering Proceeds of $21,000,000. The Managing Dealer is not required to purchase any unsold Notes or Units. The purchase price is $1,000 per Unit, subject to the timing and volume discounts described below. The minimum initial purchase is $5,000, except that the minimum initial purchase is $2,000 for IRAs, Keoghs and qualified plans, in each case without taking into account any available timing discounts. Upon satisfying the applicable minimum investment requirement, investors may increase their investment in Units or Notes in increments of $1,000. Fractional Units may be issued for investments in excess of the minimum purchase requirement in the discretion of the General Partner. The Managing Dealer may, but is not obligated to, enlist the services of Soliciting Dealers to assist in the sale of the Notes and Units. The Managing Dealer and the Soliciting Dealers are not obligated to obtain any subscriptions, and there is no assurance that any Notes or Units will be sold. See "THE OFFERING -- Plan of Distribution" below.

         The Power of Attorney contained in the Subscription Agreement authorizes the General Partner to sign on behalf of the subscriber the Partnership Agreement in substantially the form attached as Exhibit A. Therefore, by executing the Subscription Agreement, the subscriber is agreeing to all the terms of the Partnership Agreement.

         To subscribe to purchase Notes or Units, a subscriber must transmit the following to the Managing Dealer prior to the termination of the offering:

         (a) a check or money order payable to "M&T Bank as Escrow Agent for Essex Hospitality Associates IV L.P." in the amount of (i) $1,000 per Unit subscribed, less any applicable discounts (except that one-half of the purchase price may be paid by the execution and delivery of a Partner Note in connection with the purchase of 20 or more Units), and (ii) the principal amount of any Note subscribed (in increments of $1,000); and

         (b) an executed and completed Subscription Agreement in the form included as Exhibit C hereto.

         NO SUBSCRIPTION AGREEMENT SIGNED BY A BROKER-DEALER ON BEHALF OF A SUBSCRIBER WILL BE ACCEPTED.

         All subscription moneys received from investors will be deposited in the Escrow Account until such time as subscriptions for the Minimum Offering Amount are accepted. A subscriber shall have no right to withdraw his or her subscription during the period in which subscription proceeds are held in the Escrow Account. The Escrow Agent shall invest the subscription proceeds in bank money market accounts. There can be no assurance with respect to the amount of interest, if any, that may be earned by any such investment. The Escrow Agent shall draw its fees and expenses against any interest earned on the subscription proceeds. As of the date of this Prospectus, interest will accrue on funds in the Escrow Account at a rate of 2.5% per annum. The General Partner has agreed to reimburse the Escrow Agent for such fees and expenses to the extent that such interest is insufficient to pay them. The subscription proceeds will be released to the Partnership at the First Closing. Except with respect to any rejected subscription, any interest earned on the subscription proceeds (calculated as described below) will not be released to the Partnership until the Offering Termination Date. The Partnership will promptly distribute any such interest (after reduction for the fees and expenses of the Escrow Agent) to the Holders of Notes and Limited Partners on the basis of the respective amounts of their cash subscriptions and the numbers of days during the period that such amounts were on deposit, commencing from the date the subscriber's proceeds were deposited in the Escrow Account.

         The General Partner will promptly notify in writing each subscriber whose subscription is accepted or rejected. The General Partner will accept or reject each subscription for Units within four business days after its receipt by the Partnership. The General Partner will accept or reject each subscription for Notes within four business days after its receipt by the Partnership or such later time as the General Partner has accepted sufficient subscriptions for Units to satisfy the minimum equity requirements of the offering. Subscriptions will be rejected for failure to conform to the suitability requirements of the offering, insufficient documentation, over-subscription of the offering or such other reasons as the General Partner may in its sole discretion determine to be in the best interests of the Partnership. Subscriptions will be irrevocable until the Offering Termination Date. If a subscription is rejected at any time by the General Partner, the funds of such subscriber deposited in the Escrow Account will be promptly refunded to him or her, together with interest, if any, earned

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thereon to the date of rejection (calculated as described above and after reduction for a pro rata portion of the fees and expenses of the Escrow Agent).

         In the event that the General Partner has not accepted subscriptions for the Minimum Offering Amount on or before the Specified Minimum Date, all subscription proceeds deposited in the Escrow Account will be promptly refunded to the subscribers, together with interest, if any, earned thereon (after reduction for the fees and expenses of the Escrow Agent as described above). If subscriptions for the Minimum Offering Amount are accepted within such time period and a closing has occurred, all subscription proceeds then held in the Escrow Account will be released to the Partnership for use as described herein and the offering will continue until twenty-four months from the date of this Prospectus unless all Notes and Units are sold or the General Partner, for any reason, elects to terminate the offering at an earlier date.

         The First Closing, at which subscribers whose subscriptions have been accepted by the General Partner will be issued Notes or admitted as Limited Partners of the Partnership, may be held at any time after the Minimum Offering Amount has been subscribed. Thereafter, if additional Notes or Units are subscribed, additional Notes may be issued and additional Limited Partners may be admitted from time to time until the Offering Termination Date. A Note will be issued to the Holder and a Limited Partner will be recognized as such not later than 15 days after an interim or final closing of the offering. The General Partner and its affiliates may purchase such combination of Notes and Units in the offering as represent gross offering proceeds of up to $1,000,000 in the aggregate. Up to $200,000 of such purchases may be counted in determining whether the Minimum Offering Amount has been achieved. Any such purchases will be made for investment purposes only and not with a view toward immediate resale.

         Units will be non-assessable. Accordingly, once a subscription has been paid in full, there is no obligation to make additional contributions to the Partnership's capital.

PLAN OF DISTRIBUTION

         The Managing Dealer has agreed to offer the Notes and Units to qualified investors. Subject to the volume discounts described below, the Managing Dealer will receive as compensation selling commissions equal to 5.5% of the principal amount of each Note sold and up to 8% of the price of each Unit sold. The Partnership will also pay to the Managing Dealer an Investor Relations Fee equal to .25% of Gross Offering Proceeds from the sale of Units and Notes. The Investor Relations Fee is payable annually from operating revenues, beginning December 31, 1998 and will continue for the next three calendar years thereafter, but only if and to the extent that total Dealer Compensation does not exceed 10% of Gross Offering Proceeds and total Organization and Offering Expenses do not exceed 15% of Gross Offering Proceeds. Payment of the Investor Relations Fee will be deferred until the Cumulative Return has been paid. In the event such deferral continues through December 31, 2004, the Investor Relations Fee shall be deemed waived and permanently extinguished. See "COMPENSATION OF THE GENERAL PARTNER AND MANAGING DEALER." The Managing Dealer is not obligated to purchase any unsold Notes or Units. To the extent that the Managing Dealer uses the services of Soliciting Dealers, the commissions on Notes and Units sold will be paid by the Managing Dealer from its selling commissions. In addition to the payment of selling commissions, the General Partner may, in its sole discretion, reallow from its Organization and Offering Management Fee an amount equal to up to 1% of the gross proceeds of the offering to the Managing Dealer and Soliciting Dealers.

         The Partnership has agreed to indemnify the Managing Dealer and Soliciting Dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "FIDUCIARY RESPONSIBILITY OF ThE GENERAL PARTNER."

TIMING AND VOLUME DISCOUNTS

         Timing Discount

         The purchase price payable per Unit will be reduced by an amount equal to a percentage of the Unit purchase price depending upon when the Units are purchased. The proceeds to the Partnership per Unit will be reduced by an amount equal to the reduction in price credited to such purchaser's purchase price. The following table sets forth the timing discounts which will be applied to a purchaser's entire purchase:

Time                                          Purchase       Commissions      Proceeds to
 of                                           Price Per      Payable to       the Partnership
Purchase                                      Unit to        Managing         Unit, Net Per
                                              Investors      Dealer by        of Selling
                                                             Partnership      Commissions
First Closing (5% of Unit Purchase Price)      $950           $76.00           $874.00
March 31, 1996 (4% of Unit Purchase Price)     $960           $76.80           $883.20
June 30, 1996 (3% of Unit Purchase Price)      $970           $77.60           $892.40
September 30, 1996 (2% of Unit Purchase Price) $980           $78.40           $901.60
December 31, 1996 (1% of Unit Purchase Price)  $990           $79.20           $910.80

         Volume Discounts

         In connection with sales of 30 or more Units to a "purchaser" (as defined below), the selling commissions payable to the Managing Dealer by a purchaser will be reduced and such reduction will be credited to the purchaser by reducing the Unit purchase price payable by such purchaser to the Partnership. The proceeds to the Partnership per Unit will not be affected by the volume discounts because, although the purchase price is lower, the selling commissions payable are also proportionately reduced. The following table sets forth the volume discounts which will be applied to a purchaser's entire purchase:

Number                     Purchase         Commissions       Proceeds to the
of                         Price Per        Payable to        Partnership Per
Units                      Unit to          Managing          Unit, Net
Purchased                  Investors        Dealer by         of Selling
                                            Partnership       Commissions
1-29                       $1,000                 $80              $920
30-59                      $  990                 $70              $920
60 Units and Over          $  980                 $60              $920

         Subscriptions may be combined for the purpose of determining the volume discounts in the case of subscriptions made by any "purchaser" as that term is defined below. Any request to combine more than one subscription must be made in writing on a form to be supplied by the Managing Dealer, and must set forth the basis for such request. The Partnership may require that all of the Units which may be counted toward achieving the level of purchases necessary to obtain a volume discount be subscribed for and purchased at the same closing of the offering. Any such request will be subject to verification by the Managing Dealer that all of such subscriptions were made by a single "purchaser" as defined below.

         For the purposes of such volume discounts, "purchaser" includes: (i) an individual, his or her spouse and their children under the age of 21, who purchases the Units for his or her or their own accounts and all IRA, Keogh and qualified plans or trusts established by each such individual; (ii) a corporation, partnership or trust which has been in existence for at least six months before purchasing the Units and was formed for a purpose other than to purchase the Units at a discount; and (iii) such other investors as the General Partner determines to be sufficiently related so as to constitute a "purchaser."

         Notwithstanding the timing and volume discounts, all investors will be deemed to have contributed the same amount per Unit to the Partnership for purposes of determining a Limited Partner's Pro Rata Share. Most tax allocations and distributions (including the Cumulative Return) are based on a Limited Partner's Pro Rata Share. If the Partnership is profitable, an investor qualifying for a timing or volume discount therefore will receive a slightly higher return on his or her investment in the Partnership than other investors who do not qualify for such discounts. Investors receiving Units subject to timing or volume discounts will also be specially allocated taxable income in the amount of the volume discounts in order to equalize the Capital Accounts of the investors on a per Unit basis, which special allocation will generally occur in the year the liquidation of the Partnership occurs or the year the partner's interest in the Partnership is redeemed, whichever occurs earlier. If the Partnership is not profitable, an investor qualifying for a volume discount may receive slightly more losses than other investors, which losses would slightly reduce the amount of cash such investors receive at the liquidation of the Partnership compared to other investors.

         An investor may qualify for both timing and volume discount. As a result, the price per Unit payable by an investor may be as low as $931 per Unit.

SUPPLEMENTAL SALES LITERATURE

         An offer to sell the Notes or Units may be made only by means of this Prospectus. However, the Partnership may utilize certain sales materials in connection with the offering of the Notes or Units in addition to and apart from this Prospectus. In certain jurisdictions such sales material may not be available. This material may include a brochure, question-and-answer booklet, a speech and slide presentation for public seminars, invitations to seminars, news articles and public advertisements.

         The Partnership will use only sales material which has been approved by such appropriate regulatory bodies as may be required. The information contained in such sales material shall not conflict with any of the information contained in this Prospectus or the registration statement of which this Prospectus is a part, or as incorporated by reference in this Prospectus or said registration statement.

                                     REPORTS

REPORTS TO LIMITED PARTNERS

         Within 75 days after the close of each fiscal year of the Partnership, the General Partner will deliver to each Limited Partner the information necessary for the preparation of the Partner's federal income tax return and state income tax returns (state income tax information will be provided for New York and states in which the Hotels are located). Within 150 days after the end of each fiscal year, the General Partner will deliver to each Limited Partner an annual report which will include financial statements of the Partnership audited by independent certified public accountants on an accrual basis in accordance with generally accepted accounting principles. The financial statements will include a balance sheet and statements of income, Partners' equity, and cash flow. The annual report for each year will report on the Partnership's activities for that year and identify the source of Partnership distributions.

         The General Partner will also prepare and deliver to Limited Partners, at least semi-annually, a report on the operation of the Hotels.

REPORTS TO HOLDERS OF NOTES

         Within 150 days after the close of each fiscal year of the Partnership, the Partnership will deliver to each Holder of audited financial statements of the Partnership accompanied by a statement of the General Partner advising whether any Event of Default under the Notes exists, or whether any event has occurred which would constitute an Event of Default with the giving of notice or the lapse of time, or both, and, if so, the nature thereof, its period of existence and the action being taken by the Partnership to correct the Event of Default.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Notes and Units offered hereby, including the tax consequences of the Notes and Units, will be passed upon for the Partnership by Harris Beach & Wilcox, LLP, as counsel to the Partnership and the General Partner. Harris Beach & Wilcox, LLP may represent the General Partner and certain of its affiliates on matters unrelated to this offering, and may in the future represent the General Partner and its affiliates on various other matters. Partners of Harris Beach & Wilcox, LLP may purchase Units and Notes.

                                     EXPERTS

         The balance sheet of Essex Hospitality Associates IV L.P. as of August 31, 1995 and the financial statements of Essex Partners Inc. as of and for the years ended December 31, 1994 and 1993 included herein have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The balance sheet of Essex Glenmaura L.P. as of August 30, 1995 has been included herein in reliance upon the report of Coopers & Lybrand, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                    GLOSSARY

         ACQUISITION EXPENSES. Expenses (including but not limited to legal fees and expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on properties not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses) related to the selection and acquisition, lease, or sublease of a property whether or not the property is actually acquired by the Partnership.

         ACQUISITION FEES. Fees payable by the Partnership to the General Partner in the amount of $110,000 per Hotel site that is acquired by the Partnership.

         AFFILIATED PERSON. The General Partner and any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the General Partner. The term "control" (including the terms "controlled by" and "under common control with") includes the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         CAPITAL CONTRIBUTION. The money (including principal payments on Partner Notes but not the principal amount of the Partner Notes) and the fair market value of property contributed by a Partner (with value of property determined by the contributing Partner and the General Partner) in accordance with Section 2.06 of the Partnership Agreement.

         CLOSING DATE. Any date upon which an investor's subscription is accepted and his or her subscription proceeds are released from the Escrow Account.

         CODE. The Internal Revenue Code of 1986.

         CUMULATIVE RETURN. A Distribution to the Limited Partners on a Pro Rata basis, commencing for each Limited Partner on the date the Partner is admitted to the Partnership, in an annual amount equal to 8% of the Capital Contribution of each Limited Partner (less any Distributions made pursuant to Section 2.08 or subparagraph 3.05(b)(i) of the Partnership Agreement), calculated without regard to any discounts described in the Prospectus. The Cumulative Return shall be pro-rated for the years in which a closing of the offering of the Units occurs and which a sale or refinancing of any or all of the Hotels occurs.

         DEALER COMPENSATION. The total amount of Sales Commissions, selling commissions, investor relations fees and any other fees and reimbursements paid to the Manager Dealer and Soliciting Dealers in connection with the offering of Notes and Units, however designated.

         DEVELOPMENT FEE. A fee payable by the Partnership to the General Partner in the amount of $160,000 per Hotel that is developed by the Partnership, increased by 5% of total construction, site development and furniture, fixtures and equipment costs in excess of $2.7 million, but not to exceed $325,000 per Hotel. The Development Fee for each Hotel shall be payable 15% per month, beginning with the month in which the General Partner formally solicits bids for construction of a Hotel and continuing for a term not to exceed six months. The unpaid balance shall be paid upon the obtaining of a certificate of occupancy for the Hotel.

         DISTRIBUTION. Any transfer of money or other property to a Partner, in the Partner's capacity as a Partner, from the Partnership. The term "Distribution" shall not include fees paid to the General Partner or to other Affiliated Persons pursuant to Article IV of the Partnership Agreement. Property is to be valued at its fair market value on the date of transfer.

         DISTRIBUTIONS FROM A SALE OR REFINANCE OF HOTELS. Distributions to Partners from a sale or refinance of any or all of the Hotels, or the distribution of proceeds received from a sale or refinance of properties of Essex Glenmaura.

         ERISA.  Employee Retirement Income Security Act of 1974.

         ESCROW ACCOUNT. The interest-bearing account established by the Partnership with the Escrow Agent for the purpose of depositing initial proceeds from the sale of Units and Notes as described in paragraph 2.06(c) of the Partnership Agreement.

         ESCROW AGENT. Manufacturers and Traders Trust Company, Buffalo, New York, or another bank, which is not an Affiliated Person, selected by the General Partner.

         ESSEX GLENMAURA. Essex Glenmaura L.P., a New York limited partnership, an Affiliated Person, which is developing a Courtyard by Marriott(R) hotel near Scranton, Pennsylvania.

         ESSEX. Essex Investment Group, Inc., a New York corporation which is the sole shareholder of the General Partner.

         ESSEX PARTNERS.  Essex Partners Inc., a New York corporation.

         EXTERNAL FINANCING. Financing obtained from sources other than the General Partner and its Affiliates, including loans from institutional lenders and Franchisors or their affiliates, which financings are secured by mortgage liens on the Partnership's real properties and any improvements thereon.

         FIRST CLOSING. That date after the Specified Minimum Date (assuming the Minimum Offering Amount has been sold), as determined by the General Partner, on which all subscription proceeds held in escrow will be released to the Partnership.

         FEE MORTGAGE. A mortgage and security agreement covering the Partnership's interest in real property which it has purchased.

         FRANCHISE AGREEMENT. The Franchisor's then-current version of its standard franchise or license agreement to be entered into by the Partnership and any of the Franchisors under which the Partnership would have the right to develop and operate Hotels.

         FRANCHISORS. Microtel Inns and Suites Franchising, Inc., a Georgia corporation; Promus Hotel Corporation, a Delaware Corporation; Marriott International, Inc., a Delaware Corporation; and/or a hotel franchisor to be specified by the General Partner, in its sole discretion.

         FRONT-END FEES. Fees and expenses paid for any services rendered in connection with the Partnership's organizational or acquisition phases, including all expenses of the Partnership's organization, expenses related to the offering of Units and Notes pursuant to the Prospectus, Acquisition Fees (as defined in the Partnership Agreement), Acquisition Expenses, Development Fees and Organization and Offering Expenses.

         GENERAL PARTNER. Essex Partners Inc., a New York corporation and any successor duly elected by the Limited Partners.

         GLENMAURA NOTES. $1,500,000 of Essex Glenmaura's unsecured notes, maturing June 1, 1998, unless extended to December 1, 1999.

         GROSS OFFERING PROCEEDS. The gross cash proceeds and the aggregate principal amount of the Partner Notes received by the Partnership from the sale of the Units and Notes.

         GUARANTY OF COMPLETION. A guaranty to be issued by the General Partner to the Partnership with respect to the construction of a Hotel on a site, in substantially the form of Exhibit D.

         HAMPTON COMMITMENT. Advice from Promus Hotel Corporation that the General Partner's application for a license to operate a Hampton Inn & Suites(sm) hotel on the Solon Property has been approved, as a result of which the General Partner expects to enter into a written commitment agreement with Promus Hotel Corporation pursuant to which Promus Hotel Corporation will issue a license to operate a 100-room Hampton Inn & Suites(sm) hotel on the Solon Property upon satisfactory completion of construction.

         HOLDERS.  The purchasers of Notes or their successors.

         HOTELS. Lodging facilities to be constructed by the Partnership and operated under franchise or license agreements with Franchisors selected by the General Partner. "Hotel" shall mean any one of the lodging facilities.

         INDENTURES. The Indenture dated as of November 1, 1995 between the Partnership and the Trustee covering the Mortgage Notes, and the Indenture dated as of November 1, 1995 between the Partnership and the Trustee covering the Subordinated Notes.

         INITIAL SITE. First site purchased, leased, or subleased by the Partnership for a construction of a hotel.

         INVESTMENT IN HOTELS. The amount of Gross Offering Proceeds actually paid or allocated to the purchase, lease, sublease, development, construction or improvement of the Hotels to be constructed by the Partnership, including the purchase price of the land, lease deposit, the initial working capital reserves allocable to the Hotels (but not reserves in excess of 5 percent of the Gross Offering Proceeds), franchise fees paid to the Franchisor, construction management and development fees paid to Persons who are not Affiliated Persons and other cash payments such as interest and taxes, but excluding Front-End Fees. Investment in Hotels shall also include the amount of Gross Offering Proceeds used to purchase limited partnership interests in Essex Glenmaura.

         IRAs.  Individual retirement accounts.

         IRS.  The Internal Revenue Service.

         LEASEHOLD MORTGAGE. A mortgage covering the Partnership's interest as tenant under a lease or sublease.

         LIMITED PARTNERS. Those Persons listed on Schedule A to the Partnership Agreement as Limited Partners and their successors.

         MAJORITY VOTE. The affirmative vote or written consent of Limited Partners then owning of record more than 50 percent of the outstanding Units.

         MM&S. MM&S Resources, Inc., an Affiliated Person.

         MANAGEMENT AGREEMENT. An agreement to be entered between the Partnership and the General Partner setting forth the terms and conditions according to which the General Partner shall operate and maintain the Hotels on behalf of the Partnership.

         MANAGING DEALER.  Essex Capital Markets Inc., an Affiliated Person.

         MINIMUM OFFERING AMOUNT. Such combination of Notes and Units as represent Gross Offering Proceeds of at least $1,980,000 in the aggregate.

         MORTGAGES. Fee Mortgage(s) and Leasehold Mortgage(s) on Hotel properties acquired without reliance upon External Financing and securing the Mortgage Notes.

         MORTGAGE NOTES. Up to $10,000,000 of the Partnership's notes secured by first mortgage liens or leasehold mortgage liens on the Partnership's real properties and improvements thereon, maturing December 31, 2001, unless extended to December 31, 2002.

         NASD.  The National Association of Securities Dealers, Inc.

         NOTES.  The Mortgage Notes and the Subordinated Notes.

         ORGANIZATION AND OFFERING EXPENSES. Those expenses incurred in connection with preparing the Partnership for registration and subsequently offering and distributing the Units and Notes to the public, including all advertising expenses.

         ORGANIZATION AND OFFERING MANAGEMENT FEE. A fee payable by the Partnership to the General Partner equal to 3.4% of the Gross Offering Proceeds.

         PARI PASSU INDEBTEDNESS. Indebtedness of the Partnership having no priority of payment over and not subordinated in right of payment to the Subordinated Notes.

         PARTNER.  Any General or Limited Partner.

         PARTNER NOTE. A non-interest bearing promissory note payable to the Partnership and executed by a Limited Partner in connection with the purchase of 20 or more Units.

         PARTNERSHIP. Essex Hospitality Associates IV L.P., a New York limited partnership.

         PARTNERSHIP AGREEMENT. The Amended and Restated Limited Partnership Agreement of the Partnership.

         PARTNERSHIP MANAGEMENT FEE. A fee payable by the Partnership to the General Partner equal to .75% of the gross revenues from each Hotel.

         PERSON. An individual, a corporation, a partnership, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

         POTENTIAL FRANCHISES. Courtyard by Marriott(R), Fairfield Inn(R) by Marriott, Hampton Inn(R), Homewood Suites(R), Hampton Inn & Suites(sm), and Microtel(R) hotels.

         PRO RATA SHARE. The Pro Rata Share of each Limited Partner shall be 99% multiplied by a fraction, the numerator of which is the number of Units held by the Limited Partner, and the denominator of which shall be the aggregate number of Units held by all the Limited Partners. That portion of any Unit for which a Partner Note remains outstanding shall not be included in either the numerator or the denominator in such calculation. The Pro Rata Share of the General Partner is 1%.

         PROMUS HOTEL CORPORATION. Promus Hotel Corporation (inclusive of its subsidiaries), franchisor of Hampton Inn(R), Hampton Inn & Suites(sm), and Homewood Suites(R) hotels.

         PROPERTY MANAGEMENT FEE. A fee payable by the Partnership to the General Partner equal to 4.5% of the gross revenues from each Hotel.

         PROSPECTUS. The Partnership's prospectus as included in the Registration Statement.

         REGISTRATION STATEMENT. The registration statement on file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of Units and Notes to be sold by the Partnership at the time the Registration Statement becomes effective. If the Partnership files a post-effective amendment to the Registration Statement or a new Registration Statement and the Prospectus included therein may be used by the Partnership pursuant to Rule 424 under the Securities Act of 1933 (or any corresponding provision of succeeding rules or regulations of the Securities and Exchange Commission), the term "Registration Statement," from and after the declaration of the effectiveness of the post-effective amendment of the new Registration Statement refers to the Registration Statement as amended by the post-effective amendment thereto or the then-effective Registration Statement, as the case may be.

         REGULATIONS. The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations). Reference is made to a specific Regulation in the following manner: "Treas. Reg. Section 1.709-2."

         SALES COMMISSIONS. Sales commissions of up to $80 per Unit and $55 per $1,000 Note sold pursuant to this Prospectus, payable by the Partnership to the Managing Dealer.

         SENIOR INDEBTEDNESS. All indebtedness of the Partnership, whether outstanding on the date of the Indenture governing the Subordinated Notes or thereafter created, which is evidenced by the Mortgage Notes or arises as a result of External Financing.

         SOLICITING DEALERS. Broker-dealer firms which are NASD members whose services are enlisted by the Dealer to assist in the sale of the Notes and Units.

         SOLON PROPERTY. Approximately 2.28 acres of real property located in Solon, Ohio and identified for acquisition by the Partnership.

         SPECIFIED MINIMUM DATE. Eighteen months from the date of the Prospectus.

         SPECIFIED PROPERTIES. The Solon Property and the Warwick Property.

         SUBSTITUTE COLLATERAL. New hotel properties, whether owned by the Partnership or third parties, and financed by the Partnership with proceeds from the sale or refinance of a Hotel developed without reliance upon External Financing, and securing the Mortgage Notes previously secured by the Hotel that was sold or refinanced.

         OFFERING TERMINATION DATE. The date designated by the General Partner for the termination of the Partnership's offering of Unites and Notes, which date shall not be later than twenty-four months after the initial date of effectiveness of the Registration Statement.

         TRUSTEE. Manufacturers and Traders Trust Company, Buffalo, New York, or its successor.

         SUBORDINATED NOTES. Up to $6,000,000 of the Partnership's unsecured notes, maturing December 31, 2001, unless extended to December 31, 2002.

         UNITS. The interest of the Limited Partners in the Partnership shall be divided into 5,000 Limited Partnership Units.

         WARWICK PROPERTY. Approximately 2.535 acres of real property located in Warwick, Rhode Island and identified for acquisition by the Partnership.

                          INDEX TO FINANCIAL STATEMENTS

Financial Statements of the General Partner

-  Report of Independent Auditors - 1994 and 1993                               F-1
-  Balance Sheets as of December 31, 1994 and 1993                              F-2
-  Statements of Income and Changes in Retained Earnings for
        the years ended December 31, 1994 and 1993                              F-3
- Statements of Cash Flows for years ended December 31, 1994 and 1993           F-4
- Notes to Financial Statements                                                 F-6
- Balance Sheet (Unaudited) as of July 31, 1995, including notes thereto       F-11

Financial Statements of the Partnership

-  Report of Independent Auditors                                              F-15
-  Balance Sheet as of August 30, 1995                                         F-16
-  Notes to Balance Sheet                                                      F-17

Financial Statements of Essex Glenmaura, LP

-  Report of Independent Auditors                                              F-21
-  Balance Sheet as of August 31, 1995                                         F-22
-  Notes to Balance Sheet                                                      F-23

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors of
Essex Partners Inc.:


We have audited the accompanying balance sheets of Essex Partners Inc. (a wholly owned subsidiary of Essex Investment Group, Inc.) as of December 31, 1994 and 1993, and the related statements of income and changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Essex Partners Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                        KPMG PEAT MARWICK LLP



March 3, 1995

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                                 Balance Sheets

                           December 31, 1994 and 1993


                       Assets                               1994          1993
                       ------                               ----          ----
Current assets:
  Cash and cash equivalents                              $  517,381      389,903
  Advances receivable from partnerships                     434,901      408,110
  Prepaid and other                                           8,471        9,450
                                                         ----------    ---------
           Total current assets                             960,753      807,463
                                                         ----------    ---------

Noncurrent receivables from partnerships                    169,935      301,970
Due from parent                                              87,038      366,191
Office furniture and equipment, less accumulated
  depreciation of $26,000 in 1994 and $14,000 in 1993        98,278       25,806
Hotel franchise rights                                      375,000           --
Investments in partnerships                                 328,117      326,467
                                                         ----------    ---------

                                                         $2,019,121    1,827,897
                                                         ==========    =========

       Liabilities and Stockholder's Investment
       ----------------------------------------

Current liabilities:
  Current portion of long-term debt                              --       80,000
  Accounts payable and accrued expenses                      18,484       40,901
  Accrued partnership contributions                          11,000       25,000
                                                         ----------    ---------
           Total current liabilities                         29,484      145,901
                                                         ----------    ---------

Noncurrent accrued partnership contributions                161,568      146,054
Long-term debt, excluding current portion                   275,000      558,500
                                                         ----------    ---------
                                                            436,568      704,554
                                                         ----------    ---------
Commitments and contingencies (note 7)

Stockholder's investment:
  Common stock, par value $.01, authorized 2,000,000
     shares; 100 shares issued and outstanding                    1            1
  Paid-in capital                                               999          999
  Retained earnings                                       1,552,069      976,442
                                                         ----------    ---------
           Total stockholder's investment                 1,553,069      977,442
                                                         ----------    ---------

                                                         $2,019,121    1,827,897
                                                         ==========    =========

See accompanying notes to financial statements.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

              Statements of Income and Changes in Retained Earnings

                 For the years ended December 31, 1994 and 1993



                                                         1994           1993
                                                         ----           ----
Revenues:
  Organization, property acquisition and
     development fees                                $ 1,084,292     1,260,440
  Management and administrative fees                     758,249       368,955
  Equity income of partnerships                          352,952        53,963
                                                     -----------     ---------
           Total revenues                              2,195,493     1,683,358
                                                     -----------     ---------

Operating expenses:
  Personnel                                            1,037,386       903,909
  Office operations                                      118,810       104,306
  Occupancy                                               91,445        92,098
  Sales and marketing                                     71,379        81,115
  Professional fees                                       83,174        53,921
  Provision for losses on investments in and
     receivables from partnerships                       135,140        35,929
                                                     -----------     ---------
           Total operating expenses                    1,537,334     1,271,278
                                                     -----------     ---------

           Income from operations                        658,159       412,080

Interest expense                                         (82,532)      (71,556)
                                                     -----------     ---------

           Income before income taxes                    575,627       340,524

Income taxes                                             245,000       130,000
                                                     -----------     ---------

           Net income                                    330,627       210,524

Retained earnings, beginning of year                     976,442       635,918

Adjustment pursuant to tax sharing arrangement           245,000       130,000
                                                     -----------     ---------

Retained earnings, end of year                       $ 1,552,069       976,442
                                                     ===========     =========


See accompanying notes to financial statements.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                            Statements of Cash Flows

                 For the years ended December 31, 1994 and 1993



                                                                 1994         1993
                                                                 ----         ----
Cash flows from operating activities:
  Net income                                                  $ 330,627      210,524
  Adjustments to reconcile net income to net cash
     provided by operating activities:
      Depreciation                                               11,670        5,014
      Current income tax liability forgiven via
        tax sharing arrangement                                 245,000      130,000
      Equity income of partnerships                            (352,952)     (53,963)
      Provision for losses on investments in and
        receivables from partnerships                           135,140       35,929
      Cash provided (used) by changes in:
        Prepaid and other current assets                            979       52,978
        Accounts payable and accrued expenses                   (22,417)      19,545
                                                              ---------     --------

      Net cash flows provided by operating activities           348,047      400,027
                                                              ---------     --------

Cash flows from investing activities:
  Repayments received from (advances to) partnerships, net      (29,897)     495,822
  Distributions from partnerships                               387,863       37,385
  Contributions to partnerships                                 (35,046)      (6,913)
  Purchase of office furniture and equipment                    (84,142)     (20,442)
  Purchase of hotel franchise rights                           (100,000)          --
  Net payments received from parent                             279,153       21,361
                                                              ---------     --------

          Net cash flows provided by investing activities       417,931      527,213
                                                              ---------     --------

Cash flows used in financing activities:
  Repayment of long-term debt                                  (638,500)    (971,897)
                                                              ---------     --------

      Net increase (decrease) in cash and
         cash equivalents                                       127,478      (44,657)

Cash and cash equivalents, beginning of year                    389,903      434,560
                                                              ---------     --------

Cash and cash equivalents, end of year                        $ 517,381      389,903
                                                              =========     ========




                                                                     (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                       Statements of Cash Flows, Continued




                                                              1994        1993
                                                              ----        ----
Supplemental disclosure of cash flow information:
  Interest paid                                             $ 82,532      69,556
                                                            ========     =======

Supplemental schedule of noncash investing and
  financing activities:
     Note issued in connection with acquisition
      of hotel franchise rights                             $275,000          --
     Accrued partnership contributions                      $ 36,560     103,840
                                                            ========     =======



See accompanying notes to financial statements.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements

                           December 31, 1994 and 1993




(1)  Description of Business and Summary of Significant Accounting Policies

     Essex Partners Inc. (the Company) is the managing general partner of real estate partnerships. In addition to revenues earned as an investor, the Company receives management, administrative, development and other fees for services rendered to the partnerships.

     The Company's parent, Essex Investment Group, Inc. (Essex), is an integrated financial services company that develops and markets a broad range of investment and insurance products and services for individuals, businesses and individual pension accounts.

     Cash Equivalents

     Cash equivalents consist of money market accounts with an initial term of three months or less.

     Hotel Franchise Rights

     Hotel franchise rights are accounted for at the lower of cost or net realizable value. Adjustments to carrying value of such rights that result from subsequent declines in value are charged to operations in the period in which the declines occur.

     Investments in Partnerships

     Investments in partnerships are accounted for by the equity method. Any initial partnership capital contribution required by the Company which is payable out of future distributions to the Company is accrued. Any residual interest in partnership assets (which may range up to an additional 20% interest) is not recorded until received.

     Income Taxes

     Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). There was no significant cumulative effect of the change in the method of accounting as of that date. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.



                                                                     (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements




(1) Description of Business and Summary of Significant Accounting Policies (continued)

     The taxable income of the Company is included in the consolidated federal and combined New York State income tax returns of Essex. Essex allocates current federal and state income taxes on a prorata basis to only its subsidiaries which have taxable income. Any difference between income taxes determined in accordance with SFAS 109 and the amount allocated to the Company by Essex is deemed to be an adjustment of retained earnings.

     Reclassifications

     Certain amounts in the 1993 financial statements have been reclassified to conform with the 1994 presentation.


(2)  Advances Receivable from Partnerships

     The Company makes advances to partnerships in connection with the acquisition and construction of real estate and certain partnership operations. The Company also earns management and administrative fees from the partnerships. Such receivables, which are generally due on demand and unsecured at December 31, 1994 and 1993, are summarized as follows:

                 Partnership Advances                     1994           1993
                 --------------------                     ----           ----
        Essex Geneseo Associates L.P.                  $ 124,628         15,000
        Essex-Ashford River Oaks L.P.                    100,786         56,211
        Essex Avalon L.P.                                     --        199,735
        Essex Microtel LeRay L.P.                        140,015         16,000
        Others                                           339,407        449,134
                                                       ---------       --------
                                                         704,836        736,080

        Allowance for uncollectible advances            (100,000)       (26,000)
                                                       ---------       --------
                                                         604,836        710,080

        Less current portion                            (434,901)      (408,110)
                                                       ---------       --------

                                                       $ 169,935        301,970
                                                       =========       ========




                                                                     (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements




(3)  Hotel Franchise Rights

     In 1994, the Company purchased rights to 15 Microtel hotel franchises for $375,000 in exchange for cash of $100,000 and a noninterest-bearing note payable for $275,000. The repayment terms of the note require that, upon exercising a franchise right, the Company is generally obligated to make a principal payment of $25,000. Any outstanding amount of the note is payable in full on April 30, 2000.

     Generally, each franchise right, upon exercising, requires the user to pay a continuing monthly royalty fee of 2.5% of gross room revenues. The monthly royalty fee increases to 3% of gross room revenues in the event between 50 and 100 Microtel hotels are opened for business by franchisees and to 3.5% in the event 100 or more Microtel hotels are opened. In the event that the franchisor establishes a system of advertising for its franchisees, the user is required to contribute an additional 1% of gross room revenues to pay for the cost of such a system. The franchise agreement also requires the user to maintain certain insurance coverage, to meet certain standards with respect to furniture, fixtures, maintenance and repair, and to refurbish and upgrade the hotel not more than once every 5 years to conform to Microtel hotel's then-current public image. The term of the agreement is 10 years upon exercising the right, with an option to renew for an additional 10 years, subject to compliance with certain conditions.


(4)  Investments in Partnerships

     The Company invests in partnerships which primarily own and operate hotels, apartments and mobile home parks. In 1994, one of the partnerships sold its investment in a mobile home park at a gain. Equity income of partnerships in 1994 includes $363,874 related to that transaction.

     The Company earns fees in connection with providing organization, financing, acquisition, development, management, administration and due diligence services to the partnerships in which the Company is general partner. These fees totaled $1,688,995 in 1994 and $1,520,115 in 1993. In addition, the Company provides managerial and administrative services under contracts with several entities owned by officers of Essex, earning fees of $153,546 in 1994 and $109,280 in 1993.




                                                                     (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements




(5)  Long-Term Debt

     As of December 31, 1994, an unsecured noninterest-bearing note payable for $275,000 was outstanding. See note 3 for terms of the debt.

     In 1994, the Company repaid the amounts outstanding under bank lines of credit.


(6)  Income Taxes

     The components of income tax expense are as follows:

                                                       1994               1993
                                                       ----               ----
        Current:
          Federal                                    $183,000             98,000
          State                                        62,000             32,000
                                                     --------            -------

                                                     $245,000            130,000
                                                     ========            =======

     Income tax expense differs from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes as follows:

                                                              1994        1993
                                                              ----        ----
        Computed "expected" tax expense                     $196,000     116,000
        Increase (decrease) resulting from:
          State taxes, net of federal income tax benefit      40,900      21,100
          Effect of graduated federal tax rate                    --     (11,400)
          Other                                                8,100       4,300
                                                            --------     -------

                                                            $245,000     130,000
                                                            ========     =======

     In 1994 and 1993, income taxes otherwise currently payable by the Company were offset by losses of other members of the consolidated Essex group. Therefore, no income tax expense was allocated to the Company pursuant to the consolidated tax sharing arrangement. An amount equal to current income taxes reflected above is, therefore, reflected in the financial statements as an adjustment to retained earnings.




                                                                     (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements



(7)  Commitments and Contingencies

     As the Company is a general partner in several partnerships, it may, subject to partnership agreement restrictions, be held liable for all recourse debt and obligations of such partnerships to the extent that the obligations are not funded by the partnerships. The amounts of such contingent liabilities include guarantees of the following partnership obligations at December 31, 1994:

        Essex Microtel Lehigh L.P.
        --------------------------

        Mortgage payable to bank, secured by a first
           mortgage on the property                             $ 1,275,000

        Essex Geneseo Associates L.P.
        -----------------------------

        Mortgage payable to bank, secured by a first
           mortgage on the property                               1,625,000

     Although there is no current plan or intention to do so, the capital of the Company is available for withdrawal by Essex. Summarized consolidated financial information for Essex as of and for the years ended December 31, 1994 and 1993 follows:

                                                              1994         1993
                                                              ----         ----
        Assets                                             $4,100,000    3,300,000
        Liabilities                                         3,350,000    2,500,000
        Minority interest - convertible preferred stock
           of subsidiary of Essex                             701,000      701,000
        Total stockholders' equity                             68,000       95,000
        Revenue                                             7,650,000    6,730,000
        Net income                                            228,000      605,000

     On behalf of Essex, the Company guarantees a term note payable to bank of $1,266,669 at December 31, 1994.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)
                             Notes to Balance Sheet
                                  July 31, 1995
                                   (Unaudited)


      Assets
      ------
Current assets:
      Cash and cash equivalents                                       $   90,997
      Advances receivable from partnerships                              386,201
      Prepaid expenses and other                                          10,992
                                                                      ----------
            Total current assets                                         488,190
                                                                      ----------

Noncurrent receivables from partnerships                                 317,402
Due from parent                                                          649,901
Office furniture and equipment, at cost,
      less accumulated depreciation of $36,460                            99,118
Investments in partnerships                                              332,594
                                                                      ----------
                                                                      $1,887,205
                                                                      ==========

      Liabilities and Stockholders' Investment
      ----------------------------------------

Current liabilities:
      Accounts payable and accrued expenses                                7,408
      Accrued partnership contributions                                   11,000
                                                                      ----------
            Total current liabilities                                     18,408
                                                                      ----------

Non-current accrued partnership contributions                            150,517
                                                                      ----------

Commitments and contingencies Stockholder's investment:
      Common stock, par value $.01, authorized 2,000,000
      shares; 100 shares issued and outstanding                                1
      Paid-in capital                                                        999
      Retained earnings                                                1,717,280
                                                                      ----------
            Total stockholder's investment                             1,718,280
                                                                      ----------

                                                                      $1,887,205
                                                                      ==========



                  ** See accompanying notes to balance sheet **

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)
                             Notes to Balance Sheet
                                  July 31, 1995
                                   (Unaudited)

1) Description of Business and Summary of Significant Accounting Policies

   Essex Partners Inc. (the Company) is the managing general partner of real estate partnerships. In addition to revenues earned as an investor, the Company receives management, administrative, development and other fees for services rendered to the partnerships.

   The Company's parent, Essex Investment Group, Inc. (Essex), is an integrated financial services company that develops and markets a broad range of investment and insurance products and services for individuals, businesses and individual pension accounts.

   Cash Equivalents

   Cash equivalents consist of money market accounts with an initial term of three months or less.

   Investments in Partnerships

   Investments in partnerships are accounted for by the equity method. Any initial partnership capital contribution required by the Company which is payable out of future distributions to the Company is accrued. Any residual interest in partnership assets (which may range up to an additional 20% interest) is not recorded until received.

   Income Taxes

   Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for, the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect of, deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

   The taxable income of the Company is included in the consolidated federal and combined New York State income tax returns of Essex. Essex allocates current federal and state income taxes on a prorata basis to only its subsidiaries which have taxable income. Any difference between income taxes determined in accordance with SFAS 109 and the amount allocated to the Company by Essex is deemed to be an adjustment of retained earnings.

   Interim Results

   All adjustments, consisting only of normal recurring accruals, necessary to fairly present a balance sheet as of July 31, 1995, in management's judgement, have been made.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)
                             Notes to Balance Sheet
                                  July 31, 1995
                                   (Unaudited)


2) Advances Receivable from Partnerships

   The Company makes advances to partnerships in connection with the acquisition and construction of real estate and certain partnership operations. The Company also earns management and administrative fees from the partnerships. Such receivables, which are generally due on demand and unsecured at July 31, 1995, are summarized as follows:

            Partnership Advances
            Essex Glenmaura LLC                                         $225,000
            Essex Geneseo Associates L.P.                                101,211
            Essex Albion Credits L.P.                                     93,537
            Essex-Ashford River Oaks L.P.                                126,787
            Other Limited Partnerships                                   265,068
                                                                        --------
                                                                         811,603
            Allowance for uncollectible advances                        -108,000
                                                                        --------
                                                                         703,603
            Less current portion                                         386,201
                                                                        --------
                                                                        $317,402
                                                                        ========

3) Hotel Franchise Rights

   In 1994, the Company purchased rights to 15 Microtel hotel franchises for $375,000 in exchange for cash of $100,000 and a noninterest-bearing note payable for $275,000. During 1995, the Company sold one franchise right for $25,000 to an affiliate and the remaining 14 rights were resold to the franchisor for $200,000 resulting in a loss of $150,000. The Company repaid $175,000 of the related noninterest-bearing note payable. The remaining outstanding balance of $100,000 was forgiven, resulting in an extraordinary gain.

4) Investments in Partnerships

   The Company invests in partnerships which primarily own and operate hotels, apartments and mobile home parks. The Company earns fees in connection with providing organization, financing, acquisition, development, management, administration and due diligence services to the partnerships in which the Company is general partner. These fees totaled $1,176,165 for the seven months ended July 31, 1995. In addition, the Company provides managerial and administrative services under contracts with several entities owned by officers of Essex, earning fees of $298,766 for the seven months ended July 31, 1995.

5) Long-Term Debt

   During 1995, the company repaid $175,000 of the related non-interest bearing note payable and the remaining outstanding balance of $100,000 was forgiven. See Note 3.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)
                             Notes to Balance Sheet
                                  July 31, 1995
                                   (Unaudited)

6) Commitments and Contingencies

   As the Company is a general partner in several partnerships, it may, subject to partnership agreement restrictions, be held liable for all recourse debt and obligations of such partnerships to the extent that the obligations are not funded by the partnerships. The amounts of such contingent liabilities include guarantees of the following partnership obligations at July 31, 1995:

   Essex Microtel Lehigh L.P.

   Mortgage payable to bank, secured by a first mortgage on the property    $1,275,000

   Essex Geneseo Associates L.P.

   Mortgage payable to bank, secured by a first mortgage on the property    $1,625,000

   Essex has entered into two real estate contracts for the purchase of a property in Warwick, Rhode Island and a property in Solon, Ohio. Essex intends to assign the purchase contracts to Essex Hospitality Associates IV, L.P. at the first closing of the offering or as soon as practicable, thereafter. The purchase price of the properties are estimated at $496,900 for the Warwick site and $588,300 for the Solon site.

   Although there is no current plan or intention to do so, the capital of the Company is available for withdrawal by Essex. Summarized consolidated financial information for Essex as of and for the year ended December 31, 1994 follows:

                                                                                          1994
                                                                                          ----
   Assets                                                                            4,115,048
   Liabilities                                                                       3,346,219
   Convertible preferred stock - minority interest                                     700,836
   Total stockholders' equity                                                           67,993
   Total stockholders' equity and convertible preferred stock - minority interest      768,829

   Revenue                                                                           7,647,307
   Operating Income                                                                    371,192
   Net Income                                                                          227,877

   Included in Essex's $3,346,219 liabilities above is a term note payable to bank which is guaranteed by the company. The outstanding amount under the note is $1,100,000 at July 31, 1995.

                          INDEPENDENT AUDITORS' REPORT



The Partners
Essex Hospitality Associates IV L.P.:


We have audited the accompanying balance sheet of Essex Hospitality Associates IV L.P. (a New York limited partnership) as of August 30, 1995. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Essex Hospitality Associates IV L.P. as of August 30, 1995 in conformity with generally accepted accounting principles.




                                        KPMG PEAT MARWICK LLP




Rochester, New York
September 1, 1995

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                                  Balance Sheet

                                 August 30, 1995




                                     Assets
                                     ------
Cash                                                                        $100
                                                                            ====

                                Partners' Capital
                                -----------------

Partners' capital                                                           $100
                                                                            ====



See accompanying notes to the balance sheet.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                             Notes to Balance Sheet

                                 August 30, 1995



(1)   Organization

      Essex Hospitality Associates IV L.P. (the Partnership) is a New York limited partnership formed on August 30, 1995 for the purpose of acquiring land and constructing, owning and operating a series of hotels. The Partnership will also acquire a limited partnership interest in another partnership which will construct, own and operate a Marriott Courtyard near Scranton, Pennsylvania. The Partnership may also lend funds to other partnerships that own hotels.

      The Partnership has had no operations and additional capital will be necessary before operations can be commenced. The Partnership's ability to begin operation is, among other things, dependent on the success of the public offering of limited partnership units, mortgage notes and unsecured notes (notes). The public offering requires $2 million in gross offering proceeds, prior to the deduction of any discounts, to initiate the purchase of land and construction of one motel.

      The Partnership's general partner is Essex Partners Inc. (Essex Partners), a subsidiary of Essex Investment Group, Inc. (Essex).

      Under the Partnership agreement, prior to the admission of the limited partners under the public offering, the general partner and original limited partner shall receive the percentage of the profits and losses of the Partnership as follows: Essex Partners Inc., general partner - 99%; and Barbara J. Purvis, limited partner - 1%. Upon admission of limited partners, the original limited partner has the right to withdraw from the Partnership. The following is a general description of the allocation of income, loss and distributions after admission of limited partners under the public offering; for a more comprehensive description, see the Partnership Agreement:

           Allocations of income from operations will be allocated 99% to the limited partners and 1% to the general partner until the amount allocated to the limited partners equals the cumulative annual return of 8% of their contribution. Any remaining income from operations is allocated 80% to the limited partners and 20% to the general partners. Income on the sale of any or all of the hotels is allocated 99% to the limited partners until each limited partner has been allocated income in an amount equal to his or her pro rata share of the nondeductible syndication expenses and sales commissions and 1% to the general partners. Thereafter, income on the sale of any or all the hotels is allocated in the same manner as income from operations.


                                                                     (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                             Notes to Balance Sheet




(1)   Organization (continued)

           Allocations of losses from operations will be allocated 80% to the limited partners and 20% to the general partner in the amounts sufficient to offset all income which was allocated 80% to the limited partners. Thereafter, operating losses are allocated 99% to the limited partners and 1% to the general partner. Loss on the sale of any or all of the hotels will be first allocated in the same manner as losses from operations, except that the allocation of such loss would be made prior to allocations of income from operations. All other losses are allocated 99% to the limited partners and 1% to the general partners.

           Distributions will initially be made 99% to the limited partners and 1% to the general partners. After the limited partners have received a cumulative annual return of 8% of their contribution, additional distributions may then be made 80% to the limited partners and 20% to the general partners. Distributions of the net proceeds of sale or refinancing of any or all hotels will be made 1% to the general partner and 99% to the limited partners pro rata in accordance with the number of units held by each limited partner until the limited partners have received distributions from sale or refinance of hotels equal to $1,000 per unit. Thereafter, distributions shall next be made 1% to the general partner and 99% to the limited partners until each limited partner has received any unpaid cumulative return accrued through the date of the distribution. Additional distributions will then be made 20% to the general partner and 80% to the limited partners.

      Essex Partners and its affiliates will receive substantial fees in connection with the offering of notes and limited partnership units. Additional fees will be paid to them in connection with the acquisition, development and operation of the hotels and management of the Partnership (see note 3).


(2)   Summary of Significant Accounting Policies

      Basis of Accounting

      The balance sheet of the Partnership was prepared in conformity with generally accepted accounting principles.




                                                                     (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                             Notes to Balance Sheet




(2)   Summary of Significant Accounting Policies (continued)

      Investments in Partnerships

      Investments in partnerships with a 50% or less ownership interest will be accounted for by the equity method. Ownership interests exceeding 50% will be accounted for under the consolidated method.

      Income Taxes

      No provision for income taxes has been provided since any liability is the individual responsibility of the partners.

      Statement of Operations and Statement of Cash Flows

      The Partnership has had no operations and, accordingly, no statement of operations is required.

      The only cash flow has been the receipt of the limited partner's initial capital contribution and, accordingly, no statement of cash flows is considered necessary. The Partnership has not incurred liabilities since its inception.


(3)   Related Party Transactions

      A summary of the fees to be earned by Essex Partners or its affiliates under the terms of the Partnership agreement follows:

             Type of Fee                            Amount of Fee
             -----------                            -------------
         Selling Commission                  Up to $80 per limited partnership
                                             unit and $55 per $1,000 note sold

         Organization and Offering           Up to 3.4% of the gross proceeds
            Fee                              of the offering

         Investors' Relations Fee            .25% of the gross proceeds of the
                                             offering

         Acquisition Fee                     Up to $110,000 per hotel site




                                                                     (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                             Notes to Balance Sheet



(3)   Related Party Transactions (continued)

             Type of Fee                           Amount of Fee
             -----------                           -------------
         Development Fee                    $160,000 per hotel, plus 5% of
                                            the total cost of the hotel in
                                            excess of $2.7 million (not to
                                            exceed $325,000 per hotel)

         Property Management                4.5% of gross operating revenues
            Fee                             from the hotels

         Partnership Management             .75% of gross operating revenues
            Fee                             from the hotels

         Refinancing Fee                    1% of the gross proceeds of re-
                                            financing any or all of the hotels

         Sales Fee                          3% of the gross sale price of any or
                                            all of the hotels

         Accounting Fee                     $800 per month

      The Partnership will also be subject to a number of conflicts of interest arising from its relationships with the general partner, its owners and affiliates and due to other activities and entities in which the general partner and its affiliates have or may have a direct or indirect financial interest. This Prospectus (see discussion of conflicts of interest) attempts to highlight those conflicts of interest, but a potential investor should be aware that, because of future activities or events not now foreseen, the description therein may not be complete.


(4)   Commitments and Contingencies

      Essex Partners has entered into two real estate contracts for the purchase of a property in Warwick, Rhode Island, and a property in Solon, Ohio. Essex Partners intends to assign the purchase contracts to the Partnership at the first closing of the offering or as soon as practicable, thereafter. The purchase prices of the properties are estimated at $496,900 for the Warwick site and $588,300 for the Solon site. The assignment of the purchase contracts will result in a payable to Essex Partners.

REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners

Essex Glenmaura L.P.

We have audited the accompanying balance sheet of Essex Glenmaura L.P. as of August 31, 1995. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Essex Glenmaura L.P. as of August 31, 1995, in conformity with generally accepted accounting principles.

                                                     /s/Coopers & Lybrand L.L.P.
                                                     ---------------------------

Rochester, New York

October 24, 1995

ESSEX GLENMAURA L.P.
Balance Sheet
August 31, 1995


                                     ASSETS

Investments in real estate, at cost:
     Land                                                            $ 1,223,636
     Development costs                                                   124,185
                                                                     -----------
             Total investments in real estate                          1,347,821
                                                                     -----------
Current assets:
     Cash and cash equivalents                                           184,637
     Accounts receivable                                                   5,000
                                                                     -----------
             Total current assets                                        189,637
                                                                     -----------
Other assets:
     Deposit                                                              35,000
     Intangible assets                                                   151,874
                                                                     -----------
                                                                     $ 1,724,332
                                                                     ===========
                        LIABILITIES AND PARTNERS' CAPITAL
Notes payable                                                        $ 1,500,000
                                                                     -----------
Current liabilities:
     Accounts payable                                                     11,779
     Accrued interest                                                     12,950
     Due to general partner                                              100,000
                                                                     -----------
             Total current liabilities                                   124,729
                                                                     -----------
Partners' capital:
     Limited partners                                                    774,603
     Less, subscriptions receivable - limited partners                  (675,000)
                                                                     -----------
             Total partners' capital                                      99,603
                                                                     -----------
                                                                     $ 1,724,332
                                                                     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE BALANCE SHEET.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Scope of Business

The partnership is a New York Limited Partnership formed to construct, own and operate a 120 room hotel, Courtyard by Marriott, Southeast of Scranton, Pennsylvania under a franchise agreement with Marriott International, Inc. (the Project). The Partnership is in negotiations with a contractor and with lendors related to the construction and permanent financing for which there are currently no formal agreements.

The Partnership was formed on May 18, 1995 and will terminate on the earlier of December 31, 2045 or the date the Partnership is terminated pursuant to the partnership agreement or by law.

Allocations of Income or Loss

The partnership agreement provides that net losses of the Partnership be first allocated among the partners to the extent of the positive balances in the partners' capital accounts, to make the respective balances equal to the distributions that would have been made had the aggregate balances in all partners' capital accounts been distributed in accordance with each Partner's pro rata share. Losses are next allocated in accordance with each Partner's pro rata share in an amount equal to the difference between nonrecourse debt of the Partnership and the adjusted basis of the partnership property securing such nonrecourse debt. All additional losses are allocated to the General Partner. Net income is allocated first to the General Partner in an amount equal to the loss allocated to the General Partner as described above. Next, income is allocated in accordance with each Partner's pro rata share in an amount equal to the loss allocated to the Partners as described above. Income is then allocated to those Partners with negative balances in their capital accounts. All additional income is then allocated in accordance with each Partner's pro rata share.

Cash and Cash Equivalents

For the purposes of the balance sheet, cash and cash equivalents include money market funds and commercial savings accounts.


Method of Accounting

The Partnership has prepared its balance sheet on the accrual method of accounting.

Income Taxes

The taxable income or loss of the Partnership will be included in the income tax returns of the individual partners. Accordingly, the effect of income taxes has not been included in the accompanying balance sheet.

Organization Costs

Organization costs will be amortized over a period of sixty months.

Essex Glenmaura L.P.
Notes to Balance Sheet
August 31, 1995



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Debt Acquisition Fees

Debt acquisition fees will be amortized over the three-year life of the notes.


Distributions

Distributions shall be made in accordance with each Partner's Pro Rata Share at an amount and time determined by the General Partner.

2.   DEPOSIT

The Partnership has made a deposit of $35,000 pursuant to an option to purchase a second parcel of land (the Second Project) adjacent to the Project for purposes of constructing a second hotel. If the parcel is acquired before May 31, 1996, the purchase price will be $613,000. If the parcel is acquired after May 31, 1996, the option requires an additional payment of $40,000 due and payable June 1, 1996. Thereafter until August 31, 1997, the price is $665,000. The deposit is non-refundable.


3.   INTANGIBLE ASSETS

Intangible assets consist of the following as of August 31, 1995:

Organization costs                       $ 10,000
Franchise fee                              48,000
Debt acquisition costs                     93,874
                                         --------

        Total                            $151,874
                                         ========

4.   DUE TO GENERAL PARTNER

The General Partner, Essex Partners Inc., is owed $100,000 from the Partnership. There are no stated repayment terms nor is interest being charged on this amount.

Essex Glenmaura L.P.
Notes to Balance Sheet
August 31, 1995

5.   NOTES PAYABLE

Notes payable consist of $1,500,000 of notes due requiring monthly installments of interest only at 10.5% per annum. The notes mature on June 1, 1998 upon which all principal will be due unless the Partnership exercises its early repayment or notes extension options. After June 30, 1996, the Partnership has the right to repay the notes at face value. The Partnership also has the option to exercise two one-year extensions at extension fees ranging from one-half to one percent. Essex Partners Inc. guarantees payment of principal and interest on the notes.

6.   OFFERING OF LIMITED PARTNERSHIP UNITS

The Partnership intends to raise a minimum of $300,000 and a maximum of $1,000,000 through the sale of not less than 3 or more than 10 Limited Partnership Units (the "Units"). The purchase price is $100,000 per Unit. Essex Partners Inc. may at any time during the offering period increase the size of the offering to the Extended Maximum Offering of $2,500,000, or 25 Units. Essex Capital Markets Inc., an affiliate of the General Partner, will receive a 2% fee in connection with the sale of these Units. As of August 31, 1995, 8 Units have been sold.


7.   SUBSCRIPTIONS RECEIVABLE - LIMITED PARTNERS

In connection with the sale of $800,000 of Limited Partnership Units (net of syndication costs of $25,397), the Limited Partners executed $675,000 of non-interest bearing promissory notes which are due on demand.


8.   RELATED PARTY TRANSACTIONS

For arranging the note financing, Essex Partners Inc. received a financing fee of $10,000 and Essex Capital Markets Inc. received selling commissions of $60,000 and due diligence fees of $11,250.

The General Partner shall receive an offering and organization fee in the amount of $20,000 if the minimum offering amount is raised, or up to $40,000 if the extended maximum offering amount is raised, for services rendered and expenses incurred in connection with the formation and reorganization of the Partnership and the offering of Units. This fee will be reduced by the amount of any fees paid to Essex Capital Markets Inc. in connection with the placement of Units. As of August 31, 1995, the General Partner has received $11,000 and Essex Capital Markets has received $7,000 in connection with the sale of these Units.

As compensation for its assignment of the purchase contract for the land, the option contract

Essex Glenmaura L.P.
Notes to Balance Sheet
August 31, 1995


8.   RELATED PARTY TRANSACTIONS - CONTINUED

and the franchise agreement, Essex Partners Inc. will receive $225,000. Of this amount, $125,000 has been paid as of August 31, 1995.

The General Partner shall contribute to the Partnership an amount equal to at least the greater of (i) $50,000 or (ii) 1% of the aggregate of the capital contributions of all Partners.

In the future, the Partnership will also pay to the General Partner, Essex Partners Inc., the following:

a) as compensation for services in development of the project, the Partnership will pay a development fee to Essex Partners Inc. in the amount of $285,000 payable in monthly installments of $42,750 beginning when the general contractor is engaged. The balance will be due upon completion of construction as indicated by issuance of the certificate of occupancy. At the balance sheet date, no development fees were recorded.

b) a property management fee equal to 4.5% of gross operating revenues, a monthly accounting fee of $800, and reimbursement of certain expenses incurred by Essex Partners Inc. in connection with the management of the project.

c) a partnership management fee of .75% of gross operating revenues.

d) a refinancing fee upon the closing of a refinancing of the Project, in the aggregate amount of 1% of the gross proceeds of the refinancing.

e) a sales fee upon the closing of a sale of the Project, in the aggregate amount of 2.5% of the gross sales price, provided that the sum of such fee and any competitive real estate commission paid by the Partnership with respect to such sale does not exceed 5% of the gross sale price, and that Essex Partners Inc. renders substantial services in connection with the sale.

f) In the event the General Partner elects to proceed with the Second Project on behalf of the Partnership, Essex Partners Inc. will receive additional compensation related to the acquisition of the second parcel, construction of the Second Project and securing additional equity and debt financing to fund such activities. Such compensation will include an acquisition fee equal to $50,000 for its services related to the acquisition of the second parcel and a development fee of an amount up to $150,000 plus 3% of total construction, site development and fixtures, furniture and equipment costs, as compensation for its services related to the development of the Second Project. In addition, as compensation for arranging construction and permanent financing for the Second Project, Essex Partners Inc. may receive a financing fee equal to 1% of the gross proceeds of the financing. Essex Partners Inc. also will receive an additional property management fee and partnership

Essex Glenmaura L.P.
Notes to Balance Sheet
August 31, 1995

8.   RELATED PARTY TRANSACTIONS - CONTINUED

f) management fee calculated as described in paragraphs (a) and (b) above based on the gross operating revenues of the Second Project. If the Second Project is sold and/or refinanced, Essex Partners Inc. will receive additional sales and/or refinancing fees calculated as described in paragraphs (c) and (d) above based on the gross sales and/or refinancing proceeds of the Second Project.

g) Essex Partners Inc. and it affiliates also will receive offering-related fees for services in connection with (i) the offering of additional partnership interests and/or notes, or (ii) the possible refinancing of the Project or the Second Project to fund the acquisition of the land and/or construction or one or both of those projects. Essex Partners Inc. and its affiliates are expressly authorized to receive from the Partnership the fees and sales commissions customarily charged by Essex Partners Inc. and its affiliates for rendering comparable services on competitive terms.


9.   FRANCHISE FEES

The Partnership has entered into a franchise agreement with Marriott International Inc. Under the terms of the agreement, the Partnership was required to pay an initial franchise fee of $48,000. The term and amortization period of the franchise agreement is twenty years, with an option to renew for an additional ten-year period.

The Partnership is also required to pay a monthly royalty fee in an amount equal to 4% of gross room rentals for the first two years of operations and 5% during the remainder of the term of the agreement, a marketing fee of 2-3% of gross revenues, a reservation system fee and a property management system fee.

10.  CAPITALIZED INTEREST

Interest capitalized during the development phase amounted to $29,199 as of August 31, 1995.

                                    EXHIBIT A

                              PARTNERSHIP AGREEMENT

                               AMENDED AND RESTATED

                           LIMITED PARTNERSHIP AGREEMENT

                                        OF

                       ESSEX HOSPITALITY ASSOCIATES IV L.P.

                                 TABLE OF CONTENTS


ARTICLE I - DEFINITIONS
         Acquisition Expenses...............................................  1
         Acquisition Fees...................................................  1
         Adjusted Capital Account Deficit...................................  2
         Advance  ..........................................................  2
         Affiliated Person..................................................  2
         Agreement..........................................................  3
         Capital Account....................................................  3
         Capital Contribution...............................................  3
         Code     ..........................................................  3
         Cumulative Return..................................................  3
         Distribution.......................................................  4
         Escrow Account.....................................................  4
         Escrow Agent.......................................................  4
         Escrow Agreement...................................................  4
         Escrow Unit Days...................................................  4
         Fiscal Period......................................................  4
         Front-End Fees.....................................................  5
         General Partner....................................................  5
         General Partner Residual Interest..................................  5
         Gross Offering Proceeds............................................  5
         Hotels   ..........................................................  5
         Income Or Loss.....................................................  5
         Income or Loss from Disposition of a Hotel.........................  6
         Investment In Hotels...............................................  6
         Limited Partners...................................................  6
         Majority Vote of Limited Partners..................................  7
         Management Agreement...............................................  7
         Managing Dealer....................................................  7
         Mortgage Notes.....................................................  7
         Net Escrow Earnings................................................  7
         Net Offering Proceeds..............................................  7
         Net Proceeds of Sale or Refinancing................................  7
         Nonrecourse Deductions.............................................  7
         Nonrecourse Liability..............................................  7
         Notes    ..........................................................  7
         Organization And Offering Expenses.................................  8

         Original Agreement.............................................   8
         Original Limited Partner.......................................   8
         Partner  ......................................................   8
         Partner Minimum Gain...........................................   8
         Partner Nonrecourse Debt.......................................   8
         Partner Nonrecourse Deductions.................................   8
         Partner Note...................................................   8
         Partnership....................................................   8
         Partnership Minimum Gain.......................................   9
         Person   ......................................................   9
         Pro Rata Share.................................................   9
         Prospectus.....................................................   9
         Registration Statement.........................................   9
         Regulations....................................................   9
         Regulatory Allocations.........................................  10
         Safe Harbor....................................................  10
         Sales Commissions..............................................  10
         Syndication Expenses...........................................  10
         Subordinated Notes.............................................  10
         Termination Date...............................................  10
         Units    ......................................................  10

ARTICLE II - ORGANIZATION
         Section 2.01 Formation.........................................  10
         Section 2.02 Name..............................................  11
         Section 2.03 Purpose...........................................  11
         Section 2.04 Principal Office..................................  11
         Section 2.05 Term..............................................  11
         Section 2.06 Capital Contributions.............................  11
         Section 2.07 Admission Of Additional Limited Partners..........  14
         Section 2.08. Return Of Non-Utilized Capital...................  14

ARTICLE III - ALLOCATIONS AND DISTRIBUTIONS
         Section 3.01 Allocations Of Income Or Loss.....................  15
         Section 3.02 Special Allocations...............................  17
         Section 3.03 Curative Allocations..............................  19
         Section 3.04 Other Allocation Rules............................  20
         Section 3.05 Distributions.....................................  22

ARTICLE IV - THE GENERAL PARTNER
         Section 4.01 Powers Of The General Partner.......................  23
         Section 4.02 Duties Of The General Partner.......................  24
         Section 4.03 Partnership Tax Matters.............................  26
         Section 4.04 Indemnification Of The General Partner..............  26
         Section 4.05 Authority Of The General Partner....................  28
         Section 4.06 Contracts With Affiliated Persons...................  28
         Section 4.07 Compensation Of Affiliated Persons..................  29
         Section 4.08 Withdrawal Of The General Partner...................  32
         Section 4.09 Assignment Of The General Partner Interest..........  32
         Section 4.10 Expenses Of The Partnership.........................  32
         Section 4.11 Purchase Of Units...................................  36

ARTICLE V - THE LIMITED PARTNERS
         Section 5.01 Powers Of Limited Partners..........................  37
         Section 5.02 Liability Of Limited Partners.......................  37
         Section 5.03 Meetings Of Limited Partners........................  38
         Section 5.04 Assignment Of Units.................................  39
         Section 5.05 Form Of Assignment..................................  40
         Section 5.06 Rights Of Assignee..................................  42
         Section 5.07 Admission Of Limited Partners.......................  42

ARTICLE VI - DISSOLUTION
         Section 6.01 Dissolution.........................................  43
         Section 6.02 Liquidation.........................................  46
         Section 6.03 Final Statement.....................................  46

ARTICLE VII - BOOKS, REPORTS AND FISCAL MATTERS
         Section 7.01 Books And Records...................................  46
         Section 7.02 Reports.............................................  47
         Section 7.03 Bank Accounts.......................................  48

ARTICLE VIII - GENERAL
         Section 8.01 Other Business Interests............................  48
         Section 8.02 Notices.............................................  48
         Section 8.03 Captions............................................  48
         Section 8.04 Pronouns and Plurals................................  49
         Section 8.05 Entire Agreement....................................  49
         Section 8.06 Further Action......................................  49
         Section 8.07 Binding Effect......................................  49

         Section 8.08 Creditors..........................................  49
         Section 8.09 Validity...........................................  49
         Section 8.10 Governing Law......................................  49
         Section 8.11 Accounting Method.................................   49
         Section 8.12 Amendment..........................................  49
         Section 8.13 Power Of Attorney..................................  50

                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.


         This Amended and Restated Limited Partnership Agreement (this "Agreement") amends and restates an agreement of limited partnership entered into on August 24, 1995 by the General Partner and the Original Limited Partner (the "Original Agreement").

         This Agreement admits the Limited Partners to the Partnership and provides for the withdrawal of the Original Limited Partner. The General Partner and the Limited Partners agree to make the contributions required by, and otherwise agree to the terms of, this Agreement.

         In consideration of the mutual covenants hereinafter expressed, the Partners agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated:

         ACQUISITION EXPENSES. Expenses (including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on properties not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses) related to the selection and acquisition, lease or sublease of a property whether or not the property is actually acquired by the Partnership.

         ACQUISITION FEES. The total of all commissions and similar fees paid by any Person, including the General Partner and any other Affiliated Person, in connection with the purchase, lease, sublease, development or construction of any Hotel by the Partnership, however designated and including a real estate commission, a selection fee, and a non-recurring management or loan fee. Acquisition Fees do not include any construction or developers fees paid to a Person who is not an Affiliated Person in connection with the actual construction or development of a Hotel after acquisition of the land by the Partnership.

         ADJUSTED CAPITAL ACCOUNT DEFICIT. The deficit balance, if any, in a Partner's Capital Account as of the end of any Fiscal Period after the Partner's Capital Account has been decreased by the items described in Treas. Reg.
Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) and increased by any amounts which the Partner: (a) is obligated to restore pursuant to the terms of this Agreement; (b) is otherwise treated as being obligated to restore under Treas. Reg. Section 1.704-1(b)(2)(ii)(c); or (c) is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. Section 1.704-2(g)(1) and 1.704-2(I)(5). Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         ADVANCE. Any transfer of money by an Affiliated Person to the Partnership, and any amount paid on behalf of the Partnership by an Affiliated Person, in the form of a loan or otherwise, in excess of the General Partner's Capital Contribution. Advances shall bear interest at the rate charged by any lending institution providing the funds to the Affiliated Person for the purpose of making the Advance or, if there is no such lending institution, at an annual rate of one percent above the prime rate as established from time to time by Manufacturers and Traders Trust Company, Buffalo, New York or its successor. If the Advance is made in connection with a particular Hotel, the interest rate payable to an Affiliated Person shall in no event exceed the rate which would be charged by lending institutions on comparable loans for the same purpose in the locality of the Hotel. No prepayment charge or penalty shall be required on an Advance. No Affiliated Person shall be under any obligation to make any Advance to the Partnership.

         AFFILIATED PERSON. Any Person who is the General Partner or who, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the General Partner. For purposes of this Section , the term "control" (including the terms "controlled by" and "under common control with") includes the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         AGREEMENT.  As defined in the Preamble.

         CAPITAL ACCOUNT. The amount of cash contributed by each Partner pursuant to Section 12.06:

         (a) increased by the amount of: (I) any other cash and the fair market value of any other property (determined by the contributing Partner and the General Partner) contributed by the Partner as a Capital Contribution; (ii) money paid to reduce the principal amount of any Partner Note; (iii) Income allocated to the Partner and any items in the nature of income or gain specially allocated to the Partner pursuant to Sections 3.02, 3.03 and 3.04 (except as provided in the last sentence of paragraph 3.04(d)); and (iv) any Partnership liabilities assumed by the Partner or which are secured by Partnership property distributed to the Partner; and

         (b) decreased by the amount of: (I) cash and the fair market value of any Partnership property (determined by the contributing Partner and the General Partners) distributed to the Partner as a Distribution; (ii) Losses allocated to the Partner and any items in the nature of expenses or losses specially allocated pursuant to Sections 3.02, 3.03 and 3.04 (except as provided in the last sentence of paragraph 3.04(d)); and (iii) any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership as a Capital Contribution.

Capital Accounts shall be maintained and adjusted in accordance with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv). In the event that any interest in the Partnership is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the interest transferred. This Agreement is intended to comply with Treas. Reg. Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with that Regulation.

         CAPITAL CONTRIBUTION. The money (including principal payments on Partner Notes but not the principal amount of the Notes) and the fair market value of property contributed by a Partner (with the value of property determined by the contributing Partner and the General Partners) in accordance with Section 2.06.

         CODE.  The Internal Revenue Code of 1986.

         CUMULATIVE RETURN. A Distribution to the Limited Partners on a Pro Rata basis, commencing for each Limited Partner on the date the Partner is admitted to the

Partnership, in an annual amount equal to 8 percent of the Capital Contribution of each Limited Partner (less any Distributions made pursuant to Section 2.08 or subparagraph 3.05(b)(I), calculated without regard to any volume discounts described in the Prospectus. The Cumulative Return shall be pro-rated for the years in which a closing of the offering of Units occurs and in which a sale or refinancing of any or all of the Hotels occurs.

         DISTRIBUTION. Any transfer of money or other property to a Partner, in the Partner's capacity as a Partner, from the Partnership. The term "Distribution" shall not include fees paid to the General Partner or to other Affiliated Persons pursuant to Article IV. Property is to be valued at its fair market value on the date of transfer.

         ESCROW ACCOUNT. The interest-bearing account established by the Partnership with the Escrow Agent for the purpose of depositing initial proceeds from the sale of Units and Notes as described in paragraph 2.06(c).

         ESCROW AGENT. Manufacturers and Traders Trust Company, Buffalo, New York, or another bank, which is not an Affiliated Person, selected by the General Partner.

         ESCROW AGREEMENT. An agreement entered into between the Partnership and the Escrow Agent setting forth the terms and conditions according to which the Escrow Agent shall maintain the Escrow Account.

         ESCROW UNIT DAYS. In the case of a purchaser of Units, the gross cash proceeds received by the Partnership from the purchaser in connection with the sale of Units multiplied by the number of days during the period commencing on the date that the gross cash proceeds attributable to the Units were deposited in the Escrow Account and ending on the Termination Date. In the case of a purchaser of Notes, the principal amount of the Notes purchased by the holder multiplied by the number of days during the period commencing on the date that the holder's subscription proceeds attributable to the Notes were deposited in the Escrow Account and ending on the Termination Date.

         FISCAL PERIOD. From January l to December 31 of each year or such portion thereof as the Partnership shall be in existence.

         FRONT-END FEES. Fees and expenses paid by any party for any services rendered in connection with the Partnership's organizational or acquisition phases, including all expenses of the Partnership's organization, expenses related to the offering of Units and Notes pursuant to the Prospectus, Acquisition Fees, Acquisition Expenses, Development Fees, and Organization and Offering Expenses.

         GENERAL PARTNER. Essex Partners Inc., a New York corporation or any successor duly elected by the Limited Partners.

         GENERAL PARTNER RESIDUAL INTEREST. The amount of any Distribution which the Managing General Partner is entitled to receive from the Partnership under subparagraphs 3.05(a)(ii) and 3.05(b)(iii).

         GROSS OFFERING PROCEEDS. The gross cash proceeds and the aggregate principal amount of the Partner Notes received by the Partnership from the sale of the Units and Notes.

         HOTELS. Lodging facilities to be constructed by the Partnership and operated under franchises or license agreements with national lodging chains selected by the General Partner as described in the Prospectus, and "Hotel" shall mean any one of the lodging facilities.

         INCOME OR LOSS. The Partnership's taxable income or loss for each Fiscal Period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

         (a) Sales Commissions and Syndication Expenses allocated pursuant to paragraphs 3.02(h) and 3.02(I) shall not be taken into account;

         (b) any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(I), shall be subtracted from such taxable income or loss;

         (c) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss shall be added to Income or Loss;

         (d) any gain or loss which would have been realized by the Partnership on the sale of assets distributed in kind to Partners, determined with reference to the fair market value and the adjusted tax basis of the property for federal income tax purposes immediately prior to the distribution, shall be added to or subtracted from Income or Loss;

         (e) Income or Loss does not include any amount allocated pursuant to paragraph 3.04(d); and

         (f) all computed without regard to any adjustment to the adjusted tax basis of a Partnership asset resulting from an election under Section 754 of the Code (except to the extent required by Treas. Reg. Section
1.704-1(b)(2)(iv)(m)).

         INCOME OR LOSS FROM DISPOSITION OF A HOTEL. The gain or loss recognized by the Partnership with regard to the sale, exchange, condemnation or other disposition of any Hotel.

         INVESTMENT IN HOTELS. The amount of Gross Offering Proceeds actually paid or allocated to the purchase, lease, sublease, development, construction or improvement of the Hotels to be constructed by the Partnership, including the purchase price of the land, lease deposit, the initial working capital reserves allocable to the Hotels (but not reserves in excess of 5 percent of the Gross Offering Proceeds), franchise fees paid to the Partnership's franchisor, construction management and development fees paid to Persons who are not Affiliated Persons and other cash payments such as interest and taxes, but excluding Front-End Fees. Investment in Hotels shall also include the amount of Gross Offering Proceeds used to purchase limited partnership interests in Essex Glenmaura, L.P., as more particularly described in the Prospectus.

         LIMITED PARTNERS. Those Persons listed on Schedule A as Limited Partners and their successors.

         MAJORITY VOTE OF LIMITED PARTNERS. The affirmative vote or written consent of Limited Partners then owning of record more than 50 percent of the outstanding Units.

         MANAGEMENT AGREEMENT. An agreement to be entered between the Partnership and the General Partner setting forth the terms and conditions according to which the General Partner shall operate and maintain the Hotels on behalf of the Partnership.

         MANAGING DEALER.  Essex Capital Markets Inc., an Affiliated Person.

         MORTGAGE NOTES. The promissory notes of the Partnership in the aggregate principal amount of up to $10 million to be offered and sold pursuant to the Prospectus and as more particularly described therein.

         NET ESCROW EARNINGS. The interest earned on the proceeds from the sale of the Units and Notes while held in the Escrow Account, reduced by fees and expenses of the Escrow Agent and by the interest earnings paid to a subscriber whose subscription is not accepted.

         NET OFFERING PROCEEDS. Gross Offering Proceeds reduced by Front-End
Fees.

         NET PROCEEDS OF SALE OR REFINANCING. The net cash realized by the Partnership from the sale, refinancing or other disposition of one or more Hotels, after retirement of existing mortgage debt and the payment of all expenses related to the transaction.

         NONRECOURSE DEDUCTIONS. For any Fiscal Period, an amount equal to the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Period over the aggregate amount of any Distributions during that Fiscal Period of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to Treas. Reg. Section 1.704-2.

         NONRECOURSE LIABILITY. Any Partnership liability (or portion thereof) for which no Partner bears the economic risk of loss, determined according to Treas. Reg. Section 1.704-2(b)(3).

         NOTES.  The Mortgage Notes and the Subordinated Notes.

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
         ORGANIZATION AND OFFERING EXPENSES. Those expenses incurred in connection with preparing the Partnership for registration and subsequently offering and distributing the Units to the public, including all advertising expenses.

         ORIGINAL AGREEMENT.  As defined in the Preamble.

         ORIGINAL LIMITED PARTNER. Barbara J. Purvis, the Vice President of Essex Partners Inc.

         PARTNER.  Any General or Limited Partner.

         PARTNER MINIMUM GAIN. An amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if the Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined according to Treas. Reg. Section 1.704-2(I)(3).

         PARTNER NONRECOURSE DEBT. Any Nonrecourse Liability of the Partnership for which any Partner bears the economic risk of loss, determined in according to Treas. Reg. Section 1.704-2(b)(4).

         PARTNER NONRECOURSE DEDUCTIONS. For any Fiscal Period, an amount with respect to a Partner Nonrecourse Debt equal to the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to Partner Nonrecourse Debt during that Fiscal Period over the aggregate amount of any Distributions during that Fiscal Period to the Partner that bears the economic risk of loss for Partner Nonrecourse Debt to the extent the Distributions are from the proceeds of Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to Partner Nonrecourse Debt, determined in accordance with Treas. Reg. Section 1.704-2(I)(2).

         PARTNER NOTE. A non-interest bearing promissory note payable to the Partnership and executed by a Limited Partner in connection with the purchase of 20 or more Units, providing for payments as described in Section 2.06.

         PARTNERSHIP. The limited partnership formed by the Original Agreement and continued by this Agreement.

         PARTNERSHIP MINIMUM GAIN. The amount determined by computing, with respect to each Nonrecourse Liability, the amount of gain, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property subject to the Nonrecourse Liability in full satisfaction thereof (and for no other consideration), and by then aggregating the amounts so computed. It is intended that Partnership Minimum Gain be determined in accordance with Treas. Reg. Section 1.704-2(d).

         PERSON. An individual, a corporation, a partnership, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

         PRO RATA SHARE. The Pro Rata Share of each Limited Partner shall be ninety-nine percent multiplied by a fraction, the numerator of which is the number of Units held by the Limited Partner and the denominator of which is the aggregate number of Units held by all Limited Partners. That portion of any Unit for which a Partner Note remain outstanding shall not be included in either the numerator or denominator in such calculation. The Pro Rata Share of the General Partner is one percent.

         PROSPECTUS. The Partnership's prospectus as included in the Registration Statement.

         REGISTRATION STATEMENT. The registration statement on file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of Units and Notes to be sold by the Partnership at the time the registration statement becomes effective. If the Partnership files a post-effective amendment to the Registration Statement or a new Registration Statement and the Prospectus included therein may be used by the Partnership pursuant to Rule 424 under the Securities Act of 1933 (or any corresponding provision of succeeding rules or regulations of the Securities and Exchange Commission), the term "Registration Statement," from and after the declaration of the effectiveness of the post-effective amendment or the new Registration Statement, refers to the Registration Statement as amended by the post-effective amendment thereto or the then-effective Registration Statement, as the case may be.

         REGULATIONS. The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations). Reference is made to a specific Regulation in the following manner: "Treas. Reg. Section 1.709-2."

         REGULATORY ALLOCATIONS. The allocations set forth in paragraphs (c),
(d) and (e) of Section 3.02.

         SAFE HARBOR. Any one of the "safe harbors" set forth in Internal Revenue Service Notice 88-75, 88-2 C.B. 386 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which limited partnership interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of
Section 7704 of the Code).

         SALES COMMISSIONS. Sales commissions of up to $80 per Unit and $55 per $1,000 Note sold pursuant to the Prospectus and payable by the Partnership to the Managing Dealer.

         SYNDICATION EXPENSES. All expenditures, other than Sales Commissions and the investor relations fee described in Section 4.07(b), connected with the issuing and marketing of interests in the Partnership within the meaning of Treas. Reg. Section 1.709-2(b).

         SUBORDINATED NOTES. The promissory notes of the Partnership in the aggregate principal amount of up to $6 million to be offered and sold pursuant to the Prospectus and as more particularly described therein.

         TERMINATION DATE. The date designated by the General Partner for the termination of the Partnership's offering of Units and Notes, which shall not be later than twenty-four months after the initial date of effectiveness of the Registration Statement.

         UNITS. The interest of the Limited Partners in the Partnership shall be divided into up to 5,000 Limited Partnership Units. Fractional Units shall be rounded to the nearest 100th.


                                   ARTICLE II
                                  ORGANIZATION

         SECTION 2.01 FORMATION. The Partnership was formed as a limited partnership under the laws of the State of New York by execution and filing of the

Certificate of Limited Partnership on August 30, 1995 with the Secretary of State of the State of New York.

         SECTION 2.02 NAME. The name of the Partnership is Essex Hospitality Associates IV L.P. The Partnership may also do business under such other names as the General Partner may designate by written notice to all Partners.

         SECTION 2.03 PURPOSE. The purpose of the Partnership is to construct, hold and operate the Hotels with a view to preserving capital and generating Distributions and long-term capital appreciation, to dispose of the Hotels, and to perform any acts necessary or appropriate to accomplish the foregoing.

         SECTION 2.04 PRINCIPAL OFFICE. The principal office of the Partnership shall be located at 100 Corporate Woods, Rochester, New York 14623, or at such other place as the General Partner may designate by written notice to all Partners.

         SECTION 2.05 TERM. The Partnership commenced on August 30, 1995 and shall continue, unless sooner dissolved in accordance with the terms of this Agreement or the laws of the State of New York, through December 31, 2035.

         SECTION 2.06 CAPITAL CONTRIBUTIONS.

         (a) The General Partner shall contribute as its Capital Contribution to the Partnership an amount equal to 1/99 of the Capital Contributions of the Limited Partners. The Capital Contributions of the General Partner shall be payable out of Distributions to the General Partner from the Partnership. If Distributions to the General Partner do not equal or exceed the Capital Contribution required to be made by that General Partner under this paragraph 2.06(a) prior to liquidation of the Partnership or the liquidation of the General Partner's interest in the Partnership, the General Partner shall pay to the Partnership the balance due on its Capital Contribution: (I) in the case of the liquidation of the Partnership, not later than the date that the Partnership is liquidated in accordance with paragraph 6.02(a); and (ii) in the case of the liquidation of the General Partner's interest in the Partnership, not later than the end of the Fiscal Period in which the General Partner's interest is liquidated (or, if later, within 90 days after the date of liquidation). The obligation of the General Partner to make its Capital Contribution shall not bear interest.

         (b) Upon the formation of the Partnership, the Original Limited Partner contributed $100 to the capital of the Partnership. Upon the effective date of this Agreement, the Original Limited Partner shall withdraw from the Partnership and the Partnership shall return her Capital Contribution.

         (c) Each Limited Partner acquiring 20 or more Units pursuant to the offering described in the Prospectus shall contribute to the capital of the
Partnership: (I) $500 for each Unit purchased (subject to reduction for discounts as described in the Prospectus), payable by check or money order at the time the subscription is accepted by the General Partner; and (ii) a Partner
Note in the principal amount of $500 for each Unit purchased (subject to reduction for discounts as described in the Prospectus). The Partner Note shall be payable at the earliest of: (x) thirty days after demand by the General Partner made at least six months after acceptance of the subscription of the Limited Partner, provided that: (a) a property has been identified for acquisition by the Partnership and a date for closing of the purchase has been scheduled and, within 30 days prior to the scheduled closing date, the Partnership has insufficient cash gross offering proceeds to consummate the purchase and commence construction of the Hotel; or (b) one or more properties have been acquired and funds are needed for the completion of construction of a Hotel; (y) two years from the date that the Limited Partner is admitted as a Limited Partner; or (z) three years from the Effective Date of the Registration Statement. Each Limited Partner acquiring less than 20 Units pursuant to the offering described in the Prospectus shall contribute to the capital of the Partnership $1,000 for each Unit purchased payable by check or money order at the time the subscription is accepted by the General Partner. No sale of Units shall be made to any Person of fewer than five Units, except that IRAs, Keogh and qualified plans may purchase two Units. The General Partner may accept subscriptions to purchase fractional Units, in its sole discretion, after the purchaser has satisfied the minimum investment requirements for the offering. No sale of Units shall be consummated unless and until the General Partner shall have received and accepted subscriptions for the purchase of Units and Notes which represent, in the aggregate, Gross Offering Proceeds of at least $1,978,100. All subscription proceeds shall be kept by the General Partner separate and apart from all other funds, and shall be deposited and held in trust in the Escrow Account, until such time as the subscriber is: (vi) admitted as a Limited Partner and the offering pursuant to the Prospectus is terminated or the subscription is rejected by the General Partner; or (vii) a Note is issued by the Partnership payable to the subscriber and the offering pursuant to the Prospectus is terminated or the subscription is rejected by the General Partner.

         (d) No Partner shall have any right of partition with respect to the assets of the Partnership.

         (e) Neither the Partnership nor the General Partners shall have personal liability for any Distribution to, or for the return of the Capital Contribution of, any Limited Partner. No Partner shall be entitled to interest on their Capital Contribution or their Capital Account.

         (f) No Partner shall be personally liable for, or required to make up, any deficit in the Partner's Capital Account, except that the General Partner shall be liable for the balance due on its Capital Contribution obligations as provided in paragraph 2.06(a).

         (g) No Units except those Units issued by the Partnership pursuant to the initial public offering described in the Prospectus shall be offered for sale or issued by the Partnership without the written consent of the General Partner and a Majority Vote of the Limited Partners.

         (h) Upon the occurrence of an event of default under any Partner Note, the General Partner, acting for and on behalf of the Partnership, by written notice to the defaulting Limited Partner, shall have the right to purchase from the defaulting Limited Partner his Units for a price equal to the amount of cash paid by such Limited Partner for his Units, including the amount of the principal payments, if any, made on any Partner Note (less the expenses incurred by the Partnership in purchasing and reselling the Units, including reasonable attorney's fees and a sales commission to the Managing Dealer in the amount of $50 per Unit that is resold), in which event the defaulting Limited Partner shall cease to have any interest in the Partnership with respect to such Units (including, without limitation, any Cumulative Return which accrued from the date the defaulting Limited Partner's subscription was accepted by the Managing General Partner) and the Partner Note of the defaulting Limited Partner shall be cancelled. Any such sale shall be deemed effective as of the date of the occurrence of the event of default under the Partner Note. The Partnership may, at the option of the General Partner, pay any or all of the price by giving a note payable without interest on a date five years from the occurrence of the event of default. The General Partner shall have the right to resell any Unit repurchased by the Partnership pursuant to this paragraph 2.06(h) upon such terms as it deems advisable and to admit the purchaser of any such Unit as a Limited Partner upon satisfaction of the requirements set forth in Section 5.07 of this Agreement. None of the proceeds from a resale shall be payable to the defaulting Limited Partner. The General Partner shall not resell any Unit repurchased by the Partnership pursuant to this paragraph 2.06(h) to any Affiliated Person unless the Unit has first been offered to the non-defaulting Limited Partners who are not Affiliated Persons. The foregoing rights are in addition to and not in limitation of any other right or remedy of the Partnership, and the failure of the General Partner to require a sale hereunder shall not be deemed a waiver of any other rights or remedies available to the Partnership on account of a default under a Partner Note.

         SECTION 2.07 ADMISSION OF ADDITIONAL LIMITED PARTNERS. The General Partner may admit additional Limited Partners or permit an increase in the number of Units held by any Limited Partner at any time on or prior to the Termination Date, provided that the total number of Units held by all Limited Partners shall not exceed 5,000. Additional Limited Partners shall be admitted to the Partnership pursuant to this Section 2.07 upon the execution of an amendment to this Agreement adding to Schedule A the names and addresses of the additional Limited Partners and the number of Units held by the additional Limited Partners.

         SECTION 2.08. RETURN OF NON-UTILIZED CAPITAL.

         (a) If, within 24 months from the initial effective date of the Registration Statement, no property upon which a Hotel is to be constructed has been purchased, leased or sub-leased, the Partnership shall: (I) refund to each Limited Partner the cash portion of the purchase price paid for Units; (ii) refund any amounts received under any Partner Notes; and (iii) cancel any outstanding Partner Notes.

         (b) Except as permitted under Section 4.08, no Partner other than the Original Limited Partner shall have any right to withdraw as a Partner or make a demand for withdrawal of the Partner's Capital Contribution (or the capital interest reflected in the Partner's Capital Account) until the full and complete winding up and liquidation of the business of the Partnership.

                                   ARTICLE III
                          ALLOCATIONS AND DISTRIBUTIONS

         SECTION 3.01 ALLOCATIONS OF INCOME OR LOSS.

         (a) Except as provided in paragraph 3.01(b) and Sections 3.02, 3.03 and 3.04, Income shall be allocated:

                  (i) first 99 percent to the Limited Partners and one percent to the General Partner in the same proportion as the cumulative Loss for all prior years was allocated among the Partners pursuant to subparagraph 3.01(c)(iv), until the cumulative Income allocated pursuant to this subparagraph 3.01(a)(I) is equal to the cumulative Loss allocated in all prior years pursuant to subparagraph 3.01(c)(iv).

                  (ii) next 99 percent to the Limited Partners, in proportion to each Limited Partner's respective Cumulative Return, and one percent to the General Partner until the cumulative Income allocated pursuant to subparagraphs 3.01(b)(iii) and (iv) and this subparagraph 3.01(a)(ii) is equal to the cumulative amount distributed, or which would have been distributed if adequate funds had been available for distribution, pursuant to subparagraphs 3.05(a)(I) and 3.05(b)(ii); and

                  (iii) thereafter 80 percent to the Limited Partners in accordance with each Limited Partner's Pro Rata Share and 20 percent to the General Partner.

For purposes of applying this paragraph 3.01(a), Income on the sale of any or all of the Hotels for any Fiscal Period shall be allocated only after Income from all other sources for such Fiscal Period has been allocated pursuant to this paragraph 3.01(a).

         (b)      Income from Disposition of a Hotel shall be allocated:

                  (i) first, 99 percent to the Limited Partners and one percent to the General Partner, in the same proportion as the cumulative Syndication Expenses and the cumulative Loss (if any) for all prior years was allocated among the Partners pursuant to paragraph 3.02(I), until the cumulative Income allocated pursuant to paragraph 3.02(I) and this subparagraph 3.01(b)(I) is equal to the sum of the cumulative Syndication Expenses and the cumulative Loss allocated in all prior years pursuant to paragraph 3.02(I);

                  (ii) next, 99 percent to the Limited Partners, in the same proportion as the amount of Sales Commissions were paid with respect to the Units acquired by each Limited Partner and one percent to the General Partner, until the cumulative Income allocated pursuant to this subparagraph 3.01(b)(ii) is equal to the cumulative Sales Commission allocated in all prior years pursuant to paragraph 3.01(h); and

                  (iii)    finally, as provided in paragraph 3.01(a).

         (c) Except as provided in paragraph 3.01(d) and Sections 3.02, 3.03 and 3.04, Loss shall be allocated:

                  (i) first, 80 percent to the Limited Partners and 20 percent to the General Partners, in the same proportions as the cumulative Income (if any) for all prior years was allocated 80 percent to the Limited Partners and 20 percent to the General Partner, until the cumulative Loss allocated pursuant to subparagraph 3.01(d)(ii) and this subparagraph 3.01(c)(I) equals the cumulative amount distributed pursuant to subparagraphs 3.05(a)(ii) and 3.05(b)(iii);

                  (ii) next, 99 percent to the Limited Partners and one percent to the General Partner, in the same proportions as the cumulative Income (if any) for all prior years was allocated among the Partners pursuant to subparagraph 3.01(a)(ii), until the cumulative Loss allocated pursuant to this subparagraph 3.01(c)(ii) is equal to the amount by which the cumulative Income allocated pursuant to subparagraph 3.01(a)(ii) exceeds the cumulative amounts distributed pursuant to subparagraph 3.05(a)(I) and 3.05(b)(ii); and

                  (iii) thereafter, 99 percent to the Limited Partners, in the same proportions as the Capital Contributions were made by the Limited Partners (taking into account for this purpose the principal amount of the Partner Notes), and one percent to the General Partner.

         (d) Loss from Disposition of a Hotel shall be allocated:

                  (i) first, 80 percent to the Limited Partners and 20 percent to the General Partner, in the same proportion as the cumulative Income from Disposition of a Hotel (if any) for all prior years was allocated 80 percent to the Limited Partners and 20 percent to the General Partner, until the cumulative Loss allocated pursuant to subparagraph 3.01(c)(I) and this subparagraph 3.01(d)(I) is equal to the amount by which the cumulative Income allocated pursuant to subparagraph 3.01(a)(iii) exceeds the cumulative amount distributed pursuant to subparagraph 3.05(b)(iii);

                  (ii) next, 80 percent to the Limited Partners and 20 percent to the General Partner, in the same proportions as the cumulative Income from Disposition of a Hotel (if any) for all prior years was allocated 80 percent to the Limited Partners and 20 percent to the General Partner, until the cumulative Loss allocated pursuant to subparagraph 3.01(c)(I) and this subparagraph 3.01(d)(ii) is equal to the amount by which the cumulative Income allocated pursuant to subparagraph 3.01(a)(iii) exceeds the cumulative amount distributed pursuant to subparagraph 3.05(a)(ii); and

                  (iii)    finally, as provided in paragraph 3.01(c).

         SECTION 3.02 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

         (a) Notwithstanding any other provision of this Article III, if there is a net decrease in Partnership Minimum Gain during any Fiscal Period, each Partner shall be specially allocated items of Partnership income and gain for that Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to the Partner's share of the net decrease in Partnership Minimum Gain during that Fiscal Period, determined in accordance with Treas. Reg.
Section 1.704-2(g). It is intended that items so allocated be determined and the allocations made in accordance with the minimum gain chargeback requirement of Treas. Reg. Section 1.704-2(f), and this paragraph 3.02(a) shall be interpreted consistently therewith.

         (b) Notwithstanding any other provision of this Article III except paragraph 3.02(a), if there is a net decrease in Partner Minimum Gain during any Fiscal Period, each Partner who has a share of the net decrease in Partner Minimum Gain, determined in accordance with Treas. Reg. Section 1.704-2(I)(5), shall be specially allocated items of Partnership income and gain for that Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to the Partner's share of the net decrease in Partner Minimum Gain during that Fiscal Period, determined in accordance with Treas. Reg. Section 1.704-2(I)(4). It is intended that the items so allocated be determined and the allocations made in accordance with the minimum gain chargeback requirement of

Treas. Reg. Section 1.704-2(I)(4), and this paragraph 3.02(b) shall be interpreted consistently therewith.

         (c) In the event any Partner unexpectedly receives in any Fiscal Period any adjustments, allocations or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to that Partner in such Fiscal Period (and, if necessary, in subsequent Fiscal Periods) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of that Partner as quickly as possible, provided that an allocation pursuant to this paragraph 3.02(c) shall be made if and only to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if paragraph 3.02(e) and this paragraph 3.02(c) were not in this Agreement.

         (d) No Loss or item of Partnership deduction for any Fiscal Period shall be allocated to any Partner to the extent the allocation: (I) would cause the Partner to have an Adjusted Capital Account Deficit; or (ii) would increase the Partner's Adjusted Capital Account Deficit. Any Loss or item of Partnership deduction which cannot be allocated as a result of the restrictions contained in this paragraph 3.02(d) shall be allocated to the General Partner.

         (e) In the event that any Partner has a deficit Capital Account at the end of any Fiscal Period that is in excess of the sum of: (I) the amount that Partner is obligated to restore; and (ii) the amount that Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(I) and 1.704-2(I)(5), each such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph 3.02(e) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been tentatively made as if paragraph 3.02(c) and this paragraph 3.02(e) were not in this Agreement.

         (f) Nonrecourse Deductions for any Fiscal Period shall be specially allocated 99 percent to the Limited Partners in accordance with each Limited Partner's Pro Rata Share and one percent to the General Partner.

         (g) Any Partner Nonrecourse Deductions for any Fiscal Period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. Section 1.704-2(I)(1).

         (h) Sales Commissions paid by the Partnership with respect to any Unit shall be allocated 99 percent to the Limited Partner who acquired the Unit and one percent to the General Partner.

         (i) Syndication Expenses for any Fiscal Period shall be allocated 99 percent to the Limited Partners in the same proportions as the Capital Contributions were made by the Limited Partners (taking into account for this purpose the face amount of any Partner Note) and one percent to the General Partner. If Limited Partners are admitted to the Partnership pursuant to Sections 2.06 and 2.07 on different dates, all Syndication Expenses allocated to the Limited Partners shall be divided among the Limited Partners from time to time so that, to the extent possible, total Syndication Expenses are allocated to each Unit in the manner set forth in the preceding sentence of this subparagraph 3.02(I). In the event the General Partner determines that such result is not likely to be achieved through the allocation of future Syndication Expenses, the Managing General Partner may allocate Income or Loss so as to achieve the same effect on the Capital Accounts of the Limited Partners.

         (j) To the extent that any discrepancies in Capital Accounts (as determined on a per Unit basis) exist among the Limited Partners at the date of admission of Limited Partners, solely as a result of the volume discounts described in the Prospectus, items of Partnership gross income and gain shall be specially allocated to the Limited Partners in proportion to such discrepancies until such discrepancies are eliminated in the earlier of the year that the liquidation of the Partnership occurs or the year that a Partner's Unit is redeemed by the Partnership; provided, however, to the extent that special allocations pursuant to paragraph 3.02(c) or 3.02(d) made in a prior year have eliminated such discrepancies, no special allocation shall be made pursuant to this paragraph 3.02(j).

         SECTION 3.03 CURATIVE ALLOCATIONS. The Regulatory Allocations are intended to comply with certain requirements of Treas. Reg. Section 1.704-1(b). Notwithstanding any other provisions of this Article III (other than paragraphs 3.02(a) through (g) and paragraphs 3.04(c) through (e)), the General Partner shall, to the extent possible, make allocations of Income or Loss simultaneously with or subsequent to such Regulatory

Allocations to the extent necessary so that the aggregate Distributions from the Partnership will be consistent with those that would have been made under
Section 3.05, computed as if Section 6.02 did not apply.

         SECTION 3.04 OTHER ALLOCATION RULES.

         (a) Upon the admission of the Limited Partners and in the event of an assignment of a Unit pursuant to Sections 5.04 and 5.05 in any Fiscal Period, Income or Loss for that Fiscal Period shall be allocated among the Partners to reflect their varying interests during the Fiscal Period. For purposes of computing the varying interests of each Partner, the Partnership shall make an interim closing of its books as of the effective date of the admission of a Partner or the assignment of a Unit and compute the items of Income or Loss applicable to the period of time before and after that date using the accrual method of accounting. Any assignment of a Unit shall be effective as of the first day of the calendar month nearest the date of assignment.

         (b) If Limited Partners are admitted to the Partnership pursuant to
Section 2.06 or 2.07 on different dates, Loss allocated to the Limited Partners for such Fiscal Period (and, if necessary, each subsequent Fiscal Period) shall be divided among the Persons owning Units from time to time during such Fiscal Periods, in accordance with paragraph 3.04(a) and in the manner selected by the General Partner in its discretion, so that, to the extent possible, the cumulative Loss per Unit allocated to each Limited Partner as of the end of each Fiscal Period is the same.

         (c) If any fees or other payments made to the General Partner are determined to be a distribution of profits of the Partnership for federal income tax purposes, gross income of the Partnership in an amount equal to the amount of the fee or other payment determined to be a distribution of profits shall be allocated to the General Partner. To the extent that any Distribution to the General Partner is determined for federal income tax purposes to be a fee paid to the General Partner, the General Partner's allocated share of Loss shall be increased, or its share of Income reduced, by an amount equal to the Distribution.

         (d) Except as provided in the following sentence, for federal income tax purposes each item of income, gain, loss or deduction shall be allocated in the same manner as the corresponding item is allocated for Capital Account purposes. In accordance with Sections 704(c) and 704(b) of the Code and the Regulations thereunder, items of income, gain, loss or deduction with respect to any asset contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account any variation between the adjusted basis of the property to the Partnership for federal income tax purposes and the fair market value of the property at the time of contribution, as determined by the contributing Partner and the Partnership. The amount of income, gain, loss or deduction allocated under the immediately preceding sentence of this paragraph 3.04(d) shall not increase or decrease the Capital Account of the contributing Partner to the extent that the fair market value of the property has been previously added to the Partner's Capital Account.

         (e) Solely for the purpose of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Treas. Reg. Section 1.752-3(a)(3), the Partners' interest in Partnership profits is as follows: 99 percent to the Limited Partners in accordance with each Limited Partner's Pro Rata Share and one percent to the General Partner.

         (f) If the obligation of the General Partner to make its Capital Contribution pursuant to paragraph 2.06(a), or the obligations of any Limited Partner to pay the principal due on a Partner Note, are determined at any time during the term of the Partnership to be subject to the provisions of Section 483, 1274 or 7872 of the Code (or any other similar provision or successor provisions thereto) and as a result the Partnership is (or would but for actions taken pursuant to this paragraph 3.04(f) be) determined to have received or to be receiving imputed interest income or original issue discount, the imputed interest income or original issue discount recognized by the Partnership in any Fiscal Period shall be specially allocated to the Partners in accordance with the ratio that the imputed interest income or original issue discount attributable to each Partner bears to the total amount of imputed interest income or original issue discount recognized by the Partnership for that Fiscal Period. Alternatively, at the option of the General Partner, if the Partnership is, as a result of the General Partner's Capital Contribution obligation or the obligations of any Limited Partner to pay the principal due on a Partner Note, determined to have received or to be receiving imputed interest income or original issue discount, the General Partner and the Limited Partners are hereby authorized to pay to the Partnership as interest on their respective Capital Contribution obligations the amount necessary to prevent the Partnership from recognizing imputed interest income or original issue discount as a result of such Capital Contribution obligations, in which event: (I) gross income of the Partnership shall be specially allocated to the General Partner and the Limited Partners issuing Partner Notes in accordance with their Pro Rata Share for any Fiscal Period in

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
an amount equal to the full amount of income recognized by the Partnership during that Fiscal Period as a result of the receipt of such payments from the General Partner and the Limited Partners; and (ii) cash of the Partnership in an amount equal to the amount of such payments received by the Partnership in any Fiscal Period shall be distributed to the General Partner and the Limited Partners for such Fiscal Period in accordance with their respective Pro Rata Shares prior to the making of any other Distributions pursuant to Section 3.05.

         SECTION 3.05 DISTRIBUTIONS.

         (a) Except as provided in paragraph 3.05(c), Distributions shall be at such times and in such amounts as the General Partner shall determine. All Distributions made by March 15 of a year, based upon cash on hand as of December 31 of the previous year, will be treated for purposes of this Article III as having been made on December 31 of the previous year. Except as provided in subparagraph 3.04(f)(ii) and in paragraphs 3.05(b), 3.05(c) and 6.02(b), Distributions shall be made:

                  (i) first, 99 percent to the Limited Partners, in proportion to their unpaid Cumulative Return, and one percent to the General Partner until each Limited Partner has received the Cumulative Return due to the Limited Partner through the date upon which the Distribution is made plus any unpaid Cumulative Return due to the Limited Partner for prior years; and

                  (ii) thereafter, 80 percent to the Limited Partners, in accordance with each Limited Partner's Pro Rata Share, and 20 percent to the General Partner.

         (b) Except as provided in subparagraph 3.04(f)(ii) and in paragraphs 3.05(c) and 6.02(b), the Net Proceeds of Sale or Refinancing shall be distributed:

                  (i) first, 99 percent to the Limited Partners, in accordance with each Limited Partner's Pro Rata Share, and one percent to the General Partner until each Limited Partner has received aggregate Distributions under this subparagraph 3.05(b)(I) equal to $1,000 per Unit;

                  (ii) next, 99 percent to the Limited Partners, in proportion to their unpaid Cumulative Return, and one percent to the General Partner until each Limited Partner has received the Cumulative Return due to the Limited Partner through

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the date on which the Distribution is made plus any unpaid Cumulative Return due to the Limited Partner for prior years; and

                  (iii) thereafter, 80 percent to the Limited Partners, in accordance with each Limited Partner's Pro Rata Share, and 20 percent to the General Partner.

         (c) The Net Escrow Earnings received by the Partnership shall be promptly distributed to the Limited Partners and Note holders in proportion to each Limited Partner's or Note holder's relative Escrow Unit Days.


                                   ARTICLE IV
                               THE GENERAL PARTNER

         SECTION 4.01 POWERS OF THE GENERAL PARTNER.

         (a) Except as required by paragraph 4.02(d), the General Partner shall have complete discretion in the management and control of the business of the Partnership. In addition to powers provided by law, the General Partner is hereby authorized to (I) expend Partnership funds in furtherance of the purpose of the Partnership; (ii) acquire, sell, transfer, convey, lease (as lessor or lessee) or otherwise deal with any or all of the assets of the Partnership;
(iii) incur obligations for and on behalf of the Partnership in connection with Partnership business; (iv) invest the capital of the Partnership; (v) borrow moneys for and on behalf of the Partnership on such terms and conditions as the General Partner may deem advisable and proper and pledge the credit and mortgage or encumber assets of the Partnership for such purposes; (vi) repay in whole or in part, refinance, recast, modify or extend any security interest affecting the assets of the Partnership, and in connection therewith execute for and on behalf of the Partnership any or all extensions, renewals, or modifications of such security interests; (vii) determine the terms of the offering of Units, including the manner of complying with applicable law, and in connection therewith execute for and on behalf of the Partnership any registration statement or other document required under any federal or state securities law and take any additional action as it shall deem necessary or desirable to effectuate the offering of such Units; (viii) employ such agents, employees, independent contractors, attorneys and accountants as the General Partner deems reasonably necessary; (ix) obtain insurance for the proper protection of the Partnership, the General Partner and the Limited Partners; (x) commence, defend, compromise or settle any claims, proceedings, actions or litigation for and on behalf

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
of the Partnership (including claims, proceedings, actions or litigation involving the General Partner in its capacity as a general partner) and retain legal counsel in connection therewith and pay out of the assets of the Partnership any and all liabilities and expenses (including fees of legal counsel) incurred in connection therewith; (xi) make such decisions and enter into such agreements as it may reasonably believe to be necessary; and (xii) prepare, execute, file and deliver any document, or take such other action, as may be necessary or desirable to carry out the purpose of the Partnership.

         (b) The General Partner, acting for and on behalf of the Partnership, is expressly authorized to amend this Agreement without the consent or vote of any of the Limited Partners to: (I) reflect the addition or deletion of Limited Partners or the return of capital to Partners; (ii) add to the representations, duties or obligations of the General Partner or to surrender any right or power granted to the General Partner for the benefit of Limited Partners; (iii) cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provisions herein, or to add any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (iv) change the name of the Partnership; or (v) delete or add any provision from or to this Agreement requested to be so deleted or added by the staff of the Securities and Exchange Commission or by a state regulatory agency, the deletion or addition of which provision is deemed by the regulatory agency to be for the benefit or protection of the Limited Partners. No amendment shall be adopted pursuant to this paragraph 4.01(b) unless the adoption thereof: (x) does not adversely affect the rights of the Limited Partners; and (y) does not adversely affect the status of the Partnership as a partnership for federal income tax purposes.

         SECTION 4.02 DUTIES OF THE GENERAL PARTNER.

         (a) The General Partner shall devote such of its time as it deems necessary to the affairs of the Partnership.

         (b) The ratio of total Gross Offering Proceeds from the sale of Notes to the greater of (I) Gross Offering Proceeds from the sale of Notes and Units, including the principal amount of Partner Notes, or (ii) the aggregate fair market value of the Partnership's Hotels, plus the Partnership's interest in Essex Glenmaura L.P., shall not be more than .85 to 1.0.


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
         (c) The General Partner shall not cause the merger or other reorganization of the Partnership or dissolve the Partnership without a Majority Vote of Limited Partners approving the action.

         (d) The General Partner shall observe the following policies in connection with Partnership operations: (I) the Partnership shall not acquire property in exchange for Units; (ii) the Partnership shall not acquire real property unless supported by a land appraisal prepared by a competent, independent appraiser, which appraisal shall be maintained in the General Partner's records and shall be available for inspection and duplication by Limited Partners; (iii) except with respect to the Partnership's investment in Essex Glenmaura L.P., which is expressly approved, investments by the Partnership in general partnership or limited partnership interests of, or joint venture arrangements with, other Persons shall be prohibited unless approved by the General Partner and a Majority Vote of Limited Partners; (iv) the Partnership shall not invest in junior trust deeds and similar obligations except for junior trust deeds which arise from the sale of Hotels; (v) the funds of the Partnership shall not be commingled with the funds of any other Person, provided that the foregoing shall not prohibit the General Partner from establishing a master fiduciary account pursuant to which separate subtrust accounts are established for the benefit of affiliated limited partnerships of the General Partner so long as the Partnership funds are protected from claims of other partnerships and their creditors; (vi) the General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its possession or control, and, except as otherwise provided herein, shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership; (vii) the General Partner shall not create for the Units a "secondary market (or the substantial equivalent thereof)" within the meaning of
Section 7704 of the Code or otherwise permit, recognize, or facilitate the trading of Units on any such market, or permit any Affiliated Persons to take such actions, if as a result thereof the Partnership would be taxed for federal income tax purposes as an association taxable as a corporation; (viii) neither the General Partner nor any other Affiliated Person shall: (a) receive for their account any kickbacks or rebates with respect to expenditures made by or on behalf of the Partnership; (b) enter into any reciprocal arrangement that has the effect of circumventing this subparagraph 4.02(d)(viii); or (c) directly or indirectly, pay or award any commissions or other compensation to any Person for encouraging or inducing any other Person to purchase Units (nothing herein shall prohibit the payment of normal sales commissions and fees to broker-dealers including, without limitation, the Managing Dealer) in connection with an offering of interests in the Partnership;

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
and (ix) the General Partner shall not cause the Partnership to enter into any contract to construct or develop any Hotel without a specific price being guaranteed by a written guarantee of completion by the General Partner.

         SECTION 4.03 PARTNERSHIP TAX MATTERS. The General Partner is the tax matters partner of the Partnership. In carrying out its responsibilities as tax matters partner, the General Partner shall have authority to make such elections (including but not limited to making an election under Section 754 of the Code and selecting any reasonable method to allocate income pursuant to Section 704(c) of the Code), take such actions and enter into such agreements as it deems in the best interests of the Limited Partners who own more than 50 percent of the outstanding Units. Any expense incurred by the Partnership in contesting with the Internal Revenue Service or any state income tax authority any change in Income or Loss or the allocation of Income or Loss to any Partner shall be an expense of the Partnership.

         SECTION 4.04 INDEMNIFICATION OF THE GENERAL PARTNER.

         (a) The Partnership, its receiver or its trustee, shall indemnify, save harmless and pay all judgements and claims against the General Partner, and any other Affiliated Person who performs services for the Partnership, from any liability, loss or damage incurred by reason of any act performed or omitted to be performed when acting in connection with the business of the Partnership as described in this Agreement, including costs and attorney's fees and any amounts expended in the settlement of any claims or liability, loss or damage. Notwithstanding the preceding sentence: (I) if such liability, loss or claim arises out of any action or inaction of the General Partner or Affiliated Person, the General Partner or Affiliated Person must have determined in good faith that such course of conduct was in the best interest of the Partnership and the action or inaction in fact did not constitute fraud, bad faith or gross negligence by the General Partner or Affiliated Person; and (ii) any indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners. All judgments against the Partnership and the General Partner wherein the General Partner is entitled to indemnification must first be satisfied from Partnership assets before the General Partner may be held responsible. Persons entitled to indemnification under this paragraph 4.04(a) shall be entitled to receive advances for attorney's fees and other legal costs and expenses arising out of claims made against them, provided that no advance shall be made with respect to any claim unless the action relates to the performance of duties or services by the indemnified party on behalf of the Partnership and the indemnified party undertakes in writing prior to receipt of the advance to repay in full the advance in the event that, upon the ultimate disposition of the claim, the party would not be entitled to indemnification under this paragraph 4.04(a). Nothing in this paragraph 4.01(a) shall constitute a waiver by a Limited Partner of any right which the Limited Partner may have against any party under federal or state securities laws. Affiliated Persons will be indemnified only for liabilities arising out of activities in which they engage on behalf of the Partnership or in connection with its business which are within the scope of activities permitted to be performed by the Affiliated Person under this Agreement and which are duly authorized by the General Partner.

         (b) Notwithstanding paragraph 4.04(a), neither the General Partner nor any other Affiliated Persons performing services for the Partnership shall be indemnified from any liability, loss or damage incurred in connection with any claim or settlement involving violations of federal or state securities laws by the General Partner or by any Affiliated Person or any liability for fraud, bad faith or gross negligence. Notwithstanding the preceding sentence, indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, if: (I) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification; (ii) a court dismisses each count involving alleged securities law violations with prejudice as to the party seeking indemnification; or (iii) a court approves the settlement and finds that indemnification of any payment in settlement and related costs should be made and, before seeking court approval for indemnification, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission and any state securities administrators of any state in which the Notes or Units were offered or sold pursuant to the Prospectus or in which Limited Partners or holders of Notes then reside with respect to the issue of indemnification for securities law violations.

         (c) The Partnership shall not pay for any insurance covering liability of the General Partner or any other Affiliated Person for actions or omissions for which indemnification is not permitted hereunder. Notwithstanding the preceding sentence, nothing contained herein shall preclude the Partnership from purchasing and paying for such types of insurance, including extended coverage liability and casualty and worker's compensation, as would be customary for any Person owning comparable properties and engaged in a similar business or from naming the General Partner and any other Affiliated Person as additional insured parties thereunder (if such addition does not add to the premiums payable by the Partnership).

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
         (d) No contract or agreement entered into by a Limited Partner will reduce or eliminate the fiduciary duty owed to the Limited Partner by the General Partner.

         SECTION 4.05 AUTHORITY OF THE GENERAL PARTNER. In no event shall any Person (other than an Affiliated Person) dealing with the General Partner with respect to any property of the Partnership be obligated to see that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the General Partner, and every contract, agreement, lease, promissory note, mortgage or other instrument or document executed by the General Partner with respect to the assets of the Partnership shall be conclusive evidence in favor of any and every Person (other than an Affiliated Person) relying thereon or claiming thereunder that: (a) at the time of the execution or delivery thereof, the Partnership was in full force and effect; (b) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners; and (c) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

         SECTION 4.06 CONTRACTS WITH AFFILIATED PERSONS.

         (a) The Partnership shall not purchase or lease property in which the General Partner or any other Affiliated Person has an interest nor shall it purchase or lease any property from any entity in which the General Partner or any other Affiliated Person has an interest. Notwithstanding the preceding sentence, the General Partner may purchase property in its own name from an Affiliated Person or a third party (and assume loans in connection therewith) and temporarily hold title thereto for the purpose of facilitating the acquisition of property, the borrowing of money or obtaining of financing for the Partnership, the completion of construction of one or more of the Hotels, or any other purposes related to the business of the Partnership provided that neither the General Partner nor any Affiliated Person realize any benefit from the transaction apart from compensation otherwise permitted by this Article IV. The General Partner shall not sell property to the Partnership pursuant to this paragraph 4.06(a) if the cost of the property would exceed the funds reasonably anticipated to be available to the Partnership to purchase the property. The General Partner will consider all of the relevant facts and circumstances in deciding which properties, if any, will be purchased by the Partnership from the General Partner pursuant to this paragraph 4.06(a), including the cost of the property, the cost to complete construction, the funds

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
available to the Partnership, and the investment objectives and policies of the Partnership.

         (b) The Partnership shall not sell or lease property to the General Partner or any other Affiliated Person except: (I) the rental of Hotel rooms in the ordinary course of business; and (ii) the sale of all or substantially all of the assets of the Partnership to an Affiliated Person, provided that the transaction is fully disclosed to all Limited Partners and on terms competitive with those which may be obtained from persons other than Affiliated Persons.

         (c) No loans may be made by the Partnership to the General Partner or any other Affiliated Person except to the extent that the General Partner has determined that such loan is beneficial to the Partnership.

         (d) The Partnership shall not borrow any money from the General Partner or any Affiliated Person if the principal amount is scheduled to be repaid over more than 48 months or if less than 50 percent of the principal amount is scheduled to be repaid during the first 24 months.

         (e) The General Partner shall commit a percentage of the Gross Offering Proceeds to Investment in Hotels which is not less than the greater of 80 percent of the Gross Offering Proceeds, reduced by .1625 percent for each 1 percent of the aggregate purchase price of the Hotels represented by mortgage indebtedness secured by such Hotels, or 67 percent of the Gross Offering Proceeds. Further, the aggregate amount of Front-End Fees incurred in connection with the Hotels shall not exceed the normal and competitive rate customarily charged by others rendering similar services in the geographical location where the services are performed.

         SECTION 4.07 COMPENSATION OF AFFILIATED PERSONS.

         (a) Other than as provided in this Section 4.07, no Affiliated Persons shall be compensated for goods or services provided to the Partnership.

         (b) The General Partner is expressly authorized to pay, on behalf of the Partnership, the Sales Commissions. The Partnership shall pay to the Managing Dealer, beginning on December 31, 1998, and continuing through December 31 of the next three Fiscal Periods thereafter (the last such date is referred to herein as the "Final Payment Date"), an annual investor relations fee payable from operating revenues in an amount equal to one quarter of one percent of the total gross offering proceeds from the sale of Units (including the aggregate principal amount of any Partner Notes) and one quarter of one percent of the total gross offering proceeds from the sale of Notes. Notwithstanding the preceding sentence, the investor relations fee shall be paid only if and to the extent that: (I) the total amount of selling commissions (including Sales Commissions and all investor relations fees), fees and reimbursements paid to the Managing Dealer and any registered broker-dealers retained by the Managing Dealer in connection with the offering does not exceed ten percent of the Gross Offering Proceeds; and (ii) Organization and Offering Expenses (including Sales Commissions and all investor relations fees) do not exceed fifteen percent of Gross Offering Proceeds. The investor relations fee shall be deferred until the Limited Partners have received the Cumulative Return due through the date of payment thereof plus any unpaid Cumulative Return due to the Limited Partners for prior years and shall be abated to the extent that the deferral continues after the third anniversary of the Final Payment Date.

         (c) The Partnership shall also pay to the General Partner (or any subsequent property manager) a property management fee of four and one-half percent of Gross Operating Revenues and any other amounts payable as provided in the Management Agreement. The Partnership shall pay a partnership management fee to the General Partner of one and one-quarter percent of Gross Operating Revenues, commencing with the month of issuance of a certificate of occupancy for the first Hotel and payable at the end of each calendar month thereafter. As used in this paragraph 4.07(c), "Gross Operating Revenues" shall mean all revenues and income from sales of any kind, whether derived directly or indirectly from any source relating to the Hotels and over which the Partnership has any direct or indirect responsibility, including, but not limited to, rental of rooms, food and beverage sales, sales from gift or other shops which are operated under the direction of the Partnership, and vending machine and cable television revenue. The term "Gross Operating Revenues" shall not include gratuities which the Partnership is obligated to pay over to employees and excise, sales and use taxes collected from patrons or guests as part of the sales price of any goods or services, such as gross receipts, administration, and cabaret taxes.

         (d) For its services in connection with the formation and reorganization of the Partnership and the offering of Units and Notes, the General Partner shall receive from the Partnership an organization and offering management fee equal to 3.4 percent of Gross Offering Proceeds. The General Partner may, in its sole discretion, pay all or a portion of that fee to the Managing Dealer or other registered broker-dealers retained

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
by the Managing Dealer in connection with the offering of the Units and Notes, provided that the total amount of selling commissions, fees, and reimbursements paid to the Managing Dealer and other broker-dealers in connection with the offering shall not exceed ten percent of the Gross Offering Proceeds.

         (e) For its services in selecting and purchasing, leasing or subleasing the land upon which the Hotels will be constructed, the General Partner shall receive from the Partnership an acquisition fee of $110,000 per Hotel site acquired by the Partnership. The acquisition fee shall be payable $35,000 upon execution of a valid purchase, lease or sublease agreement (which amount shall be refunded to the Partnership if the transaction does not close) and the remainder upon the closing of the purchase, lease or sublease by the Partnership of the land upon which a Hotel is to be constructed.

         (f) For its services in connection with the development of each Hotel the General Partner shall receive from the Partnership a developer's fee of $160,000 per Hotel, increased by 5 percent of total construction, site development and furniture, fixtures and equipment costs in excess of $2 million, but not to exceed $300,000 per Hotel (the "Development Fee"). The Development Fee for each Hotel shall be payable 15 percent per month beginning on the first day of the month following the commencement of construction and continuing for a term not to exceed six months. The unpaid balance shall be paid upon the obtaining of a certificate of occupancy for the Hotel.

         (g) For its services in connection with the financing or refinancing of any Hotel, the General Partner shall receive from the Partnership a refinancing fee of one percent of the gross proceeds of the refinancing. In addition, if the refinancing involves the sale of promissory notes to investors in a private placement which is exempt from registration under the Securities Act of 1933, as amended, or a public offering similar to the offering of Notes pursuant to the Prospectus, the General Partner and the Managing Dealer shall receive from the Partnership the fees and sales commissions customarily charged by the General Partner and Managing Dealer for rendering comparable services on competitive terms.

         (h) Upon the closing of a sale of each Hotel, the Partnership shall pay the General Partner a sales fee of three percent of the gross sales price, provided that: (I) the fee and any other real estate commission paid by the Partnership with respect to the sale do not exceed six percent of the gross sale price; and (ii) the General Partner

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
provides substantial services in connection with the sale of the Hotel. The Partnership shall not enter into any exclusive agreement with any Affiliated Person for the sale of any Hotel.

         (I) Should the General Partner be removed as general partner of the Partnership pursuant to a vote of the Limited Partners as provided in subparagraph 5.01(b)(ii), any portion of the fees or commissions described in this Section 4.07, unreimbursed expenses payable pursuant to the provisions of
Section 4.10, and other fee or commission payable to the General Partner or other Affiliated Person pursuant to this Agreement which is then accrued and due, but not yet paid, shall be paid by the Partnership to the General Partner or other Affiliated Person within 30 days of the date of removal, unless such amount is included in the purchase price of the General Partner's interest in the Partnership as determined under paragraph 6.01(c).

         SECTION 4.08 WITHDRAWAL OF THE GENERAL PARTNER. The General Partner shall not resign or withdraw from the Partnership without obtaining a Majority Vote of the Limited Partners.

         SECTION 4.09 ASSIGNMENT OF THE GENERAL PARTNER INTEREST. The General Partner may not transfer, assign, grant, convey, mortgage or otherwise encumber its interest as general partner of the Partnership.

         SECTION 4.10 EXPENSES OF THE PARTNERSHIP.

         (a)      Subject to paragraph 4.10(c), the Partnership shall pay:

                  (i) all expenses incurred in the organization of the Partnership and sale of the Units, including Organization and Offering Expenses;

                  (ii) all expenses incurred in the acquisition, construction and development of the Hotels (including, without limitation, up to $25,000 per site, but not to exceed $60,000 in the aggregate, for due diligence expenses paid by the General Partner to third parties with respect to a site which is not acquired by the Partnership);

                  (iii) all expenses incurred in the administration of the Partnership and the ownership, operation or improvement of the Hotels (including all property management fees and franchise or similar fees payable in connection with the Hotels); and

                  (iv) all expenses incurred in the sale, refinancing or other disposition of the Hotels (including real estate commissions, legal and accounting fees and escrow fees).

         (b) Operational expenses payable by the Partnership shall include the actual cost of goods, materials and services used for or by the Partnership whether incurred directly by the Partnership, by Affiliated Persons or non-affiliates of the General Partners in performing the following general functions:

                  (I) Partnership operations, which shall include without limitation: implementation of Partnership investment policies, refinancing of Hotels, implementation of periodic physical inspections and informal market surveys, direction and review of the work of managers of the Partnership's Hotels, payment of fees and expenses paid to independent contractors, mortgage brokers, real estate brokers, consultants and other agents, property management fees payable to any property manager engaged by the Partnership to manage one or more of the Hotels, payment of expenses relating to the day-to-day operation of the Hotels, including employee wages, utilities, insurance, real estate taxes, maintenance and repair costs, implementation and review of Partnership reserves and working capital and recommendations with respect to changes thereto, conducting, supervising and reviewing Hotel operations, including marketing, maintenance and refurbishment, initiation and implementation of any other action necessary to obtain the optimal potential ownership benefits for the Partnership, supervision and expenses of professionals employed by the Partnership in connection with any of the above, review and analysis of the local, regional and national lodging markets and initiation of recommendations to sell the Hotels on acceptable terms of sale, and preparation and dissemination of documentation relating to the potential sale, financing or other disposition of the Hotels;

                  (ii) Partnership accounting, which shall include without limitation, preparation and documentation of Partnership accounting and audits, preparation and documentation of budgets, economic surveys, cash flow projections and capital requirements, preparation of regulatory reports, and acquisition of any equipment necessary for the maintenance of the books and records of the Partnership;

                  (iii) Investor communications, which shall include without limitation, initiation, review and approval of Partnership reports and communications to Limited Partners, expenses in connection with distributions made by the Partnership to, and communications, bookkeeping and clerical work necessary in maintaining relations with, Limited Partners, including the costs of design, production, printing and mailing reports of the Partnership, conducting elections in any circumstance requiring a vote of the Limited Partners, holding meetings with Limited Partners, preparing proxy statements and soliciting proxies, and preparing and mailing reports to Limited Partners for tax reporting and such other purposes as the General Partner (including reports required to be filed with the Securities and Exchange Commission and other federal or state regulatory agencies); and such other purposes as the General Partner deems to be in the best interest of the Partnership;

                  (iv) Investor documentation, which shall include without limitation, printing, engraving and other expenses and taxes in connection with the issuance, distribution, transfer, registration and recordation of documents evidencing ownership of Units;


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
                  (v) Legal services, which shall include without limitation, revising and amending this Agreement or converting, modifying or terminating the Partnership, monitoring costs incurred in litigation in which the Partnership is involved as well as any examination, investigation, or other proceeding conducted by any regulatory agency with regard to the Partnership, and qualifying or licensing the Partnership;

                  (vi) tax services, which shall include without limitation the preparation and documentation of Partnership federal and state tax returns;

                  (vii) computer services, which shall include without limitation any computer equipment or services used for or by the Partnership, including maintenance of investor records and processing of accounting records related to the Partnership;

                  (viii) risk management, which shall include without limitation, inspection services, special consultant fees, premiums, loss adjustments, and such other expenses of insurance as required in connection with the business of the Partnership; and

                  (ix) such other related expenses as are necessary to the prudent operation of the Partnership.

         (c) The General Partner or other Affiliated Persons shall bear or pay:
(I) all costs incurred in the organization of the Partnership and sale of the Units, including Organization and Offering Expenses, to the extent they exceed fifteen percent of the Gross Offering Proceeds; (ii) costs for services for which the General Partner or other Affiliated Persons are entitled to compensation by way of a separate fee; (iii) costs for services other than administrative services necessary to the prudent operation of the Partnership which meet the requirements of paragraph 4.10(e); (iv) costs of goods and materials purchased from Affiliated Persons; (v) any rent, depreciation, utilities, capital equipment, or other administrative items relating to the operations of the General Partner or other Affiliated Persons; (vi) salaries or fringe benefits incurred by or allocated to any director or executive officer of the Managing

General Partner or any other Affiliated Persons; and (vii) all other expenses which are unrelated to the business of the Partnership.

         (d) Actual costs of goods and materials to the General Partner, as used in this Section 4.10, means the actual costs to the General Partner or other Affiliated Persons of goods and materials used for or by the Partnership and obtained from entities not affiliated with the General Partner.

         (e) Actual costs of services, as used in this Section 4.10, means the pro rata cost of personnel (as if such persons were employees of the Partnership) associated therewith. The costs of such services to be reimbursed to the General Partner or other Affiliated Persons by the Partnership shall be at the lower of the General Partner's actual cost or the amount of the Partnership would be required to pay to independent parties for comparable services in the same geographic location. The obligation of the Partnership to reimburse the General Partner or other Affiliated Persons for services (other than for services previously rendered) may be terminated at any time by the Partnership without penalty on 60 days' notice.

         (f) Each annual report to Partners will contain a breakdown of the costs reimbursed to the General Partner and other Affiliated Persons by the Partnership. Within the scope of the annual audit of the financial statements of the Partnership, the independent public accountants shall review the allocation of such costs to the Partnership. The method of review shall at minimum provide:
(I) a review of the time records of individual employees; (ii) the costs of whose services were reimbursed; and (iii) a review of the specific nature of the work performed by each such employee. The method of review shall be in accordance with generally accepted auditing standards and shall accordingly include such tests of the accounting records and such other auditing procedures which the independent public accountants consider appropriate in the circumstances. The additional costs of such review will be itemized by the accountants on an entity-by-entity basis and may be reimbursed to the General Partners or other Affiliated Persons by the Partnership in accordance with this paragraph 4.10(f) only to the extent that such reimbursement, when added to the cost for administrative services rendered, does not exceed the competitive rate for such services.

         SECTION 4.11 PURCHASE OF UNITS. The General Partner, and any officer, director, shareholder or employee of the General Partner or any Affiliated Person, may purchase Units and will be treated for all purposes as a Limited Partner under this Agreement with respect to the Units so purchased.

                                    ARTICLE V
                              THE LIMITED PARTNERS

         SECTION 5.01 POWERS OF LIMITED PARTNERS.

         (a) The Limited Partners shall take no part in the management of the business or transact any business for the Partnership and shall have no power to sign for or bind the Partnership.

         (b) Notwithstanding paragraph 5.01(a), the Limited Partners, by a Majority Vote of Limited Partners and without the concurrence of the General Partner, shall have the right to: (I) amend this Agreement, but not as to the matters specified in Section 4.01(b), which matters the General Partner alone may amend without vote of the Limited Partners; and (ii) remove the General Partner and elect one or more replacement general partners.

         (c) As provided in paragraph 6.01(b), the Limited Partners may, by unanimous vote, elect to continue the Partnership and elect one or more new general partners upon an event of withdrawal with respect to the General Partner.

         (d) Notwithstanding paragraph 5.01(b), this Agreement shall in no event be amended to modify the compensation or distributions to which the General Partner is entitled or enlarge the obligations or liabilities of the General Partner without the consent of the General Partner. The Limited Partners shall have no voting rights and shall not be otherwise empowered to make any determination on behalf of the Partnership except as expressly set forth in this Agreement.

         (e) No Limited Partner shall pledge, mortgage or otherwise encumber his or her Units.

         SECTION 5.02 LIABILITY OF LIMITED PARTNERS. Performance of one or more of the acts described in Section 5.01 shall not cause a Limited Partner to be subject to the liabilities of a general partner or impose any personal liability on a Limited Partner. No Limited Partner shall be obligated to make any contribution to the capital of the Partnership in addition to that Limited Partner's Capital Contribution or to make up any deficit in his or her Capital Account. No Limited Partner shall be obligated to make loans to the Partnership. No Limited Partner have any personal liability with respect to the liabilities or obligations of the Partnership unless the obligation is set forth in a writing signed by the Limited Partner.

         SECTION 5.03 MEETINGS OF LIMITED PARTNERS.

         (a) Meetings of the Limited Partners, to vote upon any matters as to which the Limited Partners are authorized to take action under this Agreement, may be called at any time by either of the General Partner or by Limited Partners who own ten percent or more of the outstanding Units. The meeting shall be called by delivering written notice to the Limited Partners entitled to vote at the meeting that a meeting will be held at a designated time and place fixed by the caller(s) of the meeting. Such meetings shall be held at a time which is not less than 15 days nor more than 60 days after the giving of notice. Included with the notice of a meeting shall be a detailed statement of action proposed by the caller(s) of the meeting, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and of any proposed amendment to this Agreement. All expenses of the meeting and notification shall be borne by the Partnership.

         (b) Any matter as to which the Limited Partners are authorized to take action under this Agreement or under law may be acted upon by the Limited Partners without a meeting and the action so taken shall be as valid and effective as action taken by the Limited Partners at a meeting, if written consents to the action so taken are signed by Limited Partners entitled to vote upon the action so taken and holding the number of Units required to authorize the action.

         (c) Limited Partners present in person or by proxy who then own in excess of fifty percent of the outstanding Units shall constitute a quorum at any meeting. Attendance by a Limited Partner at any meeting and voting in person shall revoke any written proxy submitted with respect to action proposed to be taken at such meeting.

         (d) The General Partner shall be responsible for enacting all needed rules of order for conducting all meetings, including setting the record date for determining the Limited Partners who will be entitled to vote at a meeting, and shall keep, or cause to be kept, at the expense of the Partnership, an accurate record of all matters discussed and action taken at all meetings or by written consent. The records of all meetings and written consents shall be maintained at the principal place of business of the Partnership and shall be available for inspection by any Partner at reasonable times.

         SECTION 5.04 ASSIGNMENT OF UNITS.

         (a) A Limited Partner shall have the right to assign his or her Units without obtaining the consent of any other Partner, provided that:

                  (i) no assignment of a Unit may be made effective other than on the first day of a fiscal quarter of the Partnership;

                  (ii) no assignment of any Unit may be made to any Person unless: (a) any required consent of the Partnership's franchisor is obtained pursuant to the terms of the franchise or similar agreement to be entered into by the Partnership and its franchisor; and (b) the assignor pays any necessary transfer fee and otherwise satisfies the terms and conditions of the franchise agreement relating to such assignment;

                  (iii) the General Partner may prohibit any assignment of a Unit if, in the opinion of legal counsel to the Partnership, the assignment would violate any federal or state securities laws (including any investment suitability standards) or regulations applicable to the Partnership or the Units;

                  (iv) no purported assignment by a Limited Partner of any fractional part of a Unit or less than five Units will be permitted or recognized, except for assignments by inheritance or family dissolution, and except for assignments of all of a Limited Partner's Units;

                  (v) no assignment of a Unit may be made if the assignment would, in the opinion of legal counsel for the Partnership, result in the Partnership being deemed to have been terminated or reclassified as an association taxable as a corporation for federal or state tax purposes; and

                  (vi) the General Partner may prohibit any purported assignment if: (a) it determines in its sole discretion that the transfer would create a risk of the Partnership being a "publicly traded partnership" for income tax purposes; (b) the Partnership is unable to satisfy one of the safe harbors or corresponding sections of regulations or other controlling administrative releases promulgated under Section 7704 of the Code, for the Partnership's taxable year in which such transfer otherwise would be effective; or (c) the Partnership is unable to obtain an opinion of counsel satisfactory to the General Partner or a ruling from the Internal Revenue Service that the assignment will not result in the Partnership being classified as a "publicly traded partnership" for income tax purposes.

In the event that an assignment is not permitted as a result of any of the restrictions set forth in subparagraph 5.04(a)(v), the General Partner will so notify the assignor and will permit the assignment to become effective as of the first day of the next succeeding calendar quarter as of which such assignment may occur without causing a termination of the Partnership for federal tax purposes or reclassification of the Partnership as an association taxable as a corporation for federal or state tax purposes, provided that the other conditions of this Section 5.04 are still met as of the date of such assignment becoming effective.

         (b) The restrictions in paragraph 5.04(a) shall not apply if the General Partner determines in its reasonable discretion that such restriction will result in the Partnership being deemed to hold plan assets for purposes of ERISA. The General Partner shall incur no liability to any Partner, prospective investor or assignee for any action or inaction in connection with the preceding sentence, provided that the General Partner acted in good faith. The General Partner shall, from time to time, review the limitations and restrictions on the assignment of Units then in effect and the federal income tax law, regulations, and rulings applicable thereto, and shall eliminate or modify any the limitation or restriction to make it less restrictive on assignment of Units if counsel to the Partnership opines that the elimination or modification may be made without causing the Partnership to fail to meet at least one of the Safe Harbors or be considered an association taxable as a corporation under the applicable federal income tax laws.

         (c) Upon the bankruptcy, assignment for the benefit of creditors, dissolution, death, disability or legal incapacity of any Limited Partner, the Units held by that Limited Partner shall descend to and vest in his or her successors, trustees, receivers, assignees for the benefit of creditors, heirs, legatees or other legal representatives. The occurrence of any one of the foregoing events shall not terminate or dissolve the Partnership.

         SECTION 5.05 FORM OF ASSIGNMENT.

         (a) No assignment of any Unit, though otherwise permitted by Section 5.04, shall be valid and effective, and the Partnership shall not recognize the same for the purpose of Distributions or for the allocation of Income or Loss with respect to such Unit, until there is filed with the General Partner at least fifteen days before the first day of a fiscal quarter of the Partnership an instrument in writing in substantially the following form, with blanks appropriately filled in and subscribed by both parties to the conveyance:

         I, ___________________, hereby assign to ________________ all of my right, title and interest in and to ___ Units of ESSEX HOSPITALITY ASSOCIATES IV L.P., a limited partnership organized under the laws of the State of New York, and direct that all future distributions and allocations of income or loss on account of such Units be paid or allocated to the assignee.

         _____________________ as assignee, hereby accepts the Units subject to and agrees to be bound by all terms, covenants and conditions of the Amended and Restated Limited Partnership Agreement dated _______, 19___ as amended through the date hereof and agree that I will not, directly or indirectly, create for any of the Units, or facilitate the trading of any Units on, a "secondary market or substantial equivalent thereof" within the meaning of Section 7704 of the Internal Revenue Code.


Dated: _______________              _________________________________
                                    Assignor


                                    _________________________________
                                    Assignee


                                    _________________________________
                                    Assignee's Address


                                    _________________________________
                                    Assignee's Social Security Number

STATE OF _____________)
COUNTY OF ____________) SS.:


         On this ____ day of _________, 19___, before me personally appeared ___________________ and _______________________ to me known and known to me to be the individuals described in, and who executed, the foregoing instrument and they duly acknowledged to me that they executed the same.


                                             _______________________________
                                             Notary Public



         (b) After receiving an executed assignment, in the form prescribed in paragraph 5.05(a), and upon compliance with all of the conditions set forth in paragraph 5.04(c), the Partnership shall make all further Distributions and allocate any Income or Loss to the assignee with respect to the Units assigned, regardless of whether the assignment, as between the parties thereto, is or is intended to be by way of pledge, mortgage, encumbrance or other hypothecation, until such time as the Units assigned shall be further assigned in accordance with the provisions of this Agreement.

         SECTION 5.06 RIGHTS OF ASSIGNEE. Unless admitted to the Partnership as a Limited Partner in accordance with Section 5.07, the transferee of Units in the Partnership, by assignment, bequest, operation of law or otherwise, shall not be entitled to any of the rights, powers, or privileges of his or her predecessor in interest, except that he or she shall be entitled to receive and have allocated his or her share of Distributions and of Income or Loss.

         SECTION 5.07 ADMISSION OF LIMITED PARTNERS. The transferee of any Units in the Partnership may be admitted to the Partnership as a Limited Partner upon obtaining the consent of the General Partner, which consent may be withheld in the General Partner's discretion, and furnishing to the General Partner:

         (a) an acceptance, in form satisfactory to the General Partner, of all the terms of this Agreement;

         (b) if the transferee is a corporation or similar organization, a certified copy of a resolution of the transferee's board of directors or comparable body authorizing it to become a Limited Partner under the terms of this Agreement; and

         (c) payment of reasonable expenses that may be incurred in connection with his admission as a Limited Partner.


                                   ARTICLE VI
                                   DISSOLUTION

         SECTION 6.01 DISSOLUTION.

         (a) In addition to any other causes stated herein, the Partnership shall be dissolved upon:

                  (i) disposal of all or substantially all of the Partnership's assets, provided that, if the Partnership receives non-cash consideration in connection with the disposal, the Partnership shall continue until the non-cash consideration is converted into cash;

                  (ii) Majority Vote of the Limited Partners to dissolve and terminate the Partnership;

                  (iii) occurrence of an event of withdrawal, as defined by the New York Revised Limited Partnership Act, with respect to a General Partner unless the Limited Partners, within a period of 90 days from the date of the event of withdrawal, by Majority Vote of Limited Partners elect to continue the Partnership and elect a successor general partner, as provided in paragraph 6.01(b); or

                  (iv)     expiration of the term of the Partnership.

         (b) If, upon the occurrence of an event of withdrawal as specified in subparagraph 6.01(a)(iii), there is no remaining general partner, a meeting of the Limited Partners shall be held at the principal place of business of the Partnership (or, if no meeting is held, a vote of the Limited Partners shall be taken) within 90 days after the happening of the event of withdrawal to consider whether to: (I) continue the Partnership on the same terms and conditions as are contained in this Agreement; or (ii) wind up the affairs of the Partnership, liquidate its assets and distribute the proceeds therefrom in accordance with Section 6.02. The Partnership may be continued by the unanimous vote at such meeting of all of the Limited Partners, or by unanimous written consent of the Limited Partners if no meeting is held. If the Partnership is continued pursuant to the preceding sentence, the Limited Partners may, by vote of all the Limited Partners or by unanimous written consent of the Limited Partners if no meeting is held, elect a new general partner or general partners for the Partnership.
This Agreement shall be amended to reflect any such action.

         (c) Upon the occurrence of any event of withdrawal with respect to the General Partner, the General Partner shall cease to be a general partner of the Partnership. The Partnership shall be required to pay the terminated General Partner any amounts then accrued and owing to it under this Agreement as of the date of the event of withdrawal. In addition, upon the occurrence of an event of withdrawal, the Partnership shall have the right, but not the obligation, to terminate the General Partner's interest in Partnership capital, Income and Loss, and Distributions upon payment to the General Partner of an amount equal to the value of the interest as of the date of the event of withdrawal. The payment shall be based upon the market value of the assets of the Partnership determined as if the assets were sold for cash on the date of the event of withdrawal, less the amount, if any, which the terminated General Partner would be required to pay the Partnership pursuant to paragraph 2.06(a) if the Partnership was liquidated on the date of the event of withdrawal. If the amount which the terminated General Partner is required to pay to the Partnership pursuant to paragraph 2.06(a) is in excess of the value of the terminated General Partner's interest in the Partnership, the General Partner shall pay to the Partnership an amount equal to the excess. In the event the terminated General Partner (or its representative) and the Partnership (or its representative appointed by a Majority Vote of the Limited Partners) cannot mutually agree upon the value of the General Partner's interest in the Partnership, then within 90 days following the event of withdrawal the value shall be determined by arbitration before a panel of three appraisers, one of whom shall be selected each by the General Partner (or its representative) and the Partnership (or its representative appointed by a Majority Vote of the Limited Partners) and the third of whom shall be selected by the two appraisers so selected by the parties. The arbitration shall take place in Rochester, New York and shall be in accordance with the rules and regulations of the American Arbitration Association then obtaining. The cost of any such arbitration shall be borne equally by the Partnership and the terminated General Partner.

         (d) Payment to the General Partner of the value of its interest in Partnership Income, Losses, Distributions and capital shall, at the option of the Partnership, be made either: (I) in cash within 30 days following determination of the value thereof; or (ii) by delivery of an unsecured promissory note coming due in no less than 5 years and bearing interest at a rate equal to the lesser of the prime rate as established from time to time by Manufacturers and Traders Trust Company, Buffalo, New York or the maximum rate permissible under applicable law, with interest payable annually and principal payable, if at all, only from any cash distributions which the General Partner would otherwise have been entitled to receive pursuant to this Agreement had its Partnership interest not been so terminated. Notwithstanding the foregoing, in the case of a terminated General Partner who has voluntarily withdrawn from the Partnership, any promissory note delivered in payment of the General Partner's interest in the Partnership shall not bear interest.

         (e) In the event that the Partnership elects not to terminate the General Partner's interest in Partnership capital, Income and Loss, and Distributions, the General Partner (or its representative) shall: (I) retain the same interest in Partnership capital, Income and Loss, and Distributions to which it was entitled under this Agreement, but the interest shall then be held as a limited partner; (ii) not be personally liable for the Partnership debts incurred after the General Partner ceases to be a general partner; (iii) not be entitled to vote as a Limited Partner on any matters; and (iv) have its interest reduced pro rata with all other Partners to provide both compensation to and an interest in the Partnership to a new general partner.

         (f) Upon any event of withdrawal with respect to the General Partner, all executory contracts between the Partnership and the General Partner or any Affiliated Person (unless the Affiliated Person is an affiliate of a remaining or new general partner or general partners) may be terminated and cancelled by the Partnership without prior notice or penalty. The terminated General Partner or any Affiliated Person of a General Partner (unless the Affiliated Person is an affiliate of a remaining or new general partner or general partners) may also terminate and cancel any executory contract effective upon 60 days' prior written notice to each new general partner or the Partnership.

         SECTION 6.02 LIQUIDATION.

         (a) Upon dissolution of the Partnership, the General Partner (which terms, for the purpose of this Section 6.02, shall include any trustee, receiver or other person required by law or selected by Majority Vote of the Limited Partners to wind up the affairs of the Partnership) shall liquidate the assets of the Partnership.

         (b) All proceeds from liquidation and all proceeds from a sale of all or substantially all of the assets of the Partnership shall be distributed in the following order of priority: (I) first to the payment of the debts, liabilities and obligations of the Partnership and the expenses of liquidation;
(ii) next to the establishment of such reserves as the General Partner may reasonably deem necessary for any contingent liabilities of the Partnership; and
(iii) the balance, if any, to the Partners in accordance with their Capital Account balances (determined after giving effect to all allocations of Income or Loss for all Fiscal Periods of the Partnership and to all prior Distributions). The liquidation of the Partnership shall be carried out in conformity with the timing requirements of Treas. Reg. Section 1.704-1(b)(2)(b).

         (c) If there shall be a deficit balance in any Partner's Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Periods, including the Fiscal Period in which liquidation occurs), the Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to the deficit balance.

         SECTION 6.03 FINAL STATEMENT. As soon as practicable after the dissolution of the Partnership, a final statement of its assets and liabilities shall be prepared by an independent certified public accountant and furnished to all Partners.


                                   ARTICLE VII
                        BOOKS, REPORTS AND FISCAL MATTERS

         SECTION 7.01 BOOKS AND RECORDS.

         (a) The General Partner shall keep or cause to be kept books of account in which shall be entered fully and accurately the transactions of the Partnership. All books and records, and this Agreement and all amendments thereto, shall at all times be maintained at the principal office of the Partnership and each Partner may inspect, examine and copy any of them at his or her own expense at reasonable times on 24 hours notice. A list of the names and addresses and the number of Units held by all of the Limited Partners shall be maintained as part of the books and records and shall be mailed to any Limited Partner following receipt by the General Partner of a written request therefor. A reasonable charge for copy work may be charged by the Partnership.

         (b) The Partnership shall maintain, or shall require the Managing Dealer or other broker-dealers to maintain, records of the suitability of those persons purchasing Units pursuant to the public offering described in the Prospectus.

         SECTION 7.02 REPORTS.

         (a) Within 150 days after the end of each fiscal year, the General Partner shall send to each Person who was a Limited Partner or assignee at any time during the fiscal year then ended a report in narrative form summarizing the status of the Partnership's investments and containing: (I) a balance sheet as of the end of such fiscal year with related statement of income, statement of Partners' equity, and statement of cash flow for such fiscal year, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing an opinion of independent public accountants; (ii) a report of the activities of the Partnership for such year; (iii) a statement (which need not be audited) of the distributions for such year separately identifying distributions from: (a) cash flow from operations during such year, (b) cash flow from operations during prior years,
(c) proceeds from disposition of the Hotels, (d) proceeds from refinancing of the Hotels, and (e) reserves from the Gross Offering Proceeds.

         (b) The General Partners shall cause to be prepared and timely filed with appropriate state and federal regulatory and administrative bodies, at the Partnership's expense, reports required to be filed with such entities under then current applicable laws, rules and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies. Any Partner shall be provided with a copy of any of the foregoing reports (if not previously provided), upon written request to the General Partners, at the Partnership's expense.

         (c) The General Partner shall deliver to each Partner and assignee within 75 days after the end of each fiscal year the information necessary to prepare his or her federal income tax return, and a state tax return to the extent required in each state wherein the Partnership then owns a Hotel, for the calendar year during which such fiscal year was ended.

         (d) The General Partner shall prepare and deliver to each Partner, at least semi-annually, a report on the operation of the Hotels.

         SECTION 7.03 BANK ACCOUNTS. The General Partner or its designee shall open and maintain in the name of the Partnership accounts with one or more financial institutions in which shall be deposited all funds of the Partnership. Amounts on deposit in such Partnership accounts shall be used solely for the business of the Partnership. Withdrawals from such accounts may be made only upon the signature of any Person authorized by the General Partner to make withdrawals.


                                  ARTICLE VIII
                                     GENERAL

         SECTION 8.01 OTHER BUSINESS INTERESTS. Each Partner may have other business interests and may engage in any other business, trade, profession, or employment whatsoever, on his or her own account or in partnership, or as an employee, officer, director, or stockholder of any other Person. Nothing in this Agreement shall be deemed to prohibit any Affiliated Person from dealing, or otherwise engaging in business with Persons transacting business with the Partnership or from providing services relating to the purchase, sale, financing, management, development or operation of hotels, motels or other lodging facilities and receiving compensation therefor, even if competitive with the business of the Partnership.

         SECTION 8.02 NOTICES. Unless otherwise specified in a writing sent to the Partnership, the address of each Partner for all purposes shall be as set forth on Schedule A to this Agreement. Any notices and demands required to be given hereunder shall be in writing and delivered in person, sent by certified or registered mail or by recognized overnight delivery service to such address or addresses. Any notice shall be deemed to be given as of the date so delivered, if delivered personally, or as of the date on which it was sent.

         SECTION 8.03 CAPTIONS. The Article and Section titles and captions contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement.

         SECTION 8.04 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         SECTION 8.05 ENTIRE AGREEMENT. This Agreement and the subscription agreements signed by all Limited Partners contain the entire understanding among the Partners and supersede any prior understandings or written or oral agreements between or among any of them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the Partners relating to the subject matter of this Agreement which are not fully expressed herein.

         SECTION 8.06 FURTHER ACTION. The Partners shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purpose of this Agreement.

         SECTION 8.07 BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the Partners and their heirs, executors, administrators, successors, legal representatives and assigns.

         SECTION 8.08 CREDITORS. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditor of the Partnership.

         SECTION 8.09 VALIDITY. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

         SECTION 8.10 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

         SECTION 8.11 ACCOUNTING METHOD. The Partnership shall use the accrual method of accounting.

         SECTION 8.12 AMENDMENT. Except as provided in paragraphs 4.01(b) and 5.01(a), this Agreement may be amended or modified only by the affirmative written consent of the General Partners and the Majority Vote of the Limited Partners.

         SECTION 8.13 POWER OF ATTORNEY.

         (a) Each of the Limited Partners hereby irrevocably constitutes and appoints the General Partner as his true and lawful attorney-in-fact, in his name, place and stead, to make, execute, acknowledge any amendments to this Agreement (including without limitation those authorized by Sections 2.07, 4.01, 5.01, 5.07 and 8.12) and any other certificate or document which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems advisable to file or to execute, to reflect actions properly taken by the Partners and any continuation, dissolution or termination of the Partnership.

         (b) The power of attorney is coupled with an interest and shall survive an assignment by any Limited Partner of all or any part of his Units until such time as the General Partner has taken the action necessary or appropriate to effect the substitution of the assignee as a Limited Partner.

         (c) The power of attorney shall, to the extent permitted by law, survive any death, disability, incompetence, merger, bankruptcy, receivership or dissolution of a Limited Partner.

         (d) Each Limited partner shall execute such instruments as the General Partner may request in order to give evidence of, and to effectuate, the granting of this power of attorney, whether by executing a separate counterpart thereof or otherwise.

         IN WITNESS WHEREOF, this Agreement is signed this _____ day of ___________ 1995.


                                 GENERAL PARTNER


                    PRINCIPAL PLACE OF BUSINESS OR RESIDENCE

                               Essex Partners Inc.
                               100 Corporate Woods
                            Rochester, New York 14623


By: _______________________________
         John E. Mooney,
         President




                      WITHDRAWING ORIGINAL LIMITED PARTNER

                                    RESIDENCE

                                66 Castlebar Road
                                Barbara J. Purvis
                            Rochester, New York 14610


__________________________
Barbara J. Purvis

                                   SCHEDULE A


                            LIST OF LIMITED PARTNERS



NUMBER OF                           NAME
UNITS

                                   SCHEDULE B

                                  FORM OF NOTE

                                   EXHIBIT B-1

                            FORM OF SUBORDINATED NOTE

                           [FORM OF SUBORDINATED NOTE]

         NO INTEREST IN THIS NOTE MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THE PARTNERSHIP RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THIS NOTE STATING THAT SUCH TRANSACTION IS EXEMPT FROM APPLICABLE STATE SECURITIES LAWS REQUIREMENTS AND SUCH OPINION IS IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP AND FROM COUNSEL SATISFACTORY TO THE PARTNERSHIP OR (B) THE PARTNERSHIP OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REQUIREMENTS.

                       ESSEX HOSPITALITY ASSOCIATES IV L.P.

                 10.5% SUBORDINATED NOTES DUE DECEMBER 31, 2001
                      UNLESS EXTENDED TO DECEMBER 31, 2002
                 (UPON PAYMENT OF AN EXTENSION FEE EQUAL TO .5%
                      OF THE OUTSTANDING PRINCIPAL AMOUNT)

$_____________                                               Rochester, New York
                                                               ___________, 19__


         Essex Hospitality Associates IV L.P., a New York limited partnership (hereinafter called the "Partnership"), for value received hereby promises to pay to _________________________________ residing or maintaining an address at or registered assigns, the principal amount set forth above, on December 31, 2001, unless extended by the Partnership for up to one-year period as provided in Section 1.5 hereof, or unless this Note shall have been called for redemption and the redemption price, if any, shall have been duly paid or provided for, in lawful money of the United States, at the office of the Paying Agent (hereinafter called the "Paying Agent's Office"). Interest at a rate of ten and one half percent (10.5%) per annum (computed on the basis of a 360-day year and twelve 30-day months) on said principal amount shall accrue from the date hereof and be paid in like currency monthly in arrears beginning on the first day of the second complete calendar month after the date hereof and ending with the last payment on the date of payment of principal. Interest and any late charges thereon shall be payable at the Paying Agent's Office and the Paying Agent shall promptly send such payment to the Holder of Record at the close of business on the Record Date for such payment by first-class mail to the address set forth above or such other place in the United States as the Holder of Record may from time to time in writing designate by notice to the Trustee at least ten (10) days before such interest payment is due. The Record Date with respect to the payment of any installment of interest shall be the first day of the calendar month next preceding the date upon which such installment of interest is due and payable hereunder. Payment of interest and late charges thereon shall be made without surrender or presentation of this Note. This Note must be surrendered to the Paying Agent to collect payments of principal and premium, if any, on this Note. The Paying Agent may treat the Holder of Record as contained in the records maintained by the Trustee as the owner hereof for the purposes of receiving and distributing payments as herein provided and for all other purposes, and the Paying Agent shall not be affected by any notice to the contrary.

         This Note is issued in connection with the Partnership's Prospectus dated ________________, 1995 (the "Prospectus").

         1. The Notes Exchanges and Redemptions.

                  1.1 Notes. This Note is one of an authorized issue of 10.5% Subordinated Notes (herein called the "Notes") made or to be made by the Partnership and limited to an aggregate principal amount not to exceed Six Million Dollars ($6,000,000.00). This Note is an unsecured general obligation of the Partnership and this Note is non-recourse. This Note is held subject to the terms of an Indenture dated as of _______________, 1995 between the Partnership and Manufacturers and Traders Trust Company, Buffalo, New York, as Trustee, Paying Agent, and Registrar ("the Indenture"). A copy of the Indenture is on file in the principal office of the Partnership. Reference is hereby made to the Indenture, the terms of which are incorporated by reference herein, for a statement of the terms and conditions upon which the Notes are or are to be issued and protected, the nature of the security for the Notes, the rights and remedies of the Holders of Record of the Notes under the Indenture, and the rights and obligations of the Partnership and the Trustee under the Indenture.

                  1.2 Subordination This Note is a general unsecured obligation of the Partnership and is subordinated in payment of principal and interest to all Senior Indebtedness. The term "Senior Indebtedness" is defined in the Indenture to mean all indebtedness of the Partnership, whether outstanding on the date of the Indenture or thereafter created, which is evidenced by the Mortgage Notes or arises as a result of External Financing. There is no limitation or restriction herein or in the Indenture on the creation of Senior Indebtedness by the Partnership or on the amount of such Senior Indebtedness to which this Note may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to this Note)("Pari Passu Indebtedness").

         Upon any distribution of assets of the Partnership in connection with any dissolution, winding up, liquidation or reorganization of the Partnership, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the Holder of this Note is entitled to receive any payment upon the principal of or interest on this Note, and thereafter payments to the Holder of this Note will be pro rata with payments to holders of Pari Passu Indebtedness. In the absence of any such events, the Partnership is obligated to pay principal of and interest on this Note in accordance with its terms.

                  1.3 Loss Theft Destruction of Notes. Upon receipt of evidence satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Note and an indemnity and/or bond satisfactory to the Partnership and the Trustee or, in the case of mutilation, upon surrender and cancellation of this Note, the Partnership shall issue and the Registrar shall authenticate and deliver a replacement Note in lieu of such lost, stolen, destroyed or mutilated Note, which shall be of like tenor and unpaid principal amount and dated as of the date from which unpaid interest has then accrued thereon.

                  1.4 Redemptions.

                           (a) The Partnership shall have the right to call all
or any portion of this Note for redemption in accordance with the Indenture (i) if it is required to return non-utilized capital pursuant to Section 2.08 of the Partnership Agreement, or (ii) at any time, without payment of any premium or penalty, together with accrued interest to the redemption date.

                           (b) At least thirty (30) days but not more than 90
days prior to the date fixed for redemption, the Partnership shall give the Holder of Record written notice of such date and the principal amount of this Note to be redeemed. Such notice shall be given by certified mail at the address set forth above or at such other address as the Holder of Record shall have designated in writing by notice to the Trustee. If such notice of redemption is given, the Holder of Record shall, on the date fixed for redemption specified in the notice, deliver this Note to the Paying Agent's Office. The Paying Agent shall deliver to the Holder of Record the principal amount of this Note to be redeemed and interest accrued on such principal amount to the date fixed for redemption (provided that payments of interest and any late charges thereon will be payable to the person who is the Holder of Record as of the close of business on the Record Date for such interest payment as provided herein).

                  1.5 Interest After Date Fixed for Redemption. Provided notice of redemption has been given as herein provided, this Note shall cease to bear interest on and after the date fixed for redemption unless, upon presentation for redemption, the Paying Agent shall fail to make payment in accordance with
Section 1.3, in which event this Note shall continue to bear interest thereafter and until paid.

                  1.6 Extension of Maturity Date. Subject to the right of the Partnership to extend the maturity date of the Notes for up to one-year period as provided herein, the principal amount of the Notes shall be payable on December 31, 2001 unless the date for payment of the principal amount of the Notes is accelerated pursuant to the Mortgage or the Notes are redeemed as provided herein. The Partnership shall have the right to extend the maturity date of the Notes to December 31, 2002, by giving written notice on or before December l, 2001 to each Holder of Record and the Trustee and paying to the Paying Agent (on or before the date of such notice) on behalf of each Holder of Record an extension fee in an amount equal to one half of one percent (.5%) of the principal amount of the Notes outstanding as of the date of such notice.

                  1.7 Late Charges. If any payment of principal, premium, if any, or interest required to be made under this Note shall be overdue in excess of 15 days, a late charge of $.04 for each $1.00 so overdue will be paid by the Partnership to the Paying Agent on behalf of the Holder of Record hereof as provided herein. Payments shall be deemed made when received by the Paying Agent in collected funds. If the Partnership is acting as Paying Agent, payments shall be deemed made when the Partnership segregates the amounts payable and holds them as a separate trust fund for the Holders of Record of the Notes.

                  1.8 Non-Recourse Obligation. The principal amount of this Note, premium, if any, interest and all other sums due hereon are unsecured obligations of the Partnership. Notwithstanding any other provision of this Note, the General Partner of the Partnership shall not be liable to the Trustee, the Holders of Record of the Notes or any other person for repayment of the indebtedness secured thereby or performance of any other obligations set forth therein or in this Note, and upon a default in the payment or performance thereof, the Trustee and the Holders of Record shall have the right to seek recovery solely from assets of the Partnership; provided however, that if, for any reason, the Partnership does not purchase, lease or sub-lease land sufficient for the construction of at least one hotel and subject such land to the lien of a Mortgage within 24 months after the initial effective date of the Registration

Statement filed by the Partnership with the Securities and Exchange Commission on Form S-I, the Partnership shall offer to refund to each Holder of Record of a Note, the face amount of such Note without interest thereon (except that any interest payments previously received may be retained by such Holder) and shall make such refund to each Holder of Record who accepts such offer, and if the Partnership does not fulfill such obligation, the General Partner shall offer to refund such amounts and shall make such refund to each Holder of Record who accepts such offer.

         2. Representations. The Partnership represents and warrants to the purchaser hereof:

                  2.1 Organization. The Partnership is a limited partnership duly organized, existing and in good standing under the laws of the State of New York and qualified to transact business in the State of New York.

                  2.2 Authority; Validity. The Partnership has full power and authority to execute and deliver this Note and to incur the obligations provided for herein, which actions have been duly authorized by all necessary partnership action and do not contravene the Partnership's partnership agreement or any law, regulation or contractual provision binding on the Partnership, and this Note constitutes the legal, valid and binding obligation of the Partnership enforceable in accordance with its terms.

                  2.3 Pending Litigation. There are no actions, suits or proceedings pending, or to the knowledge of the Partnership, threatened against or affecting the Partnership or any property or rights of the Partnership in any court or by or before any governmental authority or arbitration board, tribunal or governmental instrumentality or agency which could, if decided adversely, have a materially adverse effect on the Partnership.

                  2.4 No Defaults. No event has occurred and no condition exists which, upon execution and delivery of this Note, would constitute an Event of Default.

         3. Covenants. The Partnership covenants and agrees that so long as this Note shall be outstanding:

                  3.1 Payment of Principal and Interest. The Partnership shall punctually pay or cause to be paid the principal and interest to become due in respect of this Note according to the terms hereof.

                  3.2 Maintenance of Office. The Partnership shall maintain its principal office in the County of Monroe, New York at which notices, presentations and demands to or upon the Partnership in respect of this Note may be given or made. The Partnership shall promptly give written notice to the Trustee and any Holder of Record of this Note of any change in the address of said office.

                  3.3 Financial Statements and Information. Within one hundred fifty (150) days after the end of each fiscal year of the Partnership, the Partnership shall furnish to the Holder of Record of this Note an audited balance sheet of the Partnership as of the close of such fiscal year, an audited statement of income and statement of partners' equity for such fiscal year and an audited statement of cash flow for such fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles and certified by an independent certified public accountant. Concurrently with the delivery of such audited financial statements, the Partnership shall also deliver to the Holder of Record of this Note and the Trustee a statement of the general partner of the Partnership advising whether any Event of Default exists, or whether any event has occurred which would constitute an Event of Default with giving of notice or lapse of time, or both, and, if so, the nature thereof, its period of existence and the action being taken by the Partnership for the correction thereof.

                  3.4 Distributions and Redemptions. The Partnership shall not make any distributions to its partners (a) at a time when an Event of Default has occurred and is continuing, or (b) unless it has established an adequate reserve to pay any amounts payable under the Notes during the month in which any such proposed distribution is to occur. The Partnership shall not redeem or acquire for value or contract to acquire any outstanding limited partnership interests of the Partnership.

         4. Defaults and Remedies.

                  4.1 Events of Default; Right to Cure; Acceleration.

                           (a) If an Event of Default occurs and is continuing,
then, subject to the right of the Partnership to cure the default, the Holders of Record of not less than a majority in aggregate principal amount of the Notes at the time outstanding may by notice in writing to the Trustee direct the Trustee to declare the entire unpaid balance of and accrued interest on all of the Notes to be immediately due and payable as provided herein.

                           (b) An "Event of Default" occurs if:

                  (1) the Partnership defaults in the payment of the principal of any Note when and as the same shall become due and payable, whether at its stated maturity or otherwise; or

                  (2) the Partnership defaults in the payment of any installment of interest or payment of premium, if any, on any Note when and as the same shall become due and payable; or

                  (3) the making of an assignment for the benefit of creditors by the Partnership, the filing of a petition in bankruptcy by the Partnership, the filing of a petition in bankruptcy against the Partnership if such case or proceeding is consented to by the Partnership or remains undismissed for a period of forty (40) days or results in the entry of an order for relief against the Partnership, or the application for the appointment of a receiver of the property of the Partnership; or

                  (4) notice to the Partnership by the Trustee that the Partnership has breached or failed to keep, observe and perform any of its representations, warranties, covenants, conditions or agreements contained in the Indenture or this Note; or

                  (5) the occurrence of an Event of Default under the Mortgage Notes.

         The Partnership shall have not less than thirty (30) days after the occurrence of any Event of Default in which to cure or remedy the same to the reasonable satisfaction of the Trustee or the Holders of Record of at least a majority in principal amount of the Notes and, in addition, if any Event of Default (other than one curable by the payment of money) may be cured but not within such 30-day period, and so long as any delay in curing does not, in the judgment of the Trustee, (1) result in the inability of the Partnership to meet its monetary obligations under the Notes or (2) adversely affect the availability of any remedies available hereunder or under the Indenture, the Trustee and the Holders of Record of the Notes shall not accelerate payment of the indebtedness secured hereby if the Partnership commences to cure promptly during such 30-day period and thereafter diligently prosecutes such efforts to cure to completion.

                  4.2 Enforcement of Remedies. In case any one or more Events of Default shall have occurred and the principal amount of the Notes shall have been accelerated as provided herein, the Holders of Record of not less than a majority in aggregate principal amount of the Notes may proceed to protect and enforce their rights under the Notes, subject to compliance with Article 5, Section 5.06 of the Indenture; provided, however, that, in order to be entitled to so proceed each said Holder of Record shall be a holder of, or shall be joined in such proceeding by other Holders of Record who together with him hold, a majority in aggregate principal amount of all Notes at the time outstanding.

                  4.3 Remedies Cumulative. No remedy herein conferred upon the Holder of Record of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                  4.4 Remedies Not Waived. No course of dealing between the Partnership and the Holder of Record hereof or any delay on the part of such holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any Holder of Record of this Note.

                  4.5 Cost and Expense of Collection. The Partnership covenants and agrees that if default be made in any payment or prepayment of principal of, premium, if any, or interest on, this Note, it will, to the extent permitted under applicable law, pay to the Holders of Record of the Notes such additional amount as shall be sufficient to cover the cost and expense of collection, including reasonable compensation to the attorneys of the Holder of Record.

         5. Consents Waivers and Modifications. Notwithstanding any provision to the contrary contained in the Notes, any of the provisions in the Notes or the Indenture may be amended or deleted and additions may be made to the Notes or the Indenture and compliance by the Partnership with any covenant, agreement or condition set forth in the Notes or the Indenture may be waived, if the Partnership shall obtain the written consent thereto of the Holder of Record or Holders of Record, or their agents, who are holders of not less than a majority in principal amount of all of the Notes at the time outstanding; provided, however, that without the consent of the Holders of Record of all the Notes at the time outstanding no such amendment, deletion, supplement or waiver shall reduce the rate of or extend the time for payment of interest hereunder, or reduce the principal of or extend the stated time of payment of the principal amount hereof, or impose any condition with respect to such payments, or reduce the redemption price hereof, or reduce the principal amount of Notes whose Holders of Record must consent to an amendment, deletion, supplement or waiver. In the event of any such amendment, deletion, supplement or waiver, the Holder of Record or Holders of Record of the Notes, upon the request of the Partnership, shall surrender them to the Partnership, which shall thereupon issue and deliver, without charge to such holder, new Notes for the unpaid principal balance of the Notes, dated as of the date to which interest shall last have been paid, reflecting such amendment, deletion, supplement or waiver, or shall present the Notes to the Trustee for a notation hereon of such amendment, deletion, supplement or waiver, and the Notes shall thereupon be returned to the Holder of Record or Holders of Record thereof.

         6. Definitions. The following words and terms as used in this Note shall have the following meanings unless the context or use indicates another or different meaning or intent:

                  6.1 "External Financing" shall have the meaning set forth in the Prospectus.

                  6.2 "First Closing" shall have the meaning set forth in the Prospectus.

                  6.3 "General Partner" means Essex Partners Inc., a New York corporation and the sole general partner of the Partnership.

                  6.4 "Holder of Record" means, in connection with any Note, the payee thereof registered on the Trustee's books unless the requirements of
Section 2.08 of the Indenture have been satisfied and a subsequent holder shall have presented to the Trustee such Note, duly assigned to him, for inspection and delivered to the Trustee a written notice of his acquisition of the Note and designated in writing an address to which payments and notices in respect of the Note shall be mailed, in which case the term shall mean such subsequent holder.

                  6.5 "Mortgaged Notes" means the Mortgage Notes (up to $10,000,000) being offered by the Partnership pursuant to the Partnership's Prospectus.

                  6.6 "Paying Agent" shall have the meaning set forth in Section
2.03 of the Indenture.

                  6.7 "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of the Partnership dated as of __________________, 1995.

                  6.8 "Registrar" shall have the meaning set forth in Section
2.03 of the Indenture.

                  6.9 "Trustee" means Manufacturers and Traders Trust Company, Buffalo, New York, and its successors and any corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee at the time serving as such under the Indenture.

         7. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Partnership shall bind its successors and assigns, whether so expressed or not.

         8. Governing Law and Forum. This Note shall be construed and interpreted in accordance with the laws of the State of New York without regard to its conflicts of laws rules, and any suit hereon may be brought only in such state and in the County of Monroe.

         IN WITNESS WHEREOF, ESSEX HOSPITALITY ASSOCIATES IV L.P. has caused this Note to be signed, the corporate seal of its managing general partner to be affixed by its officers thereunto duly authorized, and to be dated as of the day and year first above written.

                                    ESSEX HOSPITALITY ASSOCIATES IV L.P.

                                    By:     Essex Partners Inc.,
                                            General Partner

                                            By:_______________________________
                                                     John E. Mooney, President
Attest:

____________________________
Barbara J. Purvis, Secretary

                                   EXHIBIT B-2

                              FORM OF MORTGAGE NOTE

                             [FORM OF MORTGAGE NOTE]

         NO INTEREST IN THIS NOTE MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THE PARTNERSHIP RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THIS NOTE STATING THAT SUCH TRANSACTION IS EXEMPT FROM APPLICABLE STATE SECURITIES LAWS REQUIREMENTS AND SUCH OPINION IS IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP AND FROM COUNSEL SATISFACTORY TO THE PARTNERSHIP OR (B) THE PARTNERSHIP OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REQUIREMENTS.


                      ESSEX HOSPITALITY ASSOCIATES IV L.P.

                      MORTGAGE NOTES DUE DECEMBER 31, 2001
                      UNLESS EXTENDED TO DECEMBER 31, 2002
                 (UPON PAYMENT OF AN EXTENSION FEE EQUAL TO .5%
                      OF THE OUTSTANDING PRINCIPAL AMOUNT)


$_____________                                               Rochester, New York
                                                               ___________, 19__


         Essex Hospitality Associates IV L.P., a New York limited partnership (hereinafter called the "Partnership"), for value received hereby promises to pay to _________________________________ residing or maintaining an address at or registered assigns, the principal amount set forth above, on December 31, 2001, unless extended by the Partnership for up to one-year period as provided in Section 1.5 hereof, or unless this Note shall have been called for redemption and the redemption price, if any, shall have been duly paid or provided for, in lawful money of the United States, at the office of the Paying Agent (hereinafter called the "Paying Agent's Office"). Interest at a rate of ____percent (___%) per annum (computed on the basis of a 360-day year and twelve 30-day months) on said principal amount shall accrue from the date hereof and be paid in like currency monthly in arrears beginning on the first day of the second complete calendar month after the date hereof and ending with the last payment on the date of payment of principal. Interest and any late charges thereon shall be payable at the Paying Agent's Office and the Paying Agent shall promptly send such payment to the Holder of Record at the close of business on the

Record Date for such payment by first-class mail to the address set forth above or such other place in the United States as the Holder of Record may from time to time in writing designate by notice to the Trustee at least ten (10) days before such interest payment is due. The Record Date with respect to the payment of any installment of interest shall be the first day of the calendar month next preceding the date upon which such installment of interest is due and payable hereunder. Payment of interest and late charges thereon shall be made without surrender or presentation of this Note. This Note must be surrendered to the Paying Agent to collect payments of principal and premium, if any, on this Note. The Paying Agent may treat the Holder of Record as contained in the records maintained by the Trustee as the owner hereof for the purposes of receiving and distributing payments as herein provided and for all other purposes, and the Paying Agent shall not be affected by any notice to the contrary.


         This Note is issued in connection with the Partnership's Prospectus dated _______________, 1995 (the "Prospectus").

         1. The Notes Exchanges and Redemptions.

                  1.1 Notes. This Note is one of an authorized issue of Mortgage Notes (herein called the "Notes") made or to be made by the Partnership and limited to an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000.00). This Note is held subject to the terms of an Indenture dated as of _______________________, 1995 between the Partnership and Manufacturers and Traders Trust Company, Buffalo, New York, as Trustee, Paying Agent and Registrar ("the Indenture") and certain fee and/or leasehold mortgages and security agreements, as more fully described in the Indenture, to be entered into by and between the Partnership and the Trustee, as amended from time to time (collectively, the "Mortgage"), copies of which Indenture and Mortgage are on file in the principal office of the Partnership. Reference is hereby made to the Indenture and Mortgage, the terms of which are incorporated by reference herein, for a statement of the terms and conditions upon which the Notes are or are to be issued and protected, the nature of the security for the Notes, the rights and remedies of the Holders of Record of the Notes under the Indenture and the Mortgage, and the rights and obligations of the Partnership and the Trustee under the Indenture and the Mortgage.

                  1.2 Loss Theft Destruction of Notes. Upon receipt of evidence satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Note and an indemnity and/or bond satisfactory to the Partnership and the Trustee or, in the case of mutilation, upon surrender and cancellation of this Note, the Partnership shall issue and the Registrar shall authenticate and deliver a replacement Note in lieu of such lost, stolen, destroyed or mutilated Note, which shall be of like tenor and unpaid principal amount and dated as of the date from which unpaid interest has then accrued thereon.

                  1.3 Redemptions.

                           (a) The Partnership shall have the right to call all
or any portion of this Note for redemption in accordance with the Indenture (I) if it is required to return non-utilized capital pursuant to Section 2.08 of the Partnership Agreement, or (ii) at any time, without payment of any premium or penalty, together with accrued interest to the redemption date.

                           (b) At least thirty (30) days but not more than 90
days prior to the date fixed for redemption, the Partnership shall give the Holder of Record written notice of such date and the principal amount of this Note to be redeemed. Such notice shall be given by certified mail at the address set forth above or at such other address as the Holder of Record shall have designated in writing by notice to the Trustee. If such notice of redemption is given, the Holder of Record shall, on the date fixed for redemption specified in the notice, deliver this Note to the Paying Agent's Office. The Paying Agent shall deliver to the Holder of Record the principal amount of this Note to be redeemed and interest accrued on such principal amount to the date fixed for redemption (provided that payments of interest and any late charges thereon will be payable to the person who is the Holder of Record as of the close of business on the Record Date for such interest payment as provided herein).

                  1.4 Interest After Date Fixed for Redemption. Provided notice of redemption has been given as herein provided, this Note shall cease to bear interest on and after the date fixed for redemption unless, upon presentation for redemption, the Paying Agent shall fail to make payment in accordance with
Section 1.3, in which event this Note shall continue to bear interest thereafter and until paid.

                  1.5 Extension of Maturity Date and Right to Sell and Refinance Properties.

                           (a) Subject to the right of the Partnership to extend
the maturity date of the Notes for up to one-year period as provided herein, the principal amount of the Notes shall be payable on December 31, 2001 unless the date for payment of the principal amount of the Notes is accelerated pursuant to the Mortgage or the Notes are redeemed as provided herein. The Partnership shall have the right to extend the maturity date of the Notes to December 31, 2002, by giving written notice on or before December l, 2001 to each Holder of Record and the Trustee and paying to the Paying Agent (on or before the date of such notice) on behalf of each Holder of Record an extension fee in an amount equal to one half of one percent (.5%) of the principal amount of the Notes outstanding as of the date of such notice.

                           (b) Contrary provisions contained in this Note or the
Mortgage notwithstanding, in the event that the Partnership sells or refinances any of the Partnership Hotels securing the Notes, the Hotel sold or refinanced may be released from the lien of the Mortgage without acceleration of principal or interest as provided below, and the Partnership shall have the right, prior to the maturity date of the Notes, to reinvest the net proceeds received from any such sale or refinancing of any one or more of the Partnership's Hotels, other than those Hotels constructed or developed with funds from External Financing, in additional hotel properties, including the real property and improvements thereon, whether owned by the Partnership or third parties (the "Substitute Collateral"). In the event of such sale or refinancing, the Hotel sold or refinanced will be released from the lien of the Mortgage and the Substitute Collateral will become subject to the lien of the Mortgage, to the extent the Hotel property released secured such Mortgage. The Partnership's right to "recycle" the Notes is available only once per each Hotel; provided, the Partnership identifies the Substitute Collateral within six months of the closing of the sale or refinancing transaction and reinvests the net proceeds from such sale or refinancing within twelve months from the date the Substitute Collateral has been identified by the Partnership. In the event that the Partnership subsequently sells or refinances the Substitute Collateral, the Partnership will pay to the Holders of Notes, as a reduction in the principal balance of the Notes, on a pro rata basis, proceeds received from such sale or refinance equal to the percentage of the proceeds of the Mortgage Notes allocable to the Substitute Collateral. Therefore, in the event the Partnership determines that a Hotel represents 30% of the proceeds of the Notes, the Hotel is sold and Substitute Collateral is purchased with the proceeds of such sale, and the Substitute Collateral is sold, the Partnership will pay to each Holder of a Note $300 (30% of $1,000) per Note.

                  1.6 Late Charges. If any payment of principal, premium, if any, or interest required to be made under this Note shall be overdue in excess of 15 days, a late charge of $.04 for each $1.00 so overdue will be paid by the Partnership to the Paying Agent on behalf of the Holder of Record hereof as provided herein. Payments shall be deemed made when received by the Paying Agent in collected funds. If the Partnership is acting as Paying Agent, payments shall be deemed made when the Partnership segregates the amounts payable and holds them as a separate trust fund for the Holders of Record of the Notes.

                  1.7 Non-Recourse Obligation. The principal amount of this Note, premium, if any, interest and all other sums due hereon will be secured by the lien of the Mortgage for the equal and ratable benefit of the Holders of Record of the Notes. After an Event of Default has occurred, the Trustee shall have right to commence an action to foreclose upon the Mortgaged Premises as provided in the Mortgage. Notwithstanding any other provision of this Note or the Mortgage, the General Partner of the Partnership shall not be liable to the Trustee, the Holders of Record of the Notes or any other person for repayment of the indebtedness secured thereby or performance of any other obligations set forth therein or in this Note, and upon a default in the payment or performance thereof, the Trustee and the Holders of Record shall have the right to seek recovery solely from assets of the Partnership and the Mortgaged Premises; provided however, that if, for any reason, the Partnership does not purchase, lease or sub-lease land sufficient for the construction of at least one hotel and subject such land to the lien of the Mortgage within 24 months after the initial effective date of the Registration Statement filed by the Partnership with the Securities and Exchange Commission on Form S-I, the Partnership shall offer to refund to each Holder of Record of a Note, the face amount of such Note without interest thereon (except that any interest payments previously received may be retained by such Holder) and shall make such refund to each Holder of Record who accepts such offer, and if the Partnership does not fulfill such obligation, the General Partner of the Partnership shall offer to refund such amounts and shall make such refund to each Holder of Record who accepts such offer. The General Partner of the Partnership shall not be liable for any deficiency between the total amount of the judgment entered in any foreclosure action and the net proceeds of the sale of the Mortgaged Premises, and no deficiency judgment will be asked for or taken against the Partnership or the General Partners of the Partnership in any foreclosure action.

         2. Representations. The Partnership represents and warrants to the purchaser hereof:

                  2.1 Organization. The Partnership is a limited partnership duly organized, existing and in good standing under the laws of the State of New York and qualified to transact business in the State of New York.

                  2.2 Authority; Validity. The Partnership has full power and authority to execute and deliver this Note and to incur the obligations provided for herein, which actions have been duly authorized by all necessary partnership action and do not contravene the Partnership's partnership agreement or any law, regulation or contractual provision binding on the Partnership, and this Note constitutes the legal, valid and binding obligation of the Partnership enforceable in accordance with its terms.

                  2.3 Pending Litigation. There are no actions, suits or proceedings pending, or to the knowledge of the Partnership, threatened against or affecting the Partnership or any property or rights of the Partnership in any court or by or before any governmental authority or arbitration board, tribunal or governmental instrumentality or agency which could, if decided adversely, have a materially adverse effect on the Partnership.

                  2.4 No Defaults. No event has occurred and no condition exists which, upon execution and delivery of this Note, would constitute an Event of Default.

         3. Covenants. The Partnership covenants and agrees that so long as this Note shall be outstanding:

                  3.1 Payment of Principal and Interest. The Partnership shall punctually pay or cause to be paid the principal and interest to become due in respect of this Note according to the terms hereof.

                  3.2 Obligations Under Mortgage. The Partnership shall keep, observe and perform all of the covenants, conditions or agreements contained in the Mortgage, the terms of which are incorporated by reference herein (including, without limitation, its obligations with respect to insurance, maintenance and repair of the Mortgaged Premises, taxes and compliance with laws).

                  3.3 Maintenance of Office. The Partnership shall maintain its principal office in the County of Monroe, New York at which notices, presentations and demands to or upon the Partnership in respect of this Note may be given or made. The Partnership shall promptly give written notice to the Trustee and any Holder of Record of this Note of any change in the address of said office.

                  3.4 Financial Statements and Information. Within one hundred fifty (150) days after the end of each fiscal year of the Partnership, the Partnership shall furnish to the Holder of Record of this Note an audited balance sheet of the Partnership as of the close of such fiscal year, an audited statement of income and statement of partners' equity for such fiscal year and an audited statement of cash flow for such fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles and certified by an independent certified public accountant. Concurrently with the delivery of such audited financial statements, the Partnership shall also deliver to the Holder of Record of this Note and the Trustee a statement of the General Partner of the Partnership advising whether any Event of Default exists, or whether any event has occurred which would constitute an Event of Default with giving of notice or lapse of time, or both, and, if so, the nature thereof, its period of existence and the action being taken by the Partnership for the correction thereof.

                  3.5 Distributions and Redemptions. The Partnership shall not make any distributions to its partners (a) at a time when an Event of Default has occurred and is continuing, or (b) unless it has established an adequate reserve to pay any amounts payable under the Notes during the month in which any such proposed distribution is to occur. The Partnership shall not redeem or acquire for value or contract to acquire any outstanding limited partnership interests of the Partnership.

         4. Defaults and Remedies.

                  4.1 Events of Default. If an Event of Default occurs and is continuing, then, subject to the right of the Partnership to cure the default as provided in the Mortgage, the Holders of Record of not less than a majority in aggregate principal amount of the Notes at the time outstanding may by notice in writing to the Trustee direct the Trustee to declare the unpaid balance of and accrued interest on all of the Notes to be forthwith due and payable as provided in the Mortgage.

                  4.2 Enforcement of Remedies. In case any one or more Events of Default shall have occurred and the principal amount of the Notes shall have been accelerated as provided in the Mortgage, the Holders of Record of not less than a majority in aggregate principal amount of the Notes may proceed to protect and enforce their rights under the Mortgage, subject to compliance with
Article 6, Section 6.06 of the Indenture; provided, however, that, in order to be entitled to so proceed each said Holder of Record shall be a holder of, or shall be joined in such proceeding by other Holders of Record who together with him hold, a majority in aggregate principal amount of all Notes at the time outstanding.

                  4.3 Remedies Cumulative. No remedy herein conferred upon the Holder of Record of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                  4.4 Remedies Not Waived. No course of dealing between the Partnership and the Holder of Record hereof or any delay on the part of such holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any Holder of Record of this Note.

                  4.5 Cost and Expense of Collection. The Partnership covenants and agrees that if default be made in any payment or prepayment of principal of, premium, if any, or interest on, this Note, it will, to the extent permitted under applicable law, pay to the Holders of Record of the Notes such additional amount as shall be sufficient to cover the cost and expense of collection, including reasonable compensation to the attorneys of the Holder of Record.

         5. Consents Waivers and Modifications. Notwithstanding any provision to the contrary contained in the Notes, any of the provisions in the Notes, the Indenture or the Mortgage may be amended or deleted and additions may be made to the Notes, the Indenture or the Mortgage, and compliance by the Partnership with any covenant, agreement or condition set forth in the Notes, the Indenture or the Mortgage may be waived, if the Partnership shall obtain the written consent thereto of the Holder of Record or Holders of Record, or their agents, who are holders of not less than a majority in principal amount of all of the Notes at the time outstanding; provided, however, that without the consent of the Holders of Record of all the Notes at the time outstanding no such amendment, deletion, supplement or waiver shall reduce the rate of or extend the time for payment of interest hereunder, or reduce the principal of or extend the stated time of payment of the principal amount hereof, or impose any condition with respect to such payments, or reduce the redemption price hereof, or materially modify the security provided by the Mortgage, or permit the creation of any lien ranking prior to or on a parity with the lien of the Mortgage except as expressly permitted therein, or reduce the principal amount of Notes whose Holders of Record must consent to an amendment, deletion, supplement or waiver. In the event of any such amendment, deletion, supplement or waiver, the Holder of Record or Holders of Record of the Notes, upon the request of the Partnership, shall surrender them to the Partnership, which shall thereupon issue and deliver, without charge to such holder, new Notes for the unpaid principal balance of the Notes, dated as of the date to which interest shall last have been paid, reflecting such amendment, deletion, supplement or waiver, or shall present the Notes to the Trustee for a notation hereon of such amendment, deletion, supplement or waiver, and the Notes shall thereupon be returned to the Holder of Record or Holders of Record thereof.

         6. Definitions. The following words and terms as used in this Note shall have the following meanings unless the context or use indicates another or different meaning or intent:

                  6.1 "Event of Default" shall have the meaning set forth in
Section 13 of the Mortgage and shall include the occurrence of an Event of Default under the Subordinated Notes.

                  6.2 "External Financing" shall have the meaning set forth in the Partnership's Prospectus.

                  6.3 "General Partner" means Essex Partners Inc., a New York corporation and the sole general partner of the Partnership.

                  6.4 "Holder of Record" means, in connection with any Note, the payee thereof registered on the Trustee's books unless the requirements of Sections 2.04 and 4.01 of the Indenture have been satisfied and a subsequent holder shall have presented to the Trustee such Note, duly assigned to him, for inspection and delivered to the Trustee a written notice of his acquisition of the Note and designated in writing an address to which payments and notices in respect of the Note shall be mailed, in which case the term shall mean such subsequent holder.

                  6.5 "Mortgaged Premises" means the land, buildings and improvements subject to the lien of the Mortgage as described in the Mortgage and the personal property and other assets subject to the lien of the Mortgage as described therein.

                  6.6 "Paying Agent" shall have the meaning set forth in Section
2.03 of the Indenture.

                  6.7 "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of the Partnership dated as of __________________, 1995.

                  6.8 "Registrar" shall have the meaning set forth in Section
2.03 of the Indenture.

                  6.9 "Subordinated Notes" means the Subordinated Notes (up to $6,000,000) being offered by the Partnership pursuant to the Partnership's Prospectus.

                  6.10 "Trustee" means Manufacturers and Traders Trust Company, Buffalo, New York, and its successors and any corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee at the time serving as such under the Indenture.

         7. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Partnership shall bind its successors and assigns, whether so expressed or not. The

Partnership shall have the right to assign this Note and obtain a discharge of its obligations hereunder, without obtaining the consent of the Trustee or the Holder of Record hereof, in connection with a sale of the Premises in accordance with Section 12 of the Mortgage.

         8. Governing Law and Forum. This Note shall be construed and interpreted in accordance with the laws of the State of New York without regard to its conflicts of laws rules, and any suit hereon may be brought only in such state and in the County of Monroe.

         IN WITNESS WHEREOF, ESSEX HOSPITALITY ASSOCIATES IV L.P. has caused this Note to be signed, the corporate seal of its managing General Partner to be affixed by its officers thereunto duly authorized, and to be dated as of the day and year first above written.

                                    ESSEX HOSPITALITY ASSOCIATES IV L.P.

                                    By:     Essex Partners Inc., General Partner


                                            By:_________________________________
                                                     John E. Mooney, President

Attest:

______________________________
Barbara J. Purvis, Secretary

                                    EXHIBIT C

                     SUBSCRIPTION AGREEMENT AND PARTNER NOTE

                         SUBSCRIPTION AGREEMENT FOR ESSEX
                          HOSPITALITY ASSOCIATES IV L.P.



SECTION 1. REPRESENTATIONS, AGREEMENTS AND ACKNOWLEDGEMENTS OF SUBSCRIBERS

By executing this Subscription Agreement and submitting the payment enclosed herewith, the undersigned hereby subscribes for the number of Limited Partnership Units of Essex Hospitality Associates IV L.P. (the "Partnership") as set forth in Section 3 below (the "Units"), at a purchase price of $ 1,000 per Unit, subject to the timing and volume discounts and in accordance with the instructions set forth in the current prospectus (the "Prospectus") under the captions "Investor Suitability Standards" and "The Offering," and/or subscribes for a Mortgage Note of the Partnership in the principal amount set forth in
Section 3 below (the "Mortgage Note"), and/or subscribes for a Subordinated Note of the Partnership in the principal amount set forth in Section 3 below (the "Subordinated Notes") and further:

         (a) acknowledges receipt of a copy of the Prospectus, and understands that the Units and/or Mortgage Note and/or Subordinated Note being acquired will be governed by the terms of such Prospectus and the Partnership Agreement set forth as Exhibit A to the Prospectus, or the Subordinated Note or Mortgage Note, Indenture and, with respect to the Mortgage Note, Mortgage, all as described in the Prospectus;

         (b) accepts and agrees to be bound by the Partnership Agreement if subscribing for Units and accepts and agrees to be bound by the terms of the Subordinated Note or Mortgage Note, Indenture if subscribing for a Note, and, with respect to the Mortgage Note, Mortgage if subscribing for a Mortgage Note;

         (c) acknowledges that there is not expected to be any public market for the Units, Subordinated Note, or Mortgage Note, that the General Partners may attempt to prevent any such market from developing and that there are certain other risks involved in investing in the Partnership as described in the Prospectus under "Risk Factors," "Conflicts of Interest," and "Tax Considerations"

         (d) represents that the undersigned is a United States person, as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code");

         (e) represents, if the undersigned is a tax exempt investor, that in making the proposed investment the undersigned is aware of and has taken into consideration that income from the Partnership resulting from the ownership of Units will be considered unrelated business taxable income under Section 512 of the Code and may be subject to federal income taxation or other adverse tax consequences as described in the Prospectus under "Special Considerations For Tax Exempt Investors";

         (f) represents, if the undersigned is subject to the Employee Retirement Income Security Act of 1974 ("Act"), that in making the proposed investment the undersigned is aware of and has taken into consideration the diversification requirements of Section 404(a)(I)(C) of the Act and that the undersigned has concluded that the proposed investment in the Partnership is a prudent one;

         (g) represents that the undersigned has due authority to execute this Subscription Agreement and to thereby legally bind the undersigned or the trust, partnership, corporation or other entity of which the undersigned is the trustee, general partner, officer, or other authorized agent;

         (h) agrees to fully indemnify' and hold the Partnership, the General Partners and their affiliates and employees, harmless from any and all claims, actions and causes of action whatsoever which may result from a breach or an alleged breach of the representation contained in (g) above;

         (I) represents that the undersigned has (a) a net worth (exclusive of home, home furnishings and automobiles) of $100,000 or more, or (b) a net worth (exclusive of home, home furnishings and automobiles) of at least $35,000 and had during the last tax year, and expects to have during the current tax year, gross annual income of at least $35,000, and further represents that if a higher suitability standard has been established for residents of the state in which the undersigned resides, then the undersigned has the higher net worth and/or the higher income required for residents of such state as set forth in the Prospectus; or represents, in the case of a partnership investor, that each of the partners, in the case of a corporate investor, that each of the shareholders, and in the case of a trust investor, that each of the beneficiaries, satisfy the suitability standards set forth in (a) or (b) above and any higher standard required by the state of residence of such entity

         (j) acknowledges and agrees that the undersigned is not entitled to cancel, terminate, or revoke this subscription or any agreements of the undersigned hereunder until twenty-four months from the date of the Prospectus, or such earlier date as may be determined by Essex Partners Inc. (the "General Partner"), and that such subscription and agreements shall survive the death or disability of the undersigned; and

         (k) acknowledges and agrees that all subscription proceeds shall be deposited in an escrow account as described in the Prospectus until such time as
(I) the
subscriber is either admitted as a limited partner of the Partnership, (ii) the Subordinated Note and/or Mortgage Note is issued to the subscriber or (iii) this subscription is rejected by the General Partner; that a subscriber shall have no right to withdraw an investment during the period in which subscription proceeds are held in such escrow account; that if for any reason whatsoever the General Partner has not received and accepted subscriptions to purchase Units, Unsecured Notes, and Mortgage and Notes with an aggregate purchase price of at least $1,980,000 within eighteen months from the date of the Prospectus, all monies theretofore deposited in such escrow account shall be promptly refunded to the subscribers together with interest, if any, earned thereon (after reduction of certain fees and expenses of the escrow agent from the interest earned); and that if subscriptions for Units, Subordinated Notes, and Mortgage Notes in such amount are received and accepted by the General Partner within such time period, a subscriber's investment may be held in such escrow account until up to twenty-four months from the date of the Prospectus.

Subscribers should be aware that the General Partner has the right to accept or reject this subscription in whole or in part in its sole and absolute discretion and that, to the extent permitted by applicable law, the Partnership intends to assert the foregoing representations, acknowledgements and agreements as a defense to any claim based on factual assertions contrary to those set forth above. Subscribers should also be aware that no federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation or endorsement, of the Units, Subordinated Notes, or Mortgage Notes and that investors must have adequate means of providing for their current needs and possible personal contingencies and have no need for liquidity in this investment.



SECTION 2. POWER OF ATTORNEY (Applicable only if subscribing for Units) If subscribing for Units, the undersigned, by executing this Subscription Agreement, hereby grants to the General Partner a special power of attorney (the "Power of Attorney") irrevocably making, constituting and appointing the General Partner as the undersigned's true and lawful attorney-in-fact with power and authority to act in the undersigned's name and on the undersigned's behalf to make, execute, acknowledge and file the following documents: (a) the Partnership Agreement, any separate certificates of limited partnership, any document required to be filed in any public office or with any public official in any jurisdiction to protect the limited liability of the Limited Partners and any amendments to any of the foregoing, which, under the laws of the State of New York or the laws of any other jurisdiction, are required to be filed or which the General Partner deems it advisable to file; (b) any other instrument or document which may be required to be filed by the Partnership in any public office or with any public official under the laws of any jurisdiction or by any governmental agency or which the General Partner deems it is advisable to file; (c) any instrument or document which may be required to effect the continuation of the Partnership not in excess of the term set forth in Section 2.05 of the Partnership Agreement, the assignment of Units, the admission of Limited Partners and the liquidation and winding up of the Partnership (provided such continuation, admission or dissolution and winding up are in accordance with the terms of the Partnership Agreement); and (iv) any instrument or document which may be necessary or desirable to effect the amendments contemplated by Sections 2.07, 4.01(b), 5.01(b), 5.07 or 8.12 of the Partnership Agreement or any other actions properly taken by the Partners.

The Power of Attorney granted hereby (a) is a special power of attorney coupled with an interest, is irrevocable, and, to the extent permitted by law, shall survive the death, disability, incompetence, merger, bankruptcy, receivership or dissolution of a Limited Partner and is limited to those matters herein set forth; (b) may be exercised by the General Partner acting alone for each Limited Partner by a facsimile signature of the General Partner or by any one of its officers, acting alone, or by listing all of the Limited Partners executing any instrument with a single signature of the General Partner or one of its officers, acting as an attorney-in-fact for all of them; and (c) shall survive an assignment by a Limited Partner of all or any portion of such Limited Partner's Units until such time as the General Partner has taken the action necessary or appropriate to effect the substitution of the assignee as a Limited Partner.

SECTION 3. INVESTMENT

Checks should be made payable to "M & T Bank as Escrow Agent for Essex Hospitality Associates IV L.P."

Number of Units: ____________________ x ($1,000) or [($990)($980)-volume discount] or [($950)($960)($970)($980)($990)-timing discount] = $_____________
(minimum of 5 Units, except that the minimum is 2 Units for IRA, Keogh and qualified plans); except that if the subscriber is purchasing 20 or more Units, the subscriber may deliver a check for one-half of the subscription price and a Partner Note for the balance. Principal Amount of Mortgage Note:
$____________(minimum of $5,000, except (that the minimum is $2,000 for IRA, Keogh and qualified plans; additional increments of $1,000))

Principal Amount of Subordinated Note: $__________ (minimum of $5,000, except (that the minimum is $2,000 for IRA, Keogh and qualified plans; additional increments of $1,000))

SECTION 4. INFORMATION REGARDING REGISTERED OWNER

This is the official registration that will be used in the Partnership's records. Checks and tax information will be issued in the name(s) indicated in this Section 4.


                                                                      Type of Ownership (Check One)

______________________________       ____________________________
Individual, Partnership, Trust       Social Security/Taxpayer ID#
or Corporation Name                                                   _____ Individual
                                                                      _____ Tenants in Common*
                                                                      _____ Joint Tenants with Right
______________________________       ____________________________              Of Survivorship*
Name of Joint/Common                 Social Security/Taxpayer ID#     _____ Trust*
Tenant, if applicable                                                 _____ Partnership
                                                                      _____ Corporation



______________________________       ____________________________
Principal Residence/                 Business Phone
business Address


______________________________       ____________________________     * All owners/trustees must sign
City, State, Zip                     Home Phone



SECTION 5. BENEFICIAL OWNER MAILING

All correspondence will be directed to the registered owner at the address in
Section 4 above. If the subscriber is a trust and the beneficial owner would like copies of investor correspondence, please complete this section.


____________________________________
Name

____________________________________
Street Address

____________________________________
City, State, Zip

____________________________________
Business Phone

____________________________________
Home Phone

SECTION 6.  DISTRIBUTION AND PAYMENT CHECKS

To direct distribution and payment checks to a party other than the registered owner, please complete this section.


____________________________________
Name of firm (bank, brokerage)


____________________________________
Account Name


____________________________________
Account Number           Phone


____________________________________
Street Address


____________________________________
City, State, Zip



SECTION 7. INVESTOR SIGNATURES

The undersigned is (are) the person(s) or entity named as the registered owner in Section 4 above, or alternatively, the undersigned has the full power and authority to execute this Subscription Agreement on behalf of such person(s). Execution of this Subscription Agreement by a registered representative will not be accepted.

Under the penalties of perjury, the undersigned certifies that (I) the Social Security/Taxpayer Identification Number(s) indicated in Section 4 above is the true and correct Social Security/Taxpayer Identification Number of the registered owners; and (ii) the registered owner is not subject to backup withholding either because such person has not been notified that he/she/it is subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified such person that he/she/it is no longer subject to backup withholding. The undersigned further acknowledges that the undersigned has received a copy of the Prospectus of the Partnership and meets the suitability standards for the undersigned's state of residence.

X_____________________________________        X ___________________________________________
 Signature of owner or trustee    Date          Signature of joint owner or trustee    Date
                                                (Must be signed by all trustees if
                                                 the investor is a trust)


__________________________________________      ___________________________________________
Title or capacity if partnership,               State of Residence
corporation or other non-individual entity


BROKER DEALER STATEMENT

To substantiate compliance with the prospectus delivery requirements under the Securities Act of 1933, as amended, the undersigned hereby certifies that the above-named subscriber received the Prospectus of the Partnership before any order was taken. The undersigned further certifies that: I have reasonable grounds to believe that the above-named subscriber meets the applicable suitability standards as set forth in the Prospectus and is otherwise suitable for the investment. I have also informed the investor that the Units and Notes are subject to transfer restrictions and that no public market for the Units or Notes is likely to develop. My firm will maintain records regarding suitability in accordance with the NASD's rules and will execute transactions in discretionary accounts only in accordance with the NASD's rules.

[ ] Check if the subscriber is an investor in a previous partnership sponsored by Essex.

_______________________________     _______________________________________
Broker/Dealer                       Registered Representative

_______________________________     _______________________________________
Street Address of Branch Office     Representative's Signature         Date

_______________________________     _______________________________________
City, State, Zip                    Dealer's Authorized                Date

Return to: ESSEX CAPITAL MARKETS INC. 100 Corporate Woods, Suite 300 Rochester, New York 14623 (716) 272-2300

                                 PROMISSORY NOTE
                                 (Partner Note)


$_________________________                           ___________________, 19____


         FOR VALUE RECEIVED, the undersigned promises to pay to the order of Essex Hospitality Associates IV L.P. (the "Partnership") at its offices at 100 Corporate Woods, Rochester, New York 14623, the principal sum of _______________________ and 00/100 Dollars ($_______________ ) (one-half of the purchase price if the undersigned is purchasing 20 or more Limited Partnership Units).

         Payment under this Note shall become due and payable upon the demand by Essex Partners Inc. (the "General Partner") made at least six months after acceptance of the subscription to which this Note relates; provided, that (a) a property has been identified for acquisition by the Partnership and a date for closing of the purchase has been scheduled and (b) within 30 days prior to the scheduled closing date, the General Partner, in its sole and absolute discretion, has determined that the Partnership has insufficient cash gross offering proceeds to consummate the purchase and/or commence construction on the hotel to be built on such property. The General Partner may, in its discretion, demand only a portion of the amount payable hereunder. In such an event, the General Partner shall promptly notate the amount of such payment on Schedule A hereto and deliver a copy thereof to the undersigned.

  All amounts due hereunder, to the extent not previously paid pursuant to the foregoing paragraph, shall became immediately due and payable in full at the earlier of:

  (1) Two years from the date of the acceptance of the subscription to which this Note relates; or

  (2) Three years from the effective date of the Registration Statement filed in connection with the Limited Partnership Unit(s) to which this Note relates.

           This Note shall be payable in lawful money of the United States of America. If the date upon which any payment is due is not a business day, such payment shall be due on the last business day immediately preceding such date.

           This Note or any payment described above may be prepaid, without penalty, in whole or in part (in increments of $1,000) at any time. In the event of a partial prepayment, the General Partner shall notate the amount of such payment on Schedule A hereto and furnish a copy thereof to the undersigned.

           If legal proceedings are instituted to collect any amount due under this Note, the undersigned agrees to pay the holder hereof, in addition to the unpaid principal balance, all costs and expenses of such proceedings, including attorneys' fees.

           Any of the following events shall constitute an Event of Default hereunder:

  (1) The undersigned shall fail to make payment under this Note for thirty days after such payment has become due; or

  (2) The undersigned shall: (a) make an assignment for the benefit of creditors; (b) admit in writing his/her/its inability to pay his/her/its debts as they become due; or (c) commence (as the debtor) a case in bankruptcy or any proceeding under any other insolvency law; or

  (3) A case in bankruptcy or any proceeding under any other insolvency law shall be commenced against the undersigned (as the debtor) and: (a) a court of competent jurisdiction enters an order for relief against the undersigned (as the debtor); (b) the case or proceeding remains undismissed for forty days; or
(c) the undersigned admits or consents to the material allegations against it in any such case or proceeding; or

  (4) A trustee, receiver, agent or custodian (however named) is appointed or authorized to take charge of substantially all of the property of the undersigned for the purpose of enforcing a lien against such property or for the purpose of general administration of such property; or

  (5) If the undersigned is a corporation, it ceases doing business as a going concern or takes any action looking to its dissolution or liquidation.

           Upon the occurrence of an Event of Default hereunder, all amounts owing under this Note shall become immediately due and payable without notice, presentment or demand of any kind, all of which are hereby waived. The undersigned shall nevertheless remain liable for payment on the Note until it has been paid in full or cancelled.

           Any payment not made when due hereunder shall, from and after the due date, bear interest at a rate which shall automatically increase or decrease so that at all times such rate shall be equal to two percent per annum in excess of the Prime Rate of Manufacturers and Traders Trust Company; provided, however, that the undersigned shall not be required to pay any amount pursuant to this Note which is in excess of the maximum amount permitted under applicable law.

           The provisions of this Note shall inure to the benefit of and be binding on any successor to the undersigned, or any assignee thereof, and shall extend to any holder hereof. This Note shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, performance and validity. The undersigned waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note. No failure or delay by the Partnership in the exercise of any power or right in this Note shall operate as a waiver thereof, and no exercise or waiver of any single power or right, or the partial exercise thereof, shall affect the Partnership's rights with respect to any and all other rights and powers.

           None of the Partnership's right, title and interest in and under this Note, including but not limited to, its right to all moneys due or to become due hereunder, may be assigned to another party.

           The liability of the undersigned, if more than one person or entity, shall be joint and several.

           The number of Limited Partnership Units of the Partnership being purchased in connection herewith is ________________.


                                 _____________________________________________
                                 Print or Type Name of Maker


                                 _____________________________________________
                                 Signature if Individual


                             By: _____________________________________________
                                 (Signature of Authorized Officer, Trustee or
                                 General Partner if Promisor is a Corporation
                                 Trust or Partnership)


                                 _____________________________________________
                                 (Name and Title of Signatory if Promisor is a Corporation, Trust or Partnership)

                                   SCHEDULE A

Date of     Amount of        Signature of Officer of    Remaining
Payment      Payment              General Partner        Balance
-------     ---------        -----------------------    ---------


            $                                           $
--------    ---------           ---------------         ---------
            $                                           $
--------    ---------           ---------------         ---------
            $                                           $
--------    ---------           ---------------         ---------

                                    EXHIBIT D

                             GUARANTY OF COMPLETION

                              GUARANTY OF COMPLETION

         THIS GUARANTY, dated as of _________, 1995, is given by Essex Partners Inc., a New York corporation having its principal office at 100 Corporate Woods, Rochester, New York 14623 ("Guarantor") to Essex Hospitality Associates IV L.P., a New York limited partnership ("Partnership") in connection with its planned construction of a hotel ("Hotel") on property located at ____________________
_____________________ .

                                     RECITALS

         1. All capitalized terms used herein and not otherwise defined shall have the same meanings assigned thereto in the [Fee/Leasehold] Mortgage and Security Agreement (the "Mortgage"), dated the date hereof, between the Partnership, as mortgagor, and Manufacturers and Traders Trust Company, as trustee, on behalf of the owners of the Partnership's 10% First Mortgage Notes (the "Mortgage Notes").

         2. Guarantor guarantees to Partnership the "Lien Free Completion of the Hotel" (as hereafter defined). The term "Lien Free Completion of the Hotel" means completion of the Hotel substantially in accordance with the construction contract, free and clear of all mechanics' liens and any other liens, security interests, encumbrances or exceptions to title, except for Permitted Liens.

         3. In the event that Partnership fails to pay when due any sums due the general contractor, the subcontractors or any other person, firm or corporation for work, labor or services performed or materials, supplies or equipment furnished in connection with the construction or equipping of the Hotel, Guarantor agrees to pay the same.

         4. In the event that Partnership fails to fully pay or to bond and discharge of record any mechanic's lien within 30 days after the recording or filing thereof, Guarantor agrees to do so.

         5. In the event that Guarantor shall advance or become obligated to pay any sums toward the construction or equipping of the Hotel, the amount of such advance, payment or indebtedness shall at all times be subject and subordinate in lien to all amounts due and owing under the Mortgage Notes.

         6. The liability of Guarantor hereunder shall continue until the later of (a) the expiration of the statutory period within which any mechanic's lien can be timely filed against the Hotel under the provisions of the applicable state lien law and (b) the expiration of the statutory period within which any claim may be effectively asserted against the Trustee by any claimant for recovery of any amounts previously paid to the Trustee as a diversion of trust funds under the provisions of the applicable state lien law; at which time this Guaranty shall become null and void and of no further force and effect.

         7. This Guaranty may not be changed or terminated orally, but only by a written instrument signed by the Partnership and approved by limited partners of the Partnership who contributed more than 50% of the aggregate capital contributions of the Partnership which were not contributed by "Affiliated Persons" (as defined in the Partnership's Amended and Restated Limited Partnership Agreement) and all of the registered holders of the Mortgage Notes.

         8. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of and may be enforced by the Partnership, its successors and assigns. If the Partnership fails to enforce its rights hereunder against Guarantor for a period of 30 days after notice and demand from the Trustee, this Guaranty may be enforced by the Trustee (or any successor) on behalf of the owners and future owners of the Mortgage Notes.

         IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of the day and year first above written.

                                       ESSEX PARTNERS INC.


                                       By: _________________________

                                       Title: ______________________

                                  EXHIBIT E

                           Prior Performance Tables

                            PRIOR PERFORMANCE TABLES

                       ESSEX PARTNERS INC. AND AFFILIATES

                                  INTRODUCTION

Essex Partners Inc. has been a general partner in eleven real estate syndications with investment objectives similar to the Partnership. The prior partnerships were all hotel-related offerings of debt or equities securities. They were each organized to provide capital appreciation and cash distributions from investments in hotels. These syndications are:

        Essex Microtel 1989 L.P.
        Essex Microtel Associates L.P.
        Essex Microtel Lehigh L.P.
        Essex Microtel LeRay L.P.
        Hagel-Essex Microtel L.P.
        Essex Microtel Carrier Circle L.P.
        Essex Charleston Associates L.P.
        Essex Microtel Associates II L.P.
        Essex Knoxville Associates L.P.
        Essex Hospitality Associates III L.P.
        Essex Glenmaura L.P.

Nine of the above partnerships involved construction of new facilities. Essex Microtel Lehigh L.P. purchased a hotel that had been in operation for fifteen months. Essex Microtel LeRay L.P. purchased a hotel after construction had been completed but before operations began.

This offering is the fourth publicly registered program sponsored by Essex Partners Inc. or its affiliates.

Further information concerning the prior performance of Essex Partners Inc. and its affiliates is set out in the Prospectus at pages 47-53. Additional information may be obtained from Essex Partners Inc. at the address and telephone number set out on page 5 of the Prospectus.

                                     TABLE I
                              ESSEX AND AFFILIATES
                    EXPERIENCE IN RAISING AND INVESTING FUNDS
                      (THREE YEARS ENDING AUGUST 31, 1995)



     Table I sets forth information with respect to the offerings of real estate limited partnership interests with similar investment objectives as the Partnership in which Essex Partners or affiliates acted as general partners and which closed in the three year period ending August 31, 1995.

                                     TABLE I
                              ESSEX AND AFFILIATES
                   EXPERIENCE IN RAISING AND INVESTING FUNDS
                      (THREE YEARS ENDING AUGUST 31, 1995)


                                                           Essex Hospitality             Essex
                                                         Associates III L.P. (5)       Glenmaura L.P. (6)
                                                         -----------------------       ---------------------
Dollar amount offered                                      13,986,320                   2,500,000
Dollar amount raised                                       13,986,320    100.0%           800,000       32.0%

Less offering expenses:
        Selling commissions paid
           to affiliates                                      856,000      6.1%            11,000        1.4%
        Organizational and syndication
           expenses (1)                                       767,000      5.5%            14,400        1.8%
                                                           ----------    -----          ---------      -----
Available for investment                                   12,363,320     88.4%           774,600       96.8%

Acquisition and Development costs:
        Pre-paid items and fees related
           to purchase of property                                 --       --                 --         --
        Cash downpayment (2)                                1,366,000      9.8%                --         --
        Acquisition and Developer fees:
           Paid to affiliates                                 870,000      6.2%                --         --
           Paid to non-affiliates                                  --       --                 --         --
        Other acquisition & development
           expenses (2)                                     9,442,000       --            766,600       95.8%
                                                           ----------    -----          ---------      -----
Total acquisition cost                                     11,678,000     83.5%           766,600       95.8%

Non-recurring management and
  organization fees to affiliates                                --         --              5,000        0.6%
Other requirements (3)                                        685,000      4.9%             3,000        0.4%
                                                           ----------    -----          ---------      -----
Total                                                      13,986,320    100.0%           800,000      100.0%

Purchase price (including
        brokerage fees)                                    11,679,000                   6,849,000

Percent leverage (4)                                             85.6%                       80.3%

Date offering began                                          11/17/93                    05/25/95
Length of offering (months)                                        22                         N/A

                                                             Essex
                                                         Glenmaura L.P. (6)
                                                         ---------------------
Dollar amount offered                                    1,500,000
Dollar amount raised                                     1,500,000       100.0%

Less offering expenses:
        Selling commissions paid
           to affiliates                                    60,000         4.0%
        Organizational and syndication
           expenses (1)                                     33,900         2.3%
                                                         ---------       -----
Available for investment                                 1,406,100        93.7%

Acquisition and Development costs:
        Pre-paid items and fees related
           to purchase of property                              --          --
        Cash downpayment (2)                             1,033,600        68.9%
        Acquisition and Developer fees:
           Paid to affiliates                              225,000        15.0%
           Paid to non-affiliates                               --          --
        Other acquisition & development
           expenses (2)                                    147,500         9.8%
                                                         ---------       -----
Total acquisition cost                                   1,406,100        93.7%

Non-recurring management and
  organization fees to affiliates                               --          --
Other requirements (3)                                          --          --
                                                         ---------       -----
Total                                                    1,500,000       100.0%

Purchase price (including
        brokerage fees)                                  6,849,000

Percent leverage (4)                                          80.3%

Date offering began                                       05/10/95
Length of offering (months)                                      2

                                     TABLE I
                              ESSEX AND AFFILIATES
                   EXPERIENCE IN RAISING AND INVESTING FUNDS
                      (THREE YEARS ENDING AUGUST 31, 1995)


                                                          Essex Knoxville                Essex Knoxville
                                                        Associates L.P. (7)            Associates L.P. (7)
                                                        ---------------------          ----------------------
Dollar amount offered                                   1,000,000                      2,000,000
Dollar amount raised                                    1,000,000       100.0%         2,000,000        100.0%

Less offering expenses:
        Selling commissions paid
           to affiliates                                   20,000         2.0%           100,000          5.0%
        Organizational and syndication
           expenses (1)                                    15,900         1.6%            39,800          2.0%
                                                        ---------       -----          ---------        -----
Available for investment                                  964,100        96.4%         1,860,200         93.0%

Acquisition and Development costs:
        Pre-paid items and fees related
           to purchase of property                             --          --                 --           --
        Cash downpayment (2)                              430,000        43.0%                --           --
        Acquisition and Developer fees:
           Paid to affiliates                             200,000        20.0%                --           --
           Paid to non-affiliates                              --          --                 --           --
        Other acquisition & development
           expenses (2)                                   304,100        30.4%         1,820,700         91.0%
                                                        ---------       -----          ---------        -----
Total acquisition cost                                    934,100        93.4%         1,820,700         91.0%

Non-recurring management and
  organization fees to affiliates                          30,000         3.0%            25,000          1.3%
Other requirements (3)                                         --          --             14,500          0.7%
                                                        ---------       -----          ---------        -----
Total                                                   1,000,000       100.0%         2,000,000        100.0%

Purchase price (including
        brokerage fees)                                 3,118,000                      3,118,000

Percent leverage (4)                                         80.2%                          80.2%

Date offering began                                      12/03/92                       06/22/93
Length of offering (months)                                    13                              6

                                                                 Essex Knoxville
                                                               Associates L.P. (7)
                                                               --------------------
Dollar amount offered                                          500,000
Dollar amount raised                                           500,000        100.0%
Less offering expenses:
        Selling commissions paid
           to affiliates                                        27,500          5.5%
        Organizational and syndication
           expenses (1)                                         13,000          2.6%
                                                             ---------        -----
Available for investment                                       459,500         91.9%

Acquisition and Development costs:
        Pre-paid items and fees related
           to purchase of property                                  --           --
        Cash downpayment (2)                                        --           --
        Acquisition and Developer fees:
           Paid to affiliates                                       --           --
           Paid to non-affiliates                                   --           --
        Other acquisition & development
           expenses (2)                                        396,600         79.3%
                                                             ---------        -----
Total acquisition cost                                         396,600         79.3%

Non-recurring management and
  organization fees to affiliates                               25,000          5.0%
Other requirements (3)                                          37,900          7.6%
                                                             ---------        -----
Total                                                          500,000        100.0%

Purchase price (including
        brokerage fees)                                      3,118,000

Percent leverage (4)                                              80.2%

Date offering began                                           05/24/94
Length of offering (months)                                          2

                                     TABLE I
                              ESSEX AND AFFILIATES
                   EXPERIENCE IN RAISING AND INVESTING FUNDS
                      (THREE YEARS ENDING AUGUST 31, 1995)

                                                           Essex Microtel                 Essex Charleston
                                                        Associates II L.P. (5)           Associates L.P. (5)
                                                        -----------------------          -------------------
Dollar amount offered                                    10,487,000                      3,390,000
Dollar amount raised                                     10,487,000       100.0%         3,390,000     100.0%

Less offering expenses:
        Selling commissions paid
           to affiliates                                    578,200         5.5%           201,000       5.9%
        Organizational and syndication
           expenses (1)                                     564,000         5.4%           150,000       4.4%
                                                         ----------       -----          ---------     -----
Available for investment                                  9,344,800        89.1%         3,039,000      89.6%

Acquisition and Development costs:
        Pre-paid items and fees related
           to purchase of property                              --           --                 --         --
        Cash downpayment (2)                              1,493,000        14.2%           654,000      19.3%
        Acquisition and Developer fees:
           Paid to affiliates                               630,000         6.0%           161,000       4.7%
           Paid to non-affiliates                                --          --                 --        --
        Other acquisition & development
           expenses (2)                                   6,476,000        61.8%         2,224,000      65.6%
                                                         ----------       -----          ---------     -----
Total acquisition cost                                    8,599,000        82.0%         3,039,000      89.6%

Non-recurring management and
  organization fees to affiliates                            90,000         0.9%                --       0.0%
Other requirements (3)                                      655,800         6.3%                --       0.0%
                                                         ----------       -----          ---------     -----
Total                                                    10,487,000       100.0%         3,390,000     100.0%

Purchase price (including
        brokerage fees)                                   8,688,000                      3,046,000

Percent leverage (4)                                           90.4%                          57.5%

Date offering began                                        11/18/92                       08/27/92
Length of offering (months)                                      13                              3

                                     TABLE I
                              ESSEX AND AFFILIATES
                   EXPERIENCE IN RAISING AND INVESTING FUNDS
                      (THREE YEARS ENDING AUGUST 31, 1995)

                                                        Essex Microtel                      Essex Real Estate
                                                      Carrier Circle L.P.                  Partnership Notes (8)
                                                      ------------------------             ----------------------
Dollar amount offered                                 $1,200,000                            $976,000
Dollar amount raised                                  $1,200,000         100.0%             $976,000        100.0%

Less offering expenses:
        Selling commissions paid
           to affiliates                                       0           0.0%               48,800          5.0%
        Organizational and syndication
           expenses (1)                                   53,000           4.4%               27,200          2.8%
                                                      ----------         -----              --------        -----
Available for investment                              $1,147,000          95.6%             $900,000         92.2%

Acquisition and Development costs:
        Pre-paid items and fees related
           to purchase of property                            --            --                    --           --
        Cash downpayment (2)                             605,000          50.4%                   --           --
        Acquisition and Developer fees:
           Paid to affiliates                            192,000          16.0%                   --           --
           Paid to non-affiliates                             --            --                    --           --
        Other acquisition & development
           expenses (2)                                  295,000          24.6%               95,000          9.7%
                                                      ----------         -----              --------        -----
Total acquisition cost                                $1,092,000          91.0%              $95,000          9.7%

Non-recurring management and
  organization fees to affiliates                         25,000           2.1%                   --           --
Other requirements (3)                                    30,000           2.5%              805,000         82.5%
                                                      ----------         -----              --------        -----
Total                                                 $1,200,000         100.0%             $976,000        100.0%

Purchase price (including
        brokerage fees)                                3,135,000                                --

Percent leverage (4)                                        70.2%                               --

Date offering began                                     10/09/91                            03/01/95
Length of offering (months)                                   12                                   2

                                     TABLE I
                              ESSEX AND AFFILIATES
                    EXPERIENCE IN RAISING AND INVESTING FUNDS
                      (THREE YEARS ENDING AUGUST 31, 1995)

                                      NOTES

(1) Includes any legal, accounting, blue sky and publication costs as well as other fees incurred with the offering.

(2) The cash downpayment represents the land cost. Proceeds used in property construction are included in other acquisition and development expenses.

(3)    Includes amounts of working capital reserves and other carrying costs.

(4) For each partnership, percent leverage equals: (i) the total amount of mortgages and other financing outstanding on the property owned by the partnership, divided by (ii) the purchase price.

(5) Both limited partnership interests and debt were included in the offerings by Essex Charleston Associates L.P., Essex Microtel Associates II L.P. and Essex Hospitality Associates III L.P..

(6) The Essex Glenmaura L.P. program is being financed through two offerings, an equity offering of $2,500,000 and a note offering of $1,500,000. The Essex Glenmaura L.P. equity offering is still in process. Essex Glenmaura L.P. is expected to begin construction of one hotel in the fall. The purchase price represents the estimated total costs to acquire the land and construct the hotel. The percent leverage is the estimated total debt divided by the purchase price. The actual purchase price and percent leverage will not be known until the project is completed.

(7) The Essex Knoxville Associates program was financed through three offerings, an equity offering of $1,000,000, a mortgage note offering of $2,000,000 and a note offering of $500,000. Each offering is presented separately in Table I.

(8) The Essex Real Estate Partnership Notes offering raised debt financing for three real estate partnerships, Essex Microtel Associates L.P. and Essex Microtel LeRay L.P., which are included in these prior performance tables and Essex Geneseo Associates, which owns non-hotel property. Of the total amount raised, $434,000 was used for Essex Microtel Associates L.P. to replace existing debt, $217,000 was used for Essex Microtel LeRay to replace existing debt and provide working capital and $325,000 was for Essex Geneseo Associates to replace existing debt and complete construction of two buildings.

                                    TABLE II
                              ESSEX AND AFFILIATES
                             COMPENSATION TO SPONSOR
                     (Three Years Ending December 31, 1994)



     Table II provides information as to the cumulative compensation paid to sponsors for a three year period ending December 31, 1994 (or from partnership inception, if later) from both offering proceeds and property operations.

None of the programs for which information is presented in Table II has been liquidated and there have been no sales or maturities of any of the program's investments.

                                    TABLE II
                              ESSEX AND AFFILIATES
                             COMPENSATION TO SPONSOR
                     (Cumulative Through December 31, 1994)


                                                           Essex Hospitality       Essex Knoxville       Essex Microtel
                                                             Associates III         Associates L.P.       Associates II
                                                              L.P. (1)                  (2)                  L.P.
                                                           -----------------       ---------------       --------------
Date offering commenced                                          11/17/93                var               11/18/92
Dollar amount raised                                            9,874,070             3,500,000           10,487,000

Amount paid to sponsor from offering proceeds:
 Underwriting fees                                                591,000               172,500              578,200
 Acquisition and development fees
  - real estate commissions                                            --                    --                   --
  - advisory fees                                                 694,000               200,000              720,000
  - other                                                              --                    --                   --
 Organization fees                                                336,000                30,000              356,600
 Other                                                                 --                50,000                   --

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                         (295,000)               (7,700)            (118,700)
Amount paid to sponsor from operations:
   Property management fees                                         3,600                15,000              153,100
   Partnership management fees                                      1,000                 5,000               45,200
   Reimbursements                                                      --                    --                   --
   Leasing commissions                                                 --                    --                   --
   Other                                                               --                    --                   --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                                 --                    --                   --
  - cash                                                               --                    --                   --
  - notes                                                              --                    --                   --

Amount paid to sponsor from property sales
 and refinancing:                                                      --                    --                   --
  - Real estate commissions                                            --                    --                   --
  - Incentive fees                                                     --                    --                   --
  - Other                                                              --                    --                   --

                                    TABLE II
                              ESSEX AND AFFILIATES
                             COMPENSATION TO SPONSOR
                     (Cumulative Through December 31, 1994)


                                                                            Essex Microtel
                                                     Essex Charleston       Carrier Circle       Essex Microtel
                                                      Associates L.P.          L.P. (3)          Associates L.P.
                                                     ----------------       --------------       ---------------
Date offering commenced                                    8/27/92              var                  06/19/90
Dollar amount raised                                     3,390,000            3,400,000             3,083,000

Amount paid to sponsor from offering proceeds:
 Underwriting fees                                         200,700              132,000               246,640
 Acquisition and development fees
  - real estate commissions                                     --                   --                    --
  - advisory fees                                          160,000               66,300               200,000
  - other                                                       --                   --                    --
 Organization fees                                          21,600               33,000                    --
 Other                                                      41,400               50,780                    --

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                   170,200              222,800               665,400
Amount paid to sponsor from operations:
   Property management fees                                 72,000               60,200                48,000
   Partnership management fees                              19,500               42,800                12,000
   Reimbursements                                               --                   --                    --
   Leasing commissions                                          --                   --                    --
   Other                                                        --                   --                    --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                          --                   --                    --
  - cash                                                        --                   --                    --
  - notes                                                       --                   --                    --

Amount paid to sponsor from property sales
 and refinancing:                                               --                   --                    --
  - Real estate commissions                                     --                   --                    --
  - Incentive fees                                              --                   --                    --
  - Other                                                       --                   --                    --

                                    TABLE II
                              ESSEX AND AFFILIATES
                             COMPENSATION TO SPONSOR
                     (Cumulative Through December 31, 1994)


                                                             Essex Microtel     Hagel-Essex      Essex Microtel
                                                               LeRay L.P.          L.P.           Lehigh L.P. (4)
                                                             --------------     -----------      ----------------
Date offering commenced                                           10/19/90        03/29/91               var
Dollar amount raised                                             1,531,254       1,012,750           $3,161,480

Amount paid to sponsor from offering proceeds:
 Underwriting fees                                                  91,769              --               77,400
 Acquisition and development fees
  - real estate commissions                                             --              --                   --
  - advisory fees                                                   69,000         100,000                   --
  - other                                                               --              --                   --
 Organization fees                                                  40,000              --                   --
 Other                                                              22,759              --               45,300

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                           119,405         351,000              523,200
Amount paid to sponsor from operations:
   Property management fees                                             --              --               11,000
   Partnership management fees                                      32,605          33,100               34,800
   Reimbursements                                                       --              --                   --
   Leasing commissions                                                  --              --                   --
   Other                                                                --              --                   --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                                  --              --                   --
  - cash                                                                --              --              531,500
  - notes                                                               --              --                   --

Amount paid to sponsor from property sales
 and refinancing:                                                       --              --                   --
  - Real estate commissions                                             --              --                   --
  - Incentive fees                                                      --              --               32,400
  - Other                                                               --              --               12,900

                                    TABLE II
                              ESSEX AND AFFILIATES
                             COMPENSATION TO SPONSOR
                     (Cumulative Through December 31, 1994)


                                                                           Essex Microtel          Other
                                                                            1989 L.P. (5)       Programs (6)
                                                                           --------------       ------------
Date offering commenced                                                           var

Dollar amount raised                                                           $2,687,000         4,588,000

Amount paid to sponsor from offering proceeds:
 Underwriting fees                                                                 60,000           376,000
 Acquisition and development fees
  - real estate commissions                                                            --                --
  - advisory fees                                                                      --           239,300
  - other                                                                              --                --
 Organization fees                                                                     --            61,500
 Other                                                                             38,200            21,200

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                                          439,200            35,600
Amount paid to sponsor from operations:
   Property management fees                                                            --            12,700
   Partnership management fees                                                     33,100             2,500
   Reimbursements                                                                      --                --
   Leasing commissions                                                                 --                --
   Other                                                                               --                --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                                                 --                --
  - cash                                                                          592,800                --
  - notes                                                                              --                --

Amount paid to sponsor from property sales
 and refinancing:                                                                      --                --
  - Real estate commissions                                                            --                --
  - Incentive fees                                                                 28,200                --
  - Other                                                                          10,000                --

                                    TABLE II
                              ESSEX AND AFFILIATES
                             COMPENSATION TO SPONSOR
                     (CUMULATIVE THROUGH DECEMBER 31, 1994)


(1) Essex Hospitality Associates III opened one of its three properties in September, 1994. The remaining properties opened in 1995.

(2) Essex Knoxville Associates had three offerings. The first commenced in December, 1992 and raised $1,000,000 in equity financing. The second commenced in June, 1993 and raised $2,000,000 in first mortgage financing. The final offering commenced May, 1994 and raised $500,000 in unsecured notes.

(3) Essex Microtel Carrier Circle was financed through two offerings, one which raised $1,200,000 in equity financing and one which raised $2,200,000 in first mortgage financing. The equity offering commenced in October, 1991, and was completed in September, 1992. The offering of first mortgage notes commenced in February, 1992 and was completed in April, 1992.

(4) Essex Microtel Lehigh raised $1,871,480 in equity financing through an offering which commenced in June, 1990, and was completed in December, 1990. In addition, second mortgage financing totalling $1,290,000 was raised through an offering which commenced in July, 1992 and was completed in August, 1992.

(5) Essex Microtel 1989 raised $1,487,000 in equity financing through an offering which commenced in December, 1989, and was completed in January, 1990. In addition, second mortgage financing of $1,200,000 was raised through an offering which commenced in June, 1992 and was completed the same month.

(6) This category includes all other programs syndicated by Essex Partners from 1992 through 1994.

                                    TABLE III
                              ESSEX AND AFFILIATES
                    OPERATING RESULTS OF PRIOR PROGRAMS (000)
                           (THROUGH DECEMBER 31, 1994)



     Table III presents operating information from the opening of the property through December 31, 1994 for the programs in which Essex Partners or affiliates acted as general partners and which closed in the five year period ending June 30, 1995.

                                    TABLE III
                              ESSEX AND AFFILIATES
                           OPERATING RESULTS OF PRIOR
                                 PROGRAMS (000)
                           (Through December 31, 1994)


                                                                   ---------------------------------------------------
                                                                                  ESSEX MICROTEL 1989 L.P.
                                                                   ---------------------------------------------------
                                                                      1990
                                                                    (6 MOS)     1991       1992       1993       1994
                                                                   ---------------------------------------------------
 Gross Revenues                                                      470.1    1,111.3    1,148.2    1,105.3    1,036.0
 Profit on sale of properties                                           --         --         --         --         --
 Less: operating expenses                                            288.7      630.8      644.6      660.3      634.5
                                                                   -------     ------     ------     ------     ------
 Operating income (loss)                                             181.4      480.5      503.6      445.0      401.5

 Less: interest expense                                               96.9      231.0      271.0      292.1      290.4
       depreciation                                                   78.6      156.2      172.5      190.7      192.2
                                                                   -------     ------     ------     ------     ------
 Net income (loss)                                                     5.8       93.3       60.1      (37.8)     (81.1)

 Cash generated from operations                                       76.3      289.5      218.1      156.0       97.0
 Cash generated from sales                                              --         --         --         --         --
 Cash generated from financing activities                          2,557.4     (244.0)    (253.9)    (134.6)    (112.7)
 Plus:cash distributions                                             163.7      227.6      795.5      121.2       97.8
                                                                   ---------------------------------------------------
 Cash generated from operations, sales & financing                 2,797.3      273.1      759.7      142.6       82.1
 Less: cash distributions to investors
       ----from operating cash flow                                   76.3      227.6      253.9      121.2       97.8
       ----from sales and financing activities                        87.4         --      541.6         --         --
       ----from other                                                   --         --         --         --         --
                                                                   ---------------------------------------------------
 Cash generated (deficiency) after cash distributions              2,633.7       45.5      (35.8)      21.3      (15.7)

 Less: special items -- capital improvements                      (2,627.4)      10.0      (13.8)      (8.6)     (14.2)
                                                                   ---------------------------------------------------
 Cash generated (deficiency) after cash                                6.2       55.5      (49.6)      12.7      (29.8)
   distributions and special items

 Tax and distribution data per $1,000 invested
 Federal income tax results:
   Ordinary income (loss)          ---- from operations                3.9       62.2       40.1      (25.2)     (54.1)
                                   ---- from recapture                  --         --         --         --         --
   Capital gain                                                         --         --         --         --         --
 Cash distributions to investors
   Source: (GAAP basis)            ---- investment income               --         --         --         --         --
                                   ---- return of capital            109.1      151.8      530.3       80.8       65.2
   Source: (cash basis)            ---- sales                           --         --         --         --         --
                                   ---- financing activities          58.3         --      361.1         --         --
                                   ---- operations                    50.8      151.8      169.3       80.8       65.2
                                   ---- other                           --         --         --         --         --

 Amounts (in percentage terms) remaining
 invested in program properties at the end of
 the last year reported in the table (original
 total acquisition cost of properties retained
 divided by original total acquisition cost of
 all properties in program).                                                                                       100%

                                    TABLE III
                              ESSEX AND AFFILIATES
                           OPERATING RESULTS OF PRIOR
                                 PROGRAMS (000)
                           (Through December 31, 1994)


                                                                   -------------------------------------------------------
                                                                                 ESSEX MICROTEL LEHIGH L.P.
                                                                   -------------------------------------------------------
                                                                      1990
                                                                     (3 MOS)    1991       1992       1993           1994
                                                                   -------------------------------------------------------
 Gross Revenues                                                       198.2    1,106.1    1,144.7    1,164.8       1,121.6
 Profit on sale of properties                                            --         --         --         --            --
 Less: operating expenses                                             167.5      667.8      690.4      716.6         707.3
                                                                   --------     ------     ------     ------        ------
 Operating income (loss)                                               30.7      438.2      454.3      448.1         414.3

 Less: interest expense                                                49.6      185.3      185.0      223.3         234.2
       depreciation                                                    27.4      158.0      162.1      176.0         166.2
                                                                   --------     ------     ------     ------        ------
 Net income (loss)                                                    (46.3)      94.9      107.2       48.9          13.9

 Cash generated from operations                                        26.1      259.0      258.1      225.2         170.8
 Cash generated from sales                                               --         --         --         --            --
 Cash generated from financing activities                           1,618.8     (232.7)    (233.8)    (192.1)       (189.9)
 Plus:cash distributions                                               52.7      189.8      662.2      139.7         143.1
                                                                   -------------------------------------------------------
 Cash generated from operations, sales & financing                  1,697.6      216.1      686.5      172.9         124.1

 Less: cash distributions to investors
       ----from operating cash flow                                    52.7      189.8      233.8      139.7         143.1
       ----from sales and financing activities                           --         --      428.4         --            --
       ----from other                                                    --         --         --         --            --
                                                                   -------------------------------------------------------
 Cash generated (deficiency) after cash distributions               1,644.9       26.4       24.3       33.1         (19.0)

 Less: special items -- capital improvements                       (1,592.0)     (12.4)     (21.0)     (23.4)        (15.8)
                                                                   -------------------------------------------------------
 Cash generated (deficiency) after cash                                52.9       13.9        3.3        9.7         (34.8)
   distributions and special items

 Tax and distribution data per $1,000 invested
 Federal income tax results:
   Ordinary income (loss)         ---- from operations                (24.7)      50.6       57.2       26.1           7.4
                                  ---- from recapture                    --         --         --         --            --
   Capital gain                                                          --         --         --         --            --
 Cash distributions to investors
   Source: (GAAP basis)           ---- investment income                 --         --         --         --            --
                                  ---- return of capital               28.1      101.2      353.2       74.5          76.3
   Source: (cash basis)           ---- sales                             --         --         --         --            --
                                  ---- financing activities              --         --       228.5        --            --
                                  ---- operations                      28.1      101.2      124.7       74.5          76.3
                                  ---- other                             --         --         --         --            --

 Amounts (in percentage terms) remaining
 invested in program properties at the end of
 the last year reported in the table (original
 total acquisition cost of properties retained
 divided by original total acquisition cost of
 all properties in program).                                                                                           100%

                                    TABLE III
                              ESSEX AND AFFILIATES
                           OPERATING RESULTS OF PRIOR
                                 PROGRAMS (000)
                           (Through December 31, 1994)

                                                                               ---------------------------------------------------
                                                                                              ESSEX MICROTEL LeRAY L.P.
                                                                               ---------------------------------------------------
                                                                                1990
                                                                               (4 MOS)      1991       1992       1993        1994
                                                                               ---------------------------------------------------
 Gross Revenues                                                                 212.7      864.7      869.6      704.4       689.3
 Profit on sale of properties                                                      --         --         --         --          --
 Less: operating expenses                                                       155.4      567.6      556.4      538.5       543.9
                                                                               ------     ------     ------     ------      ------
 Operating income (loss)                                                         57.3      297.1      313.2      165.9       145.4

 Less: interest expense                                                         100.9      221.3      179.9      180.0       175.0
       depreciation                                                              81.8      202.5      124.7      118.3       114.6
                                                                               ------     ------     ------     ------      ------
 Net income (loss)                                                             (125.3)    (126.7)       8.6     (132.4)     (144.2)

 Cash generated from operations                                                  73.4       14.0      133.2      (21.3)      (24.7)
 Cash generated from sales                                                         --         --         --         --          --
 Cash generated from financing activities                                        74.6       39.9     (108.9)       8.0        45.9
 Plus:cash distributions                                                           --       87.3      103.6         --          --
                                                                               ---------------------------------------------------
 Cash generated from operations, sales & financing                              148.0      141.3      127.9      (13.2)       21.2
 Less: cash distributions to investors
       ----from operating cash flow                                                --        55.2      103.6        --          --
       ----from sales and financing activities                                     --        32.1         --        --          --
       ----from other                                                              --          --         --        --          --
                                                                               ---------------------------------------------------
 Cash generated (deficiency) after cash distributions                           148.0        54.0       24.3     (13.2)       21.2
 Less: special items -- capital improvements                                   (120.6)      (49.0)      (9.5)    (15.2)      (18.4)
                                                                               ---------------------------------------------------
 Cash generated (deficiency) after cash                                          27.3         4.9       14.8     (28.5)        2.8
   distributions and special items

 Tax and distribution data per $1,000 invested
 Federal income tax results:
   Ordinary income (loss)           ---- from operations                       (131.3)      (82.7)       5.6     (86.4)      (94.2)
                                    ---- from recapture                            --          --         --        --          --
   Capital gain                                                                    --          --         --        --          --
 Cash distributions to investors
   Source: (GAAP basis)             ---- investment income                         --          --         --        --          --
                                    ---- return of capital                         --        57.0       67.7       0.0         0.0
   Source: (cash basis)             ---- sales                                     --          --         --        --          --
                                    ---- financing activities                      --        21.0        --         --          --
                                    ---- operations                                --        36.0       67.7       0.0         0.0
                                    ---- other                                     --          --        --         --          --

 Amounts (in percentage terms) remaining
 invested in program properties at the end of
 the last year reported in the table (original
 total acquisition cost of properties retained
 divided by original total acquisition cost of
 all properties in program).                                                                                                   100%

                                    TABLE III
                              ESSEX AND AFFILIATES
                           OPERATING RESULTS OF PRIOR
                                 PROGRAMS (000)
                           (Through December 31, 1994)

                                                                        -----------------------------------------
                                                                              ESSEX MICROTEL ASSOCIATES L.P.
                                                                        -----------------------------------------
                                                                           1991
                                                                           (1)        1992       1993       1994
                                                                          -----       ----       ----       ----
 Gross Revenues                                                             84.6      745.4      832.5      892.0
 Profit on sale of properties                                                 --         --         --         --
 Less: operating expenses                                                     --      564.1      599.9      603.6
                                                                        --------     ------     ------     ------
 Operating income (loss)                                                    84.6      181.4      232.6      288.4

 Less: interest expense                                                     51.1       41.6       46.5       47.2
       depreciation                                                          5.0      155.4      145.4      125.4
                                                                        ========    =======      ======     =====
 Net income (loss)                                                          28.5      (15.7)      40.8      115.9
 Cash generated from operations                                             21.7      195.2      167.1      261.3
 Cash generated from sales                                                    --         --         --         --
 Cash generated from financing activities                                2,546.4      125.0     (226.3)    (240.0)
 Plus: cash distributions                                                     --      406.4      227.1      240.0
                                                                        --------    -------     -------    -------
 Cash generated from operations, sales & financing                       2,568.0      726.6      167.9      261.2
 Less: cash distributions to investors
       ----from operating cash flow                                           --      144.2      179.7      240.0
       ----from sales and financing activities                                --      262.2       47.4         --
       ----from other                                                         --         --         --         --
                                                                        ---------     -----      ------     ------
 Cash generated (deficiency) after cash distributions                    2,568.0      320.2      (59.2)      21.2

 Less: special items -- capital improvements                            (2,304.8)    (463.4)     (12.9)      (5.3)
                                                                        ---------   --------     ------    -------
 Cash generated (deficiency) after cash                                    263.2     (143.1)     (72.2)      15.9
   distributions and special items

 Tax and distribution data per $1,000 invested
 Federal income tax results:
   Ordinary income (loss)           ---- from operations                     9.8       (5.1)      13.2       37.6
                                    ---- from recapture                       --         --         --         --
   Capital gain                                                               --         --         --         --
 Cash distributions to investors
   Source: (GAAP basis)             ---- investment income                    --         --         --         --
                                    ---- return of capital                    --      131.8       73.7       77.9
   Source: (cash basis)             ---- sales                                --         --         --         --
                                    ---- financing activities                 --       85.0       15.4        0.0
                                    ---- operations                           --       46.8       58.3       77.9
                                    ---- other                                --         --         --         --

 Amounts (in percentage terms) remaining
 invested in program properties at the end of
 the last year reported in the table (original
 total acquisition cost of properties retained
 divided by original total acquisition cost of
 all properties in program).                                                                                  100%

                                    TABLE III
                              ESSEX AND AFFILIATES
                           OPERATING RESULTS OF PRIOR
                                 PROGRAMS (000)
                           (Through December 31, 1994)


                                                                          ---------------------------------------------
                                                                                         HAGEL-ESSEX L.P.
                                                                          ---------------------------------------------
                                                                            1991       1992
                                                                             (1)      (7 MOS)       1993          1994
                                                                          ---------------------------------------------
 Gross Revenues                                                              2.9       545.5        982.6         919.8
 Profit on sale of properties                                                 --          --           --            --
 Less: operating expenses                                                     --       363.7        698.0         646.9
                                                                          ------    --------       ------        ------
 Operating income (loss)                                                     2.9       181.8        284.6         272.9

 Less: interest expense                                                       --        84.9        154.0         152.9
       depreciation                                                           --       125.6        214.4         182.4
                                                                          ------    --------       ------        ------
 Net income (loss)                                                           2.9       (28.8)       (83.9)       (62.4)

 Cash generated from operations                                             (3.4)       70.5        152.7         115.5
 Cash generated from sales                                                    --          --           --            --
 Cash generated from financing activities                                  915.6     2,054.4       (123.6)       (134.2)
 Plus:cash distributions                                                     --        292.8        108.9         109.8
                                                                          ---------------------------------------------
 Cash generated from operations, sales & financing                         912.2     2,417.6        138.0          91.1
 Less: cash distributions to investors
       ----from operating cash flow                                           --        67.0        108.9         109.8
       ----from sales and financing activities                                --       224.9           --            --
       ----from other                                                         --          --           --            --
                                                                          ---------------------------------------------
 Cash generated (deficiency) after cash distributions                      912.2     2,125.7         29.1         (18.7)

 Less: special items -- capital improvements                              (800.7)   (2,148.7)        (9.3)        (11.5)
                                                                          ---------------------------------------------
 Cash generated (deficiency) after cash                                    111.5       (23.0)        19.9         (30.2)
   distributions and special items

 Tax and distribution data per $1,000 invested
 Federal income tax results:
   Ordinary income (loss)           ---- from operations                     2.9       (28.4)       (82.8)        (61.6)
                                    ---- from recapture                       --          --           --            --
   Capital gain                                                               --          --           --            --
 Cash distributions to investors
   Source: (GAAP basis)             ---- investment income                    --          --           --            --
                                    ---- return of capital                    --       288.3        107.5         108.4
   Source: (cash basis)             ---- sales                                --          --           --            --
                                    ---- financing activities                 --          --           --            --
                                    ---- operations                           --        66.2        107.5         108.4
                                    ---- other

 Amounts (in percentage terms) remaining
 invested in program properties at the end of
 the last year reported in the table (original
 total acquisition cost of properties retained
 divided by original total acquisition cost of
 all properties in program).                                                                                        100%

                                                                                        TABLE III
                                                                                    ESSEX AND AFFILIATES
                                                                                 OPERATING RESULTS OF PRIOR
                                                                                        PROGRAMS (000)
                                                                                 (Through December 31, 1994)

                                                                                          ESSEX
                                                                                MICROTEL CARRIER CIRCLE L.P.
                                                                    1991           1992
                                                                     (1)          (2 MOS)          1993             1994
                                                                   ------------------------------------------------------
 Gross Revenues                                                      0.6           101.7          846.1             967.9
 Profit on sale of properties                                         -               -           (36.4)               -
 Less: operating expenses                                            3.0            88.2          560.3             615.5
                                                                   -----          ------         ------            ------
 Operating income (loss)                                            (2.4)           13.5          249.5             352.4

 Less: interest expense                                               -             37.0          225.5             225.5
       depreciation                                                  1.5            77.2          247.6             218.2
                                                                   -----          ------         ------            ------
 Net income (loss)                                                  (3.9)         (100.6)        (223.7)            (91.3)

 Cash generated from operations                                     (2.4)          (13.9)          40.1             125.7
 Cash generated from sales                                            -               -            66.0                -
 Cash generated from financing activities                           68.8         3,153.5          (66.3)           (105.0)
 Plus:cash distributions                                             -                -            66.3             105.0
                                                                   ------------------------------------------------------
 Cash generated from operations, sales & financing                  66.4         3,139.5          106.1             125.8

 Less: cash distributions to investors
       --from operating cash flow                                     -               -            40.1              67.0
       --from sales and financing activities                          -               -            26.2              38.0
       --from other                                                   -               -              -                 -
                                                                   -----          ------         ------            ------
 Cash generated (deficiency) after cash distributions               66.4         3,139.5           39.8              20.8
 Less: special items - capital improvements                        (56.6)       (3,116.6)          (2.2)            (30.1)
                                                                   ------------------------------------------------------
 Cash generated (deficiency) after cash                              9.8            22.9           37.6              (9.3)
   distributions and special items

 Tax and distribution data per $1,000 invested
 Federal income tax results:
   Ordinary income (loss)          -- from operations               (5.0)          (75.8)        (168.5)            (68.8)
                                   -- from recapture                  -               -              -                 -
   Capital gain                                                       -               -              -                 -
 Cash distributions to investors
   Source: (GAAP basis)            -- investment income               -               -              -                 -
                                   -- return of capital               -               -            50.0              79.1
   Source: (cash basis)            -- sales                           -               -            19.7              28.6
                                   -- financing activities            -               -              -                 -
                                   -- operations                      -               -            30.2              50.5
                                   -- other                           -               -              -                 -

 Amounts (in percentage terms) remaining
 invested in program properties at the end of
 the last year reported in the table (original
 total acquisition cost of properties retained
 divided by original total acquisition cost of
 all properties in program).                                                                                           98%
                                                                   ------------------------------------------------------

                                                                                             TABLE III
                                                                                       ESSEX AND AFFILIATES
                                                                                   OPERATING RESULTS OF PRIOR
                                                                                          PROGRAMS (000)
                                                                                   (Through December 31, 1994)


                                                                                      ESSEX CHARLESTON ASSOCIATES
                                                                                      ---------------------------
                                                                            1992               1993
                                                                             (1)              (8 MOS)            1994
                                                                        ---------------------------------------------
 Gross Revenues                                                             13.3               483.2            829.1
 Profit on sale of properties                                                 -                   -                -
 Less: operating expenses                                                    2.2               339.3            577.1
                                                                        --------            --------           ------
 Operating income (loss)                                                    11.1               143.9            252.0

 Less: interest expense                                                       -                116.7            175.0
       depreciation                                                         12.8               167.1            239.1
                                                                        --------            --------           ------
 Net income (loss)                                                          (1.7)             (139.9)          (162.1)

 Cash generated from operations                                             10.4                (5.4)            84.0
 Cash generated from sales                                                    -                   -                -
 Cash generated from financing activities                                2,539.0               456.2            (68.0)
 Plus:cash distributions                                                     -                  35.0             68.0
                                                                        ---------------------------------------------
 Cash generated from operations, sales & financing                       2,549.4               475.8             84.0

 Less: cash distributions to investors
       --from operating cash flow                                             -                   -              68.0
       --from sales and financing activities                                  -                 25.0               -
       --from other                                                           -                   -                -
                                                                        ---------------------------------------------
 Cash generated (deficiency) after cash distributions                    2,549.4               450.8             16.0

 Less: special items - capital improvements                               (901.0)           (2,065.2)           (16.3)
                                                                        ---------------------------------------------
 Cash generated (deficiency) after cash                                  1,648.4            (1,614.4)            (0.3)
   distributions and special items

 Tax and distribution data per $1,000 invested
 Federal income tax results:
   Ordinary income (loss)          -- from operations                       (1.1)              (84.9)           (98.3)
                                   -- from recapture                          -                   -                -
   Capital gain                                                               -                   -                -
 Cash distributions to investors
   Source: (GAAP basis)            -- investment income                       -                   -                -
                                   -- return of capital                       -                 15.2             41.3
   Source: (cash basis)            -- sales                                   -                   -                -
                                   -- financing activities                    -                 15.2               -
                                   -- operations                              -                   -              41.3
                                   -- other                                   -                   -                -

 Amounts (in percentage terms) remaining
 invested in program properties at the end of
 the last year reported in the table (original
 total acquisition cost of properties retained
 divided by original total acquisition cost of
 all properties in program).                                                                                      100%
                                                                        ---------------------------------------------

                                                                                            TABLE III
                                                                                        ESSEX AND AFFILIATES
                                                                                     OPERATING RESULTS OF PRIOR
                                                                                        PROGRAMS (000)
                                                                                     (Through December 31, 1994)


                                                                                ESSEX MICROTEL ASSOCIATES II L.P.
                                                                          1992             1993
                                                                           (1)            (3 MOS)                1994
                                                                          --------------------------------------------

 Gross Revenues                                                            -              272.7                2,569.6
 Profit on sale of properties                                              -                 -                      -
 Less: operating expenses                                                 2.5             308.9                1,693.2
                                                                     --------          --------                -------
 Operating income (loss)                                                 (2.5)            (36.2)                 876.4

 Less: interest expense                                                    -              372.7                  785.8
       depreciation                                                        -              255.1                  676.1
                                                                     --------          --------                -------
 Net income (loss)                                                       (2.5)           (664.0)                (585.5)

 Cash generated from operations                                          (0.4)           (452.2)                 135.2
 Cash generated from sales                                                 -                 -                     -
 Cash generated from financing activities                             3,707.6           5,304.0                  (78.0)
 Plus:cash distributions                                                  -               100.2                  273.5
                                                                      ------------------------------------------------
 Cash generated from operations, sales & financing                    3,707.2           4,952.0                  330.7

 Less: cash distributions to investors
       --from operating cash flow                                          -                 -                   135.2
       --from sales and financing activities                               -              100.2                  138.3
       --from other                                                        -                 -                      -
                                                                      ------------------------------------------------
 Cash generated (deficiency) after cash distributions                 3,707.2           4,851.8                   57.2

 Less: special items - capital improvements                          (1,051.5)         (6,830.8)                (422.4)
                                                                      ------------------------------------------------
 Cash generated (deficiency) after cash                               2,655.7          (1,979.0)                (365.3)
   distributions and special items

 Tax and distribution data per $1,000 invested
 Federal income tax results:
   Ordinary income (l -- from operations                                 (0.9)           (252.6)                (222.7)
                      -- from recapture                                    -                 -                      -
   Capital gain                                                            -                 -                      -
 Cash distributions to investors
   Source: (GAAP basis) -- investment income                               -                 -                      -
                        -- return of capital                               -               38.1                  104.0
   Source: (cash basis) -- sales                                           -                 -                      -
                        -- financing activities                            -               38.1                   52.6
                        -- operations                                      -                 -                    51.4
                        -- other                                           -                 -                      -

 Amounts (in percentage terms) remaining
 invested in program properties at the end of
 the last year reported in the table (original
 total acquisition cost of properties retained
 divided by original total acquisition cost of
 all properties in program).                                                                                       100%
                                                                      ------------------------------------------------

                                                                                               TABLE III
                                                                                          ESSEX AND AFFILIATES
                                                                                       OPERATING RESULTS OF PRIOR
                                                                                           PROGRAMS (000)
                                                                                      (Through December 31, 1994)
                                                                                                             ESSEX
                                                                                 ESSEX                     HOSPITALITY
                                                                             KNOXVILLE ASSC                 ASSC III L.P.
                                                                              1993        1994           1993          1994
                                                                               (1)      (5 MOS)          (1)          (3 MOS)
                                                                          --------------------------------------------------
 Gross Revenues                                                                8.8       350.7            -            128.7
 Profit on sale of properties                                                   -           -             -              -
 Less: operating expenses                                                      0.5       237.1            -            167.1
                                                                           -------    --------       -------        --------
 Operating income (loss)                                                       8.3       113.6            -            (38.4)

 Less: interest expense                                                         -        137.5            -            242.4
       depreciation                                                            8.9       145.7            -            151.3
                                                                           -------    --------       -------        --------
 Net income (loss)                                                            (0.6)     (169.5)           -           (432.0)

 Cash generated from operations                                                7.8       (27.7)           -            (299.6)
 Cash generated from sales                                                     -           -              -
 Cash generated from financing activities                                  2,757.4       397.7       1,593.0          7,026.1
 Plus:cash distributions                                                       -          30.0            -              62.3
                                                                          ---------------------------------------------------
 Cash generated from operations, sales & financing                         2,765.2       400.0       1,593.0          6,788.8

 Less: cash distributions to investors
       --from operating cash flow                                               -           -             -               -
       --from sales and financing activities                                    -         30.0            -             62.3
       --from other                                                             -           -             -               -
                                                                          ---------------------------------------------------
 Cash generated (deficiency) after cash distributions                      2,765.2       370.0       1,593.0         6,726.5

 Less: special items - capital improvements                                 (763.2)   (2,323.7)       (575.4)       (5,195.2)
                                                                          ---------------------------------------------------
 Cash generated (deficiency) after cash                                    2,002.0    (1,953.6)      1,017.6         1,531.3
   distributions and special items

 Tax and distribution data per $1,000 invested
 Federal income tax results:
   Ordinary income (loss)                      -- from operations             (0.1)      (17.0)           -             (0.2)
                                               -- from recapture                -           -             -               -
   Capital gain                                                                 -           -             -               -
 Cash distributions to investors
   Source: (GAAP basis)                        -- investment income             -           -             -               -
                                               -- return of capital             -          3.0            -             0.03
   Source: (cash basis)                        -- sales                         -           -             -               -
                                               -- financing activities          -          3.0            -             0.03
                                               -- operations                    -           -             -               -
                                               -- other                         -           -             -               -

 Amounts (in percentage terms) remaining
 invested in program properties at the end of
 the last year reported in the table (original
 total acquisition cost of properties retained
 divided by original total acquisition cost of
 all properties in program).                                                               100%                           100%
                                                                          ---------------------------------------------------


                                    TABLE III
                              ESSEX AND AFFILIATES
                    OPERATING RESULTS OF PRIOR PROGRAMS (000)
                           (Through December 31, 1994)


       NOTES


(1) These partnerships participated in fundraising and construction activities in the year indicated. The properties owned by the partnerships opened in the following year. If the property operated for less than twelve months in its first year of operations, the number of months the property was open is noted.

                                    TABLE IV
                              ESSEX AND AFFILIATES
                         RESULTS OF COMPLETED PROGRAMS



   Table IV presents a summary of operating and disposition results of the prior partnerships sponsored by either Essex Partners or affiliates which have sold all their properties as of August 31, 1995. Table IV presents tax, cash distributions and holding period information with respect to the disposition of such properties.

As of August 31, 1995, no hotel properties have been sold.

                                    TABLE V
                              ESSEX AND AFFILIATES
                       SALES AND DISPOSALS OF PROPERTIES



   Table V presents information on the sales or dispositions of property for the three years ending August 31, 1995 by programs in which Essex Partners or affiliates acted as general partners and that have similar investment objectives to the Partnership.

As of August 31, 1995, no hotel properties have been sold or disposed of.

                                    TABLE VI
                              ESSEX AND AFFILIATES
                     ACQUISITIONS OF PROPERTIES BY PROGRAMS



   Table VI presents information with respect to the acquisition and development of properties during the three year period ending August 31, 1995 by programs in which Essex Partners or affiliates acted as general partners.

                              ESSEX AND AFFILIATES
                     ACQUISITIONS OF PROPERTIES BY PROGRAMS
                      (Three Years Ending August 31, 1995)

                                                  Essex Hospitality Associates III L.P.
                                                  -------------------------------------
Name                                      Microtel                 Hampton Inn               Microtel (1)

Location                                 Birmingham,                 Rochester,               Chattanooga,
                                             AL                         NY                        TN

Type of property                           hotel                      hotel                      hotel

Number of units                             102                        118                        100

Date of purchase                          12/30/93                   6/28/94                    12/30/94

Debt financing                           2,800,000                 4,100,000                    3,100,000

Cash downpayment                           145,000                 1,103,000                      208,000

Contract purchase price plus
   acquisition fee (2)                   2,812,000                 4,950,000                    3,168,000

Other cash expenditures
   expensed (3)                             54,000                   113,000                       56,000

Other cash expenditures
   capitalized (4)                         133,000                   253,000                      140,000

Total acquisition cost                   2,999,000                 5,316,000                    3,364,000

                                                         ESSEX AND AFFILIATES
                                                ACQUISITIONS OF PROPERTIES BY PROGRAMS
                                                   (Three Years Ending August 31, 1995)



                                                     Essex Microtel Associates II L.P.
                                                     ---------------------------------
Name                                    Microtel                   Microtel                Microtel

Location                               Youngstown                  Erie, PA               Kingsport,
                                           OH                                                 TN

Type of property                         hotel                      hotel                   hotel

Number of units                            92                        101                      87

Date of purchase                         6/7/93                    12/31/92                12/31/92

Debt financing                        2,750,000                   2,878,000               2,230,000

Cash downpayment                        259,000                     248,000                 200,000

Contract purchase price plus
   acquisition fee (2)                2,871,000                   2,973,000               2,268,000

Other cash expenditures
   expensed (3)                          35,000                      50,000                  38,000

Other cash expenditures
   capitalized (4)                      138,000                     153,000                 162,000

Total acquisition cost                3,044,000                   3,176,000               2,468,000

                                                                 ESSEX AND AFFILIATES
                                                             ACQUISITIONS OF PROPERTIES BY
                                                             (Three Years Ending August 31, 1995)


                                    Essex Glenmaura    Essex Knoxville     Essex Charleston    Essex Microtel
                                    Asscs L.P. (1)       Asscs L.P.        Associates L.P.     Carrier Circle L.P.
                                    --------------       ----------        ---------------     -------------------
Name                                   Courtyard          Microtel             Microtel             Microtel

Location                             Scranton, PA       Knoxville, TN     S. Charleston, WV    Syracuse, N.Y.


Type of property                         hotel              hotel               hotel                hotel

Number of units                                              105                 102                  100

Date of purchase                          7/07/95            3/1/93         10/8/92 - 12/10/92        04/10/72

Debt financing                          5,400,000           2,500,000                1,750,000       2,200,000

Cash downpayment                        1,541,000             517,000                1,259,000         708,000

Contract purchase price plus
   acquisition fee (2)                  6,508,000           2,793,000                2,861,000       2,908,000

Other cash expenditures
   expensed (3)                            77,000             101,000                   37,000          45,000

Other cash expenditures
   capitalized (4)                        356,000             224,000                  148,000         182,000

Total acquisition cost                  6,941,000           3,118,000                3,046,000       3,135,000

                                    TABLE VI
                              ESSEX AND AFFILIATES
                     ACQUISITIONS OF PROPERTIES BY PROGRAMS


(1) These properties are in the process of development. The date of purchase represents the purchase date of the land. The amount of mortgage financing is the amount required to complete the project. The contract purchase price, cash expenditures expensed and cash expenditures capitalized include the estimated costs to complete the project.

(2) For projects involving construction of new facilities, the contract purchase price includes the cost of the land, the building construction cost, cost for furniture and fixtures, architectural and engineering costs and the costs of any permits.

(3) For projects involving construction of new facilities, the other cash expenditures expensed includes any operating supplies, utilities costs and payroll costs incurred prior to the opening of the property.

(4) For projects involving construction of new facilities, the other cash expenditures capitalized includes taxes, insurance and interest costs during construction, opening linen inventory, any travel costs and the initial franchise fee.

                                     PART II

                     Information Not Required in Prospectus

ITEM 16.             EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

             (a)     Furnish exhibits as required by Item 601 of Regulation S-K.

             23.     Consents of experts.

                     (a)      Consents of KPMG Peat Marwick LLP.

Pursuant to the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York on May 9, 1997.


                                         ESSEX HOSPITALITY ASSOCIATES IV L.P.
                                         By:      Essex Partners Inc.
                                         Its:      General Partner


                                         By: /s/ John E. Mooney
                                             ---------------------------------
                                         John E. Mooney
                                         President and Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                           Principal Executive Officer of General Partner:


Dated: May 9, 1997         /s/ John E. Mooney
                           ------------------
                           John E. Mooney
                           President and Chief Executive Officer


                           Principal Financial and Accounting Officer of General
                           Partner:


Dated: May 9, 1997         /s/ Richard C. Brienzi
                           ----------------------
                           Richard C. Brienzi
                           Vice President and Treasurer


                           Executive Vice President of General Partner:


Dated: May 9, 1997         /s/ Jerald P. Eichelberger
                           --------------------------
                           Jerald P. Eichelberger
                           Executive Vice President

                 The Board of Directors of the General Partner:



Dated: May 9, 1997                          /s/ John E. Mooney
                                            ------------------
                                            John E. Mooney, Director




Dated: May 9, 1997                          /s/ Jerald P. Eichelberger
                                            --------------------------
                                            Jerald P. Eichelberger, Director




Dated: May 9, 1997                          /s/ David J. Whitaker
                                            ---------------------
                                            David J. Whitaker, Director




Dated: May 9, 1997                          /s/ Barbara J. Purvis
                                            ---------------------
                                            Barbara J. Purvis, Director




Dated: May 9, 1997                          /s/ Thomas W. Blank
                                            -------------------
                                            Thomas W. Blank, Director




Dated: May 9, 1997                          /s/ Richard C. Brienzi
                                            ----------------------
                                            Richard C. Brienzi, Director

EXHIBIT NUMBER                            EXHIBIT

             23.                 CONSENTS OF EXPERTS.

                                 (a)      CONSENTS OF KPMG PEAT MARWICK LLP.